Filed Pursuant to Rule 424(b)(1)
Registration No. 333-183249

PROSPECTUS

William Lyon Homes

Shares of Class A Common Stock

Shares of Class C Common Stock

Convertible Preferred Stock

We are registering the following shares of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock of William Lyon Homes, or the Company, to satisfy registration rights that we granted in connection with the Company’s Joint Plan of Reorganization on February 25, 2012 and certain recent corporate transactions, as more fully described elsewhere in the prospectus:

•

177,708,134 shares of the Company’s Class A Common Stock, $0.01 par value per share, or Class A Common Stock, which includes the shares of Class A Common Stock issuable upon conversion of the Company’s outstanding Class B Common Stock, $0.01 par value per share, or Class B Common Stock, upon conversion of the Company’s outstanding Class C Common Stock, $0.01 par value per share, or Class C Common Stock, and upon conversion of the Company’s Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock;

•	93,026,082 shares of Class C Common Stock, which includes the shares of Class C Common Stock issuable upon conversion of the outstanding Convertible Preferred Stock; and

•	77,005,744 shares of Convertible Preferred Stock.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the securities by the selling stockholders. The securities to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The securities may be sold in one or more transactions, at the current fixed price per share of $1.05 for our Class A Common Stock and Class C Common Stock and $1.15 per share for our Convertible Preferred Stock until such shares are quoted on the OTC Bulletin Board or an exchange and thereafter at prevailing market prices at the time of sale or privately negotiated prices. Please read “Plan of Distribution.”

There is currently no public trading market for the capital stock of the Company and such capital stock is not presently traded on any market or securities exchange. We intend to have a registered broker-dealer apply to have the securities registered hereby quoted on the Over-the-Counter Bulletin Board.

You should read this prospectus carefully before you invest in our securities. You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” before you make your investment decision.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in the section entitled “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS	176

WHERE YOU CAN FIND MORE INFORMATION	176

FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to carefully read this entire prospectus.

In this prospectus, unless otherwise stated or the context otherwise requires, the “Company,” “we,” “our,” and “us” refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, unless otherwise stated or the context otherwise requires, “Parent” refers to William Lyon Homes, and “California Lyon” refers to William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of Parent.

Our Company

The Company is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona, Nevada and, as of December 2012, Colorado. Since the founding of the Company’s predecessor in 1956, the Company and its joint ventures have sold over 74,000 homes. The Company conducts its homebuilding operations through five reportable operating segments (Southern California, Northern California, Arizona, Nevada and, as of December 2012, Colorado). For the nine months ended September 30, 2012, 40% of home closings were derived from the Company’s California operations. For the nine months ended September 30, 2012, on a consolidated basis, the Company had revenues of $288.1 million and delivered 627 homes. For the year ended December 31, 2011, approximately 59% of the home closings of the Company and its joint ventures were derived from its California operations. For the year ended December 31, 2011, on a consolidated basis, the Company had revenues from home sales of $207.1 million and delivered 614 homes.

The Company designs, constructs and sells a wide range of homes designed to meet the specific needs of each of its markets, although it primarily emphasizes sales to the entry-level and first time move-up home buyer markets. At December 31, 2011, the Company marketed its homes through 19 sales locations. In 2011, the average sales price for consolidated homes delivered by the Company was $337,200. Base sales prices for actively selling projects in 2011, including affordable projects, ranged from $103,000 to $690,000.

Bankruptcy Reorganization

On December 19, 2011, Parent and certain of its subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, under Chapter 11 of Title 11 of the United States Code, as amended, or the Bankruptcy Code, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan, of Parent and certain of its subsidiaries. The Chapter 11 Petitions are jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019, or the Chapter 11 Cases. The sole purpose of the Chapter 11 Cases was to restructure the debt obligations and strengthen the balance sheet of Parent and certain of its subsidiaries.

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions contemplated by the Plan, including:

•

the issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share, or Class A Common Stock, and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, or the Notes, issued by California Lyon, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon;

•

the amendment of California Lyon’s loan agreement with ColFin WLH Funding, LLC and certain other lenders, or the Amended Term Loan Agreement, which resulted, among other things, in the increase in the principal amount outstanding under the prior loan agreement from $206 million to $235 million, the reduction in the interest rate payable under the prior loan agreement, and the elimination of any prepayment penalty under the prior loan agreement;

•

the issuance, in exchange for aggregate cash consideration of $25 million, of 31,464,548 shares of Parent’s new Class B Common Stock, $0.01 par value per share, or Class B Common Stock, and a warrant to purchase 15,737,294 shares of Class B Common Stock;

•

the issuance of 64,831,831 shares of Parent’s new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, and 12,966,366 shares of Parent’s new Class C Common Stock, $0.01 par value per share, or Class C Common Stock, in exchange for aggregate cash consideration of $60 million; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock to Luxor Capital Group LP, or Luxor, as a transaction fee in consideration for providing the backstop commitment of the offering of shares of Class C Common Stock and shares of Convertible Preferred Stock in connection with the Plan.

Principal Holders of Securities Issued in Connection with the Plan

Entities affiliated with Luxor acquired 21,427,135 shares of Class A Common Stock (30.6% of the Class A Common Stock outstanding as of February 6, 2013), 15,445,838 shares of Class C Common Stock (95.9% of the Class C Common Stock outstanding as of February 6, 2013) and 61,509,204 shares of Convertible Preferred Stock (79.9% of the Convertible Preferred Stock outstanding as of February 6, 2013) in connection with the Plan, which provides Luxor with 37.6% of the total voting power of the Company’s outstanding capital stock. Luxor received 3,144,000 of its 15,445,838 shares of Class C Common stock as a transaction fee in consideration for providing the backstop commitment described above. Luxor also received $35.9 million aggregate principal amount of the Notes issued in connection with the Plan.

General William Lyon and William H. Lyon, or the Lyons, acquired beneficial ownership of 31,464,548 of Class B Common Stock (100% of the current outstanding Class B Common Stock) and a warrant to purchase an additional 15,737,294 shares of Class B Common Stock, or the Class B Warrant. The 31,464,548 shares of Class B Common Stock and the Class B Warrant are owned by Lyon Shareholder 2012, LLC, or Lyon LLC. Lyon LLC is now managed by William H. Lyon and all interests in Lyon LLC are held for the benefit of William H. Lyon. Each share of Class B Common Stock is entitled to two votes per share, providing Lyon LLC with 36.3% of the total voting power of the Company’s outstanding capital stock as of February 6, 2013.

Recent Events

Colony Transaction

On June 28, 2012, the Company consummated the purchase of certain real property (comprising of approximately 165 acres) in San Diego County, California, San Bernardino County, California, Maricopa County, Arizona and Clark County, Nevada, representing seven separate residential for sale developments, comprising over 1,000 lots. The aggregate purchase price of the property was $21,500,000. The Company paid $11,000,000 cash, and issued 10,000,000 shares of Class A Common Stock of Parent (18.3% of the then current outstanding Class A Common Stock), to investment vehicles managed by affiliates of Colony Capital, LLC as consideration for the property, which provides Colony with 3.9% of the total voting power of the Company’s outstanding capital stock.

Paulson Transaction

On October 12, 2012, the Company entered into a Subscription Agreement, or the Subscription Agreement, between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock, for $16,000,000 in cash, and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14,000,000 in cash, for an aggregate purchase price of $30,000,000, or the Paulson Transaction. Paulson currently holds 10.5% of the total voting power of the Company’s outstanding capital stock. In connection with the Paulson Transaction, the Company also amended (i) its Class A Common Stock Registration Rights Agreement and Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto, and (ii) its Amended and Restated Certificate of Incorporation, or the Charter, and Amended and Restated Bylaws to (a) increase the size of the Company’s board of directors, or the Board, from seven to eight members, up to and until the Conversion Date (as defined in “Description of Capital Stock”), (b) provide the holders of Class A Common Stock the right to elect the director to fill the newly created Board seat, (c) revise the definition of “Convertible Preferred Original Issue Price” to equal the price per share at which shares of Convertible Preferred Stock are issued and (d) incorporate various clarifying and conforming changes.

Equity Grants Under the Company’s 2012 Equity Incentive Plan

On October 1, 2012, the Company approved the grant of an aggregate of 3,120,000 restricted shares of Class D common stock of the Company, or the Restricted Stock, and an aggregate of 4,757,303 options to purchase shares of Class D common stock of the Company, of which 1,115,303 represent “five-year” options and 3,642,000 represent “ten-year” options, or, collectively, the Options, to certain officers of California Lyon. The five-year options are subject to mandatory exercise upon the earlier of an initial public offering of the Company, or the IPO, or five years, provided, that if the IPO occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be incentive stock options to the maximum extent permitted by law. Each of the restricted stock and option awards vests as follows: 50% of the shares and options vested on October 1, 2012, the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement. Also on October 1, 2012, the Company granted 313,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant. The Restricted Stock and Option grants were subject to the approval by the Company’s stockholders of the Company’s 2012 Equity Incentive Plan, which approval was obtained on October 10, 2012. On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 shares of Restricted Stock and in lieu thereof granted him a cash award with the equivalent value of $59,850 in respect of Mr. Redleaf’s services as a non-employee director.

Senior Notes Offering and Debt Refinancing

On November 8, 2012, California Lyon completed its offering of 8.5% Senior Notes due 2020, or the New Notes, in an aggregate principal amount of $325 million. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

Risks Affecting the Company

The Company’s business is subject to numerous risks, as more fully described in the section of this prospectus entitled “Risk Factors,” including the following:

•	Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could negatively impact the Company’s results of operations.

•	Increases in the Company’s cancellation rate could have a negative impact on the Company’s home sale revenue and home building margins.

•	Limitations on the availability of mortgage financing can adversely affect demand for housing.

•

The Company’s high level of indebtedness could adversely affect its financial condition and prevent it from fulfilling its obligations. At September 30, 2012, the total outstanding principal amount of our debt was $321.9 million.

•	The Company cannot be certain that the bankruptcy proceedings will not adversely affect the Company’s operations going forward.

•	Concentration of ownership of the voting power of the Company’s capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.

•	There is currently no public trading market for the Company’s capital stock and a trading market may not develop, making it difficult for the Company’s stockholders to sell their capital stock.

General Corporate Information

The Company’s principal executive offices are located at 4490 Von Karman Avenue, Newport Beach, California 92660 and its telephone number is (949) 833-3600. The Company’s website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only. Parent was incorporated in the State of Delaware on July 15, 1999.

The Offering

The following summary contains basic information about the capital stock registered hereby and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of these securities, please refer to the section of this prospectus entitled “Description of Capital Stock”.

Diagram of the Company’s Corporate Structure

Footnotes:

(A)	Represents combined equity ownership of each holder as of February 6, 2013. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each holder’s percentage of total voting power.
(B)	Due to waterfall provisions in each operating agreement, percentage ownership changes over time.

Offering of Capital Stock

Summary Description of Capital Stock

Issuer of Capital Stock	William Lyon Homes, a Delaware corporation

Capital Stock of William Lyon Homes Offered by the Selling Stockholders	Class A Common Stock, par value $0.01 per share, Class C Common Stock, par value $0.01 per share and Convertible Preferred Stock, par value $0.01 per share.

Conversion Rights of the Holders of Class B Common Stock and Class C Common Stock	All shares of Class B Common Stock will be converted into an equal number of shares of Class A Common Stock on or after the Conversion Date if a majority of the holders of shares of Class B Common Stock vote in favor of such conversion. If, at any time (whether before, on or after the Conversion Date), any share of Class B Common Stock is not owned, beneficially or of record, by William Lyon and William H. Lyon, their sibling, spouses and lineal descendants, any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

All shares of Class C Common Stock will automatically convert into shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class C Common Stock at the Conversion Date, which occurs upon the earlier of:

•	the closing of a sale of at least $25,000,000 in shares of Class A Common Stock at a price that equals or exceeds 130% of the then-prevailing base price;

•

the date on which the majority of the holders of Class A Common Stock, voting together as a separate class, and the majority of the holders of Class C Common Stock and Convertible Preferred Stock, voting together as a separate class, vote in favor of the mandatory conversion of the shares of Class C Common Stock and the shares of Convertible Preferred Stock; or

•

the date on which the 30-day volume weighted average trading price on a national exchange equals or exceeds 130% of the then-prevailing base price and the aggregate dollar trading volume for such 30-day period is at least $4,000,000.

Holders of Class B Common Stock and Class C Common Stock may at any time elect to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock.

The number of shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock and Class C Common Stock is subject to customary adjustments for stock splits, stock dividends and transactions with similar effect.

Conversion Rights of the Holders of Convertible Preferred Stock	Holders of our Convertible Preferred Stock may elect to convert any and all of their Convertible Preferred Stock into such number of fully paid and non-assessable shares of Class C Common Stock as determined by the then-prevailing conversion ratio.

Upon the occurrence of the Conversion Date, each share of Convertible Preferred Stock will automatically convert into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by the then applicable conversion ratio. See “Description of Capital Stock.”

Redemption of Convertible Preferred Stock on Maturity Date	To the extent not previously converted to Class A Common Stock or Class C Common Stock, the Company is obligated to redeem all of the then outstanding shares of Convertible Preferred Stock on the fifteenth anniversary of the first issuance of Convertible Preferred Stock. See “Description of Capital Stock.”

Voting Rights; Dividends	Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock have identical powers, preferences, qualifications and limitations, except that so long as shares of Class B Common Stock remain outstanding, (i) each share of Class A Common Stock and Class C Common Stock are entitled to one vote per share and (ii) each share of Class B Common Stock is entitled to two votes per share. Following both the Conversion Date and the conversion of all Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share. The voting, dividend and liquidation rights of the holders of the Company common stock are subject to and qualified by the rights, powers and preferences of the holders of the Company’s preferred stock. See “Management and Directors—Board of Directors” for a discussion of voting rights with respect to the election of directors.

Each share of Convertible Preferred Stock has the right to one vote for each share of Class C Common Stock into which such share could be converted.

We do not anticipate paying any cash dividends on our common stock following this offering. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. Except as described below, the payment of cash dividends is restricted under the terms of the indenture governing California Lyon’s 8.5% Senior Notes due 2020.

Holders of our Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum consisting of (i) cash dividends at the rate of 4% paid quarterly in arrears, and (ii) accreting dividends accruing at the rate of 2% per annum.

National Securities Exchange; Initial Public Offering	On or prior to the third anniversary of the date of first issuance of our Class A Common Stock, we are required to use best efforts to cause our Class A Common Stock to become listed on a national securities exchange, and subject to certain exceptions, to complete a qualifying initial public offering.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling stockholders of our capital stock.

Material United States Federal Income Tax Considerations	For a discussion of United States federal income tax considerations for holders of the capital stock registered hereby, see “Material United States Federal Income Tax Considerations.”

Absence of a Public Market for the Capital Stock	There is currently no established market for our capital stock. We intend to have a registered broker-dealer apply to have our capital stock registered hereby quoted on the Over-the-Counter Bulletin Board. However, we cannot assure you as to the development or liquidity of any market for our capital stock.

PRO FORMA OPERATING STATEMENT

(in thousands except number of shares and per share amounts)

The following table sets forth our operating statement as of December 31, 2011, and our operating statement as of December 31, 2011 as adjusted for the plan of reorganization adjustments, giving effect to the adjustments as if the Company emerged from bankruptcy on January 1, 2011. The information in this table should be read in conjunction with the notes below.

	Year Ended December 31, 2011	Plan of Reorganization Adjustments		Pro forma Year Ended December 31, 2011
Operating revenue
Home sales	$207,055	—		$207,055
Lots, land and other sales	—	—		—
Construction services	19,768	—		19,768

	226,823	—		226,823

Operating costs
Cost of sales — homes	(184,489)	982	(a)	(183,507)
Cost of sales — lots, land and other	(4,234)	—		(4,234)
Impairment loss on real estate assets	(128,314)	—		(128,314)
Construction services	(18,164)	—		(18,164)
Sales and marketing	(16,848)	—		(16,848)
General and administrative	(22,411)	(3,151	)(b)	(25,562)
Other	(3,983)	—		(3,983)

	(378,443)	(2,169)		(380,612)

Equity in income of unconsolidated joint ventures	3,605	—		3,605

Operating (loss) income	(148,015)	(2,169)		(150,184)
Interest expense, net of amounts capitalized	(24,529)	9,778	(c)	(14,751)
Other income, net	838	—		838

Loss before reorganization items and provision for income taxes	(171,706)	7,609		(164,097)
Reorganization items, net	(21,182)	21,182	(d)	—

(Loss) income before provision from income taxes	(192,888)	28,791		(164,097)
Provision for income taxes	(10)	—		(10)

Net (loss) income	(192,898)	28,791		(164,107)
Less: Net income attributable to noncontrolling interest	(432)	—		(432)

Net (loss) income attributable to William Lyon Homes	(193,330)	28,791		(164,539)
Preferred stock dividends	—	(3,023	)(e)	(3,023)

Net (loss) income available to common stockholders	$(193,330)	$25,768		$(167,562)

Income (loss) per common share:
Basic	$(193,330)			$(1.81)
Diluted	$(193,330)			$(1.81)
Weighted average common shares outstanding:
Basic	1,000	92,368,169	(f)	92,368,169
Diluted	1,000	92,368,169	(f)	92,368,169
Weighted average additional common shares outstanding if preferred shares converted to common shares	—	64,831,831	(f)	64,831,831

(a)	Reflects adjustments made to cost of sales based on the fair value of inventory per the plan of reorganization. Adjustments were made to real estate inventories on a per project basis, were allocated pro rata to the number of homes in the project, and relieved to cost of sales based on the number of homes closed during the year.
(b)

Reflects the adjustment to amortization of intangible assets based on the Company emerging from Chapter 11 on January 1, 2011. The Company would have recorded intangible assets relating to homes in backlog with a fair value of $2.4 million, which would have been fully amortized during the 2011 period, as all the homes in backlog at January 1, 2011 closed during the 2011 period. Additionally, the Company would have recorded intangible assets relating to construction management contracts of $4.6 million and joint venture management contracts of $0.8 million and would have recorded amortization expense based on the number of homes closed of $0.6 million and $0.2 million respectively.
(c)	Reflects the adjustment to interest expense based on Term Loan of $206.0 million at 14% interest and Old Notes of $283.5 million at interest rates between 7.5% and 10.75% versus post-emergence Term Loan of $235.0 million at 10.25% interest, no outstanding balance on Old Notes and new Senior Note of $75.0 million at 12% interest for the 2011 period.
(d)	Reflects the reversal of reorganization items, which is comprised of legal and professional fees incurred in connection with the Chapter 11 cases.
(e)	Reflects the amount of preferred stock dividends that would have been accrued had the Company emerged from Chapter 11 on January 1, 2011.
(f)	Reflects the weighted average common shares outstanding in accordance with the plan of reorganization.

The following table sets forth our operating statement for the nine months ended September 30, 2012, and our operating statement for the nine months ended September 30, 2012 as adjusted for the plan of reorganization adjustments, giving effect to the adjustments as if the Company emerged from bankruptcy on January 1, 2011. The information in this table should be read in conjunction with the notes below.

	Period Ended September 30, 2012	Plan of Reorganization Adjustments		Pro forma September 30, 2012
Operating revenue
Home sales	$162,664	$—		$162,664
Lots, land and other sales	100,125	—		100,125
Construction services	25,356	—		25,356

	288,145	—		288,145

Operating costs
Cost of sales — homes	(136,753)	524	(h)	(136,229)
Cost of sales — lots, land and other	(92,975)	—		(92,975)
Impairment loss on real estate assets	—	—		—
Construction services	(23,284)	—		(23,284)
Sales and marketing	(10,779)	—		(10,779)
General and administrative	(22,261)	4,003	(i)	(18,258)
Other	(2,589)	—		(2,589)

	(288,641)	4,527		(284,114)

Equity in income of unconsolidated joint ventures	—	—		—

Operating (loss) income	(496)	4,527		4,031
Interest expense, net of amounts capitalized	(9,834)	178	(j)	(9,656)
Other income, net	1,701	—		1,701

Loss before reorganization items and provision for income taxes	(8,629)	4,705		(3,924)
Reorganization items, net	231,564	(231,564	)(k)	—

(Loss) income before provision from income taxes	222,935	(226,859)		(3,924)
Provision for income taxes	(11)	—		(11)

Net income (loss)	222,924	(226,859)		(3,935)
Less: Net income attributable to noncontrolling interest	(2,152)	—		(2,152)

Net income (loss) attributable to William Lyon Homes	220,772	(226,859)		(6,087)

Preferred stock dividends	(1,798)	(459	)(l)	(2,257)

Net income (loss) available to common stockholders	$218,974	$(227,318)		$(8,344)

Income (loss) per common share:
Basic	$2.26	$(2.35)		$(0.09)
Diluted	$2.26	$(2.35)		$(0.09)
Weighted average common shares outstanding:
Basic	96,707,069	—		96,707,069
Diluted	96,707,069	—		96,707,069
Weighted average additional common shares outstanding if preferred shares converted to common shares	64,831,831	—		64,831,831

(h)	Reflects adjustments made to cost of sales based on the fair value of inventory per the plan or reorganization. Adjustments were made to real estate inventories on a per project basis, were allocated pro rata to the number of homes in the project, and relieved to cost of sales based on the number of homes closed during the period.
(i)	Reflects the adjustment to amortization of intangible assets based on the Company emerging from Chapter 11 on January 1, 2011. The adjustment is comprised primarily of $4.0 million relating to amortization of homes in backlog that would have been fully amortized in the prior year, as well as adjustments to amortization of construction management contracts and joint venture management contracts for the period from January 1, 2012 through February 24, 2012.
(j)	Reflects the adjustment to interest expense based on Term Loan of $206.0 million at 14% interest and Old Notes of $283.5 million at interest rates between 7.5% and 10.75%, post emergence Term Loan of $235.0 million at 10.25% interest, zero Old Notes and new Senior Note of $75.0 million at 12% interest for the period from January 1, 2012 through February 24, 2012.
(k)	Reflects the reversal of reorganization items comprised of cancellation of debt of $298.9 million, plan implementation adjustments of $49.3 million, professional fees of $9.7 million and write-off of deferred loan costs of $8.3 million.
(l)	Reflects the amount of preferred stock dividends that would have been accrued for the period from January 1, 2012 through February 24, 2012.

RISK FACTORS

An investment in the Company entails the following risks and uncertainties. These risk factors should be carefully considered when evaluating any investment in the Company. Any of these risks and uncertainties could cause the actual results to differ materially from the results contemplated by the forward-looking statements set forth herein, and could otherwise have a significant adverse impact on the Company’s business, prospects, financial condition or results of operations. In addition, please read “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.

Market and Operational Risks

Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could negatively impact the Company’s results of operations.

Since early 2006, the U.S. housing market has been negatively impacted by declining consumer confidence, restrictive mortgage standards, and large supplies of foreclosure, resale and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, increases in the rate of inflation and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices, and increasing pricing pressure, which hinders the Company’s ability to attract new home buyers. As a result, the Company has experienced operating losses each year, beginning in 2007. Such losses resulted from a combination of reduced homebuilding gross margins, losses on land sales to generate cash flow and significant non-cash impairment losses on real estate inventories.

Certain of the Company’s markets continue to experience uncertainty and reduced demand for new homes, which negatively impacted the Company’s financial and operating results during the year ended December 31, 2011, while other markets, particularly in Arizona, improved during the year. The conditions experienced during 2011 include, among other things, the subdued emergence from a national recession, continuing concerns over the effects of asset valuations on the banking system and credit markets, reduced consumer confidence, the absence of home price stability, and continued declines in the value of new homes in certain markets. The Company experienced a decrease of approximately 25% in net new home orders of 650 in the 2010 period compared to 869 in 2009. For the year ended December 31, 2011, net new home orders increased approximately 3% to 669 from 650 in the 2010 period.

If the homebuilding and mortgage lending industries were to slow further, or if the national economy weakens further and the recession continues or intensifies, the Company could continue to experience declines in the market value of the Company’s inventory and demand for the Company’s homes, which could have a significant negative impact on the Company’s gross margins and financial and operating results.

Increases in the Company’s cancellation rate could have a negative impact on the Company’s home sales revenue and home building gross margins.

During the years ended December 31, 2011, 2010 and 2009, the Company experienced cancellation rates of 18%, 19% and 21%, respectively. Cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and the Company’s results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Continued high levels of home order cancellations would have a negative impact on the Company’s home sales revenue and financial and operating results.

Limitations on the availability of mortgage financing can adversely affect demand for housing.

In general, housing demand is negatively impacted by the unavailability of mortgage financing as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, or other factors. Most buyers finance their home purchases through third-party lenders providing mortgage financing. Over the last several years, many third-party lenders have significantly increased underwriting standards, and many subprime and other alternate mortgage products are no longer available in the marketplace in spite of a decrease in mortgage rates. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect the Company’s results of operations through reduced home sales revenue, gross margin and cash flow.

Changes in federal income tax laws may also affect demand for new homes. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general. No meaningful prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

Difficulty in obtaining sufficient capital could result in increased costs and delays in completion of projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land and begin development. Land acquisition, development and construction activities may be adversely affected by any shortage or increased cost of financing or the unwillingness of third parties to engage in joint ventures. The Company’s current financial position may make it more difficult for the Company to obtain capital for development projects. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect the Company’s sales and future results of operations and cash flows.

Financial condition and results of operations may be adversely affected by any decrease in the value of land inventory, as well as by the associated carrying costs.

The Company continuously acquires land for replacement and expansion of land inventory within the markets in which it builds. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases, and thus, the Company may have bought and developed land on which homes cannot be profitably built and sold. The Company employs measures to manage inventory risks which may not be successful. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market, and the Company may have to sell homes at significantly lower margins or at a loss. Further, the Company may be required to write-down the book value of certain real estate assets in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and some of those write-downs could be material.

During 2011, the Company incurred non-cash impairment losses on real estate assets amounting to $128.3 million. As required by U.S. GAAP, in connection with our emergence from the Chapter 11 Cases, we adopted the fresh start accounting provisions of ASC 852, Reorganizations, effective February 24, 2012. See “Risks Related to Our Emergence from Chapter 11 Bankruptcy Proceedings” for further discussion. Under ASC 852, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after restructuring. The reorganization value is allocated to the respective fair value of assets. The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities. In conjunction with the valuation of all of the assets of the Company, the Company re-set value on certain land holdings in the early stages of development, based on: (i) “as-is” development stages of the property instead of a discounted cash flow approach, (ii) relative comparables on similar stage properties that had recently sold, on a per acre basis, and (iii) location of the property, among other factors. As a result, the Company re-valued these particular assets as of February 24, 2012, and since the date of emergence from the Chapter 11 Cases is within six weeks of year end, management made the assumption that the values are approximately the same, and recorded the book value as fair value as of December 31, 2011. Therefore, the adjustment to fair value was made on December 31, 2011, with no subsequent adjustment necessary at February 24, 2012, on these particular assets. The difference between the new value applied to the property on December 31, 2011 and the carrying value as of December 31, 2011, was recorded as impairment loss on real estate assets.

In addition, the Company incurred non-cash impairment losses on real estate assets of $111.9 million and $45.3 million, respectively, for the years ended December 31, 2010 and 2009. The Company assesses its projects on a quarterly basis, when indicators of impairment exist. Indicators of impairment include a decrease in demand for housing due to soft market conditions, competitive pricing pressures which reduce the average sales price of homes, which includes sales incentives for home buyers, sales absorption rates below management expectations, a decrease in the value of the underlying land and a decrease in projected cash flows for a particular project. The Company was required to write down the book value of its impaired real estate assets in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 360, Property, Plant and Equipment, or ASC 360.

If land is not available at reasonable prices, the Company’s home sales revenue and results of operations could be negatively impacted or the Company could be required to scale back the Company’s operations in a given market.

The Company’s operations depend on the Company’s ability to obtain land for the development of the Company’s residential communities at reasonable prices and with terms that meet the Company’s underwriting criteria. The Company’s ability to obtain land for new residential communities may be adversely affected by changes in the general availability of land, the willingness of land sellers to sell land at reasonable prices given the deterioration in market conditions, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density, and other market conditions. If the supply of land appropriate for development of residential communities continues to be limited because of these factors, or for any other reason, the number of homes that the Company’s homebuilding subsidiaries build and sell may continue to decline. Additionally, the ability of the Company to open new projects could be impacted if the Company elects not to purchase lots under option contracts. To the extent that the Company is unable to purchase land timely or enter into new contracts for the purchase of land at reasonable prices, due to the lag time between the time the Company acquires land and the time the Company begins selling homes, the Company’s home sales revenue and results of operations could be negatively impacted and/or the Company could be required to scale back the Company’s operations in a given market.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which would adversely affect the Company’s results of operations and prospects.

As a homebuilder, the Company is subject to numerous risks, many of which are beyond management’s control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other weather-related and geologic events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or materials, which could delay project completion and cause increases in the prices for labor or materials, thereby affecting the Company’s sales and profitability. Many of the Company’s projects are located in California, which has experienced significant earthquake activity and seasonal wildfires. In addition to directly damaging the Company’s projects, earthquakes or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting the Company’s ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which the Company may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could adversely affect the Company’s business, results of operations and financial condition.

The Company’s business is geographically concentrated, and therefore, the Company’s sales, results of operations, financial condition and business would be negatively impacted by a decline in regional economies.

The Company presently conducts all of its business in five geographic regions: Southern California, Northern California, Arizona, Nevada and, as of December 2012, Colorado. The economic downturn in these markets has caused housing prices and sales to decline, which has caused a material adverse effect on the Company’s business, results of operations and financial condition because the Company’s operations are concentrated in these geographic areas.

In particular, the Company generates a significant portion of its revenue and a significant amount of its profits from, and holds approximately one-half of the dollar value of its real estate inventory in, California. Over the last several years, land values, the demand for new homes and home prices have declined substantially in California, negatively impacting the Company’s profitability and financial position. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. There can be no assurance that the profitability and financial position of the Company will not be further impacted if the challenging conditions in California continue or worsen.

The Company may not be able to compete effectively against competitors in the homebuilding industry.

The homebuilding industry is highly competitive. Homebuilders compete for, among other things, homebuying customers, desirable properties, financing, raw materials and skilled labor. The Company competes both with large homebuilding companies, some of which have greater financial, marketing and sales resources than the Company, and with smaller local builders. Our competitors may independently develop land and construct housing units that are substantially similar to our products. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets. The Company also competes for sales with individual resales of existing homes and with available rental housing.

The Company’s success depends on key executive officers and personnel.

The Company’s success is dependent upon the efforts and abilities of its executive officers and other key employees, many of whom have significant experience in the homebuilding industry and in the Company’s divisional markets. In particular, the Company is dependent upon the services of General William Lyon, Chairman of the Board and Chief Executive Officer, William H. Lyon, President and Chief Operating Officer, and Matthew R. Zaist, Executive Vice President, as well as the services of the California region and other division presidents and division management teams and personnel in the corporate office. The loss of the services of any of these executives or key personnel, for any reason, could have a material adverse effect upon the Company’s business, operating results and financial condition.

Power shortages or price increases could have an adverse impact on operations.

In prior years, certain areas in Northern and Southern California have experienced power shortages, including mandatory periods without electrical power, as well as significant increases in utility costs. The Company may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. Furthermore, power shortages and rate increases may adversely affect the regional economies in which the Company operates, which may reduce demand for housing. The Company’s operations may be adversely impacted if further rate increases and/or power shortages occur.

The Company’s business and results of operations are dependent on the availability and skill of subcontractors.

Substantially all construction work is done by subcontractors with the Company acting as the general contractor. Accordingly, the timing and quality of construction depend on the availability and skill of the Company’s subcontractors. While the Company has been able to obtain sufficient materials and subcontractors during times of material shortages and believes that its relationships with suppliers and subcontractors are good, the Company does not have long-term contractual commitments with any subcontractors or suppliers. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on the Company’s business and results of operations.

Construction defect, soil subsidence and other building-related claims may be asserted against the Company, and the Company may be subject to liability for such claims.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

California law provides that consumers can seek redress for patent (i.e., observable) defects in new homes within three or four years (depending on the type of claim asserted) from when the defect is discovered or should have been discovered. If the defect is latent (i.e., non-observable), consumers must still seek redress within three or four years (depending on the type of claim asserted) from the date when the defect is discovered or should have been discovered, but in no event later than ten years after the date of substantial completion of the work on the construction. Consumers purchasing homes in Arizona and Nevada may also be able to obtain redress under state laws for either patent or latent defects in their new homes.

With respect to certain general liability exposures, including construction defect claims, product liability claims and related claims, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it can be difficult to determine the extent to which the assertion of these claims will expand. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Material shortages could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious material shortages from time to time, including shortages of insulation, drywall, cement, steel and lumber. These material shortages can be more severe during periods of strong demand for housing and during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. From time to time, we have experienced volatile price swings in the cost of materials, including in particular, the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could harm our operating results.

The Company’s limited geographic diversification could adversely affect the Company if the homebuilding industry in our markets declines.

The Company has homebuilding operations in California, Nevada, Arizona and, as of December 2012, Colorado. The Company’s limited geographic diversification could adversely impact the Company if the homebuilding business in its current markets should decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.

Inflation could adversely affect the Company’s business, financial condition and results of operations, particularly in a period of oversupply of homes.

Inflation can adversely affect the Company by increasing costs of land, materials and labor. However, the Company may be unable to offset these increases with higher sales prices. In addition, inflation is often accompanied by higher interest rates, which have a negative impact on housing demand. In such an environment, the Company may be unable to raise home prices sufficiently to keep up with the rate of cost inflation, and, accordingly, its margins could decrease. Moreover, with inflation, the purchasing power of the Company’s cash resources can decline. Efforts by the government to stimulate the economy may not be successful, but have increased the risk of significant inflation and its resulting adverse effect on the Company’s business, financial condition and results of operations.

The Company’s business is seasonal in nature and quarterly operating results can fluctuate.

The Company’s quarterly operating results generally fluctuate by season. The Company typically achieves its highest new home sales orders in the spring and summer, although new homes sales order activity is also highly dependent on the number of active selling communities and the timing of new community openings. Because it typically takes the Company three to six months to construct a new home, the Company delivers a greater number of homes in the second half of the calendar year as sales orders convert to home deliveries. As a result, the Company’s revenues from homebuilding operations are higher in the second half of the year, particularly in the fourth quarter, and the Company generally experiences higher capital demands in the first half of the year when it incurs construction costs. If, due to construction delays or other causes, the Company cannot close its expected number of homes in the second half of the year, the Company’s financial condition and full year results of operations may be adversely affected.

The Company may be unable to obtain suitable bonding for the development of its communities.

The Company provides bonds to governmental authorities and others to ensure the completion of its projects. If the Company is unable to provide required surety bonds for its projects, the Company’s business operations and revenues could be adversely affected. As a result of the deterioration in market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements in order to maintain existing bonds or to issue new bonds. If the Company is unable to obtain required bonds in the future, or is required to provide credit enhancements with respect to its current or future bonds, the Company’s liquidity could be negatively impacted.

Increased insurance costs and reduced insurance coverages may affect the Company’s results of operations and increase the potential exposure to liability.

Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements against these builders. The Company’s insurance may not cover all of the potential claims, including personal injury claims, arising from the presence of mold or such coverage may become prohibitively expensive. If the Company is unable to obtain adequate insurance coverage, a material adverse effect on the Company’s business, financial condition and results of operations could result if the Company is exposed to claims arising from the presence of mold. At this time, the Company has not received any claims from homeowners arising from the presence of mold.

The cost of insurance for the Company’s operations has risen, deductibles and retentions have increased and the availability of insurance has diminished. Significant increases in the cost of insurance coverage or significant limitations on coverage could have a material adverse effect on the Company’s business, financial condition and results of operations from such increased costs or from liability for significant uninsurable or underinsured claims.

We periodically conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We participate in land development joint ventures, or JVs, in which we have less than a controlling interest. We have entered into JVs in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the JV’s members and other third parties. However, our JV investments are generally very illiquid, due to a lack of a controlling interest in the JVs. In addition, our lack of a controlling interest results in the risk that the JV will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale of the underlying property, which could have a negative impact on our operations.

The Company is the managing member in joint venture limited liability companies and may become a managing member or general partner in future joint ventures, and therefore may be liable for joint venture obligations.

Certain of the Company’s active JVs are organized as limited liability companies. The Company is the managing member in some of these and may serve as the managing member or general partner, in the case of a limited partnership JV, in future JVs. As a managing member or general partner, the Company may be liable for a JV’s liabilities and obligations should the JV fail or be unable to pay these liabilities or obligations.

We may incur additional healthcare costs arising from federal healthcare reform legislation.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or the Healthcare Reform Legislation, was signed into law in the United States. The Healthcare Reform Legislation increases the level of regulatory complexity for companies that offer health and welfare benefits to their employees. Due to the breadth and complexity of the Healthcare Reform Legislation and the staggered implementation, the uncertain timing of the regulations and limited interpretive guidance, it is difficult to predict the overall impact of the healthcare reform legislation on our business over the coming years. Possible adverse effects include increased healthcare costs, which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Indebtedness

The Company’s high level of indebtedness could adversely affect its financial condition and prevent it from fulfilling its obligations.

The Company is highly leveraged and, subject to certain restrictions, Parent, California Lyon and their subsidiaries may incur substantial additional indebtedness. At February 6, 2013, the total outstanding principal amount of our debt was $340 million. Based on the current outstanding principal amount of debt, the Company’s annual interest payments are $28.1 million. No principal payments are required for the New Notes until 2020 and certain construction notes are due in 2015. The Company’s high level of indebtedness could have detrimental consequences, including the following:

•

the ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited;

•

the Company will need to use a substantial portion of cash flow from operations to pay interest and principal on California Lyon’s 8.5% Senior Notes due 2020, or the New Notes, and other indebtedness, which will reduce the funds available for other purposes;

•

if Parent or California Lyon is unable to comply with the terms of the agreements governing the indebtedness of the Company, the holders of that indebtedness could accelerate that indebtedness and exercise other rights and remedies against the Company; and

•

if the Company has a higher level of indebtedness than some of its competitors, it may put the Company at a competitive disadvantage and reduce the Company’s flexibility in planning for, or responding to, changing conditions in the industry, including increased competition.

The Company cannot be certain that cash flow from operations will be sufficient to allow the Company to pay principal and interest on debt, support operations and meet other obligations. If the Company does not have the resources to meet these and other obligations, the Company may be required to refinance all or part of the existing debt, including the New Notes, sell assets or borrow more money. The Company may not be able to do so on acceptable terms, in a timely manner, or at all.

The indenture governing the New Notes imposes significant operating and financial restrictions, which may prevent Parent and its subsidiaries from capitalizing on business opportunities and taking some corporate actions.

The indenture governing the New Notes, or the Indenture, impose significant operating and financial restrictions. These restrictions limit the ability of Parent, California Lyon and their subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness or issue certain equity interests;

•	pay dividends or distributions, repurchase equity or prepay subordinated debt;

•	make certain investments;

•	sell assets;

•	incur liens;

•	create certain restrictions on the ability of restricted subsidiaries to transfer assets;

•	enter into transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of the Company’s assets.

In addition, Parent or its subsidiaries may in the future enter into other agreements refinancing or otherwise governing indebtedness which impose yet additional restrictions. These restrictions may adversely affect Parent’s and its subsidiaries’ ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Over the past few years, the rating agencies have downgraded the Company’s corporate credit rating due to the deterioration in our homebuilding operations, credit metrics, other earnings-based metrics, because the Company is highly leveraged and the significant decrease in our tangible net worth. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and negative changes in these ratings may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a weakening of our financial condition, including a significant increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing. The current corporate credit rating from the ratings agencies Moody’s and Standard & Poor’s is ‘Caa2’ and ‘B-’, respectively.

Risks Related to Our Emergence from Chapter 11 Bankruptcy Proceedings

We cannot be certain that the bankruptcy proceedings will not adversely affect our operations going forward.

We emerged from bankruptcy on February 25, 2012. The full extent to which our bankruptcy will impact our business operations, reputation and relationships with our customers, employees, regulators and agents may not be known for some time, and there may be adverse ongoing effects associated with our voluntary petitions, or the Chapter 11 Petitions, under Chapter 11 of Title 11 of the United States Code, as amended, or the Bankruptcy Code.

Our actual financial results may vary significantly from the projections filed with the U.S. Bankruptcy Court, and investors should not rely on the projections.

Neither the projected financial information that we previously filed with the U.S. Bankruptcy Court, or Bankruptcy Court, in connection with the Chapter 11 Petitions nor the financial information included in the disclosure statement for the Plan filed with, and approved by, the Bankruptcy Court, or the Disclosure Statement, should be considered or relied on in connection with the purchase of the capital stock or the Notes registered hereby. We were required to prepare projected financial information and include certain of such information in the Disclosure Statement to demonstrate to the Bankruptcy Court and creditor classes voting on the Plan the feasibility of the Plan and our ability to continue operations upon emergence from the Chapter 11 Petitions. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary, potentially significantly, from those contemplated by the projections for a variety of reasons. Furthermore, the projections were limited by the information available to us as of the date of the preparation of the projections. These projections have since been updated in relation to our adoption of fresh start accounting in conjunction with the confirmation of the Plan. Therefore, variations from the projections may be material, and investors should not rely on such projections.

Because of the adoption of Debtor in Possession Accounting, financial information for the period from December 19, 2011 through February 24, 2012 will not be comparable to financial information prior to or subsequent to the debtor in possession accounting period.

Upon filing the Chapter 11 Petitions, we adopted Debtor in Possession Accounting, in accordance with Accounting Standards Codification No. 852, Reorganizations. Accordingly, our financial statements for the period from December 19, 2011 through February 24, 2012 will not be comparable in many respects to our financial statements prior to December 19, 2011 or subsequent to February 24, 2012. The lack of comparable historical financial information may discourage investors from purchasing our securities.

Because of the adoption of Fresh Start Accounting and the effects of the transactions contemplated by the Plan, financial information subsequent to February 24, 2012 will not be comparable to financial information prior to February 24, 2012.

Upon our emergence from the Chapter 11 Petitions, we adopted Fresh Start Accounting, in accordance with Accounting Standards Codification No. 852, Reorganizations, pursuant to which the midpoint of the range of our reorganization value was allocated to our assets in conformity with the procedures specified by Accounting Standards Codification No. 805, Business Combinations. Accordingly, our financial statements subsequent to February 24, 2012 will not be comparable in many respects to our financial statements prior to February 24, 2012. The lack of comparable historical financial information may discourage investors from purchasing our securities.

Regulatory Risks

Governmental laws and regulations may increase the Company’s expenses, limit the number of homes that the Company can build or delay completion of projects.

The Company is subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. The Company may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which the Company operates. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which the Company has received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs increase, which could negatively affect the Company’s results of operations.

The Company is subject to environmental laws and regulations, which may increase costs, limit the areas in which the Company can build homes and delay completion of projects.

The Company is also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect the Company’s results of operations. Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas.

Risks Related to Ownership of Our Capital Stock and this Offering

Concentration of ownership of the voting power of our capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.

Luxor Capital Group, or Luxor, William H. Lyon, and Paulson & Co. Inc., or Paulson, hold significant ownership interests in the Company, which may allow them to dictate the outcome of certain corporate actions requiring stockholder approval. As of February 6, 2013, entities affiliated with Luxor hold 30.6% of the Class A Common Stock, 95.9% of the Class C Common Stock and 79.9% of the Convertible Preferred Stock, which provides Luxor with 37.6% of the total voting power of the Company’s outstanding capital stock. As of February 6, 2013, William H. Lyon, through his management of Lyon Shareholder 2012, LLC, holds 100% of the Class B Common Stock and a warrant to purchase 15,737,294 additional shares of Class B Common Stock, which, in addition to 24,199 shares of Class A Common Stock held by William H. Lyon, provides William H. Lyon with 36.3% of the total voting power of the Company’s outstanding capital stock. As of February 6, 2013, entities affiliated with Paulson hold 21.8% of the Class A Common stock, which provides Paulson with 10.5% of the total voting power of the Company’s outstanding capital stock. See “Security Ownership of Certain Beneficial Owners and Management” below.

On all matters on which the holders of our common stock are entitled to vote, prior to the occurrence of both the Conversion Date and the conversion of all Class B Common Stock, each share of common stock is entitled to one vote per share, with the exception of our Class B Common Stock, which is entitled to two votes per share. Additionally, prior to the Conversion Date and while any shares of Class B Common Stock remain outstanding, the board of directors will include two directors elected by the holders of Class A Common Stock, two directors elected by the holders of Class B Common Stock and Class D Common Stock, voting together as a class, three directors elected by the holders of Class C Common Stock and Convertible Preferred Stock, voting together as a class, and one director elected by the holders of (i) 66 2/3% of the Class A Common Stock, voting separately as a class, (ii) the majority of the Class B Common Stock, voting separately as a class, and (iii) the majority of the Class C Common Stock and Convertible Preferred Stock, voting together as a separate class. In light of these and other voting rules provided in the Company’s Second Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and described in greater detail in “Management and Directors – Board of Directors” below, Luxor, Paulson and William H. Lyon may be able to prevent other stockholders from influencing certain corporate decisions.

Luxor, Paulson and William H. Lyon may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This ownership concentration may adversely impact the trading of our capital stock because of a perceived conflict of interest that may exist, thereby depressing the value of our capital stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our capital stock and may negatively impact the holders’ investment.

We may issue additional capital stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, capital stock or any substantially similar securities. In addition, with the applicable consent of the holders of our Convertible Preferred Stock, we may issue additional preferred stock. Under our Certificate of Incorporation, we are authorized to issue 340,000,000 shares of Class A Common Stock; 50,000,000 shares of Class B Common Stock; 120,000,000 shares of Class C Common Stock; 30,000,000 shares of Class D Common Stock; and 80,000,000 shares of preferred stock. As of February 6, 2013, we had (i) 70,031,350 shares of Class A Common Stock issued and outstanding, (ii) 31,464,548 shares of Class B Common Stock issued and outstanding, which can be converted into 31,464,548 shares of Class A Common Stock, (iii) 16,110,366 shares of Class C Common Stock issued and outstanding, which can be converted into 16,110,366 shares of Class A Common Stock, (iv) 2,499,292 shares of Class D Common Stock issued and outstanding, and (v) 77,005,744 shares of Convertible Preferred Stock issued and outstanding, which can be converted into shares of either our Class A Common Stock or Class C Common Stock (depending on the circumstances of the conversion). Accordingly, the Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, if converted, will have a dilutive effect on our outstanding Class A Common Stock and, potentially, on our Class C Common Stock. Further, if we issue additional shares of capital stock in the future and do not issue shares to all then-existing common and/or preferred stockholders in proportion to their interests, the issuance will result in dilution to each stockholder.

Additionally, as of February 6, 2013, there is a warrant outstanding exercisable for an additional 15,737,294 shares of Class B Common Stock. This warrant, if exercised, and if subsequently converted into shares of our Class A Common Stock, would also have a dilutive effect on our Class A Common Stock. As of February 6, 2013, we also have outstanding stock options to purchase 4,757,303 shares of the Company’s Class D Common Stock at an exercise price of $1.05 per share. To the extent these options are exercised, there will be further dilution.

The requirements of being a reporting company may strain our resources and divert management’s attention from other business concerns.

We have filed this registration statement pursuant to certain registration rights that we granted to certain of our shareholders and the holders of the Notes, and pursuant to which, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results, and the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to public disclosure are creating uncertainty for reporting companies. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

We will be required, pursuant to Section 404 of the Sarbanes–Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal controls over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal controls over financial reporting.

We have established the system and compiled the processing documentation necessary to perform the evaluation needed to comply with Section 404. During any evaluation and testing process, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal controls over financial reporting is effective, or if our independent registered public accounting firm is unable to attest to the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our capital stock to decline, and may subject us to investigation or sanctions by the SEC.

We may become subject to certain corporate governance requirements, which may result in increased costs to us and affect our ability to attract or retain board members and executive officers.

We may incur costs associated with corporate governance requirements, including requirements under rules implemented by the SEC or any stock exchange or inter-dealer quotation system on which our capital stock may be listed in the future. The expenses incurred by companies for corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and if we are able to obtain such insurance, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain such coverage. Further, our board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our capital stock.

Provisions in our Certificate of Incorporation and Second Amended and Restated Bylaws, or the Bylaws, may have the effect of delaying or preventing a change of control or changes in our management. Our Certificate of Incorporation and Bylaws include the following provisions:

•

that after the Conversion Date (as defined in “Description of Capital Stock”), any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by written consent;

•	that after the Conversion Date, special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, or our President;

•

following the later of the Conversion Date and the date on which all of the shares of our Class B Common Stock have been converted into shares of Class A Common Stock, or the Specified Date, our directors may not be removed without cause;

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that from and after the Specified Date, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any annual or special meeting held in accordance with Article II of the Bylaws; and

•	the approval of a supermajority of our outstanding shares of capital stock is required to amend certain provisions of our Certificate of Incorporation.

These provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because our parent entity is incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

Risks Related Specifically to Common Stock

There is currently no public trading market for our common stock and a trading market may not develop, making it difficult for our stockholders to sell their shares.

There is currently no public trading market for our common stock. In the absence of an active public trading market, an investor may be unable to liquidate an investment in our common stock. As a result, investors: (i) may be precluded from transferring their shares of common stock; (ii) may have to hold their shares of common stock for an indefinite period of time; and (iii) must be able to bear the complete economic risk of losing their investment in us. In the event a market for our common stock should develop, there can be no assurance that the market price will equal or exceed the price paid for any of the shares offered herein.

In addition, we intend for our stock to be traded over-the-counter on the OTCBB. Over-the-counter transactions involve risks in addition to those associated with transactions in securities traded on a securities exchange. Many over-the-counter securities trade less frequently and in smaller volumes than exchange-listed securities. Accordingly, our common stock may be less liquid than it would otherwise be and may be difficult to sell. Also, the value of our common stock may be more volatile than exchange-listed securities. In addition, issuers of securities traded on the OTCBB do not have to meet the same specific quantitative and qualitative listing and maintenance standards.

We do not currently intend to pay dividends on our common stock.

We have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. Any determination to pay dividends to the holders of our common stock will be at the discretion of our board of directors. Further, the payment of cash dividends is restricted under the terms of our Amended Term Loan Agreement. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

Our issued and outstanding shares of Convertible Preferred Stock have rights, preferences and privileges senior to our common stock.

As of February 6, 2013, there were 77,005,744 shares of Convertible Preferred Stock issued and outstanding. Our Convertible Preferred Stock has rights, preferences and privileges senior to our common stock. For instance, the Convertible Preferred Stock ranks senior and prior to the common stock with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Company. See “Description of Capital Stock” for a more detailed discussion of these rights, preferences and privileges.

Risks Related Specifically to Preferred Stock

An active trading market for the Convertible Preferred Stock does not exist and may not develop.

The Convertible Preferred Stock has no established trading market. Until the maturity date of the Convertible Preferred Stock, investors seeking liquidity will be limited to selling their shares of Convertible Preferred Stock in the secondary market or converting their shares of Convertible Preferred Stock into shares of common stock and subsequently seeking to sell those shares of common stock. In the event a market should develop for the Convertible Preferred Stock, there can be no assurance that the market price will equal or exceed the price paid for any of the shares offered herein.

We may not be able to repurchase the Convertible Preferred Stock when required.

To the extent not previously converted to common stock, the Company will be required to redeem all the then outstanding shares of Convertible Preferred Stock on the fifteenth anniversary of the date of first issuance of Convertible Preferred Stock, or the Maturity Date. We may not have sufficient funds at the Maturity Date to make the required repurchases or our ability to make such repurchases may be restricted by the terms of our other debt then outstanding. The source of funds for any repurchase required at the Maturity Date will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets or sales of equity. We cannot assure you, however, that sufficient funds will be available or that the terms of our other debt then outstanding will permit us at the time of any such events to make any required repurchases of the Convertible Preferred Stock. Furthermore, the use of available cash to fund the repurchase of the Convertible Preferred Stock may impair our ability to obtain additional financing in the future.

The market price of the Convertible Preferred Stock may be directly affected by the market price of our Class A Common Stock and our Class C Common Stock, which may be volatile.

To the extent that a secondary market for the Convertible Preferred Stock develops, because the Convertible Preferred Stock may be converted into Class A Common Stock or Class C Common Stock upon the occurrence of certain events and/or conditions, we believe that the market price of the Convertible Preferred Stock will be significantly affected by the market price of our Class A Common Stock and Class C Common Stock, as applicable. Because there is currently no market for our Class A Common Stock and Class C Common Stock, we cannot predict how the shares of our Class A Common Stock or Class C Common Stock will trade in the future. This may result in greater volatility in the market price of the Convertible Preferred Stock than would be expected for non-convertible stock.

The Convertible Preferred Stock has not been rated.

The Convertible Preferred Stock has not been rated by any nationally recognized statistical rating organization. This factor may affect the trading price of the Convertible Preferred Stock.

Holders of the Convertible Preferred Stock do not have identical rights as the holders of common stock until they acquire the common stock, but will be subject to all changes made with respect to our common stock.

Except for voting and dividend rights, the holders of the Convertible Preferred Stock have no rights with respect to the common stock until conversion of their Convertible Preferred Stock, but your investment in the Convertible Preferred Stock may be negatively affected by such events. Even though the holders of the Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock, upon conversion of the Convertible Preferred Stock, holders will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date and only to the extent permitted by law, although holders will be subject to any changes in the powers, preferences, or special rights of common stock that may occur as a result of any shareholder action taken before the applicable conversion date.

Other Risks

The Company may not be able to benefit from net operating loss, or NOL carry forwards.

At December 31, 2011, the Company had gross federal and state net operating loss, or NOL, carry forwards totaling approximately $177.3 million and $440.4 million, respectively. Federal NOL carry forwards begin to expire in 2028; state net operating loss carry forwards begin to expire in 2013. In addition, the Company has alternative minimum tax (AMT) credit carry forwards of $2.7 million which do not expire. We have fully reserved against all of our deferred tax assets, including the NOL carry forward that was carried on our financial statements, due to the possibility that the we may not have taxable income and the limitations required under the Internal Revenue Code, or IRC, Sections 382 and 383.

Our emergence from Chapter 11 proceedings may limit our ability to offset future U.S. taxable income with tax losses and credits incurred prior to emergence from Chapter 11 bankruptcy proceedings.

In connection with our emergence from Chapter 11 bankruptcy proceedings, we were able to retain a portion of our U.S. net operating loss and tax credit carryforwards, or the Tax Attributes. However, Internal Revenue Code, or IRC, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. Our emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382 and our annual Section 382 limitation is approximately $4.0 million. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish our ability to utilize Tax Attributes.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflicts in Iraq and Afghanistan, may cause disruption to the economy, our Company, our employees and our customers, which could adversely affect our revenues, operating expenses and financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Investors are cautioned that this prospectus and any accompanying prospectus supplement contain forward-looking statements. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future Company actions, which may be provided by management are also forward-looking statements as defined in the Securities Act of 1933, as amended. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company, economic and market factors and the homebuilding industry.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause the Company’s actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, worsening in general economic conditions either nationally or in regions in which the Company operates, worsening in markets for residential housing, further decline in real estate values resulting in further impairment of the Company’s real estate assets, volatility in the banking industry and credit markets, terrorism or other hostilities involving the United States, whether an ownership change occurred which could, under certain circumstances, have resulted in the limitation of the Company’s ability to offset prior years’ taxable income with net operating losses, changes in home mortgage interest rates, changes in generally accepted accounting principles or interpretations of those principles, changes in prices of homebuilding materials, labor shortages, adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, changes in governmental laws and regulations, inability to comply with financial and other covenants under the Company’s debt instruments, whether the Company is able to refinance the outstanding balances of its debt obligations at their maturity, anticipated tax refunds, the timing of receipt of regulatory approvals and the opening of projects and the availability and cost of land for future growth. These and other risks and uncertainties are more fully described in the section in the prospectus entitled “Risk Factors.” While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company’s past performance or past or present economic conditions in the Company’s housing markets are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The Company has an excess of fixed charges to earnings. The following table presents the Company’s historical excess of fixed charges and preferred stock dividends to earnings for the periods indicated.

	Successor Period from February 25 through September 30, 2012	Predecessor Period from January 1 through February 24, 2012	Predecessor Year Ended December 31,
			2011	2010	2009	2008	2007
Excess of fixed charges to earnings (loss)(1)	(10,356)	(16,050)	(86,347)	(52,871)	(150,218)	(82,117)	(94,064)
Excess of combined fixed charges and preferred stock dividends to earnings (loss)(1)	(12,153)	(16,050)	(86,347)	(52,871)	(150,218)	(82,117)	(94,064)

(1)	The term “fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay dividends on outstanding preference securities. The term “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the capital stock registered hereby. We will not receive any proceeds.

DIVIDEND POLICY

We do not intend to pay dividends on our common stock in the near future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. Other than as provided below, the payment of cash dividends is restricted under the terms of the indenture governing the New Notes.

Holders of our Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum consisting of (i) cash dividends at the rate of 4% paid quarterly in arrears, and (ii) accreting dividends accruing at the rate of 2% per annum. See “Description of Capital Stock” below for additional information regarding dividend rights.

DETERMINATION OF OFFERING PRICE

All securities being offered hereby will be offered or sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The securities may be sold in one or more transactions at the current fixed price per share of $1.05 for our Class A Common Stock and Class C Common Stock and $1.15 per share for our Convertible Preferred Stock until such shares are quoted on the OTC Bulletin Board or an exchange, if ever, and thereafter at prevailing market prices at the time of sale or privately negotiated prices.

DILUTION

This offering is for sales of the capital stock registered hereby by the selling stockholders on a continuous or delayed basis in the future. The capital stock is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders, except for dilution caused by the conversion of our Class B Common Stock, Class C Common Stock, Class D Common Stock (including such shares issued upon exercise of our outstanding stock options) and Convertible Preferred Stock into Class A Common Stock, and the conversion of our Convertible Preferred Stock into Class C Common Stock, as described in “Description of Capital Stock” below. Further, purchasers of the capital stock from the selling stockholders will experience dilution to the extent of the difference between the amount per share paid and the net tangible book value per share of our capital stock at the time of the purchase. Net tangible book value per share represents total net tangible assets divided by the number of outstanding shares of our capital stock.

Additionally, there is a warrant outstanding exercisable for an additional 15,737,294 shares of Class B Common Stock. This warrant, if exercised, would have a dilutive effect on our Class B Common Stock and, if such shares of Class B Common Stock are subsequently converted, on our Class A Common Stock. As of February 6, 2013, we also have outstanding stock options to purchase 4,757,303 shares of the Company’s Class D common stock at an exercise price of $1.05 per share. To the extent these options are exercised, there will be further dilution.

DESCRIPTION OF OUR BUSINESS

Chapter 11 Reorganization

On December 19, 2011, William Lyon Homes, or Parent, and certain of its direct and indirect wholly-owned subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan, of Parent and certain of its subsidiaries. The Chapter 11 Petitions are jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019, or the Chapter 11 Cases. The sole purpose of the Chapter 11 Cases was to restructure the debt obligations and strengthen the balance sheet of the Parent and certain of its subsidiaries.

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and its subsidiaries consummated the principal transactions contemplated by the Plan, including:

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the issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share, or Class A Common Stock, and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, or the Notes, issued by Parent’s wholly-owned subsidiary, William Lyon Homes, Inc., or California Lyon, in exchange for the claims held by the holders of an aggregate outstanding amount of $299.1 million of the formerly outstanding notes of California Lyon (neither Parent nor California Lyon received any net proceeds from the issuance of the Notes);

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the amendment of California Lyon’s loan agreement with ColFin WLH Funding, LLC and certain other lenders, or the Amended Term Loan, which resulted, among other things, in the increase in the principal amount outstanding under the loan agreement from $206 million to $235 million, the reduction in the interest rate payable under the loan agreement, and the elimination of any prepayment penalty under the loan agreement;

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the issuance, in exchange for aggregate cash consideration of $25 million, of 31,464,548 shares of Parent’s new Class B Common Stock, $0.01 par value per share, or Class B Common Stock, and a warrant to purchase 15,737,294 shares of Class B Common Stock;

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the issuance of 64,831,831 shares of Parent’s new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, and 12,966,366 shares of Parent’s new Class C Common Stock, $0.01 par value per share, or Class C Common Stock, in exchange for aggregate cash consideration of $60 million; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock to Luxor Capital Group LP as a transaction fee in consideration for providing the backstop commitment of the offering of shares of Class C shares and shares of Convertible Preferred Stock in connection with the Plan.

Principal Holders of Debt and Equity Issued In Connection with the Plan

Immediately prior to the consummation of the Plan, Luxor Capital Group LP, or Luxor, held $135.8 million in aggregate principal amount of California Lyon’s formerly outstanding prepetition notes, or the Prepetition Notes. In connection with the consummation of the principal transactions contemplated by the Plan, entities affiliated with Luxor acquired (i) 21,427,135 shares of Parent’s Class A Common Stock (47.8% of the then outstanding Class A Common Stock) and $35.9 million in aggregate principal amount of the Notes issued in connection with the Plan in exchange for the Prepetition Notes held by Luxor, (ii) 12,301,838 shares of Parent’s Class C Common Stock (76.4% of the then outstanding Class C Common Stock) for approximately $9.5 million in cash consideration, and (iii) 61,509,204 shares of Parent’s Convertible Preferred Stock (94.9% of the then outstanding Convertible Preferred Stock) for aggregate cash consideration of approximately $47.4 million. Luxor received an additional 3,144,000 shares of Parent’s Class C Common Stock (19.5% of the then outstanding Class C Common Stock) as a transaction fee in consideration for providing the backstop commitment of the offering of shares of Class C Common Stock and shares of Convertible Preferred Stock in connection with the Plan. As of February 6, 2013, Luxor holds approximately 37.6% of the total voting power of Parent’s outstanding capital stock.

Immediately prior to the consummation of the Plan, General William Lyon and William H. Lyon, or the Lyons, collectively held 100% of Parent’s then outstanding capital stock and William H. Lyon separately held approximately $153,000 in aggregate principal amount of the Prepetition Notes. In connection with the recapitalization of Parent upon consummation of the Plan, the Lyons acquired beneficial ownership of 31,464,548 shares of Class B Common Stock (100% of Parent’s outstanding Class B Common Stock) and a warrant to purchase an additional 15,737,294 shares of Class B Common Stock for aggregate cash consideration of $25 million through Lyon Shareholder 2012, LLC, which is now managed by William H. Lyon and held for the benefit of William H. Lyon. William H. Lyon separately acquired 24,199 shares of Parent’s Class A Common Stock (less than 1% of the then outstanding Class A Common Stock) and $40,000 in aggregate principal amount of the Notes issued in connection with the Plan in exchange for the Prepetition Notes held by William H. Lyon. William H. Lyon’s Class B Common Stock holdings and Class A Common Stock holdings provide William H. Lyon with 36.3% of the total voting power of the Company’s outstanding capital stock as of February 6, 2013. Throughout the reorganization process, General William Lyon served as Parent’s Chief Executive Officer and a member of its board of directors and William H. Lyon served as Parent’s President and Chief Operating Officer and a member of its board of directors.

Events leading to Chapter 11 Reorganization

Prior to filing the Chapter 11 Petitions, California Lyon was in default under its prepetition loan agreement with ColFin WLH Funding, LLC and certain other lenders, or the Prepetition Term Loan Agreement, due to its failure to comply with certain financial covenants in the Prepetition Term Loan Agreement. In addition, the Company became increasingly uncertain of its ability to repay or refinance its then outstanding 7 5/8% Senior Notes when they matured on December 15, 2012. Beginning in April 2010, California Lyon entered into a series of amendments and temporary waivers with the lenders under the Prepetition Term Loan Agreement related to these defaults, which prevented acceleration of the indebtedness outstanding under the Prepetition Term Loan Agreement and enabled the Company to negotiate a financial reorganization to be implemented through the bankruptcy process with its key constituents prior to the Chapter 11 Petitions.

Overview

The Company is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. Since the founding of the Company’s predecessor in 1956, the Company and its joint ventures have sold over 74,000 homes. The Company’s predecessor, The Presley Companies, or Presley, was formed in 1956. In 1987, General William Lyon purchased 100% of the stock of Presley, which subsequently went public in 1991 and was listed on the New York Stock Exchange under the symbol “PDC.” In 1999, Presley acquired William Lyon Homes, Inc., a California corporation, and changed its name to William Lyon Homes and its ticker symbol to “WLS.” Parent was subsequently taken private in 2006 by way of a tender offer by General William Lyon for the shares of Parent that were then publicly owned. Prior to the consummation of the transactions contemplated by the Plan, Parent had one class of stock of which 1,000 shares were outstanding. Of these shares, 94.6% (946 shares) were owned by General William Lyon individually and the remaining 5.4% (54 shares) were owned by The William Harwell Lyon Separate Property Trust.

As of September 30, 2012, the Company conducted its homebuilding operations through four reportable operating segments (Southern California, Northern California, Arizona and Nevada). In December 2012, the Company added Colorado as a fifth segment. For the nine months ended September 30, 2012, 40% of home closings were derived from our California operations. For the nine months ended September 30, 2012, on a combined basis, the Company had total revenues of $288.1 million and delivered 627 homes. For the year ended December 31, 2011, approximately 59% of the home closings of the Company and its joint ventures were derived from its California operations. For the year ended December 31, 2011, on a consolidated basis, the Company had revenues from home sales of $207.1 million and delivered 614 homes.

The Company designs, constructs and sells a wide range of homes designed to meet the specific needs of each of its markets, although it primarily emphasizes sales to the entry-level and first time move-up home buyer markets. At December 31, 2011, the Company marketed its homes through 19 sales locations. In 2011, the average sales price for consolidated homes delivered was $337,200. Base sales prices for actively selling projects in 2011, including affordable projects, ranged from $103,000 to $690,000.

The Company had total operating revenues of $93.0 million and $59.7 million for the three months ended September 30, 2012 and 2011, respectively, $288.1 million and $161.7 million for the nine months ended September 30, 2012 and 2011, respectively, and $226.8 million, $294.7 million and $309.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. Homes closed by the Company, including its joint ventures, were 268 and 148 for the three months ended September 30, 2012 and 2011, respectively, 627 and 430 for the nine months ended September 30, 2012 and 2011, respectively, and 614, 760 and 915 for the years ended December 31, 2011, 2010 and 2009, respectively. On a consolidated basis, the Company’s dollar amount of backlog of homes sold but not closed as of September 30, 2012 was $108.4 million, a 270% increase compared to $29.3 million as of December 31, 2011, which was a 3% decrease from the $30.1 million as of December 31, 2010. The cancellation rate of buyers who contracted to buy a home but did not close escrow was approximately 18% and 14% during the three and nine months ended September 30, 2012 and 18% during the year ended December 31, 2011.

During the three months ended September 30, 2012, the Company’s markets improved significantly in sales absorption rates, new home orders per average sales location and cancellation rates.

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In Southern California, net new home orders per average sales location increased 105% to 12.0 during the three months ended September 30, 2012 from 5.9 for the same period in 2011. The cancellation rate in Southern California decreased to 24% during the three months ended September 30, 2012 from 43% during the three months ended September 30, 2011.

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In Northern California, net new home orders per average sales location increased 76% to 14.5 during the three months ended September 30, 2012 from 8.3 for the same period in 2011. In Northern California, the cancellation rate decreased to 18% during the three months ended September 30, 2012 from 25% during the three months ended September 30, 2011.

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In Arizona, net new home orders per average sales location decreased to 27.0 during the three months ended September 30, 2012 from 31.0 for the same period in 2011. In Arizona, the cancellation rate increased to 15% during the three months ended September 30, 2012 compared to 7% during the three months ended September 30, 2011.

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In Nevada, net new home orders per average sales location increased to 13.3 during the three months ended September 30, 2012 from 5.3 during the same period in 2011. In Nevada, the cancellation rate decreased to 16% during the three months ended September 30, 2012 from 18% during the three months ended September 30, 2011.

During the nine months ended September 30, 2012, the Company’s markets improved significantly in sales absorption rates, new home orders per average sales location and cancellation rates.

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In Southern California, net new home orders per average sales location increased 33% to 34.7 during the nine months ended September 30, 2012 from 26.0 for the same period in 2011. The cancellation rate in Southern California decreased to 17% during the nine months ended September 30, 2012 compared to 23% during the nine months ended September 30, 2011.

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In Northern California, net new home orders per average sales location increased 74% to 41.3 during the nine months ended September 30, 2012 from 23.8 for the same period in 2011. In Northern California, the cancellation rate increased to 22% during the nine months ended September 30, 2012 from 19% during the nine months ended September 30, 2011.

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In Arizona, net new home orders per average sales location increased to 108.0 during the nine months ended September 30, 2012 from 72.0 for the same period in 2011. In Arizona, the cancellation rate increased to 8% during the nine months ended September 30, 2012 compared to 6% during the nine months ended September 30, 2011.

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In Nevada, net new home orders per average sales location increased to 34.2 during the nine months ended September 30, 2012 from 18.8 during the same period in 2011. In Nevada, the cancellation rate decreased to 12% during the nine months ended September 30, 2012 from 18% during the nine months ended September 30, 2011.

During the year ended December 31, 2011, in the Company’s Arizona and Northern California markets, sales absorption rates have increased significantly, and cancellation rates have declined. In the Company’s Southern California and Nevada markets, the Company has experienced a decline in sales absorption rates and an increase in cancellation rates, which is reflected in year over year new orders per average sales location and cancellation rates.

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In Southern California, net new home orders per average sales location decreased 43% to 30.1 during the year ended December 31, 2011 from 52.7 for the same period in 2010. The cancellation rate in Southern California increased to 24% in the 2011 period from 19% in the 2010 period.

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In Northern California, net new home orders per average sales location increased 61% to 36.8 during the year ended December 31, 2011 from 22.8 for the same period in 2010. In Northern California, the cancellation rate decreased to 18% in the 2011 period from 23% in the 2010 period.

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In Arizona, net new home orders per average sales location more than tripled to 101.0 during the year ended December 31, 2011 from 30.0 for the same period in 2010. In Arizona, the cancellation rate decreased to 7% in the 2011 period compared to 15% in the 2010 period.

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In Nevada, net new home orders per average sales location decreased 29% to 18.2 during the year ended December 31, 2011 from 25.7 for the same period in 2010. In Nevada, the cancellation rate increased to 20% in the 2011 period from 14% in the 2010 period.

On a consolidated basis, the Company’s cancellation rate decreased to approximately 18% in the 2011 period compared to approximately 19% in the 2010 period.

The Company was incorporated in the State of Delaware on July 15, 1999. California Lyon was incorporated in the State of California on August 25, 1987.

Seasonality

The Company’s operations are historically seasonal, with the highest new order activity in the spring and summer, which is impacted by the timing of project openings and competition in surrounding projects, among other factors. In addition, the Company’s home deliveries typically occur in the third and fourth quarter of each fiscal year, based on the construction cycle times of our homes between three and six months. As a result, the Company’s revenues, cash flow and profitability are higher in that same period.

Financing

The Company provides for its ongoing cash requirements principally from internally generated funds from the sales of real estate, outside borrowings and by forming new joint ventures with venture partners that provide a substantial portion of the capital required for certain projects. In addition, the Company makes use of the funds received from the equity raised in conjunction with the rights offerings provided for in the Plan.

As of February 6, 2013, California Lyon has outstanding its 8.5% Senior Notes due 2020 and certain construction notes payable. Parent, California Lyon and their subsidiaries have financed, and may in the future finance, certain project and land acquisitions with construction loans secured by real estate inventories, seller-provided financing, lot option agreements and land banking transactions.

Recent Events

Colony Transaction

On June 28, 2012, the Company consummated the purchase of certain real property (comprising of approximately 165 acres) in San Diego County, California; San Bernardino County, California; Maricopa County, Arizona; and Clark County, Nevada, representing seven separate residential for sale developments, comprising of over 1,000 lots. The aggregate purchase price of the property was $21,500,000. The Company paid $11,000,000 cash, and issued 10,000,000 shares of Class A Common Stock of Parent, to investment vehicles managed by affiliates of Colony Capital, LLC for consideration of the property.

Paulson Transaction

On October 12, 2012, the Company entered into a Subscription Agreement, or the Subscription Agreement, between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock, for $16,000,000 in cash, and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14,000,000 in cash, for an aggregate purchase price of $30,000,000, or the Paulson Transaction. In connection with the Paulson Transaction, the Company also amended (i) its Class A Common Stock Registration Rights Agreement and Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto, and (ii) its Amended and Restated Certificate of Incorporation, or the Charter, and Amended and Restated Bylaws to (a) increase the size of the Company’s board of directors, or the Board, from seven to eight members, up to and until the Conversion Date (as defined in the “Description of capital Stock”), (b) provide the holders of Class A Common Stock the right to elect the director to fill the newly created Board seat, (c) revise the definition of “Convertible Preferred Original Issue Price” to equal the price per share at which shares of Convertible Preferred Stock are issued and (d) incorporate various clarifying and conforming changes.

Equity Grants Under the Company’s 2012 Equity Incentive Plan

On October 1, 2012, the Company approved the grant of an aggregate of 3,120,000 restricted shares of Class D common stock of the Company, or the Restricted Stock, and an aggregate of 4,757,303 options to purchase shares of Class D common stock of the Company, of which 1,115,303 represent “five-year” options and 3,642,000 represent “ten-year” options, or, collectively, the Options, to certain officers of California Lyon. The five-year options are subject to mandatory exercise upon the earlier of an initial public offering of the Company, or the IPO, or five years, provided, that if the IPO occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be incentive stock options to the maximum extent permitted by law. Each of the restricted stock and option awards vests as follows: 50% of the shares and options vested on October 1, 2012, the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement. Also on October 1, 2012, the Company granted 313,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant. The Restricted Stock and Option grants were subject to the approval by the Company’s stockholders of the Company’s 2012 Equity Incentive Plan, or the 2012 Plan, which approval was obtained on October 10, 2012. On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 shares of Restricted Stock and in lieu thereof granted him a cash award with the equivalent value of $59,850 in respect of Mr. Redleaf’s services as a non-employee director.

Senior Notes Offering and Debt Refinancing

On November 8, 2012, California Lyon completed its offering of 8.5% Senior Notes due 2020, or the New Notes, in an aggregate principal amount of $325 million. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

Outstanding Debt Obligations

The Company’s operations are dependent to a significant extent on debt financing. The Company’s principal outstanding debt obligations are its New Notes and certain construction notes payable. At February 6, 2013, the outstanding principal amount of the New Notes was $325 million.

8.5% Senior Notes Due 2020

As of February 6, 2013, the outstanding principal amount of the New Notes is $325 million, and the New Notes mature on November 15, 2020. The New Notes are senior unsecured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The New Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The New Notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt.

The New Notes bear interest at an annual rate of 8.5% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013.

On or after November 15, 2016, California Lyon may redeem all or a portion of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Prior to November 15, 2016 the New Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, and accrued and unpaid interest to, the redemption date.

In addition, any time prior to November 15, 2015, California Lyon may, at its option on one or more occasions, redeem New Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the New Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.5%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more equity offerings.

The indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make certain investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries to pay dividends or transfer assets; (vii) enter into transactions with affiliates; (viii) create unrestricted subsidiaries; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such New Notes to be declared due and payable.

12% Senior Subordinated Secured Notes Due 2017

Pursuant to the terms of the Prepackaged Joint Plan of Reorganization, or the Plan, on February 25, 2012, California Lyon issued $75.0 million principal amount of 12% Senior Subordinated Secured Notes, or the Old Notes, due February 25, 2017, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon. California Lyon received no net proceeds from this issuance.

As described above, California Lyon used a portion of the proceeds from the sale of the New Notes to refinance the Old Notes. On November 8, 2012, California Lyon announced the early settlement of its cash tender offer and consent solicitation for any and all outstanding Old Notes, or the Tender Offer. The Old Notes that remained outstanding following the expiration of the Tender Offer on November 23, 2012 were redeemed on December 10, 2012.

Construction Notes Payable

The Company used a portion of the proceeds from the issuance of the New Notes to pay in full the amounts outstanding under two construction notes payable that were outstanding as of September 30, 2012. In September 2012, the Company entered into two additional construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $8.8 million under this facility. The loan will be repaid with proceeds from home closings of the project. The second construction notes payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $6.2 million under this facility. The loan will be repaid with proceeds from home closings of the project.

Land Acquisition Note Payable

In October 2011, the Company secured an acquisition note payable in conjunction with the acquisition of a parcel of land in Northern California. The acquisition price of the land was $56.0 million, and the loan was for $55.0 million. The note was scheduled to mature in October 2012, and carried an interest rate of 1.5% per month, which was paid monthly on the loan. As part of the Company’s adoption of ASC 852, Reorganizations, the loan was valued at $56.3 million as of February 24, 2012, the confirmation date of the plan. In May 2012, the Company sold the parcel of land and repaid the note in full recognizing a gain on extinguishment of debt of $1.0 million, net of amortization expense of $0.3 million.

Seller Financing

At December 31, 2011, the Company had $3.0 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bore interest at 7% and matured in March 2012. In March 2012, the seller note was paid in full.

The Company’s outstanding debt obligations and sources of financing are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Financial Condition and Liquidity.”

The Company’s Markets

As of September 30, 2012, the Company operated in four reportable operating segments: Southern California, Northern California, Arizona and Nevada. Each of the segments has responsibility for the management of the Company’s homebuilding and development operations within its geographic boundaries.

The following table sets forth sales from real estate operations attributable to each of the Company’s homebuilding segments for the nine months ending September 30, 2012 and September 30, 2011 and during the preceding three fiscal years:

	Successor(1)	Predecessor(1)	Combined	Predecessor(1)
(in thousands)	Period From February 25, through September 30, 2012	Period From January 1, through February 24, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Southern California(2)	$56,000	$5,640	$61,640	$78,840	$130,737	$206,241	$179,282
Northern California(3)	33,861	4,250	38,111	40,777	54,140	56,095	43,211
Arizona(4)	32,109	4,316	36,425	11,307	20,075	16,595	51,215
Nevada(5)	24,007	2,481	26,488	17,148	21,871	15,767	35,535

	$145,977	$16,687	$162,664	$148,072	$226,823	$294,698	$309,243

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after February 25, 2012, or the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Prepackaged Joint Plan of Reorganization; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. All of the required information related to each operating segment is reflected in Notes 6 and 4 in the accompanying financial statements for the periods ending September 30, 2012 and 2011 and for the years ending December 31, 2011, 2010 and 2009, respectively.
(2)	The Southern California Segment consists of operations in Orange, Los Angeles, San Bernardino and San Diego counties. The offices are located at 4490 Von Karman Avenue, Newport Beach, CA 92660. The operating segment is led by a California Region President.
(3)	The Northern California Segment consists of operations in Contra Costa, Placer, Sacramento, San Joaquin, Santa Clara and Solano counties. The offices are located in a leased office building at 4000 Executive Parkway, Suite 250, San Ramon, CA 94583. The operating segment is led by a division manager and a California Region President.
(4)	The Arizona Segment consists of operations in the Phoenix metropolitan area. The offices are located in a leased office building at 8840 E. Chaparral Road, Suite 200, Scottsdale, AZ 85250. The operating segment is led by a division president.
(5)	The Nevada Segment consists of operations in the Las Vegas metropolitan area. The offices are located in a leased office building at 500 Pilot Road, Suite G, Las Vegas, NV 89119. The operating segment is led by a division president.

Strategy and Lot Position

The Company and its consolidated joint ventures owned approximately 10,534 lots and had options to purchase an additional 867 lots as of September 30, 2012. As used in this prospectus, “entitled” land has a development agreement and/or vesting tentative map, or a final recorded plat or map from the appropriate county or city government. Development agreements and vesting tentative maps generally provide for the right to develop the land in accordance with the provisions of the development agreement or vesting tentative map unless an issue arises concerning health, safety or general welfare. The Company’s sources of developed lots for its homebuilding operations are (1) purchase of smaller projects with shorter life cycles (merchant homebuilding) and (2) development of master-planned communities. The Company estimates that its current inventory of lots owned and controlled is adequate to supply its homebuilding operations at current operating levels (including future land sales) for approximately three to five years.

The Company will continue to utilize its current inventory of lots and future land acquisitions to conduct its operating strategy, which consists of:

•	focusing on high growth core markets near employment centers or transportation corridors;

•	improving the current cash position and improving its credit profile;

•	lowering the overall cost of capital to enhance the Company’s growth as we emerge from the re-organization;

•	acquiring strong land positions through disciplined acquisition strategies;

•	maintaining a low cost structure; and

•	leveraging an experienced management team.

In response to the decline in the homebuilding industry, management of the Company shifted its strategy to focus on generating positive cash flow, reducing overall debt levels and improving liquidity. Management of the Company has managed cash flow by reducing staff levels and reducing inventory levels for projects near completion. In addition, the Company has shifted land acquisition strategy by identifying land opportunities on a finished lot basis, acquiring land in stabilizing markets, or evaluating the reintroduction of projects to the marketplace that have been temporarily suspended, which would generate cash flow.

Land Acquisition and Development

The Company estimates that its current inventory of lots owned and controlled is adequate to supply its homebuilding operations at current operating levels (including future land sales) for approximately three to five years.

To manage the risks associated with land ownership and development, the Company has a Corporate Land Committee. Members are the CEO, President and COO, EVP, VP & CFO and SVP of Finance. As potential land acquisitions are being analyzed, the Corporate Land Committee must approve all purchases prior to being submitted to the board. Due to the risks inherent in unentitled land, the Company requires the board of directors to approve all purchases of unentitled land, however, as of September 30, 2012, all of the Company’s land is entitled. For entitled land, the board of directors approves purchases of $3.0 million or higher. The Company’s land acquisition strategy has been to undertake projects with shorter life-cycles in order to reduce development and market risk while maintaining an inventory of owned lots sufficient for construction of homes over a two-year period. However, in Arizona and Nevada, the Company owns parcels with a longer term hold strategy. The Company’s long-term strategy consists of the following elements:

•	completing due diligence prior to committing to acquire land;

•	reviewing the status of entitlements and other governmental processing to mitigate zoning and other development risk;

•	focusing on land as a component of a home’s cost structure, rather than on the land’s speculative value;

•	limiting land acquisition size to reduce investment levels in any one project where possible;

•	utilizing option, joint venture and other non-capital intensive structures to control land where feasible;

•	funding land acquisitions whenever possible with non-recourse seller financing;

•	employing centralized control of approval over all land transactions;

•	homebuilding operations in the Southwest, particularly in the Company’s long established markets of California, Arizona and Nevada; and

•	diversifying with respect to geography, markets and product types.

Prior to committing to the acquisition of land, the Company conducts feasibility studies covering pertinent aspects of the proposed commitment. These studies may include a variety of elements from technical aspects such as title, zoning, soil and seismic characteristics, to marketing studies that review population and employment trends, schools, transportation access, buyer profiles, sales forecasts, projected profitability, cash requirements, and assessment of political risk and other factors. Prior to acquiring land, the Company considers assumptions concerning the needs of the targeted customer and determines whether the underlying land price enables the Company to meet those needs at an affordable price. Before purchasing land, the Company attempts to project the commencement of construction and sales over a reasonable time period. The Company utilizes outside architects and consultants, under close supervision, to help review acquisitions and design products.

Homebuilding and Market Strategy

The Company currently has a wide variety of product lines which enables it to meet the specific needs of each of its markets. Although the Company primarily emphasizes sales to the entry-level and move-up home markets, it believes that a diversified product strategy enables it to best serve a wide range of buyers and adapt quickly to a variety of market conditions. In order to reduce exposure to local market conditions, the Company’s sales locations are geographically dispersed.

Because the decision as to which product to develop is based on the Company’s assessment of market conditions and the restrictions imposed by government regulations, home styles and sizes vary from project to project. The Company’s attached housing ranges in size from 957 to 2,729 square feet, and the detached housing ranges from 1,284 to 5,417 square feet. Due to the Company’s product and geographic diversification strategy, the prices of the Company’s homes also vary substantially. Base sales prices for the Company’s attached housing ranged from approximately $280,000 to $600,000 and $103,000 to $565,000 during the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively, and base sales prices for detached housing ranged from approximately $88,000 to $690,000 and $110,000 to $690,000 during the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. On a consolidated basis, the average sales prices of homes closed for the nine months ended September 30, 2012 and the year ended December 31, 2011 were $259,400 and $337,200, respectively.

The Company generally standardizes and limits the number of home designs within any given product line. This standardization permits on-site mass production techniques and bulk purchasing of materials and components, thus enabling the Company to better control and sometimes reduce construction costs and home construction cycles.

The Company contracts with a number of architects and other consultants who are involved in the design process of the Company’s homes. Designs are constrained by zoning requirements, building codes, energy efficiency laws and local architectural guidelines, among other factors. Engineering, landscaping, master-planning and environmental impact analysis work are subcontracted to independent firms which are familiar with local requirements.

Substantially all construction work is done by subcontractors with the Company acting as the general contractor. The Company manages subcontractor activities with on-site supervisory employees and management control systems. The Company does not have long-term contractual commitments with its subcontractors or suppliers; instead it contracts development work by project and where possible by phase size of 10 to 20 home sites. The Company generally has been able to obtain sufficient materials and subcontractors during times of material shortages. The Company believes its relationships with its suppliers and subcontractors are in good standing.

Sales and Marketing

The management team responsible for a specific project develops marketing objectives, formulates pricing and sales strategies and develops advertising and public relations programs for approval of senior management.

The Company makes extensive use of advertising and other promotional activities, including on-line media, newspaper advertisements, brochures, direct mail and the placement of strategically located sign boards in the immediate areas of its developments. In addition, the Company markets all of its products through the internet via email lists and interest lists, as well as its website at www.lyonhomes.com. In general, the Company’s advertising emphasizes each project’s strengths, the quality and value of its products and its reputation in the marketplace.

The Company normally builds, decorates, furnishes and landscapes three to eight model homes for each product line and maintains on-site sales offices, which typically are open seven days a week. Management believes that model homes play a particularly important role in the Company’s marketing efforts. Consequently, the Company expends a significant amount of effort in creating an attractive atmosphere at its model homes. Interior decorations vary among the Company’s models and are carefully selected based upon the lifestyles of targeted buyers. Structural changes in design from the model homes are not generally permitted, but home buyers may select various other optional construction and design amenities.

The Company employs in-house commissioned sales personnel to sell its homes. In some cases, outside brokers are also involved in the selling of the Company’s homes, particularly in the Arizona and Nevada markets. The Company typically engages its sales personnel on a long-term, rather than a project-by-project basis, which it believes results in a more motivated sales force with an extensive knowledge of the Company’s operating policies and products. Sales personnel are trained by the Company and attend weekly meetings to be updated on the availability of financing, construction schedules and marketing and advertising plans.

The Company strives to provide a high level of customer service during the sales process and after a home is sold. The participation of the sales representatives, on-site construction supervisors and the post-closing customer service personnel, working in a team effort, is intended to foster the Company’s reputation for quality and service, and ultimately lead to enhanced customer retention and referrals.

The Company’s homes are typically sold before or during construction through sales contracts which are usually accompanied by a small cash deposit. Such sales contracts are usually subject to certain contingencies such as the buyer’s ability to qualify for financing. The cancellation rate of buyers who contracted to buy a home but did not close escrow at the Company and its joint ventures’ projects was approximately 18% during 2011. Cancellation rates are subject to a variety of factors beyond the Company’s control such as the downturn in the homebuilding industry and current economic conditions. The Company and its joint ventures’ inventory of completed and unsold homes was 73 homes as of December 31, 2011 and 12 homes as of September 30, 2012.

Warranty

The Company provides its homebuyers with a one-year limited warranty covering workmanship and materials. The Company also provides its homebuyers with a limited warranty that covers “construction defects,” as defined in the limited warranty agreement provided to each home buyer, for the length of its legal liability for such defects (which may be up to ten years in some circumstances), as determined by the law of the state in which the Company builds. The limited warranty covering construction defects is transferable to subsequent buyers not under direct contract with the Company and requires that homebuyers agree to the definitions and procedures set forth in the warranty, including the submission of unresolved construction-related disputes to binding arbitration. The Company began providing this type of limited warranty at the end of 2001. In connection with the limited warranty covering construction defects, the Company obtained an insurance policy which expires on December 31, 2013, unless amended or renewed. The Company has been informed by the insurance carrier that this insurance policy will respond to construction defect claims on homes that close during each policy period for the duration of the Company’s legal liability and that the policy will respond, upon satisfaction of the applicable self-insured retention, to potential losses relating to construction, including soil subsidence. The insurance policy provides a single policy of insurance to the Company and the subcontractors enrolled in its insurance program. As a result, the Company is no longer required to obtain proof of insurance from these subcontractors nor be named as an additional insured under their individual insurance policies. The Company still requires that subcontractors not enrolled in the insurance program provide proof of insurance and name the Company as an additional insured under their insurance policy. Furthermore, the Company generally requires that its subcontractors provide the Company with an indemnity prior to receiving payment for their work.

There can be no assurance, however, that the terms and limitations of the limited warranty will be enforceable against the homebuyers, that the Company will be able to renew its insurance coverage or renew it at reasonable rates, that the Company will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building-related claims or that claims will not arise out of uninsurable events not covered by insurance and not subject to effective indemnification agreements with the Company’s subcontractors.

Sale of Lots and Land

In the ordinary course of business, the Company continually evaluates land sales and has sold, and expects that it will continue to sell, land as market and business conditions warrant. The Company may also sell both multiple lots to other builders (bulk sales) and improved individual lots for the construction of custom homes where the presence of such homes adds to the quality of the community. In addition, the Company may acquire sites with commercial, industrial and multi-family parcels which will generally be sold to third-party developers.

Customer Financing

The Company seeks to assist its home buyers in obtaining mortgage financing for qualified buyers. Substantially all home buyers utilize long-term mortgage financing to purchase a home and mortgage lenders will usually make loans only to qualified borrowers.

Information Systems and Controls

The Company assigns a high priority to the development and maintenance of its budget and cost control systems and procedures. The Company’s division offices are connected to corporate headquarters through a fully integrated accounting, financial and operational management information system. Through this system, management regularly evaluates the status of its projects in relation to budgets to determine the cause of any variances and, where appropriate, adjusts the Company’s operations to capitalize on favorable variances or to limit adverse financial impacts.

Regulation

The Company and its competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulation which imposes restrictive zoning and density requirements in order to limit the number of homes that can ultimately be built within the boundaries of a particular project. The Company and its competitors may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which it operates. Because the Company usually purchases land with entitlements, the Company believes that the moratoriums would adversely affect the Company only if they arose from unforeseen health, safety and welfare issues such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. However, these are normally locked-in when the Company receives entitlements.

The Company and its competitors are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former uses of the site. These environmental laws may result in delays, may cause the Company and its competitors to incur substantial compliance and other costs, and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. The Company’s projects in California are especially susceptible to restrictive government regulations and environmental laws. However, environmental laws have not, to date, had a material adverse impact on the Company’s operations. The Company’s wholly-owned subsidiary, California Lyon, is licensed as a general building contractor in California, Arizona and Nevada. In addition, California Lyon holds a corporate real estate license under the California Real Estate Law.

Competition

The homebuilding industry is highly competitive, particularly in the low and medium-price range where the Company currently concentrates its activities. The Company does not believe it has a significant market position in any geographic area which it serves due to the fragmented nature of the market. A number of the Company’s competitors have larger staffs, larger marketing organizations and substantially greater financial resources than those of the Company. However, the Company believes that it competes effectively in its existing markets as a result of its product and geographic diversity, substantial development expertise and its reputation as a low-cost producer of quality homes. Further, the Company sometimes gains a competitive advantage in locations where changing regulations make it difficult for competitors to obtain entitlements and/or government approvals which the Company has already obtained.

Corporate Organization and Personnel

The Company’s executive officers and divisional presidents average more than 21 years of experience in the homebuilding and development industries within California or the Southwestern United States. The Company combines decentralized management in those aspects of its business where detailed knowledge of local market conditions is important (such as governmental processing, construction, land development and sales and marketing), with centralized management in those functions where the Company believes central control is required (such as approval of land acquisitions, financial, treasury, human resources and legal matters).

As of September 30, 2012, the Company employed 201 full-time and 36 part-time employees, including corporate staff, supervisory personnel of construction projects, warranty service personnel for completed projects, as well as persons engaged in administrative, finance and accounting, engineering, golf course operations, sales and marketing activities.

The Company believes that its relations with its employees have been good. Some employees of the subcontractors the Company utilizes are unionized, but none of the Company’s employees are union members. Although there have been temporary work stoppages in the building trades in the Company’s areas of operation, none has had any material impact upon the Company’s overall operations.

Legal Proceedings

We are a party to certain legal proceedings with respect to a variety of matters in the ordinary course of business. We do not believe that any legal proceedings to which we are a party would have a material impact on our results of operations, financial position or cash flows. However, in the future, we could incur judgments or fines or enter into settlements of claims that could have a material adverse effect on our results of operations, financial positions or cash flows.

Reports to Stockholders

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this registration statement, we will file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the Securities and Exchange Commission, or the SEC, in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the SEC if they become necessary in the course of our Company’s operations.

We also maintain a website at www.lyonhomes.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus.

FINANCIAL AND SUPPLEMENTARY DATA

As a result of the consummation of the Prepackaged Joint Plan of Reorganization on February 25, 2012, the Company adopted Fresh Start Accounting in accordance with Accounting Standards Codification No. 852, Reorganizations, or ASC 852. Accordingly, the financial statement information prior to February 25, 2012 is not comparable with the financial statement information for periods on and after February 25, 2012. Unless otherwise stated or the context otherwise requires, any reference hereinafter to the “Successor” reflects the operations of the Company post-emergence from February 25, 2012 through September 30, 2012 and any reference to the “Predecessor” refers to the operations of the Company pre-emergence prior to February 25, 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of the Company’s historical financial data. The selected historical consolidated financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 has been derived from the Company’s audited consolidated financial statements and the related notes included elsewhere herein. The selected historical consolidated financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 has been derived from the Company’s audited financial statements for such years, which are not included herein.

We derived the condensed consolidated statements of operations data for the period from January 1, 2012 through February 24, 2012, the period from February 25, 2012 through September 30, 2012, the nine months ended September 30, 2011, and the condensed consolidated balance sheet data as of September 30, 2012 from our unaudited consolidated financial statements included elsewhere herein.

The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations, and the results for the period from January 1, 2012 through February 24, 2012 and period from February 25, 2012 through September 30, 2012 should not be considered indicative of results to be expected for the full fiscal year. Upon emergence from the Chapter 11 Cases on February 25, 2012, we adopted fresh start accounting as prescribed under ASC 852 (as defined above), which required us to value our assets and liabilities to their related fair values. In addition, we adjusted our accumulated deficit to zero at the emergence date. Items such as accumulated depreciation, amortization and accumulated deficit were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, prepaid and other assets, accounts payable, certain accrued liabilities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to emergence. Items such as real estate inventories, property, plant and equipment, certain notes receivable, certain accrued liabilities and notes payable were adjusted from amounts previously reported. Because we adopted fresh start accounting at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the notes to our consolidated financial statements included in this prospectus for further details relating to fresh start accounting.

You should read this summary in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and accompanying notes included elsewhere herein.

	Nine Months Ended September 30, 2012
	Successor(1)	Predecessor(1)
			Predecessor(1)
(in thousands)	Period From February 25, through September 30, 2012	Period From January 1, through February 24, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Statement of Operations Data:
Operating revenue
Home sales	$145,977	$16,687	$148,072	$207,055	$266,865	$253,874	$468,452	$1,002,549
Lots, land and other sales(2)	100,125	—	—	—	17,204	21,220	39,512	102,808
Construction services(3)	16,473	8,883	13,579	19,768	10,629	34,149	18,114	—

	262,575	25,570	161,651	226,823	294,698	309,243	526,078	1,105,357

Operating costs
Cost of sales—homes	(122,155)	(14,598)	(129,640)	(184,489)	(225,751)	(219,486)	(439,276)	(873,228)
Cost of sales—lots, land and other(2)	(92,975)	—	(11)	(4,234)	(20,426)	(131,640)	(47,599)	(205,603)
Impairment loss on real estate assets(4)	—	—	(24,896)	(128,314)	(111,860)	(45,269)	(135,311)	(231,120)
Impairment loss on goodwill(5)	—	—	—	—	—	—	(5,896)	—
Construction services(3)	(15,061)	(8,223)	(12,438)	(18,164)	(7,805)	(28,486)	(15,431)	—
Sales and marketing	(8,835)	(1,944)	(13,283)	(16,848)	(19,746)	(17,636)	(40,441)	(66,703)
General and administrative	(18,959)	(3,302)	(16,687)	(22,411)	(25,129)	(21,027)	(27,645)	(37,472)
Other	(2,402)	(187)	(2,066)	(3,983)	(2,740)	(6,580)	(4,461)	(903)

	(260,387)	(28,254)	(199,021)	(378,443)	(413,457)	(470,124)	(716,060)	(1,415,029)

Equity in income (loss) of unconsolidated joint ventures	—	—	3,605	3,605	916	(420)	(3,877)	304

Operating income (loss)	2,188	(2,684)	(33,765)	(148,015)	(117,843)	(161,301)	(193,859)	(309,368)
Gain on retirement of debt(7)	—	—	—	—	5,572	78,144	54,044	—
Interest expense, net of amounts capitalized(8)	(7,327)	(2,507)	(17,981)	(24,529)	(23,653)	(35,902)	(24,440)	—
Other income (expense), net	1,471	230	686	838	57	(3,802)	579	3,744

Loss before reorganization items and income taxes	(3,668)	(4,961)	(51,060)	(171,706)	(135,867)	(122,861)	(163,676)	(305,624)
Reorganization items(6)	(1,894)	233,458	(10,902)	(21,182)	—	—	—	—

(Loss) income before benefit (provision) for income taxes	(5,562)	228,497	(61,962)	(192,888)	(135,867)	(122,861)	(163,676)	(305,624)
(Provision) benefit for income taxes	(11)	—	(10)	(10)	412	101,908	41,592	(32,658)

Net (loss) income	(5,573)	228,497	(61,972)	(192,898)	(135,455)	(20,953)	(122,084)	(338,282)
Less: net (income) loss—non-controlling interest	(2,038)	(114)	(58)	(432)	(1,331)	428	10,446	(11,126)

Net (loss) income attributable to William Lyon Holmes	(7,611)	228,383	(62,030)	(193,330)	(136,786)	(20,525)	(111,638)	(349,408)
Preferred dividends	(1,798)	—	—	—	—	—	—	—

Net (loss) income available to common stockholders	$(9,409)	$228,383	$(62,030)	$(193,330)	$(136,786)	$(20,525)	$(111,638)	$(349,408)

(Loss) income per common share:
Basic	$(0.10)
Diluted	$(0.10)
Weighted average common shares outstanding:
Basic	96,706,069
Diluted	96,706,069
Weighted average additional common shares outstanding if preferred shares converted to common shares	64,831,831

	Nine Months Ended September 30, 2012
	Successor(1)	Predecessor(1)
			Predecessor(1)
(in thousands)	Period From February 25, through September 30, 2012	Period From January 1, through February 24, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	727	175	539	669	650	869	1,221	1,855
Number of homes closed	560	67	430	614	760	915	1,260	2,182
Average sales price of homes closed	$261	$249	$344	$337	$351	$278	$372	$460
Cancellation rates	14%	8%	17%	18%	19%	21%	28%	33%
Backlog at end of period, number of homes(9)	414	246	193	139	84	194	240	279
Backlog at end of period, aggregate sales value(9)	$108,371	$63,434	$54,343	$29,329	$30,077	$56,472	$80,750	$107,893

	Successor(1)	Predecessor(1)
	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$74,445	$20,061	$71,286	$117,587	$67,017	$73,197
Real estate inventories
Owned(4)	369,146	398,534	488,906	523,336	754,489	1,061,660
Not owned	44,908	47,408	55,270	55,270	107,763	144,265
Total assets	529,557	496,951	649,004	860,099	1,044,843	1,375,328
Total debt	321,877	563,492	519,731	590,290	670,905	814,485
Redeemable Convertible Preferred Stock	57,069	—	—	—	—	—
Total William Lyon Homes Stockholders’ Equity (Deficit)	45,206	(179,516)	13,814	150,600	171,125	282,763

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after February 25, 2012, or the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Prepackaged Joint Plan of Reorganization; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the period from February 25, 2012 through September 30, 2012 as the successor entity. As such, the application of fresh start accounting as described in Note 2 of the “Notes to Consolidated Financial Statements” is reflected in the period from February 25, 2012 through September 30, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) backlog, (iii) number of homes closed, (iv) average sales price of homes closed and (v) cancellation rates are not affected by the fresh start accounting.

(2)	In June 2010, the Company sold certain land in Santa Clara County, California for $17.2 million.

In 2009, the Company consummated the sale of certain real property for an aggregate sales price of $13.6 million. The book value of these properties on the closing date as reflected on the consolidated balance sheet of the Company and its subsidiaries was approximately $84.2 million. The Company entered into these transactions to generate cash flow, to reduce overall debt and to re-invest the cash by purchasing land in certain of its improving markets. The best economic value to the Company of these lots was to sell them in their current condition as opposed to holding the lots and eventually building and selling homes.

In 2007 and 2008, the Company entered into ten separate agreements to sell 604 residential lots and 5 model homes in 10 communities in Orange County, San Diego County and Ventura County, California for an aggregate sales price of $90.6 million in cash. The sale of 404 of the residential lots and the 5 model homes closed on December 27, 2007 (for an aggregate consideration of approximately $65.9 million). The remainder of the residential lots closed on January 9, 2008. Prior to the sale, the collective net book value of these lots (as reflected on the Company’s financial statements) was approximately $210.7 million, resulting in a total loss on the sales transactions of $120.1 million. The loss of $40.3 million related to the portion of the land sales which closed in January 2008 has been reflected in the Consolidated Statement of Operations as Impairment Loss on Real Estate Assets for the year ended December 31, 2007.

Also in 2007, the Company sold certain land in San Diego County, California for $12.0 million in cash to a limited liability company owned indirectly by Frank T. Suryan, Jr., as Trustee of the Suryan Family Trust. Mr. Suryan is Chairman and Chief Executive Officer of Lyon Capital Ventures, a company wholly owned by Frank T. Suryan, Jr., General William Lyon, Chairman and Chief Executive Officer of the Company, and two trusts whose sole beneficiary is William H. Lyon, President of the Company. The Company received a report from a third-party valuation and financial advisory services firm as to the reasonableness of the sales price in the transaction. Further, the transaction was unanimously approved by all disinterested members of the board of directors. Prior to the sale, the net book value of this land (as reflected on the Company’s financial statements) was approximately $18.7 million, resulting in a loss on the transaction of $6.7 million.

(3)	The Company accounts for construction management agreements using the Percentage of Completion Method in accordance with FASB ASC Topic 605, Revenue Recognition, or ASC 605. Under ASC 605, the Company records revenues and expenses as work on a contract progresses, and based on the percentage of costs incurred to date compared to the total estimated costs of the contract. Based on the provisions of ASC 605, the Company has recorded construction services revenues of $16.5 million and $8.9 million and expenses of $15.1 million and $8.2 million, for the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, respectively, and revenues and expenses of $13.6 million and $12.4 million, respectively, for the nine months ended September 30, 2011. In addition, the Company has recorded construction services revenue and expenses of $19.8 million and $18.2 million, respectively for the year ended December 31, 2011, $10.6 million and $7.8 million, respectively for the year ended December 31, 2010, $34.1 million and $28.5 million, respectively for the year ended December 31, 2009, and $18.1 million and $15.4 million, respectively, for the year ended December 31, 2008, in the accompanying consolidated statement of operations. The Company entered into construction management agreements to build and market homes. For such services, the Company will receive fees (generally 3 to 5 percent of the sales price, as defined) and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved.

(4)	The results of operations for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, include non-cash charges of $128.3 million, $111.9 million, $45.3 million, $135.3 million and $231.1 million, respectively, to record non-cash impairment losses on real estate assets held by the Company at certain of its homebuilding projects. The Company assesses its real estate assets for impairment, on a quarterly basis, when indicators of impairment exist. The non-cash charges are reflected as impairment loss on real estate assets in the accompanying consolidated statements of operations. The Company accounts for its real estate inventories under FASB ASC Topic 360, Property, Plant and Equipment, which is described more fully below in the critical accounting policies section entitled “Impairment on Real Estate Inventories.”

(5)	The amount paid for business acquisitions over the net fair value of assets acquired and liabilities assumed is reflected as goodwill, which is subject to FASB ASC Topic 350, Intangibles—Goodwill and Other. Evaluating goodwill for impairment involves the determination of the fair value of the Company’s reporting units in which the Company has recorded goodwill. A reporting unit is a component of an operating segment for which discrete financial information is available and reviewed by the Company’s management on a regular basis. Inherent in the determination of fair value are judgments and assumptions, including the interpretation of current economic conditions and market valuations. Due to deterioration in market conditions at the time, the Company recorded an impairment charge on its remaining goodwill balance of $5.9 million during the year ended December 31, 2008.

(6)	The Company recorded reorganization items of $1.9 million and $233.5 million during the February 25, 2012 through September 30, 2012 period and the January 1, 2012 through February 24, 2012 period, respectively. See Note 4 of “Notes to Condensed Consolidated Financial Statements.”

(7)

During 2010, the Company redeemed, in privately negotiated transactions, a total of $37.3 million principal amount of its outstanding 7 5/8% Senior Notes, 10 3/4% Senior Notes and 7 1/2% Senior Notes, or collectively the Old Senior Notes, at a cost of $31.4 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $5.6 million.

On June 10, 2009, the Company’s wholly-owned subsidiary, William Lyon Homes, Inc., a California corporation, or California Lyon, consummated a cash tender offer, or the Tender Offer, to redeem a portion of its outstanding Old Senior Notes. The principal amount of the Old Senior Notes redeemed by California Lyon on settlement of the Tender Offer totaled $53.2 million, including $29.1 million of the 7 5/8% Senior Notes, $2.4 million of the 10 3/4% Senior Notes, and $21.7 million of the 7 1/2% Senior Notes. The aggregate Tender Offer consideration paid totaled $14.9 million, plus accrued interest. The net gain resulting from the Tender Offer, after closing costs, was $37.0 million.

Also, during 2009, the Company redeemed, in privately negotiated transactions, a total of $103.7 million principal amount of its outstanding Old Senior Notes at a cost of $61.2 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $41.1 million.

In October 2008, the Company redeemed, in privately negotiated transactions, $71.9 million principal amount of its outstanding Old Senior Notes at a cost of $16.7 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $54.0 million.

(8)	During the period from February 25, 2012 through September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the nine months ended September 30, 2011, the Company reported interest expense of $7.3 million, $2.5 million and $18.0 million, respectively. During the years ended December 31, 2011, 2010, 2009 and 2008, the Company reported interest expense, due to a decrease in real estate assets which qualify for interest capitalization during the 2011, 2010, 2009 and 2008 periods.

(9)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of December 31, 2011, 95 represent homes completed or under construction and 44 represent homes not yet under construction. Backlog as of all dates is unaudited.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition should be read in conjunction with the “Financial and Supplementary Data,” “Selected Historical Consolidated Financial Data,” the “Consolidated Financial Statements,” the “Notes to Consolidated Financial Statements,” the “Condensed Consolidated Financial Statements” and the “Notes to Condensed Consolidated Financial Statements” and other financial information appearing elsewhere in this prospectus. As used herein, “on a consolidated basis” means the total of operations in wholly-owned projects and in consolidated joint venture projects.

The Company is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona, Nevada and, as of December 2012, Colorado (which became our fifth operating segment). The Company conducts its homebuilding operations through five reportable operating segments: Southern California, Northern California, Arizona, Nevada and Colorado. As of September 30, 2012, Colorado was not one of the Company’s reportable operating segments. For the nine months ended September 30, 2012, which includes the “Predecessor” entity from January 1, 2012 through February 24, 2012, and the “Successor” entity from February 25, 2012 through September 30, 2012, or the 2012 Period, on a consolidated basis, the Company had revenues from homes sales of $162.7 million, a 10% increase from $148.1 million for the nine months ended September 30, 2011, or the 2011 Period. The Company had net new home orders of 902 homes in the 2012 period, a 67% increase from 539 in the 2011 period, and the average sales price for homes closed decreased 25% to $259,400 in the 2012 period from $344,400 in the 2011 period.

Comparing the 2011 period to the 2010 period, homebuilding revenues decreased 22% to $207.1 million in the 2011 period from $266.9 million in the 2010 period, the average sales price for homes closed decreased 4% to $337,200 in the 2011 period from $351,100 in the 2010 period and net new home orders increased 3% to 669 in the 2011 period from 650 in the 2010 period. During 2011, the Company recorded non-cash impairment losses on real estate assets of $128.3 million.

Chapter 11 Reorganization

On December 19, 2011, William Lyon Homes, or Parent, and certain of its direct and indirect wholly-owned subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan, of Parent and certain of its subsidiaries. Prior to filing the Chapter 11 Petitions, Parent’s wholly-owned subsidiary, William Lyon Homes, Inc., or California Lyon, was in default under its prepetition loan agreement with ColFin WLH Funding, LLC and certain other lenders, or the Prepetition Term Loan Agreement, due to its failure to comply with certain financial covenants in the Prepetition Term Loan Agreement. In addition, the Company became increasingly uncertain of its ability to repay or refinance its then outstanding 7 5/8% Senior Notes when they matured on December 15, 2012. Beginning in April 2010, California Lyon entered into a series of amendments and temporary waivers with the lenders under the Prepetition Term Loan Agreement related to these defaults, which prevented acceleration of the indebtedness outstanding under the Prepetition Term Loan Agreement and enabled the Company to negotiate a financial reorganization to be implemented through the bankruptcy process with its key constituents prior to the Chapter 11 Petitions. The Chapter 11 Petitions are jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019, or the Chapter 11 Cases. The sole purpose of the Chapter 11 Cases was to restructure the debt obligations and strengthen the balance sheet of the Parent and certain of its subsidiaries.

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and its subsidiaries consummated the principal transactions contemplated by the Plan, including:

•

the issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share, or the Class A Common Stock, and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, or the Notes, issued by California Lyon, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon;

•

the amendment of California Lyon’s Prepetition Term Loan Agreement with ColFin WLH Funding, LLC and certain other lenders, or the Amended Term Loan Agreement, which resulted, among other things, in the increase in the principal amount outstanding under the Prepetition Term Loan Agreement, the reduction in the interest rate payable under the Prepetition Term Loan Agreement, and the elimination of any prepayment penalty under the Prepetition Term Loan Agreement;

•

the issuance, in exchange for aggregate cash consideration of $25 million, of 31,464,548 shares of Parent’s new Class B Common Stock, $0.01 par value per share, or Class B Common Stock, and a warrant to purchase 15,737,294 shares of Class B Common Stock;

•

the issuance of 64,831,831 shares of Parent’s new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, and 12,966,366 shares of Parent’s new Class C Common Stock, $0.01 par value per share, or Class C Common Stock, in exchange for aggregate cash consideration of $60 million; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock pursuant to an agreement with certain selling stockholders to backstop the offering of shares of Class C Common Stock and shares of Convertible Preferred Stock in connection with the Plan.

Basis of Presentation

The accompanying consolidated financial statements included herein have been prepared under U.S. Generally Accepted Accounting Principles, or U.S. GAAP, and the rules and regulations of the Securities and Exchange Commission, or the SEC, and are presented on a going concern basis, which assumes the Company will be able to operate in the ordinary course of its business and realize its assets and discharge its liabilities for the foreseeable future. The accompanying financial statements for the years ended December 31, 2011, 2010 and 2009 are audited, and the unqualified audit opinion is included therein.

Consequences of Chapter 11 Cases—Debtor in Possession Accounting

Accounting Standards Codification Topic 852-10-45, Reorganizations-Other Presentation Matters, which is applicable to companies in Chapter 11 proceedings, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for the periods subsequent to the filing of the Chapter 11 Cases (defined below) distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Amounts that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations for the year ended December 31, 2011 and all subsequent periods. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided or used by reorganization items must be disclosed separately in the statement of cash flows. The Company applied ASC 852-10-45 effective on December 19, 2011 and is segregating those items as outlined above for all reporting periods subsequent to such date, as applicable.

The Interim Condensed Consolidated Financial Statements included herein have been prepared in accordance with U.S. GAAP and with the instructions to Article 10 of Regulation S-X. The condensed consolidated financial statements and notes thereto are unaudited. In our opinion, these financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of our operating results, financial position and cash flows. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent interim period or for the full fiscal year ending December 31, 2012.

The Predecessor consolidated financial statements included in the interim condensed consolidated financial statements provide for the outcome of the Plan, in particular:

•	pre-petition liabilities, the amounts that will ultimately be allowed for claims or contingencies, or the status and priority thereof;

•	the reorganization items upon confirmation of the reorganization;

•	the fair value of all asset, liability and equity accounts and the effect of any changes that may be made in the capitalization.

In preparing the Condensed Consolidated Financial Statements for the Predecessor, we applied ASC Topic 852 Reorganization, or ASC 852, which requires that the financial statements for periods subsequent to the reorganization filing distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Accordingly, professional fees associated with the Plan and certain gains and losses resulting from reorganization of our business have been reported separately as reorganization items. In addition, interest expense has been reported only to the extent that it was paid or expected to be paid during the reorganization process or that it is probable that it will be an allowed priority, secured, or unsecured claim under the Plan. Interest income earned during the reorganization process is reported as a reorganization item.

Upon emergence from the reorganization process, we adopted fresh start accounting in accordance with ASC 852. The adoption of fresh start accounting results in our becoming a new entity for financial reporting purposes. Accordingly, the Condensed Consolidated Financial Statements on or after February 25, 2012 are not comparable to the Condensed Consolidated Financial Statements prior to that date. See Note 2 of “Notes to Consolidated Financial Statements” and Notes 2, 3 and 4 of “Notes to Condensed Consolidated Financial Statements.” Our Condensed Consolidated Statement of Operations for the period ended September 30, 2012 was, and subsequent periods through the period ending December 31, 2012, will be, split into Predecessor and Successor financial statements for as long as any Predecessor financial statements are disclosed.

Fresh start accounting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets pursuant to Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, and Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The excess reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill on the Condensed Consolidated Balance Sheet. Deferred taxes are determined in conformity with Accounting Standards Codification Topic 740, Income Taxes, or ASC 740. For additional information regarding the impact of fresh start accounting on our Condensed Consolidated Balance Sheet as of September 30, 2012, see Note 3 of “Notes to Condensed Consolidated Financial Statements.”

Results of Operations

Since early 2006, the U.S. housing market had been negatively impacted by declined consumer confidence, restrictive mortgage standards, and large supplies of foreclosure, resale and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices, and increasing pricing pressure, which hinders the Company’s ability to attract new home buyers. As a result, the Company has experienced operating losses each year, beginning in 2007. Such losses resulted from a combination of reduced homebuilding gross margins, losses on land sales to generate cash flow and significant non-cash impairment losses on real estate assets.

The U.S. housing market and broader economy remain in a period of uncertainty; however, there are signs of stabilization in certain of our local markets.

During 2012, the Company has experienced an overall improvement in all of its markets, with an increase in sales absorption rates, an increase in net sales prices, backlog units and an improvement in gross margins. Previous negative trends seem to be improving including (i) stabilizing unemployment rates, which correlate to improved consumer confidence, (ii) decreasing foreclosure activity with decreasing volumes of shadow inventory, (iii) sustained historically low mortgage rates, which is leading to increased homebuyer demand, as well as (iv) better overall economic conditions. The Company continues to optimize on the momentum of the last two quarters and the signs of recovery by increasing prices where appropriate and reducing incentives.

In Southern California, net new home orders per average sales location increased to 34.7 during the nine months ended September 30, 2012 from 26.0 for the same period in 2011. In Northern California, net new home orders per average sales location increased to 41.3 during the 2012 period from 23.8 during the 2011 period. In Arizona, net new home orders per average sales location increased to 108.0 during the nine months ended September 30, 2012 from 72.0 for the same period in 2011. In Nevada, net new home orders per average sales location increased to 34.2 during the 2012 period from 18.8 during the 2011 period. In Southern California, the cancellation rate decreased to 17% in the 2012 period compared to 23% in the 2011 period. In Northern California, the cancellation rate increased to 22% in the 2012 period compared to 19% in the 2011 period. In Arizona, the cancellation rate increased to 8% in the 2012 period compared to 6% in the 2011 period. In Nevada, the cancellation rate decreased to 12% in the 2012 period compared to 18% in the 2011 period. The lower cancellation rate is due to an increase in the number of highly qualified, credit worthy homebuyers which can be attributed to tighter lending guidelines.

The Company experienced increased homebuilding gross margin percentages of 15.9% for the nine months ended September 30, 2012 compared to 12.4% in the 2011 period particularly impacted by an increase in Northern California’s homebuilding gross margin percentages to 23.4% in the 2012 period compared to 10.3% in the 2011 period. Also contributing to the overall increase, was an increase in Nevada’s homebuilding gross margin percentages to 14.1% in the 2012 period from 10.2% in the 2011 period, and an increase in Arizona’s homebuilding gross margin percentages to 13.6% in the 2012 period compared to 13.0% in the 2011 period, offset by a decrease in Southern California’s homebuilding gross margin percentages to 13.5% in the 2012 period from 14.0% in the 2011 period. The increase in gross margins is primarily related to an increase in absorption, which decreases certain project related costs, and an increase in sales prices.

The Company continues to review acquisitions of select land positions where it makes strategic and economic sense to do so, targeting finished lots in core coastal markets, near high employment job centers or transportation corridors. Management also continues to evaluate owned lots and land parcels to determine if values support holding the parcels for future projects or selling projects at current values.

Comparisons of Three Months Ended September 30, 2012 to September 30, 2011

Home sales revenue increased $22.9 million to $76.6 million during the three months ended September 30, 2012 compared to $53.7 million for the three months ended September 30, 2011. The increase is primarily attributable to an increase in homes closed of 81% to 268 homes for the three months ended September 30, 2012, from 148 homes for the three months ended September 30, 2011, offset by a decrease in average sales price of 21% to $285,900 from $362,900 primarily due to a change in product mix. The number of net new home orders for the three months ended September 30, 2012 increased 66% to 279 homes from 168 homes for the three months ended September 30, 2011. On a consolidated basis, the backlog of homes sold but not closed as of September 30, 2012 was 414, up 115% from 193 homes a year earlier.

Homes in backlog are generally closed within three to six months. The dollar amount of backlog of homes sold but not closed on a consolidated basis as of September 30, 2012 was $108.4 million, up 99% from $54.3 million as of September 30, 2011 primarily due to an increase in net new home orders. The cancellation rate of buyers who contracted to buy a home but did not close escrow at the Company’s projects was 18% during the three months ended September 30, 2012 compared to 24% during the three months ended September 30,

2011. The inventory of completed and unsold homes was 12 homes as of September 30, 2012, down 69% from 39 homes at September 30, 2011, and down 84% from 73 homes at December 31, 2011.

The Company’s number of new home orders per average sales location increased to 15.5 during the three months ended September 30, 2012 as compared to 8.8 during the three months ended September 30, 2011. This was attributable to Southern California, which increased to 12.0 per location during the three months ended September 30, 2012 from 5.9 per location during the three months ended September 30, 2011, Northern California, which increased to 14.5 per location during the three months ended September 30, 2012 from 8.3 per location during the three months ended September 30, 2011, and Nevada, which increased to 13.3 per location during the three months ended September 30, 2012 compared to 5.3 per location during the three months ended September 30, 2011, offset by Arizona, which decreased from 31.0 per location during the three months ended September 30, 2011 to 27.0 per location during the three months ended September 30, 2012.

In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as Predecessor, and the period from February 25, 2012 through September 30, 2012 as Successor. As such, the application of fresh start accounting as described in Note 3 of the “Notes to Condensed Consolidated Financial Statements” is reflected in the period from February 25, 2012 through September 30, 2012 and not the period January 1, 2012 through February 24, 2012. The accounts reflected in the tables below, including gross margin percentage, sales and marketing expense, general and administrative expense and net (loss) income, are affected by the fresh start accounting. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
Number of Net New Home Orders
Southern California	60	41	19	46%
Northern California	58	33	25	76%
Arizona	81	62	19	31%
Nevada	80	32	48	150%

Total	279	168	111	66%

Cancellation Rate	18%	24%	(6)%

Net new home orders in each segment increased period over period. The weekly average sales rates for the period were 1.2 sales per project during the three months ended September 30, 2012 compared to 0.7 sales per project during the three months ended September 30, 2011. In Southern California, net new home orders increased 46% from 41 during the three months ended September 30, 2011, to 60 during the three months ended September 30, 2012. In Northern California, net new home orders increased 76% from 33 during the three months ended September 30, 2011, to 58 during the three months ended September 30, 2012. In Arizona, net new home orders increased 31% from 62 during the three months ended September 30, 2011, to 81 during the three months ended September 30, 2012. In Nevada, net new home orders more than doubled from 32 homes during the three months ended September 30, 2011, to 80 homes during the three months ended September 30, 2012. The increase in net new home orders is due to an improvement in the housing market, overall homebuyer demand, and improvement in general economic conditions in all of our divisions. As discussed previously, these improvements positively impact the number of homes in backlog, which are homes that will close in future periods. As new home orders and backlog increase, it has a positive impact on revenues and cash flow in future periods.

Cancellation rates for the Company overall decreased to 18% for the three month period ended September 30, 2012 from 24% for the three month period ended September 30, 2011. The change includes a decrease in Southern California’s cancellation rate to 24% for the three months ended September 30, 2012, from 43% for the three months ended September 30, 2011, a decrease in Northern California’s cancellation rate to 18% for the three months ended September 30, 2012, from 25% for the three months ended September 30, 2011, a decrease in Nevada’s cancellation rate to 16% for the three months ended September 30, 2012, from 18% for the three months ended September 30, 2011, offset by an increase in Arizona’s cancellation rate to 15% for the three months ended September 30, 2012 from 7% for the three months ended September 30, 2011. The lower cancellation rate is due to an increase in the number of highly qualified, credit worthy customers purchasing homes which can be attributed to tighter lending guidelines.

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
Average Number of Sales Locations
Southern California	5	7	(2)	(29)%
Northern California	4	4	—	0%
Arizona	3	2	1	50%
Nevada	6	6	—	0%

Total	18	19	(1)	(5)%

The average number of sales locations for the Company decreased by one for the three months ended September 30, 2012 compared to the three months ended September 30, 2011. Southern California decreased by two average sales locations from seven for the three months ended September 30, 2011 to five for the three months ended September 30, 2012, due to final delivery of two projects. Arizona increased by one average sales location from two for the three months ended September 30, 2011 to three for the three months ended September 30, 2012 due to the opening of three new projects, offset by final home orders at two projects. Northern California and Nevada remained unchanged at four and six average sales locations, respectively, for both the three months ended September 30, 2012 and 2011.

	September 30,		Increase (Decrease)
	2012	2011	Amount	%
Backlog (units)
Southern California	95	58	37	64%
Northern California	72	37	35	95%
Arizona	162	72	90	125%
Nevada	85	26	59	227%

Total	414	193	221	115%

The Company’s backlog at September 30, 2012 increased 115% from 193 units at September 30, 2011 to 414 units at September 30, 2012. The increase is primarily attributable to an increase in net new home orders during the period driven by the Nevada division, which had a 150% increase in net new home orders, which contributed to a 227% increase in backlog. The increase in backlog at quarter end reflects an increase in the number of homes closed to 268 during the three months ended September 30, 2012 from 148 during the three months ended September 30, 2011, and a 66% increase in total net new order activity to 279 homes during the three months ended September 30, 2012 from 168 homes during the three months ended September 30, 2011. All divisions continue their strong performance due to increased homebuyer confidence and stabilization in all of our markets.

	September 30,		Increase (Decrease)
	2012	2011	Amount	%
	(dollars in thousands)
Backlog (dollars)
Southern California	$38,154	$27,507	$10,647	39%
Northern California	20,754	11,364	9,390	83%
Arizona	31,551	10,146	21,405	211%
Nevada	17,912	5,326	12,586	236%

Total	$108,371	$54,343	$54,028	99%

The dollar amount of backlog of homes sold but not closed as of September 30, 2012 was $108.4 million, up 99% from $54.3 million as of September 30, 2011. The increase during this period reflects a 115% increase in the number of homes in backlog to 414 homes as of September 30, 2012 compared to 193 homes as of September 30, 2011. The increase in the dollar amount of backlog is offset by a decrease in average sales prices for new home orders. The Company experienced a decrease of 7% in the average sales price of homes in backlog to $261,800 as of September 30, 2012 compared to $281,600 as of September 30, 2011. The decrease is driven by a lower price point of our actively selling projects to projects available to first time buyers or first time “move up” buyers. The increase in the dollar amount of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in the subsequent period as compared to the previous period.

In Southern California, the dollar amount of backlog increased 39% to $38.2 million as of September 30, 2012 from $27.5 million as of September 30, 2011, which is attributable to a 64% increase in the number of homes in backlog in Southern California to 95 homes as of September 30, 2012 compared to 58 homes as of September 30, 2011, and a 46% increase in net new home orders to 60 for the three months ended September 30, 2012 compared to 41 homes for the three months ended September 30, 2011, offset by a 15% decrease in the average sales price of homes in backlog to $401,600 as of September 30, 2012 compared to $474,300 as of September 30, 2011. In Southern California, the cancellation rate decreased to 24% for the three months ended September 30, 2012 from 43% for the three months ended September 30, 2011.

In Northern California, the dollar amount of backlog increased 83% to $20.8 million as of September 30, 2012 from $11.4 million as of September 30, 2011, which is attributable to an 95% increase in the number of units in backlog to 72 as of September 30, 2012 from 37 as of September 30, 2011, along with a 76% increase in net new home orders in Northern California to 58 homes for the three months ended September 30, 2012 compared to 33 homes for the three months ended September 30, 2011, offset by an 6% decrease in the average sales price of homes in backlog to $288,300 as of September 30, 2012 compared to $307,100 as of September 30, 2011. In Northern California, the cancellation rate decreased to 18% for the three months ended September 30, 2012 from 25% for the three months ended September 30, 2011.

In Arizona, the dollar amount of backlog increased 211% to $31.6 million as of September 30, 2012 from $10.1 million as of September 30, 2011, which is attributable to a 125% increase in the number of units in backlog to 162 as of September 30, 2012 from 72 as of September 30, 2011, along with a 31% increase in net new home orders in Arizona to 81 homes during the three months ended September 30, 2012 compared to 62 homes during the three months ended September 30, 2011, and a 38% increase in the average sales price of homes in backlog to $194,800 as of September 30, 2012 compared to $140,900 as of September 30, 2011. In Arizona, the cancellation rate increased to 15% for the three months ended September 30, 2012 from 7% for the three months ended September 30, 2011.

In Nevada, the dollar amount of backlog increased 236% to $17.9 million as of September 30, 2012 from $5.3 million as of September 30, 2011, which is attributable to a 227% increase in the number of units in backlog to 85 as of September 30, 2012 from 26 as of September 30, 2011, along with a 150% increase in net new home orders in Nevada to 80 homes during the three months ended September 30, 2012 compared to 32 homes during the three months ended September 30, 2011, and a 3% increase in the average sales price of homes in backlog to $210,700 as of September 30, 2012 compared to $204,800 as of September 30, 2011. In Nevada, the cancellation rate decreased to 16% for the three months ended September 30, 2012 from 18% for the three months ended September 30, 2011.

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
Number of Homes Closed
Southern California	63	55	8	15%
Northern California	65	38	27	71%
Arizona	66	25	41	164%
Nevada	74	30	44	147%

Total	268	148	120	81%

During the three months ended September 30, 2012, the number of homes closed increased 81% to 268 in the 2012 period from 148 during the three months ended September 30, 2011. The increase in home closings is attributable to an increase in beginning backlog for the period of 133% to 403 units at June 30, 2012 compared to 173 units at June 30, 2011. There was a 15% increase in home closings in Southern California from 55 during the three months ended September 30, 2011 to 63 during the three months ended September 30, 2012, a 71% increase in home closings in Northern California to 65 during the three months ended September 30, 2012 from 38 during the three months ended September 30, 2011, a 164% increase in Arizona to 66 homes closed during the three months ended September 30, 2012 compared to 25 homes closed during the three months ended September 30, 2011, and a 147% increase in homes closed in Nevada from 30 during the three months ended September 30, 2011 to 74 during the three months ended September 30, 2012. In addition, the Company was able to convert 53% of its units in backlog as of June 30, 2012 into closings during the three months ended September 30, 2012.

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
	(dollars in thousands)
Home Sales Revenue
Southern California	$31,287	$28,554	$2,733	10%
Northern California	21,146	15,873	5,273	33%
Arizona	10,632	3,472	7,160	206%
Nevada	13,552	5,804	7,748	133%

Total	$76,617	$53,703	$22,914	43%

The increase in homebuilding revenue of 43% to $76.6 million for the three months ended September 30, 2012 from $53.7 million for the three months ended September 30, 2011 is primarily attributable to: (i) an increase in revenue of $43.5 million due to an increase in homes closed of 81% to 268 for the three months ended September 30, 2012 from 148 for the three months ended September 30, 2011 offset by (ii) a decrease in revenue of $20.6 million related to a decrease in average sales price of $77,000 per unit from $362,900 for the three months ended September 30, 2011 to $285,900 for the three months ended September 30, 2012. The decrease in the average sales price of homes closed is attributable to a strategic shift in the price point of our actively selling projects to projects available to first time buyers or first time “move up” buyers, which included a decrease in the number of homes closed with a sale price in excess of $500,000 from 44 during the three months ended September 30, 2011 to 31 during the three months ended September 30, 2012.

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
Average Sales Price of Homes Closed
Southern California	$496,600	$519,200	$(22,600)	(4)%
Northern California	325,300	417,700	(92,400)	(22)%
Arizona	161,100	138,900	22,200	16%
Nevada	183,100	193,500	(10,400)	(5)%

Total	$285,900	$362,900	$(77,000)	(21)%

The average sales price of homes closed for the three months ended September 30, 2012 decreased in three segments due primarily to a change in product mix, as previously described. In the Southern California and Northern California segments, the overall average sales price decrease is primarily due to a change in product mix, as previously described. The decrease in average sales prices for the period was due to new projects that were released during 2012 with an average sales price of $303,000, which is below the prior period average of $362,000.

	Three Months Ended September 30,
	2012	2011	Increase (Decrease)
Homebuilding Gross Margin Percentage
Southern California	14.1%	15.1%	(1.0)%
Northern California	25.0%	12.2%	12.8%
Arizona	16.0%	8.9%	7.1%
Nevada	16.3%	8.6%	7.7%

Total	17.8%	13.2%	4.6%

Adjusted Homebuilding Gross Margin Percentage	25.7%	21.6%	4.1%

For homebuilding gross margins, the comparison of the three months ended September 30, 2012 and the three months ended September 30, 2011 is as follows:

•

In Southern California, homebuilding gross margins remained relatively consistent at 14.1% during the three months ended September 30, 2012 compared to 15.1% during the three months ended September 30, 2011. However, margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.5%.

•

In Northern California, homebuilding gross margins more than doubled to 25.0% for the three months ended September 30, 2012 due to the impact of fresh start accounting on the real estate values, which decreased the cost basis in each property in the division, and subsequently increased gross margins by 5.9%, as well as the closeout of lower margin projects from the prior year.

•

In Arizona, homebuilding gross margins increased 7.1% reflecting the existence of higher margin projects in the current year. The improvement in gross margins is due to a 16% increase in average sales prices. In addition, the impact of fresh start accounting on the real estate values, which increased the cost basis in each property in the division, and subsequently decreased gross margins by 1.4%.

•

In Nevada, homebuilding gross margins increased 7.7% reflecting the existence of higher margin projects in the current year, and due to the impact of fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.7%.

Excluding previously capitalized interest to projects included in cost of sales, adjusted homebuilding gross margin percentage was 25.7% for the three months ended September 30, 2012, compared to 21.6% for the three months ended September 30, 2011. Adjusted homebuilding gross margin is a non-GAAP financial measure. The Company believes this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with its competitors, who also break out and adjust gross margins in a similar fashion. See table set forth below reconciling this non-GAAP measure to homebuilding gross margin.

	Three Months Ended September 30,
	2012	2011
	(dollars in thousands)
Home sales revenue	$76,617	$53,703
Cost of home sales	63,012	46,635

Homebuilding gross margin	13,605	7,068
Add: Interest in cost of sales	6,051	4,506

Adjusted homebuilding gross margin	$19,656	$11,574

Adjusted homebuilding gross margin percentage	25.7%	21.6%

Lots, Land, and Other Sales Revenue

Lots, land and other sales increased to $9.3 million for the three months ended September 30, 2012 with no comparable amount for the three months ended September 30, 2011 primarily attributable to the sale of 58 lots in Mesa, Arizona, known as Lehi Crossing for a sales price of $6.5 million, and the sale of 40 lots in Elk Grove, CA known as Magnolia Lane for a sales price of $2.8 million, in the third quarter of 2012. Cost of sales – lots, land and other increased as a result of the sales to $7.8 million for the three months ended September 30, 2012 compared to a negligible amount for the three months ended September 30, 2011.

Construction Services Revenue

Construction services revenue, which was all recorded in Southern California and Northern California, was $7.0 million for the three months ended September 30, 2012 compared with $6.0 million for the three months ended September 30, 2011. The increase is primarily due to an increase in the number of construction services projects in the 2012 period, compared to the 2011 period. In Northern California, the Company started construction on one project in 2012 which contributed approximately $2.2 million in the three months ended September 30, 2012. See Note 1 of “Notes to Condensed Consolidated Financial Statements” for further discussion.

Impairment Loss on Real Estate Assets

	Three Months Ended September 30,
	2012	2011	Increase (Decrease)
	(in thousands)
Land under development and homes completed and under construction
Southern California	$—	$1,853	$(1,853)
Northern California	—	1,731	(1,731)
Nevada	—	4,790	(4,790)

Total	$—	$8,374	$(8,374)
Land held for future development or sold
Nevada	—	16,522	(16,522)

Total	—	16,522	(16,522)

Total impairment loss on real estate assets	$—	$24,896	$(24,896)

The Company evaluates homebuilding assets for impairment when indicators of impairments are present. Indicators of potential impairment include, but are not limited to, a decrease in housing market values, sales absorption rates, and sales prices. On February 24, 2012, the Company adopted fresh start accounting under ASC 852, Reorganizations, and recorded all real estate inventories at fair value. For the three months ended September 30, 2012, there were no impairment charges recorded.

During the quarter ended September 30, 2011, the Company recorded impairment loss on real estate assets of $24.9 million. The impairment loss related to land under development and homes completed and under construction recorded during the three months ended September 30, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22%.

The impairment loss related to land held for future development or sold during the three months ended September 30, 2011, resulted from the reduced value of the land in the project. The Company values land held for future development using, (i) projected cash flows with the strategy of selling the land, on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. In addition, the Company may use appraisals to best determine the as-is value. The Company continues to evaluate land values to determine whether to hold for development or to sell at current prices, which may lead to additional impairment on real estate assets.

Sales and Marketing Expense

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
	(dollars in thousands)
Sales and Marketing Expense
Homebuilding
Southern California	$1,693	$2,057	$(364)	(18)%
Northern California	916	1,115	(199)	(18)%
Arizona	813	257	556	216%
Nevada	750	758	(8)	(1)%

Total	$4,172	$4,187	$(15)	0%

Sales and marketing expense remained relatively consistent at $4.2 million during the three months ended September 30, 2012 and 2011. Sales and marketing expense was 5.4% and 7.8% of homebuilding revenue during the three months ended September 30, 2012 and 2011, respectively. The improvement in sales and marketing expense as a percentage of revenue is due to the decrease in advertising dollars spent relative to homebuilding revenue, which was 2.8% of homebuilding revenues during the 2012 period, compared to 6.5% of homebuilding revenues during the 2011 period. The decrease is due to the Company using more web based, economically efficient advertising programs.

General and Administrative Expense

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
	(dollars in thousands)
General and Administrative Expense
Homebuilding
Southern California	$936	$823	$113	14%
Northern California	311	258	53	21%
Arizona	620	483	137	28%
Nevada	563	539	24	4%
Corporate	4,650	2,662	1,988	75%

Total	$7,080	$4,765	$2,315	49%

General and administrative expense increased 49% to $7.1 million during the three months ended September 30, 2012 from $4.8 million during the three months ended September 30, 2011. Increase is primarily attributed to (i) $1.6 million of non-cash amortization expense of intangible assets resulting from fresh-start accounting during the three months ended September 30, 2012 with no comparable amount during the three months ended September 30, 2011, (ii) an increase of $0.2 million in bonus expense from $0.6 million during the three months ended September 30, 2011 to $0.8 million during the three months ended September 30, 2012, and (iii) an increase of $0.3 million in professional fees from $0.2 million during the three months ended September 30, 2011 to $0.5 million during the three months ended September 30, 2012. However, on a percentage of revenue basis the Company has improved significantly as general and administrative expense before amortization of intangibles assets relating to fresh start adjustments, as a percentage of homebuilding revenue was 7.1% and 8.9% during the three months ended September 30, 2012 and 2011, respectively.

Other Items

Other operating costs remained relatively consistent at $0.9 million during the three months ended September 30, 2012 compared to $0.9 million during the three months ended September 30, 2011.

During the three months ended September 30, 2012, the Company incurred interest related to its outstanding debt of $8.7 million, of which $6.2 million was capitalized, resulting in net interest expense of $2.5 million. During the three months ended September 30, 2011, the Company incurred interest related to its outstanding debt of $15.9 million, of which $7.9 million was capitalized, resulting in net interest expense of $8.0 million. The decrease in interest expense during the three months ended September 30, 2012 as compared to the three months ended September 30, 2011 is primarily attributable to the lower interest rate and reduced outstanding debt obtained as a result of the debt restructuring in February 2012.

Reorganization Items

Reorganization items include legal and professional fees incurred in connection with the Chapter 11 Cases. During the three months ended September 30, 2012 and 2011, the Company incurred reorganization costs of $0.7 million and $4.8 million, respectively.

Noncontrolling Interest

Net income (loss) attributable to noncontrolling interest changed to income of $1.2 million in the 2012 period compared to a loss of $0.07 million in the 2011 period. The change is primarily due to an increase in the numbers of homes closed in unconsolidated joint ventures to 17 in the 2012 period from 3 in the 2011 period.

Preferred Dividends

The accrued preferred dividend was $0.8 million in the 2012 period with no comparable amount in the 2011 period due to the issuance of preferred stock in conjunction with the Company’s reorganization.

Net Loss Attributable to William Lyon Homes

As a result of the foregoing factors, net loss during the three months ended September 30, 2012 was $0.8 million compared to net loss during the three months ended September 30, 2011 of $39.6 million.

Lots Owned and Controlled

The table below summarizes the Company’s lots owned and controlled as of the periods presented:

	September 30,		Increase (Decrease)
	2012	2011	Amount	%
Lots Owned
Southern California	1,027	768	259	34%
Northern California	320	515	(195)	(38)%
Arizona	6,247	6,253	(6)	0%
Nevada	2,940	2,700	240	9%

Total	10,534	10,236	298	3%

Lots Controlled(1)
Southern California	193	114	79	69%
Northern California	674	303	371	100%

Total	867	417	450	108%

Total Lots Owned and Controlled	11,401	10,653	748	7%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed joint ventures.

Comparisons of Nine Months Ended September 30, 2012 to September 30, 2011

On a combined basis, revenues from homes sales increased 10% to $162.7 million during the nine months ended September 30, 2012 compared to $148.1 million during the nine months ended September 30, 2011. The increase is primarily due to an increase of 46% in homes closed to 627 homes during the 2012 period compared to 430 homes during the 2011 period, offset by a decrease in the average sales price of homes closed to $259,400 in the 2012 period compared to $344,400 in the 2011 period. On a combined basis, the number of net new home orders for the nine months ended September 30, 2012 increased 67% to 902 homes from 539 homes for the nine months ended September 30, 2011.

The average number of sales locations remained consistent at 19 locations during the nine months ended September 30, 2012 and 2011. The Company’s number of new home orders per average sales location increased 67% to 47.5 for the nine months ended September 30, 2012 as compared to 28.4 for the nine months ended September 30, 2011.

In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as Predecessor and the period from February 25, 2012 through September 30, 2012 as Successor. As such, the application of fresh start accounting as described in Note 3 of the “Notes to Condensed Consolidated Financial Statements” is reflected in the period from February 25, 2012 through September 30, 2012 and not the period January 1, 2012 through February 24, 2012. The accounts reflected in the tables below, include gross margin percentage, sales and marketing expense, and general and administrative expense, are affected by the fresh start accounting. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting. These items are described period over period “on a combined basis”, which combines the predecessor and successor entities for the nine months ended September 30, 2012.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Amount	%
Number of Net New Home Orders
Southern California	170	38	208	182	26	14%
Northern California	142	23	165	119	46	39%
Arizona	231	93	324	144	180	125%
Nevada	184	21	205	94	111	118%

Total	727	175	902	539	363	67%

Cancellation Rate			14%	17%	(3)%

Net new home orders in each segment increased period over period primarily attributable to improving market conditions. The weekly average sales rates for the period were 1.2 sales per project during the 2012 period compared to 0.7 sales per project during the 2011 period. In Southern California, net new home orders increased 14% from 182 in the 2011 period to 208 in the 2012 period. In Northern California, net new home orders increased 39% from 119 in the 2011 period to 165 in the 2012 period. In Arizona, net new home orders more than doubled from 144 in the 2011 period to 324 in the 2012 period driven by the opening of three new projects in the second quarter of 2012. In Nevada, net new home orders more than doubled from 94 in the 2011 period to 205 in the 2012 period. The increase in net new home orders is due to an improvement in the housing market and overall homebuyer demand. In addition, we have opened new communities in well located areas with strong homebuyer demand. The increase in net new home orders positively impacts the number of homes in backlog, which are homes that will close in future periods. As new home orders and backlog increase, it has a positive impact on revenues and cash flow in future periods.

Cancellation rates during the 2012 period decreased to 14% from 17% during the 2011 period. The change includes a decrease in Southern California’s cancellation rate to 17% in the 2012 period compared to 23% in the 2011 period, a decrease in Nevada’s cancellation rate to 12% in the 2012 period from 18% in the 2011 period, offset by an increase in Northern California’s cancellation rate to 22% in the 2012 period from 19% in the 2011 period and an increase in Arizona’s cancellation rate to 8% in the 2012 period from 6% in the 2011 period. The lower cancellation rate is due to an increase in the number of highly qualified, credit worthy customers purchasing homes which can be attributed to tighter lending guidelines.

	Nine Months Ended September 30,		Increase (Decrease)
	Successor	Predecessor
	2012	2011	Amount	%
Average Number of Sales Locations
Southern California	6	7	(1)	(14)%
Northern California	4	5	(1)	(20)%
Arizona	3	2	1	50%
Nevada	6	5	1	20%

Total	19	19	—	0%

The average number of sales locations for the Company remained consistent at 19 for the periods ended September 30, 2012 and 2011. Southern California and Northern California each decreased by one sales location in the 2012 period compared to the 2011 period, while Arizona and Nevada each increased by one sales location in the 2012 period compared to the 2011 period.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Amount	%
Number of Homes Closed
Southern California	122	13	135	158	(23)	(15)%
Northern California	103	15	118	101	17	17%
Arizona	210	27	237	80	157	196%
Nevada	125	12	137	91	46	51%

Total	560	67	627	430	197	46%

During the nine months ended September 30, 2012, the number of homes closed increased 46% to 627 in the 2012 period from 430 in the 2011 period. The increase in home closings is primarily attributable to an increase in beginning backlog for the period of 65% to 139 units at December 31, 2011 compared to 84 units at December 31, 2010. There was a 196% increase in Arizona to 237 homes closed in the 2012 period compared to 80 homes closed in the 2011 period, a 17% increase in homes closed in Northern California to 118 in the 2012 period from 101 in the 2011 period, and a 51% increase in homes closed in Nevada to 137 in the 2012 period compared to 91 in the 2011 period, somewhat offset by a 15% decrease in home closings in Southern California to 135 in the 2012 period from 158 in the 2011 period. In addition, the Company was able to convert 88% of its units in backlog as of December 31, 2011 into closings during the nine months ending September 30, 2012.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Amount	%
	(dollars in thousands)
Home Sales Revenue
Southern California	$56,000	$5,640	$61,640	$78,840	$(17,200)	(22)%
Northern California	33,861	4,250	38,111	40,777	(2,666)	(7)%
Arizona	32,109	4,316	36,425	11,307	25,118	222%
Nevada	24,007	2,481	26,488	17,148	9,340	54%

Total	$145,977	$16,687	$162,664	$148,072	$14,592	10%

The increase in homebuilding revenue of 10% to $162.7 million for the period ending 2012 from $148.1 million for the period ending 2011 is primarily attributable to a 46% increase in the number of homes closed to 627 during the 2012 period from 430 in the 2011 period, offset by a 25% decrease in the average sales price of homes closed to $259,400 during the 2012 period from $344,400 during the 2011 period. The decrease in average home sale price resulted in a $53.3 million decrease in revenue, offset by a $67.9 million increase in revenue attributable to a 46% increase in the number of homes closed.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Amount	%
Average Sales Price of Homes Closed
Southern California	$459,000	$433,800	$456,600	$499,000	$(42,400)	(8)%
Northern California	328,700	283,300	323,000	403,700	(80,700)	(20)%
Arizona	152,900	159,900	153,700	141,300	12,400	9%
Nevada	192,100	206,800	193,300	188,400	4,900	3%

Total	$260,700	$249,100	$259,400	$344,400	$(85,000)	(25)%

The average sales price of homes closed for the 2012 period decreased primarily due to a lower price point of our actively selling projects to projects available to first time buyers or first time “move up” buyers. In the Southern California and Northern California segments, the overall average sales price decrease is primarily due to a change in product mix, in which the number of homes closed with a sale price in excess of $500,000 was 120 in the 2011 period and 52 in the 2012 period. The decrease in average sales prices for the period was due to new projects that were released during 2012 with an average sales price of $321,300, which is below the prior period average of $344,400.

	Successor	Predecessor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
Homebuilding Gross Margin Percentage
Southern California	13.6%	11.8%	14.0%
Northern California	24.5%	14.6%	10.3%
Arizona	13.9%	11.6%	13.0%
Nevada	14.3%	12.0%	10.2%

Total	16.3%	12.5%	12.4%

Adjusted Homebuilding Gross Margin Percentage	24.0%	20.7%	20.2%

For homebuilding gross margins, the comparison of the Successor entity from February 25, 2012 through September 30, 2012 and the Predecessor entity for the nine months ended September 30, 2011 are as follows:

•

In Southern California, homebuilding gross margins remained relatively consistent at 13.6% during the 2012 period compared to 14.0% during the 2011 period. However, margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.1%.

•

In Northern California, homebuilding gross margins more than doubled to 24.5% in the 2012 period due to (i) the impact of fresh start accounting on the real estate values, which decreased the cost basis in each property in the division, and subsequently increased gross margins by 6.3%, and (ii) cost savings from previously closed out projects.

•

In Arizona, homebuilding gross margins remained relatively consistent due to the impact of fresh start accounting on the real estate values, which increased the cost basis in each property in the division, and subsequently decreased gross margins by 1.4%, and a 9% increase in average sales price of homes closed.

•

In Nevada, homebuilding gross margins increased 4.1% due to the impact of fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.9%, and an increase in average sales prices in Nevada from $188,400 in the 2011 period to $206,800 in the 2012 period.

For homebuilding gross margins, the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the nine months ended September 30, 2011 are as follows:

•

In Southern California, homebuilding gross margins decreased 2.2% in the 2012 period due to a 13% decrease in the average sales price of homes closed of $433,800 in the 2012 period from $499,000 in the 2011 period, offset by a decrease in the average cost per home closed of 11% from $429,200 in the 2011 period to $382,500 in the 2012 period.

•

In Northern California, homebuilding gross margins increased 4.3% in the 2012 period due to a decrease in the average cost per home closed of 33% from $362,300 in the 2011 period to $241,900 in the 2012 period, offset by a 30% decrease in the average sales price of homes closed of $283,300 in the 2012 period from $403,700 in the 2011 period.

•

In Arizona, homebuilding gross margins decreased 1.4% in the 2012 period due to an increase in the average cost per home closed of 15% from $123,000 in the 2011 period to $141,100 in the 2012 period, offset by a 13% increase in the average sales price of homes closed of $159,900 in the 2012 period from $141,300 in the 2011 period.

•

In Nevada, homebuilding gross margins increased 1.8% in the 2012 period due to a 10% increase in the average sales price of homes closed of $206,800 in the 2012 period from $188,400 in the 2011 period, offset by an increase in the average cost per home closed of 8% from $169,200 in the 2011 period to $181,900 in the 2012 period.

For the comparison of the Successor entity from February 25, 2012 through September 30, 2012 and the Predecessor entity for the nine months ended September 30, 2011, adjusted homebuilding gross margin percentage, which excludes previously capitalized interest included in cost of sales, was 24.0% for the 2012 period compared to 20.2% for the 2011 period. The increase was primarily a result of the changes discussed for homebuilding gross margins described previously.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the nine months ended September 30, 2011, adjusted homebuilding gross margin percentage was 20.7% for the 2012 period compared to 20.2% for the 2011 period.

Adjusted homebuilding gross margin is a non-GAAP financial measure. The Company believes this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with its competitors, who also break out and adjust gross margins in a similar fashion. See table set forth below reconciling this non-GAAP measure to homebuilding gross margin.

	Successor	Predecessor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
	(dollars in thousands)
Home sales revenue	$145,977	$16,687	$148,072
Cost of home sales	122,155	14,598	129,640

Homebuilding gross margin	23,822	2,089	18,432
Add: Interest in cost of sales	11,200	1,360	11,442

Adjusted homebuilding gross margin	$35,022	$3,449	$29,874

Adjusted homebuilding gross margin percentage	24.0%	20.7%	20.2%

Lots, Land, and Other Sales Revenue

Lots, land and other sales increased to $100.1 million in the 2012 period with no comparable amount in the 2011 period primarily attributable to the sale of a 27-acre parcel in Palo Alto and Mountain View, California, known as the former Mayfield Mall for a sales price of $90.0 million in the second quarter of 2012, the sale of 58 lots in Mesa, Arizona, known as Lehi Crossing for a sales price of $6.5 million in the third quarter of 2012, and the sale of 40 lots in Elk Grove, California known as Magnolia Lane for a sales price of $2.8 million in the third quarter of 2012. Cost of sales – lots, land and other increased as a result of the sales to $93.0 million, which includes adjustments to land basis for fresh start accounting, in the 2012 period compared to a negligible amount in the 2011 period.

Construction Services Revenue

Construction services revenue, which was all recorded in Southern California and Northern California, was $16.5 million for the period from February 25, 2012 through September 30, 2012, and $8.9 million for the period from January 1, 2012 through February 24, 2012 compared with $13.6 million in the 2011 period. The increase is primarily due to an increase in the number of construction services projects in the 2012 period, compared to the 2011 period. In Northern California, the Company started construction on one project which contributed approximately $11.9 million in the 2012 period. See Note 1 of “Notes to Condensed Consolidated Financial Statements” for further discussion.

Impairment Loss on Real Estate Assets

	Successor	Predecessor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
	(in thousands)
Land under development and homes completed and under construction
Southern California	$—	$—	$1,853
Northern California	—	—	1,731
Nevada	—	—	4,790

Total	$—	$—	$8,374
Land held for future development or sold
Nevada	—	—	16,522

Total	—	—	16,522

Total impairment loss on real estate assets	$—	$—	$24,896

The Company evaluates homebuilding assets for impairment when indicators of impairments are present. Indicators of potential impairment include, but are not limited to, a decrease in housing market values, sales absorption rates, and sales prices. On February 24, 2012, the Company adopted fresh start accounting under ASC 852, Reorganizations, and recorded all real estate inventories at fair value. For the 2012 period, there were no impairment charges recorded.

During the nine months ended September 30, 2011, the Company recorded impairment loss on real estate assets of $24.9 million. The impairment loss related to land under development and homes completed and under construction recorded during the nine months ended September 30, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22%.

The impairment loss related to land held for future development or sold during the nine months ended September 30, 2011, resulted from the reduced value of the land in the project. The Company values land held for future development using, (i) projected cash flows with the strategy of selling the land, on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. In addition, the Company may use appraisals to best determine the as-is value. The Company continues to evaluate land values to determine whether to hold for development or to sell at current prices, which may lead to additional impairment on real estate assets.

Sales and Marketing Expense

	Successor	Predecessor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
		(dollars in thousands)
Sales and Marketing Expense
Homebuilding
Southern California	$3,656	$942	$6,736
Northern California	1,772	463	3,425
Arizona	1,851	260	867
Nevada	1,556	279	2,255

Total	$8,835	$1,944	$13,283

For the comparison of the Successor entity from February 25, 2012 through September 30, 2012 and the Predecessor entity for the nine months ended September 30, 2011, sales and marketing expense as a percentage of homebuilding revenue decreased to 6.1% in the 2012 period compared to 9.0% in the 2011 period. This is primarily attributable to a decrease in advertising expense to $2.1 million in the 2012 period compared to $5.0 million in the 2011 period, due to cost reduction efforts to use more economically efficient platforms for advertising.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the nine months ended September 30, 2011, sales and marketing expense as a percentage of revenue increased to 11.6% in the 2012 period compared to 9.0 % in the 2011 period. This is primarily attributable to the cost of operating the sales models and base sales person compensation incurred on a monthly basis relative to the respective revenue in each period.

General and Administrative Expense

	Successor	Predecessor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
		(dollars in thousands)
General and Administrative Expense
Homebuilding
Southern California	$2,527	$707	$2,882
Northern California	850	222	1,073
Arizona	1,441	318	1,437
Nevada	1,467	357	1,795
Corporate	12,674	1,698	9,500

Total	$18,959	$3,302	$16,687

For the comparison of the Successor entity from February 25, 2012 through September 30, 2012 and the Predecessor entity for the nine months ended September 30, 2011, general and administrative expense as a percentage of homebuilding revenues, excluding amortization of intangible assets of $5.0 million in the 2012 period, decreased to 9.5% in the 2012 period compared to 11.3% in the 2011 period, reflecting the impact of higher housing revenues in the current period.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the nine months ended September 30, 2011, general and administrative expense as a percentage of homebuilding revenues increased to 19.8% in the 2012 period compared to 11.3% in the 2011 period. This is primarily attributable to the fixed costs of salaries and benefits incurred on a monthly basis relative to the respective revenue in each period.

Other Items

Combined other operating costs remained relatively consistent at $2.6 million in the 2012 period compared to $2.1 million in the 2011 period.

Equity in income of unconsolidated joint ventures was $0 in the 2012 compared to income of $3.6 million during the 2011 period. The income during the 2011 period was primarily due to the sale of the Company’s interest in one of its unconsolidated joint ventures.

During the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, the Company incurred interest of $22.3 million, and $7.1 million, respectively. During the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, the Company capitalized interest of $15.0 million, and $4.6 million, respectively. During the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, the Company recorded $7.3 million, and $2.5 million, respectively, of interest expense. During the 2011 period, the Company incurred interest related to its outstanding debt of $45.8 million, of which $27.8 million was capitalized, resulting in net interest expense of $18.0 million. The decrease in interest expense in the 2012 period as compared to the 2011 period is primarily attributable to the lower interest rate and reduced outstanding debt obtained as a result of the debt restructuring in the 2012 period.

Reorganization Items

During the period from January 1, 2012 through February 24, 2012, the Company recorded reorganization items of $233.5 million associated with or resulting from the reorganization and restructuring of the business. During the period from February 25, 2012 through September 30, 2012, the Company incurred reorganization costs of $1.9 million for legal and professional fees. The Company incurred reorganization costs of $10.9 million for legal and professional fees during the nine months ended September 30, 2011.

Noncontrolling Interest

For the comparison of the Successor entity from February 25, 2012 through September 30, 2012 and the Predecessor entity for the nine months ended September 30, 2011, net income (loss) attributable to noncontrolling interest increased to income of $2.0 million in the 2012 period compared to income of $0.06 million in the 2011 period. The change is primarily due to an increase in the numbers of homes closed in unconsolidated joint ventures to 40 in the 2012 period from 13 in the 2011 period.

Preferred Dividends

The preferred dividend was $1.8 million in the 2012 period with no comparable amount in the 2011 period due to the issuance of preferred stock in conjunction with the Company’s reorganization.

Net (Loss) Income Attributable to William Lyon Homes

Net income includes reorganization items of approximately $233.5 million for the period from January 1, 2012 through February 24, 2012 which primarily consists of a gain of approximately $298.8 million which resulted from cancellation of debt. The overall gain was partially offset by approximately $49.3 million in adjustments related to plan implementation and fresh start adjustments, approximately $7.8 million in professional fees, and approximately $8.3 million of debt financing cost write-off. For the period from

February 25, 2012 through September 30, 2012, net loss includes reorganization items of $1.9 million which consist of professional fees relating to the restructure. As a result of the foregoing factors, combined net income for the nine months ended September 30, 2012 was $220.8 million compared to net loss for the nine months ended September 30, 2011 of $62.0 million.

Comparisons of Years Ended December 31, 2011 and 2010

On a consolidated basis, homes sales revenue decreased $59.8 million to $207.1 million during the year ended December 31, 2011 compared to $266.9 million for the year ended December 31, 2010. The decrease is primarily attributable to a decrease in homes closed of 19% to 614 homes for the year ended December 31, 2011 from 760 homes for the year ended December 31, 2010 and a decrease in average sales price of 4% to $337,200 in the year ended December 31, 2011, from $351,100 in the year ended December 31, 2010. The number of net new home orders for the year ended December 31, 2011 increased 3% to 669 homes from 650 homes for the year ended December 31, 2010. The cancellation rate of buyers who contracted to buy a home but did not close escrow at the Company’s projects was approximately 18% during 2011 and 19% during 2010. The inventory of completed and unsold homes was 73 homes as of December 31, 2011, compared to 107 homes as of December 31, 2010.

On a consolidated basis, the backlog of homes sold but not closed as of December 31, 2011 was 139 homes, up 65% from 84 homes as of December 31, 2010. Homes in backlog are generally closed within three to six months. The dollar amount of backlog of homes sold but not closed on a consolidated basis as of December 31, 2011 was $29.3 million, down 2% from $30.1 million as of December 31, 2010.

The Company’s average number of sales locations increased for the year ended December 31, 2011 to 19, up 6% from 18 for the year ended December 31, 2010. The Company’s number of new home orders per average sales location decreased to 35.2 for the year ended December 31, 2011 from 36.1 for the year ended December 31, 2010.

The Company’s operations are historically seasonal, with the highest new order activity in the spring and summer, which is impacted by the timing of project openings and competition in surrounding projects, among other factors. In addition, the Company’s home deliveries typically occur in the third and fourth quarter of each fiscal year, based on the construction cycle times of our homes between three and six months. As a result, the Company’s revenues, cash flow and profitability are higher in that same period.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Number of Net New Home Orders
Southern California	211	369	(158)	(43)%
Northern California	147	114	33	29%
Arizona	202	90	112	124%
Nevada	109	77	32	42%

Total	669	650	19	3%

Cancellation Rate	18%	19%	(1)%

Three of the Company’s homebuilding segments experienced increases in net new home orders during the year ended December 31, 2011, primarily attributable to stabilized market conditions. However, the Company’s Southern California segment experienced a decrease in new home orders during this same period, due to slowing absorption in the markets in which the Company operates. The weekly average sales rates for the period were 0.7 sales per project during the 2011 period compared to 0.7 sales per project during the 2010 period. The increase in net new home orders positively impacts the number of homes in backlog, which are homes we will close in future periods. As new home orders and backlog increase, it has a positive impact on revenue and cash flow in future periods. The increase in the Company’s new home orders is driven by significant improvement in Arizona. New home orders during the 2010 period were 90 from three sales locations compared to 202 during the 2011 period from two sales locations. The increase is due to increased consumer confidence and diminished shadow foreclosure inventory, which has yielded stabilized prices.

Cancellation rates during the year ended December 31, 2011 decreased to 18% in the 2011 period from 19% during the 2010 period. The decline resulted from a decrease in the cancellation rate in two of the Company’s homebuilding segments. Northern California decreased to 18% in the 2011 period compared to 23% in the 2010 period, Arizona decreased to 7% in the 2011 period from 15% in the 2010 period, Southern California increased to 24% in the 2011 period from 19% in the 2010 period and Nevada increased to 20% in the 2011 period from 14% in the 2010 period. The decrease in cancellation rates, period over period, is an indication of an increase in home buyer confidence and stabilization in the Company’s markets.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Average Number of Sales Locations
Southern California	7	7	—	—
Northern California	4	5	(1)	(20)%
Arizona	2	3	(1)	(33)%
Nevada	6	3	3	100%

Total	19	18	1	6%

The average number of sales locations in Southern California remained consistent with the prior year. However, the Southern California homebuilding segment had final deliveries and project close out in three projects and commenced selling in three new projects during the year. The average number of sales locations in Northern California and Arizona decreased by one in each segment, due to final deliveries and project close out. Nevada gained three additional sales locations on average due to the reintroduction of sales of two suspended projects and the addition of one newly acquired project during the year.

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
Backlog (units)
Southern California	22	34	(12)	(35)%
Northern California	25	19	6	32%
Arizona	75	8	67	838%
Nevada	17	23	(6)	(26)%

Total	139	84	55	65%

The Company’s backlog at December 31, 2011 increased 65% from levels at December 31, 2010, primarily resulting from a significant increase in the number of net new home orders in Arizona. The increase in backlog during this period reflects an increase in net new order activity in Arizona of 124% to 202 homes in the 2011 period compared to 90 homes in the 2010 period in addition to a decrease in the number of homes closed companywide by 19% to 614 in the 2011 period from 760 in the 2010 period. The increase in backlog is driven by the significant improvement in Arizona. The Arizona division had 202 new home orders during the 2011 period, offset by 135 closings, increasing backlog from 8 units as of December 31, 2010 to 75 units as of December 31, 2011.

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
Backlog
Southern California	$8,148	$16,726	$(8,578)	(51)%
Northern California	7,125	8,184	(1,059)	(13)%
Arizona	10,294	995	9,299	935%
Nevada	3,762	4,172	(410)	(10)%

Total	$29,329	$30,077	$(748)	(2)%

The dollar amount of backlog of homes sold but not closed on a consolidated basis as of December 31, 2011 was $29.3 million, slightly down from $30.1 million as of December 31, 2010. The slight decrease in dollar amount of backlog during this period reflects: (i) a decrease in the average sales price of homes in backlog to $211,000 as of December 31, 2011 compared to $358,000 as of December 31, 2010, which was driven by the number of homes in backlog in the Arizona division of 75, with an average price in backlog of $137,000 as of the 2011 period, compared to eight with an average price in backlog of $124,000 in the 2010 period, and (ii) an increase in the number of homes in backlog to 139 homes in the 2011 period compared to 84 in the 2010 period. In addition, the Company’s product mix continues to shift, with five homes, or 4% of total homes in backlog greater than $500,000 per unit at December 31, 2011, compared to 28 homes, or 33% in backlog greater than $500,000 per unit at December 31, 2010.

In Southern California, the dollar amount of backlog decreased 51% to $8.1 million as of December 31, 2011 from $16.7 million as of December 31, 2010, which is attributable to a 43% decrease in net new home orders in Southern California to 211 homes in the 2011 period compared to 369 homes in the 2010 period in addition to a decrease in the number of closings from 493 in the 2010 period to 223 in the 2011 period. In Southern California, the cancellation rate increased to 24% for the period ended December 31, 2011 compared to 19% for the period ended December 31, 2010.

In Northern California, the dollar amount of backlog decreased 13% to $7.1 million as of December 31, 2011 from $8.2 million as of December 31, 2010, which is attributable to a 34% decrease in the average sales price of homes in backlog to $285,000 as of December 31, 2011 compared to $430,700 as of December 31, 2010. However, homes in backlog increased 32% to 25 homes for the period ended December 31, 2011 from 19 homes for the same period ending 2010, primarily attributable to a 29% increase in the number of new orders to 147 in 2011 compared to 114 in 2010. In Northern California, the cancellation rate decreased to 18% for the period ended December 31, 2011 from 23% for the period ended December 31, 2010.

In Arizona, the dollar amount of backlog increased tenfold to $10.3 million as of December 31, 2011 from $1.0 million as of December 31, 2010, which is attributable to an eightfold increase in the number of homes in backlog to 75 homes at December 31, 2011 from 8 homes at December 31, 2010 and to a 10% increase in the average sales price of homes in backlog to $137,300 as of December 31, 2011 compared to $124,400 as of December 31, 2010. In Arizona, the cancellation rate decreased to 7% for the period ended December 31, 2011 from 15% for the period ended December 31, 2010.

In Nevada, the dollar amount of backlog decreased 10% to $3.8 million as of December 31, 2011 from $4.2 million as of December 31, 2010, which is attributable to a 26% decrease in homes in backlog to 17 homes at December 31, 2011 from 23 homes at December 31, 2010 offset by a 22% increase in the average sales price of homes in backlog to $221,300 as of December 31, 2011 compared to $181,400 as of December 31, 2010. In Nevada, the cancellation rate increased to 20% for the period ended December 31, 2011 from 14% for the period ended December 31, 2010.

The decrease in the dollar amount of backlog of homes sold but not closed as described above generally results in a reduction in operating revenues in the subsequent period as compared to the previous period. Revenue from sales of homes decreased 22% to $207.1 million during the period ended December 31, 2011 from $266.9 million during the period ended December 31, 2010. A decrease in homebuilding revenues on a project basis is a potential indicator for impairment. If market prices and home values decrease in certain of the Company’s projects and cancellation rates increase in the future, the Company’s revenue and liquidity would likely be negatively impacted.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Number of Homes Closed
Southern California	223	493	(270)	(55)%
Northern California	141	101	40	40%
Arizona	135	99	36	36%
Nevada	115	67	48	72%

Total	614	760	(146)	(19)%

During the year ended December 31, 2011, the number of homes closed decreased 19% to 614 during the 2011 period from 760 in the 2010 period. The decrease was primarily driven by the completion and closeout of two larger projects in the Southern California segment in 2011, which had 145 closings in 2010 compared to 39 in 2011. The decrease in closings in the 2011 period for Southern California is related to decreased absorption rates at its projects as net new home orders decreased 43% on the same number of average sales locations. All three of the other divisions had an increase in home closings, related to an increase in net new home orders of 40% in Northern California, 36% in Arizona and 72% in Nevada.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
Home Sales Revenue
Southern California	$110,969	$195,613	$(84,644)	(43)%
Northern California	54,141	38,891	15,250	39%
Arizona	20,074	16,595	3,479	21%
Nevada	21,871	15,766	6,105	39%

Total	$207,055	$266,865	$(59,810)	(22)%

The decrease in homebuilding revenue of 22%, or $59.8 million, to $207.1 million during the year ended December 31, 2011 from $266.9 million during the year ended December 31, 2010 is attributable to (i) a decrease in average sales prices of homes closed of 4%, or $13,900 per unit, which contributed to $10.6 million of the decrease and (ii) a 19% decrease in closings, or 146 units, which contributed to $49.2 million of the decrease.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Average Sales Price of Homes Closed
Southern California	$497,600	$396,800	$100,800	25%
Northern California	384,000	385,100	(1,100)	(0)%
Arizona	148,700	167,600	(18,900)	(11)%
Nevada	190,200	235,300	(45,100)	(19)%

Total	$337,200	$351,100	$(13,900)	(4)%

The average sales price of homes closed during the year ended December 31, 2011 decreased 4% to $337,200 compared to $351,100 in 2010, particularly driven by an increase in Southern California of $100,800 per unit, offset by a decrease in Arizona and Nevada. The increase in Southern California was driven by product mix, due to the Company strategically closing out of projects in the Inland Empire sub-market of Southern California, which projects delivered 193 units in 2010 at sales prices ranging from $208,000 to $408,000, with 1 unit being delivered in 2011. In Arizona, average sales prices for homes closed decreased in the 2011 period due to strategic price decreases, in an attempt to increase absorption rates. The price ranges of homes closed in 2010 ranged from $121,000 to $200,000 and in 2011 the price ranges decreased to $104,000 to $181,000 on the same communities. In Nevada, average sales prices decreased as result of strategic price decreases in an attempt to spur absorption rates.

	Year Ended December 31,		Increase (Decrease)
	2011	2010
Homebuilding Gross Margin Percentage
Southern California	10.9%	14.6%	(3.7)%
Northern California	11.1%	22.3%	(11.2)%
Arizona	11.8%	4.9%	6.9%
Nevada	9.7%	19.7%	(10.0)%

Total	10.9%	15.4%	(4.5)%

Homebuilding gross margin percentage during the year ended December 31, 2011 decreased to 10.9% from 15.4% during the year ended December 31, 2010, which is primarily attributable to a decrease in the average sales price of homes closed of 4% from $351,100 in the 2010 period to $337,200 in the 2011 period in addition to 1% increase in the average cost of homes closed from $297,000 in the 2010 period to $300,500 in the 2011 period.

Homebuilding gross margins may be negatively impacted by a weak economic environment, which includes homebuyers’ reluctance to purchase new homes, increase in foreclosure rates, tightening of mortgage loan origination requirements, high cancellation rates, which could affect our ability to maintain existing home prices and/or home sales incentive levels, and continued deterioration in the demand for new homes in our markets, among other things.

Lots, Land and Other

Land sales revenue was $17.2 million during the year ended December 31, 2010, with no comparable amount for the year ended December 31, 2011. As part of an opportunistic land sale, in June 2010, the Company sold land in Santa Clara County and generated a net profit of $2.9 million. The Company determined that the best economic value to the Company of these lots was to sell them in their current condition as opposed to holding the lots and eventually building and selling homes. The Company continues to evaluate its options and the marketplace with respect to developing lots.

During the year ended December 31, 2011, the Company recorded a loss of $4.2 million compared to a loss of $3.2 million during the 2010 period. Included in these amounts are the write-off of land deposits and pre-acquisition costs of $0.3 million and $6.0 million, respectively. The write-off of land deposits and pre-acquisition costs of $6.0 million in 2010 are attributable to projects where the value of the land was less than the contracted price. Management of the Company determined that the remaining purchase prices of the lots in the arrangements were priced above current market values.

Construction Services Revenue

Construction services revenue, which is all recognized in Southern California and Northern California, was $19.8 million during the year ended December 31, 2011, compared with $10.6 million in the 2010 period. The increase is due to an increase in the number of construction services projects from four in the 2010 period to five in the 2011 period, which contributed an incremental $9.1 million in revenue during the 2011 period.

Impairment Loss on Real Estate Assets

	Year Ended December 31,		Increase (Decrease)
	2011	2010
	(in thousands)
Impairment Loss on Real Estate Assets
Land under development and homes completed and under construction
Southern California	$17,962	$70,801	$(52,839)
Northern California	2,074	3,103	(1,029)
Arizona	10,650	6,293	4,357
Nevada	4,149	—	4,149

Total	$34,835	$80,197	$(45,362)

Land held for future development or sold
Arizona	76,957	16,116	60,841
Nevada	16,522	15,547	975

Total	93,479	31,663	61,816

Total Impairment Loss on Real Estate Assets	$128,314	$111,860	$16,454

During the year ended December 31, 2011, the Company recorded impairment loss on real estate assets of $128.3 million, compared to $111.9 million during the year ended December 31, 2010.

The impairment loss related to land under development and homes completed and under construction recorded during the year ended December 31, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22% from a range of 21% to 29% during the 2010 period. During the 2011 period, the Company decreased discount rates due to (i) a decrease in the Company’s cancellation rate to 18% in the 2011 period from 19% in the 2010 period and (ii) an increase in the number of homes in backlog to 139 homes as of December 31, 2011 compared to 84 homes as of December 31, 2010.

The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities in connection with its reorganization. Since the valuation was completed near December 31, 2011, management used such valuation to evaluate the book value as of December 31, 2011.

The impairment loss related to land under development and homes completed and under construction incurred during the year ended December 31, 2010, resulted from (i) a decrease in certain projects in home sales prices related to increased incentives, (ii) increased future costs in certain projects for outside broker expense and sales and marketing expense, (iii) the decision by the Company in certain projects to cancel certain land option agreements to purchase lots in projects where sales were deteriorating and the underlying value of the land to be purchased was less than the purchase price using a residual land value approach, (iv) the need in certain projects to preserve the liquidity of the Company and, therefore, canceling certain land option agreements, and (v) the renegotiations in certain other projects of the land purchase schedule for land under option, to delay the required purchases, to allow markets to recover, and reduce the amount of lots to be purchased over time. The extended time of the projects increased carrying costs that lead to the future undiscounted cash flows of the projects being less than the current book value of the land. During the 2010 period, the Company increased discount rates to a range of 21% to 29%. These rates resulted from a full year of interest incurred on the Senior Secured Term Loan due 2014, or the Old Term Loan, of 14%. During the 2009 period, the Company increased the discount rates used in the estimated discounted cash flow assessments to a range of 19% to 27%. These rates resulted from an increase in the leverage component of our discount rate related to the interest cost on the Old Term Loan and a decrease in risk-related discount rates in California projects due to improving market conditions, including: (i) a decrease in the cancellation rate for the Company at 19% in the 2010 period compared to 21% in the 2009 period, (ii) an increase of 1.9% in the Company’s gross margin percentage and (iii) an increase in the number of net home orders per sale location from 34.8 in the 2009 period to 36.1 in the 2010 period.

The impairment loss related to land held for future development or sold incurred during the years ended December 31, 2011 and 2010, resulted from the reduced value of the land in the project. The Company values land held for future development using (i) projected cash flows with the strategy of selling the land on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, and (iii) prices for land in recent comparable sales transactions, among other factors. In addition, the Company may use appraisals to best determine the as-is value. The Company continues to evaluate land values to determine whether to hold for development or to sell at current prices, which may lead to additional impairment on real estate assets.

Sales and Marketing Expenses

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
Sales and Marketing Expenses
Homebuilding
Southern California	$8,480	$12,582	$(4,102)	(33)%
Northern California	4,227	4,247	(20)	0%
Arizona	1,318	1,207	111	9%
Nevada	2,823	1,710	1,113	65%

Total	$16,848	$19,746	$(2,898)	(15)%

Sales and marketing expenses decreased $2.9 million to $16.8 million in the 2011 period from $19.7 million in the 2010 period primarily due to a decrease of $1.5 million in direct selling expenses, including a decrease of $1.3 million in salaries and commissions paid in 2011 as compared to 2010, and a decrease of $0.3 million in seller closing costs and referral fees in 2011 as compared to 2010 due to the decrease in units closed in 2011 as compared to 2010. In addition, advertising costs decreased $1.0 million, due to the opening of fewer new model complexes in 2011 as compared to 2010. Sales and marketing expenses as a percentage of homebuilding revenue remained relatively consistent at 8.1% and 7.4% for the period ended December 31, 2011 and 2010, respectively, as there was a decrease in both sales and marketing expenses and homebuilding revenues.

General and Administrative Expenses

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
General and Administrative Expenses
Homebuilding
Southern California	$3,665	$5,093	$(1,428)	(28)%
Northern California	1,388	2,960	(1,572)	(53)%
Arizona	1,884	2,568	(684)	(27)%
Nevada	2,349	2,651	(302)	(11)%
Corporate	13,125	11,857	1,268	11%

Total	$22,411	$25,129	$(2,718)	(11)%

General and administrative expenses decreased $2.7 million, or 11%, in the 2011 period to $22.4 million from $25.1 million in the 2010 period. In 2010, the Company incurred $2.1 million in outside services expense in connection with the Old Term Loan, which is included in general and administrative expenses. In addition to the $2.1 million decrease in general and administrative expenses relating to outside services in connection with the Old Term Loan, the additional decrease in general and administrative expenses in 2011 reflects the Company’s overhead costs savings measures taken during the year. The bonus expense incurred in the 2010 and 2011 periods was a decision by management to award bonuses to employees in order to encourage employee retention and reward individual employee performance. General and administrative expense as a percentage of homebuilding revenue increased slightly to 10.8% for the period ended December 31, 2011 from 9.4% for the period ended December 31, 2010, as there was a decrease in both general and administrative expenses and homebuilding revenues.

Other Items

Other operating costs increased to $4.0 million in the 2011 period compared to $2.7 million in the 2010 period. The increase is due to the increase in property tax expense incurred as a period expense on projects in which development was temporarily suspended. The Company incurred $1.8 million in the 2011 period, compared to $1.6 million in the 2010 period. In addition, operating losses realized by golf course operations decreased to $1.0 million in the 2011 period from $1.1 million in the 2010 period.

Equity in income from unconsolidated joint ventures increased to $3.6 million in the 2011 period compared to income of $0.9 million in the 2010 period, primarily due to the sale of the Company’s interest in one of its unconsolidated joint ventures.

During 2010, the Company redeemed $37.3 million principal amount of its then outstanding 7 5/8% Senior Notes due 2012, 10 3/4% Senior Notes due 2013 and 7 1/2% Senior Notes due 2014, or collectively, the Old Senior Notes, at a cost of $31.3 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $5.6 million. During 2011, the Company did not redeem any of its outstanding Old Senior Notes.

During the year ended December 31, 2011, the Company incurred interest related to its outstanding debt of $61.4 million and capitalized $36.9 million, resulting in net interest expense of $24.5 million. During the year ended December 31, 2010, the Company incurred interest related to its outstanding debt of $62.8 million and capitalized $39.1 million, resulting in net interest expense of $23.7 million. The year over year increase in net interest expense is due to a decrease in real estate assets which qualify for interest capitalization during the 2011 period.

Other income primarily consists of marketing services and human resource management income slightly offset by mortgage company expense. During the 2011 period, the Company had income of $0.8 million compared to a negligible amount in the 2010 period.

Income from non-controlling interest of consolidated entities decreased to $0.4 million in the 2011 period compared to $1.3 million in the 2010 period, primarily due to a decrease in the number of joint venture homes closed.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
(Loss) Income Before Benefit (Provision) for Income Taxes
Homebuilding
Southern California	$(26,406)	$(83,176)	$56,770	(68)%
Northern California	(6,306)	(41)	(6,265)	15,280%
Arizona	(95,185)	(26,887)	(68,298)	254%
Nevada	(30,500)	(21,449)	(9,051)	42%
Corporate	(34,491)	(4,314)	(30,177)	700%

Total	$(192,888)	$(135,867)	$(57,021)	42%

In Southern California, loss before benefit for income taxes decreased 68% to $26.4 million in the 2011 period from $83.2 million in the 2010 period. The decrease in loss is primarily attributable to (i) a decrease in impairment loss on real estate assets from $70.8 million in the 2010 period, to $18.0 million in the 2011 period, (ii) a decrease in interest expense to $10.0 million in the 2011 period, from $17.9 million in the 2010 period, (iii) a $4.3 million increase in income from unconsolidated joint ventures in the 2011 period, offset by (iv) a $12.4 million decrease in homebuilding gross profit in the 2011 period.

In Northern California, loss before benefit for income taxes of approximately $0.04 million in the 2010 period increased to a loss of $6.3 million in the 2011 period. The increase in loss is primarily attributable to (i) a decrease in homebuilding gross profit from $11.5 million in the 2010 period to $3.7 million in the 2011 period, (ii) an increase in interest expense to $1.9 million in the 2011 period, from $.07 million in the 2010 period, offset by (iii) a decrease in impairment loss on real estate assets from $3.1 million in the 2010 period, to $2.1 million in the 2011 period.

In Arizona, loss before benefit for income taxes increased to a loss of $95.2 million in the 2011 period from a loss of $26.9 million in the 2010 period. The change is primarily attributable to (i) an increase in impairment loss on real estate assets to $87.6 million in the 2011 period, from $22.4 million in the 2010 period, (ii) an increase in interest expense to $6.6 million in the 2011 period from $1.5 million in the 2010 period, offset by (iii) an increase homebuilding gross profit from $0.8 million in the 2010 period to gross profit of $2.4 million in the 2011 period.

In Nevada, loss before benefit for income taxes increased 42% to $30.5 million in the 2011 period from $21.4 million in the 2010 period. The increase in loss is primarily attributable to (i) an increase in impairment loss on real estate assets to $20.7 million in the 2011 period, from $15.5 million in the 2010 period, (ii) an increase in interest expense from $3.6 million in the 2010 period, to $6.0 million in the 2011 period, and (iii) a decrease in homebuilding gross profit from $3.0 million in the 2010 period to $2.1 million in the 2011 period.

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, tax planning, internal audit, risk management and litigation and human resources. The Company recorded a gain of $5.6 million from the redemption of Old Senior Notes in the 2010 period with no comparable amount in 2011. Additionally, loss before benefit (provision) for income taxes for Corporate for the 2011 period includes $21.2 million in reorganization costs.

Income Taxes

On November 6, 2009, an expanded carry back election was signed into law as part of the Worker, Homeownership, and Business Assistance Act of 2009. As a result of this legislation, the Company elected to carry back for five years the taxable losses generated in 2009. As of December 31, 2009, the Company recorded an income tax refund receivable and the related income tax benefit of $101.8 million. The Company received the tax refund during the first quarter of 2010. As of December 31, 2010, the Company received an additional refund related to the 2009 loss carry back of $347,000 and recorded the related income tax benefit as of December 31, 2010. In 2011, the Company only paid $10,000 in minimum tax payments for the year.

Net Loss

As a result of the foregoing factors, net loss for the year ended December 31, 2011 was $193.3 million compared to net loss for the year ended December 31, 2010 of $136.8 million.

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
Lots Owned and Controlled
Lots Owned
Southern California	713	922	(209)	(23)%
Northern California	767	616	151	25%
Arizona	6,194	5,836	358	6%
Nevada	2,676	2,791	(115)	(4)%

Total	10,350	10,165	185	2%

Lots Controlled(1)
Southern California	114	114	—	—
Northern California	—	303	(303)	(100)%

Total	114	417	(303)	(73)%

Total Lots Owned and Controlled	10,464	10,582	118	1%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed unconsolidated joint ventures.

Total lots owned and controlled has increased 1% to 10,464 lots owned and controlled at December 31, 2011 from 10,582 lots at December 31, 2010. The increase is primarily due to certain lot acquisitions during the period, offset by the closing of 614 homes during the 2011 period and cancelation of certain lot option contracts.

Comparisons of Years Ended December 31, 2010 and 2009

On a consolidated basis, homes sales revenue increased $13.0 million to $266.9 million during the year ended December 31, 2010 compared to $253.9 million for the year ended December 31, 2019. The increase is primarily attributable to an increase in homes closed in Southern California of 16% to 493 homes for the year ended December 31, 2010 from 426 homes for the year ended December 31, 2009 and an increase in average sales price of homes sold in California of 19% to $396,800 in the year ended December 31, 2010, from $333,100 in the year ended December 31, 2009. The number of net new home orders for the year ended December 31, 2010 decreased 25% to 650 homes from 869 homes for the year ended December 31, 2009. The number of homes closed on a consolidated basis for the year ended December 31, 2010 decreased 17% to 760 homes from 915 homes for the year ended December 31, 2009. The cancellation rate of buyers who contracted to buy a home but did not close escrow at the Company’s projects was approximately 19% during 2010 and 21% during 2009. The inventory of completed and unsold homes was 107 homes as of December 31, 2010, compared to 39 homes as of December 31, 2009.

On a consolidated basis, the backlog of homes sold but not closed as of December 31, 2010 was 84 homes, down 57% from 194 homes as of December 31, 2009. Homes in backlog are generally closed within three to six months. The dollar amount of backlog of homes sold but not closed on a consolidated basis as of December 31, 2010 was $30.1 million, down 47% from $56.4 million as of December 31, 2009.

The Company’s average number of sales locations decreased for the year ended December 31, 2010 to 18, down 28% from 25 for the year ended December 31, 2009. In addition, the Company temporarily suspended the development of certain projects, which will be re-opened when management believes the surrounding markets have stabilized. The Company’s number of new home orders per average sales location increased from 34.8 for the year ended December 31, 2009 to 36.1 for the year ended December 31, 2010.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
Number of Net New Home Orders
Southern California	369	450	(81)	(18)%
Northern California	114	102	12	12%
Arizona	90	197	(107)	(54)%
Nevada	77	120	(43)	(36)%

Total	650	869	(219)	(25)%

Cancellation Rate	19%	21%	(2)%

Three of the Company’s homebuilding segments experienced declines in net new home orders during the year ended December 31, 2010, primarily attributable to a decrease in the average number of sales locations. The weekly average sales rates for the period were 0.7 sales per project during the 2010 period compared to 0.7 sales per project during the 2009 period. However, the Company’s Northern California segment experienced a slight increase in new home orders during this same period, due to an increase in the average number of sales locations.

Cancellation rates during the year ended December 31, 2010 decreased to 19% in the 2010 period from 21% during the 2009 period. The decline resulted from a decrease in the cancellation rate in two of the Company’s homebuilding segments. Southern California remained consistent at 19% in the 2010 period compared to 19% in the 2009 period, Northern California decreased to 23% in the 2010 period from 28% in the 2009 period, Arizona increased to 15% in the 2010 period from 13% in the 2009 period and Nevada decreased to 14% in the 2010 period from 30% in the 2009 period. The decrease in cancellation rates, period over period, could result in future stabilization in certain of the homebuilding markets in which the Company operates.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
Average Number of Sales Locations
Southern California	7	9	(2)	(22)%
Northern California	5	4	1	25%
Arizona	3	4	(1)	(25)%
Nevada	3	8	(5)	(63)%

Total	18	25	(7)	(28)%

The average number of sales locations decreased in each homebuilding segment, except for Northern California, during the year ended December 31, 2010, primarily due to (i) final deliveries in certain projects, (ii) suspended projects throughout the Company, offset by (iii) the addition of newly acquired projects during the year.

	December 31,		Increase (Decrease)
	2010	2009	Amount	%
Backlog (units)
Southern California	34	158	(124)	(78)%
Northern California	19	6	13	217%
Arizona	8	17	(9)	(53)%
Nevada	23	13	10	77%

Total	84	194	(110)	(57)%

The Company’s backlog at December 31, 2010 decreased 57% from levels at December 31, 2009, primarily resulting from a decrease in the average number of sales locations, and a decrease in the number of net new home orders. The decrease in backlog during this period reflects a decrease in net new order activity of 25% to 650 homes in the 2010 period compared to 869 homes in the 2009 period and a decrease in number of homes closed by 17% to 760 in the 2010 period from 915 in the 2009 period.

	December 31,		Increase (Decrease)
	2010	2009	Amount	%
	(Dollars in thousands)
Backlog (dollars)
Southern California	$16,726	$48,681	$(31,955)	(66)%
Northern California	8,184	2,479	5,705	230%
Arizona	995	2,716	(1,721)	(63)%
Nevada	4,172	2,596	1,576	61%

Total	$30,077	$56,472	$(26,395)	(47)%

The dollar amount of backlog of homes sold but not closed on a consolidated basis as of December 31, 2010 was $30.1 million, down 47% from $56.5 million as of December 31, 2009. The decrease in backlog during this period reflects a decrease in net new order activity of 25% to 650 homes in the 2010 period compared to 869 homes in the 2009 period. The significant decrease in unit backlog of 57% was slightly offset by an increase of 23% in the average sales price of homes in backlog to $358,100 as of December 31, 2010 compared to $291,100 as of December 31, 2009. The product mix at the Company’s projects shifted in 2010. There were 28 homes or 33% of total homes in backlog greater than $500,000 per unit at December 31, 2010, compared to no homes in backlog greater than $500,000 per unit at December 31, 2009.

In Southern California, the dollar amount of backlog decreased 66% to $16.7 million as of December 31, 2010 from $48.7 million as of December 31, 2009, which is attributable to an 18% decrease in net new home orders in Southern California to 369 homes in the 2010 period compared to 450 homes in the 2009 period in addition to an increase in the number of closings from 426 in the 2009 period to 493 in the 2010 period. In Southern California, the cancellation rate remained consistent at 19% for the period ended December 31, 2010 compared to 19% for the period ended December 31, 2009.

In Northern California, the dollar amount of backlog increased 230% to $8.2 million as of December 31, 2010 from $2.5 million as of December 31, 2009, which is attributable to a 12% increase in net new home orders in Northern California to 114 homes in the 2010 period compared to 102 homes in the 2009 period, and an increase in homes in backlog to 19 homes at December 31, 2010 from 6 homes at December 31, 2009. The increase in homes in backlog is due to an increase in the number of open projects at the end of the current period. At December 31, 2010, Northern California had 9 open projects compared to 2 open projects in the 2009 period. In addition, the average sales price of homes in backlog increased 4% to $430,700 as of December 31, 2010 compared to $413,800 as of December 31, 2009, which is primarily due to product mix. In Northern California the cancellation rate decreased to 23% for the period ended December 31, 2010 from 28% for the period ended December 31, 2009.

In Arizona, the dollar amount of backlog decreased 63% to $1.0 million as of December 31, 2010 from $2.7 million as of December 31, 2009, which is attributable to a 53% decrease in homes in backlog to 8 homes at December 31, 2010 from 17 homes at December 31, 2009 and to a 22% decrease in the average sales price of homes in backlog to $124,400 as of December 31, 2010 compared to $159,800 as of December 31, 2009. In Arizona, the cancellation rate increased to 15% for the period ended December 31, 2010 from 13% for the period ended December 31, 2009.

In Nevada, the dollar amount of backlog increased 61% to $4.2 million as of December 31, 2010 from $2.6 million as of December 31, 2009, which is attributable to a 77% increase in homes in backlog to 23 homes at December 31, 2010 from 13 homes at December 31, 2009 slightly offset by a 9% decrease in the average sales price of homes in backlog to $181,400 as of December 31, 2010 compared to $199,700 as of December 31, 2009. In Nevada, the cancellation rate decreased to 14% for the period ended December 31, 2010 from 30% for the period ended December 31, 2009.

The decrease in the dollar amount of backlog of homes sold but not closed as described above generally results in a reduction in operating revenues in the subsequent period as compared to the previous period. Revenue from sales of homes increased 5% to $266.9 million during the period ended December 31, 2010 from $253.9 million during the period ended December 31, 2009. A decrease in homebuilding revenues on a project basis is a potential indicator for impairment. If market prices and home values decrease in certain of the Company’s projects and cancellation rates increase in the future, the Company’s revenue and liquidity would likely be negatively impacted.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
Number of Homes Closed
Southern California	493	426	67	16%
Northern California	101	144	(43)	(30)%
Arizona	99	214	(115)	(54)%
Nevada	67	131	(64)	(49)%

Total	760	915	(155)	(17)%

During the year ended December 31, 2010, the number of homes closed decreased 17%. The decrease was primarily driven by a decrease in the average number of sales locations to 18 in 2010 from 25 in the 2009 period. In addition, the completion of The Worker, Homeownership, and Business Assistance Act of 2009, which was applicable to net new home orders under contract by April 30, 2010 and closed by September 30, 2010, favorably impacted our home sales during the early part of 2010, but also contributed to an industry-wide decline in net new home orders in the latter part of 2010.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
	(Dollars in thousands)
Home Sales Revenue
Southern California	$195,613	$141,884	$53,729	38%
Northern California	38,891	43,211	(4,320)	(10)%
Arizona	16,595	39,619	(23,024)	(58)%
Nevada	15,766	29,160	(13,394)	(46)%

Total	$266,865	$253,874	$12,991	5%

The increase in homebuilding revenue of 5% to $266.9 million during the year ended December 31, 2010 from $253.9 million during the year ended December 31, 2009 is attributable to an increase in the average sales price of homes closed to $351,100 during the 2010 period from $277,500 during the 2009 period due to a change in the product mix, offset by a decrease in the number of homes closed to 760 in the 2010 period compared to 915 in the 2009 period.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
Average Sales Price of Homes Closed
Southern California	$396,800	$333,100	$63,700	19%
Northern California	385,100	300,100	85,000	28%
Arizona	167,600	185,100	(17,500)	(9)%
Nevada	235,300	222,600	12,700	6%

Total	$351,100	$277,500	$73,600	27%

The average sales price of homes closed during the year ended December 31, 2010 increased 27% to $351,100 compared to $277,500 in 2009. The increase in average sales price per home is primarily due to a change in product mix. In Southern and Northern California, the Company delivered a higher percentage of homes at higher prices due to the opening of several new communities in highly desirable locations and delivered fewer homes at lower prices as those communities closed their final units in 2009. In Arizona, average sales prices decreased based on market conditions, and declined consumer demand, and competition from foreclosure homes in the Phoenix market. These conditions attributed to the $22.4 million of impairment loss on real estate assets recorded during 2010, with no comparable amount in 2009.

	Year Ended December 31,		Increase (Decrease)
	2010	2009
Homebuilding Gross Margin (Loss) Percentage
Southern California	14.6%	15.6%	(1.0)%
Northern California	22.3%	13.8%	8.5%
Arizona	4.9%	7.0%	(2.1)%
Nevada	19.7%	12.2%	7.5%

Total	15.4%	13.5%	1.9%

Homebuilding gross margin (loss) percentage during the year ended December 31, 2010 increased to 15.4% from 13.5% during the year ended December 31, 2009, which is primarily attributable to an increase in the average sales price of homes closed of 27% from $277,500 in the 2009 period to $351,100 in the 2010 period offset by an increase in the average cost of homes closed of 24% from $239,900 in the 2009 period to $297,000 in the 2010 period.

Homebuilding gross margins may be negatively impacted by a weak economic environment, which includes homebuyers’ reluctance to purchase new homes, increase in foreclosure rates, tightening of mortgage loan origination requirements, high cancellation rates, which could affect our ability to maintain existing home prices and/or home sales incentive levels, and continued deterioration in the demand for new homes in our markets, among other things.

Lots, Land and Other

Land sales revenue was $17.2 million during the year ended December 31, 2010, compared with $21.2 million for the year ended December 31, 2009. As part of an opportunistic land sale, in June 2010, the Company sold land in Santa Clara County and generated a net profit of $2.9 million. During 2009 and 2008, in response to the slow-down in the homebuilding industry, the Company entered into certain land sale transactions to improve its liquidity and to reduce its overall debt. On December 24, 2009, the Company consummated the sale of certain real property for an aggregate sales price of $13.6 million. The aggregate book value of these properties on the closing date as reflected on the consolidated balance sheet of the Company and its subsidiaries was approximately $84.2 million. The Company entered into these land sale transactions to generate cash flow, to reduce overall debt and to re-invest the cash by purchasing land in certain of its improving markets. The Company determined that the best economic value to the Company of these lots was to sell them in their current condition as opposed to holding the lots and eventually building and selling homes. The Company continues to evaluate its options and the marketplace with respect to developing lots.

During the year ended December 31, 2010, the Company recorded a loss related to land sales of $3.2 million compared to a loss of $110.4 million during the 2009 period. Included in these amounts are the write-off of land deposits and pre-acquisition costs of $6.0 million and $37.9 million, respectively. The write-off of land deposits and pre-acquisition costs of $6.0 million in 2010 are attributable to projects where the value of the land was less than the contracted price. In 2009, the write-off of land deposits and pre-acquisition costs of $37.9 million are attributable to projects held in three of its land banking arrangements. In the fourth quarter of 2009, for one of these land banking arrangements, the Company subsequently purchased the remaining 51 lots for the contracted price after the Company had written off the deposits that would have been included in the land basis of these lots. Management of the Company determined that the remaining purchase prices of the lots in the arrangements were priced above current market values.

Construction Services Revenue

Construction services revenue, which is all recognized in Southern California, was $10.6 million during the year ended December 31, 2010, compared with $34.1 million in the 2009 period. See Note 1 to “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 for further discussion.

	Year Ended December 31,		Increase (Decrease)
	2010	2009
	(in thousands)
Impairment Loss on Real Estate Assets
Land under development and homes completed and under construction
Southern California	$70,801	$19,518	$51,283
Northern California	3,103	6,144	(3,041)
Arizona	6,293	—	6,293
Nevada	—	6,254	(6,254)

Total	$80,197	$31,916	$48,281

Land held for future development or sold
Southern California	$—	$—	$—
Northern California	—	—	—
Arizona	16,116	—	16,116
Nevada	15,547	13,353	2,194

Total	31,663	13,353	18,310

Total Impairment Loss on Real Estate Assets	$111,860	$45,269	$66,591

The impairment loss related to land under development and homes completed and under construction incurred during the year ended December 31, 2010 resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives, (ii) in certain projects, increased future costs for outside broker expense and sales and marketing expense, (iii) in certain projects, the decision by the Company to cancel certain land option agreements to purchase lots in projects where sales were deteriorating and the underlying value of the land to be purchased was less than the purchase price using a residual land value approach, (iv) in certain projects, the need to preserve the liquidity of the Company and, therefore, canceling certain land option agreements, and (v) in certain other projects, the renegotiations of the land purchase schedule for land under option, to delay the required purchases, to allow markets to recover, and reduce the amount of lots to be purchased over time. The extended time of the project increased carrying costs that lead to the future undiscounted cash flows of the project being less than the current book value of the land.

The impairment loss related to land held for future development or sold incurred during the year ended December 31, 2010 resulted from the reduced value of the land in the project. The Company values land held for future development or sold using (i) projected cash flows with the strategy of selling the land on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. In addition, the Company may use appraisals to best determine the as-is value. During the 2010 period, the Company increased discount rates to a range of 21% to 29%. These rates resulted from a full year of interest incurred on the Old Term Loan of 14%. During the 2009 period, the Company increased the discount rates used in the estimated discounted cash flow assessments to a range of 19% to 27%. These rates resulted from an increase in the leverage component of our discount rate related to the interest cost on the Old Term Loan and a decrease in risk-related discount rates in California projects due to improving market conditions, including: (i) a decrease in the cancellation rate for the Company at 19% in the 2010 period compared to 21% in the 2009 period, (ii) an increase of 1.9% in the Company gross margin percentage and (iii) an increase in the number of net home orders per sale location from 34.8 in the 2009 period to 36.1 in the 2010 period.

Sales and Marketing Expenses

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
	(Dollars in thousands)
Sales and Marketing Expenses
Homebuilding
Southern California	$12,582	$9,537	$3,045	32%
Northern California	4,247	3,499	748	21%
Arizona	1,207	2,350	(1,143)	(49)%
Nevada	1,710	2,250	(540)	(24)%

Total	$19,746	$17,636	$2,110	12%

Sales and marketing expenses increased $2.1 million to $19.7 million in the 2010 period from $17.6 million in the 2009 period primarily due to an increase of $3.6 million in advertising, due to opening new model complexes and the re-introduction of projects where development was temporarily suspended. In addition, direct selling expenses decreased approximately $1.2 million, including a decrease of $.08 million in commissions paid to outside brokers in 2010 as compared to 2009, and a decrease of $0.5 million in seller closing costs and referral fees in 2010 as compared to 2009 due to the decrease in units closed in 2010 as compared to 2009.

General and Administrative Expenses

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
	(Dollars in thousands)
General and Administrative Expenses
Homebuilding
Southern California	$5,093	$3,982	$1,111	28%
Northern California	2,960	2,317	643	28%
Arizona	2,568	2,358	210	9%
Nevada	2,651	2,558	93	4%
Corporate	11,857	9,812	2,045	21%

Total	$25,129	$21,027	$4,102	20%

General and administrative expenses increased $4.1 million, or 20%, in the 2010 period to $25.1 million from $21.0 million in the 2009 period primarily as a result of an increase in outside services expense of $2.1 million incurred in connection with the Old Term Loan as well as $2.0 million relating to an easement payment relating to land sold to a third party in December 2009. Additionally, as the number of active projects increased, the Company increased staffing levels to support operations to 212 full time employees by the end of 2010 from 194 at the end of 2009. The bonus expense incurred in the 2009 and 2010 periods was a decision by management to award bonuses to employees in order to encourage employee retention and reward individual employee performance.

Other Items

Other operating costs decreased to $2.7 million in the 2010 period compared to $6.6 million in the 2009 period. The decline is due to the decrease in property tax expense incurred as a period expense on projects in which development was temporarily suspended. The Company received $1.6 million in the 2010 period, compared with $5.4 million in the 2009 period. This decrease was primarily driven by projects restarted during the year ended December 31, 2010, in which costs are capitalized to the projects. In addition, operating losses realized by golf course operations decreased to $1.1 million in the 2010 period from $1.2 million in the 2009 period.

Equity in income from unconsolidated joint ventures increased from a loss of $(0.4) million in the 2009 period to income of $0.9 million in the 2010 period, primarily due to an increase in income from the mortgage joint venture as well as an increase in other joint venture activity.

As described previously, during 2010, the Company redeemed $37.3 million principal amount of its outstanding Old Senior Notes at a cost of $31.3 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $5.6 million. During 2009, the Company redeemed $156.9 million principal amount of its outstanding Old Senior Notes at a cost of $77.0 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $78.1 million.

During the year ended December 31, 2010, the Company incurred interest related to its outstanding debt of $62.8 million and capitalized $39.1 million, resulting in net interest expense of $23.7 million. During the year ended December 31, 2009, the Company incurred interest related to its outstanding debt of $48.8 million and capitalized $12.9 million, resulting in net interest expense of $35.9 million. The year over year decrease in net interest expense is due to an increase in real estate assets which qualify for interest capitalization during the 2010 period.

Other income primarily consists of construction management income slightly offset by mortgage company expense during the 2010 period compared to loss of $3.0 million in the 2009 period due to the loss on the sale of a fixed asset relating to the sale of the Company’s aircraft as described more fully in Note 11 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2011.

Income from non-controlling interest of consolidated entities increased to $1.3 million in the 2010 period compared to a loss of $(0.4) million in the 2009 period, primarily due to a decrease in joint venture costs and an increase in gross margins.

	Year Ended December 31,		Increase (Decrease)
	2010	2009	Amount	%
	(Dollars in thousands)
(Loss) Income Before Benefit (Provision) for Income Taxes
Homebuilding
Southern California	$(83,176)	$(57,716)	$(25,460)	44%
Northern California	(41)	(37,853)	37,812	(100)%
Arizona	(26,887)	(21,451)	(5,436)	25%
Nevada	(21,449)	(70,915)	49,466	(70)%
Corporate	(4,314)	65,074	(69,388)	(107)%

Total	$(135,867)	$(122,861)	$(13,006)	11%

In Southern California, (loss) before benefit for income taxes increased 44% to $(83.2) million in the 2010 period from $(57.7) million in the 2009 period. The increase in loss is primarily attributable to (i) an increase in impairment loss on real estate assets to $70.8 million in the 2010 period, from $19.5 million in the 2009 period, (ii) offset by loss on land sales of $24.0 million in the 2009 period with no comparable amount in the 2010 period, and (iii) a $6.4 million increase in homebuilding gross profit in the 2010 period.

In Northern California, loss before benefit for income taxes of $37.9 million in the 2009 period decreased 100% in the 2010 period. The decrease in loss is primarily attributable to (i) an increase in gain on land sales of $2.9 million in the 2010 period from a loss on land sales of $29.4 million in the 2009 period, (ii) a decrease in impairment loss on real estate assets to $3.1 million in the 2010 period from $6.1 million in the 2009 period and (iii) an increase in homebuilding gross profit to $8.7 million in the 2010 period from $6.0 million in the 2009 period.

In Arizona, loss before benefit for income taxes increased to a loss of $26.9 million in the 2010 period from a loss of $21.5 million in the 2009 period. The change is primarily attributable to (i) an increase in impairment loss on real estate assets to $22.4 million in the 2010 period with no comparable amount in the 2009 period, offset by (ii) a decrease in homebuilding gross profit to $0.8 million in the 2010 period from $2.8 million in the 2009 period and (iii) a decrease in the loss on land sales of $14.0 million in the 2009 period with no comparable loss on land sales in the 2010 period.

In Nevada, loss before benefit for income taxes decreased 70% to a loss of $21.4 million in the 2010 period from a loss of $70.9 million in the 2009 period. The decrease in loss is primarily attributable to a loss on land sales of $43.0 million in the 2009 period with no comparable amount in the 2010 period along with a decrease in impairment loss on real estate assets to $15.5 million in the 2010 period from $19.6 million in the 2009 period.

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, tax planning, internal audit, risk management and litigation and human resources. The Company recorded the gain from redemption of Old Senior Notes and income tax provisions and benefits at the corporate level.

Income Taxes

On November 6, 2009, an expanded carry back election was signed into law as part of the Worker, Homeownership, and Business Assistance Act of 2009. As a result of this legislation, the Company elected to carry back for five years the taxable losses generated in 2009. As of December 31, 2009, the Company recorded an income tax refund receivable and the related income tax benefit of $101.8 million. The Company received the tax refund during the first quarter of 2010. As of December 31, 2010, the Company received an additional refund related to the 2009 loss carry back of $347,000 and recorded the related income tax benefit as of December 31, 2010.

Net Loss

As a result of the foregoing factors, net loss for the year ended December 31, 2010 was $136.8 million compared to net loss for the year ended December 31, 2009 of $20.5 million.

	December 31,		Increase (Decrease)
	2010	2009	Amount	%
Lots Owned and Controlled
Lots Owned
Southern California	922	1,139	(217)	(19)%
Northern California	616	478	138	29%
Arizona	5,836	4,985	851	17%
Nevada	2,791	2,522	269	11%

Total	10,165	9,124	1,041	11%

Lots Controlled(1)
Southern California	114	439	(325)	(74)%
Northern California	303	—	303	100%
Arizona	—	767	(767)	(100)%

Total	417	1,206	(789)	(65)%

Total Lots Owned and Controlled	10,582	10,330	252	2%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed unconsolidated joint ventures.

Total lots owned and controlled has increased 2% to 10,582 lots owned and controlled at December 31, 2010 from 10,330 lots at December 31, 2009. The increase is primarily due to certain lot acquisitions during the period, offset by the closing of 750 homes during the 2010 period and cancellation of certain lot option contracts.

Financial Condition and Liquidity

Since early 2006, the U.S. housing market had been negatively impacted by declined consumer confidence, restrictive mortgage standards, and large supplies of foreclosure, resale and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices, and increasing pricing pressure, which, at the time, hindered the Company’s ability to attract new home buyers. As a result, the Company has experienced operating losses each year, beginning in 2007. Such losses resulted from a combination of reduced homebuilding gross margins, losses on land sales to generate cash flow and significant non-cash impairment losses on real estate assets. The U.S. housing market and broader economy remain in a period of uncertainty; however, there are signs of stabilization in certain of our local markets.

During 2011, the Company began to show signs of stabilization in certain of its markets, particularly in the Company’s Arizona and Northern California markets, while Southern California and Nevada showed signs of slower absorption. In Arizona, net new home orders per average sales location increased to 101.0 during the year ended December 31, 2011 from 30.0 for the same period in 2010. In Northern California, net new home orders per average sales location increased to 36.8 during the year ended December 31, 2011 from 22.8 during the year ended December 31, 2010. In Southern California, net new home orders per average sales location decreased to

30.1 during the year ended December 31, 2011 from 52.7 for the same period in 2010. In Nevada, net new home orders per average sales location decreased to 18.2 during the year ended December 31, 2011 from 25.7 during the year ended December 31, 2010.

During the year ended December 31, 2011, in the Company’s Arizona and Northern California markets, sales absorption rates have increased significantly, and cancellation rates have declined. In the Company’s Southern California and Nevada markets, the Company has experienced a decline in sales absorption rates and an increase in cancellation rates, which is reflected in year over year new orders per average sales location and cancellation rates.

•

In Southern California, net new home orders per average sales location decreased 43% to 30.1 during the year ended December 31, 2011 from 52.7 for the same period in 2010. The cancellation rate in Southern California increased to 24% in the 2011 period from 19% in the 2010 period.

•

In Northern California, net new home orders per average sales location increased 61% to 36.8 during the year ended December 31, 2011 from 22.8 for the same period in 2010. In Northern California, the cancellation rate decreased to 18% in the 2011 period from 23% in the 2010 period.

•

In Arizona, net new home orders per average sales location more than tripled to 101.0 during the year ended December 31, 2011 from 30.0 for the same period in 2010. In Arizona, the cancellation rate decreased to 7% in the 2011 period compared to 15% in the 2010 period.

•

In Nevada, net new home orders per average sales location decreased 29% to 18.2 during the year ended December 31, 2011 from 25.7 for the same period in 2010. In Nevada, the cancellation rate increased to 20% in the 2011 period from 14% in the 2010 period.

On a consolidated basis, the Company’s cancellation rate decreased to approximately 18% in the 2011 period compared to approximately 19% in the 2010 period.

During 2012, the Company has experienced an overall improvement in all of its markets, with an increase in sales absorption rates, an increase in net sales prices, backlog units and an improvement in gross margins. Previous negative trends seem to be improving including (i) stabilizing unemployment rates, which correlate to improved consumer confidence, (ii) decreasing foreclosure activity with decreasing volumes of shadow inventory, (iii) sustained historically low mortgage rates, which is leading to increased homebuyer demand, as well as (iv) better overall economic conditions. The Company continues to optimize on the momentum of the last two quarters and the signs of recovery by increasing prices where appropriate and reducing incentives. These trends are shown in our year over year results for the three and nine month periods ended September 30, 2012. During the three and nine months ended September 30, 2012, the Company recorded an 66% and 67% increase, respectively in net new home orders compared to the three and nine months ended September 30, 2011. In addition, the number of homes closed on a consolidated basis, increased 81% and 46%, respectively, during the three and nine months ended September 30, 2012 compared to the three and nine months ended September 30, 2011, and the backlog of homes sold but not closed increased 115% from September 30, 2011 to September 30, 2012.

During the three months ended September 30, 2012, the Company’s markets improved significantly in sales absorption rates, new home orders per average sales location and cancellation rates.

•

In Southern California, net new home orders per average sales location increased 103% to 12.0 during the three months ended September 30, 2012 from 5.9 for the same period in 2011. The cancellation rate in Southern California decreased to 24% during the three months ended September 30, 2012 from 43% during the three months ended September 30, 2011.

•

In Northern California, net new home orders per average sales location increased 76% to 14.5 during the three months ended September 30, 2012 from 8.3 for the same period in 2011. In Northern California, the cancellation rate decreased to 18% during the three months ended September 30, 2012 from 25% during the three months ended September 30, 2011.

•

In Arizona, net new home orders per average sales location decreased to 27.0 during the three months ended September 30, 2012 from 31.0 for the same period in 2011. In Arizona, the cancellation rate increased to 15% during the three months ended September 30, 2012 compared to 7% during the three months ended September 30, 2011.

•

In Nevada, net new home orders per average sales location increased to 13.3 during the three months ended September 30, 2012 from 5.3 during the same period in 2011. In Nevada, the cancellation rate decreased to 16% during the three months ended September 30, 2012 from 18% during the three months ended September 30, 2011.

During the nine months ended September 30, 2012, the Company’s markets improved significantly in sales absorption rates, new home orders per average sales location and cancellation rates.

•

In Southern California, net new home orders per average sales location increased 33% to 34.7 during the nine months ended September 30, 2012 from 26.0 for the same period in 2011. The cancellation rate in Southern California decreased to 17% during the nine months ended September 30, 2012 compared to 23% during the nine months ended September 30, 2011.

•

In Northern California, net new home orders per average sales location increased 74% to 41.3 during the nine months ended September 30, 2012 from 23.8 for the same period in 2011. In Northern California, the cancellation rate increased to 22% during the nine months ended September 30, 2012 from 19% during the nine months ended September 30, 2011.

•

In Arizona, net new home orders per average sales location increased to 108.0 during the nine months ended September 30, 2012 from 72.0 for the same period in 2011. In Arizona, the cancellation rate increased to 8% during the nine months ended September 30, 2012 compared to 6% during the nine months ended September 30, 2011.

•

In Nevada, net new home orders per average sales location increased to 34.2 during the nine months ended September 30, 2012 from 18.8 during the same period in 2011. In Nevada, the cancellation rate decreased to 12% during the nine months ended September 30, 2012 from 18% during the nine months ended September 30, 2011.

On a consolidated basis, the Company’s cancellation rate decreased to approximately 14% during the nine months ended September 30, 2012 compared to approximately 17% during the nine months ended September 30, 2011.

The Company continues to operate cautiously, particularly with the potential impact of (i) upward trending mortgage rates, as the current level of low mortgage rates is not expected to remain in the long-term; (ii) increased costs and standards related to FHA loans, which continue to be a significant source of homebuyer financing; and (iii) an increase in the cost of building materials and sub-contractor labor costs.

On February 24, 2012, the Company received the proceeds from the Plan as discussed elsewhere herein. The Company received $50.0 million in cash related to the issuance of its Convertible Preferred Stock, $10.0 million related to the issuance of its Class C Common Stock, $21.0 million in cash and $4.0 million of land option value related to the assignment of an option to purchase certain real estate, related to the issuance of its Class B Common Stock, offset by certain fees and payments related to the Plan, for a net of $67.7 million in cash. The Plan allowed the Company to restructure its debt from $563.5 million as of December 31, 2011, to $384.5 million principal outstanding as of February 24, 2012, which subsequently reduces the Company’s interest exposure. The Company provides for its ongoing cash requirements with the proceeds identified above, as well as from internally generated funds from the sales of homes and/or land sales. During the successor period from February 25, 2012 through September 30, 2012, the Company had cash flows provided by operations of $56.0 million. In addition, the Company has the option to use additional outside borrowings, form new joint ventures with venture partners that provide a substantial portion of the capital required for certain projects, buying land via lot options or land banking arrangements. The Company has financed, and may in the future finance, certain projects and land acquisitions with construction loans secured by real estate inventories, seller-provided financing and land banking transactions. The management of the Company continues to focus on generating positive cash flow, reducing overall debt levels and returning the Company to profitability by growing the Company through additional land acquisitions.

The Company continues to review acquisitions of select land positions where it makes strategic and economic sense to do so, targeting finished lots in core coastal markets, near high employment job centers or transportation corridors. Management also continues to evaluate owned lots and land parcels to determine if values support holding the parcels for future projects or selling projects at current values.

Amended Term Loan

At September 30, 2012, California Lyon was a party to that certain Amended Term Loan Agreement. See Note 17 of “Notes to Condensed Consolidated Financial Statements” and Management’s Discussion and Analysis—Subsequent Events” for a description of the Company’s recent debt refinancing activities, which include prepayment of all amounts due and outstanding under the Amended Term Loan Agreement.

The Amended Term Loan Agreement provided for a first lien secured term loan of $235.0 million, secured by substantially all of the assets of California Lyon, Parent (excluding stock in California Lyon) and certain wholly-owned subsidiaries of Parent. The Amended Term Loan was guaranteed by Parent and certain wholly-owned subsidiaries of Parent.

The Amended Term Loan bore interest at a rate of 10.25% per annum. Based on the outstanding balance of the Amended Term Loan on September 30, 2012, interest payments were $24.1 million annually. The Amended Term Loan was scheduled to mature on January 31, 2015. In addition, there was no prepayment penalty associated with the Amended Term Loan.

The Amended Term Loan Agreement restricted the ability of California Lyon to permit the indebtedness outstanding under the Amended Term Loan Agreement to exceed the borrowing base, with “borrowing base” being calculated as 67.5% (which percentage will be adjusted down to (x) 65% from the first year anniversary of the Amended Term Loan Agreement to the second anniversary of the Amended Term Loan Agreement and (y) 60% from and after the second year anniversary of the Amended Term Loan Agreement) of the sum of (i) unrestricted cash, (ii) escrow receivables and (iii) eligible real property collateral valuation, each as defined in the Amended Term Loan Agreement. The Amended Term Loan Agreement also contained covenants that, subject to certain exceptions, limited the ability of California Lyon, Parent and their respective subsidiaries to, among other things: (i) incur liens; (ii) incur additional indebtedness; (iii) transfer or dispose of assets; (iv) merge, consolidate or alter their line of business; (v) guarantee obligations; (vi) engage in affiliated party transactions; (vii) declare or pay dividends or make other distributions or repurchase stock; (viii) make advances, loans or investments; (ix) repay debt (including under the indenture governing the Notes); and (x) make expenditures outside of the Company’s primary business.

The Amended Term Loan Agreement contained customary events of default, including, without limitation, and subject to certain grace periods as set forth therein, failure to pay when due amounts under the Amended Term Loan Agreement; failure to comply with certain agreements or covenants contained in the Amended Term Loan Agreement or other loan documents related to the Amended Term Loan Agreement; default in respect of other indebtedness with an aggregate principal amount of more than $10.0 million; certain insolvency and bankruptcy events; and the occurrence of certain change of control transactions.

The Company’s covenant compliance for the Amended Term Loan at September 30, 2012 is detailed in the table set forth below:

Covenant and Other Requirements	Actual at September 30, 2012	Covenant Requirements at September 30, 2012
Ratio of Term Loan to Borrowing Base	54.0%	≤ 67.5%

As of September 30, 2012, the Company was not in default with the covenants under the Amended Term Loan.

The foregoing summary is not a complete description of the Amended Term Loan and is qualified in its entirety by reference to the Amended Term Loan Agreement.

12% Senior Subordinated Secured Notes due 2017

The outstanding principal amount of the Notes as of September 30, 2012 was $75.9 million and the Notes were scheduled to mature in February 2017. See Note 17 of “Notes to Condensed Consolidated Financial Statements” and Management’s Discussion and Analysis—Subsequent Events” for a description of the Company’s recent debt refinancing activities, which included a tender offer and redemption of all outstanding Notes on December 10, 2012. The Notes were senior subordinated secured obligations of California Lyon and were unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The Notes and the guarantees ranked senior to all of California Lyon’s and the guarantors’ debt that was expressly subordinated to the Notes and the guarantees, but was subordinated to all of the Company’s and the guarantors’ indebtedness under the Amended Term Loan Agreement, and effectively subordinated to any future secured indebtedness of California Lyon and the guarantors that would have been secured on a first-lien basis, to the extent of the value of the assets securing that indebtedness.

Cash interest of 8% on the outstanding principal amount of the Notes, or $6 million per year, was due in semi-annual installments in arrears on June 15 and December 15 of each year. The remaining interest of 4% on the outstanding principal amount of the Notes was payable in kind semi-annually in arrears by increasing the principal amount of the Notes. The Notes were redeemable at the option of California Lyon at any time, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest, if any. All guarantees of the Notes were full and unconditional and all guarantees were joint and several. There were no significant restrictions under the indenture governing the Notes on the ability of the Company or any guarantor to obtain funds from subsidiaries by dividend or loan.

The Indenture contained covenants that limited the ability of the Company and its restricted subsidiaries to, among other things: (i) incur certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries (other than California Lyon) to pay dividends; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants were subject to a number of important exceptions and qualifications as described in the Indenture. In addition, there is no prepayment penalty associated with the Notes.

DIP Credit Agreement

Effective as of December 19, 2011, California Lyon entered into that certain Debtor-In-Possession (DIP) Credit Agreement which provided the Company with a debtor-in-possession facility during the Chapter 11 Cases. The DIP loan was for a maximum of $30.0 million, and had a stated interest rate of 10.25%. As of December 31, 2011, there were no outstanding amounts under the DIP agreement. In January 2012, the Company borrowed $5.0 million under the facility, which was repaid in full upon confirmation of the Plan on February 24, 2012.

Construction Notes Payable

At December 31, 2011, the Company had two construction notes payable totaling $16.0 million. One of the notes totaling $9.0 million matured in January 2012, with interest at rates based on either LIBOR or prime with an interest rate floor of 6.5%. However, in conjunction with the Plan, the construction note payable was renegotiated to mature January 2013 with a one year extension to December 2013. Interest on the note is paid monthly at a rate based on LIBOR or prime, with a floor of 5.5%, and the principal is repaid ratably in quarterly installments, beginning March 31, 2012 and continuing through maturity. As of September 30, 2012, the outstanding principal balance was $5.6 million.

The other construction note had a remaining balance at December 31, 2011 of $7.0 million, and was not renegotiated in conjunction with the Plan. The note will mature in May 2015. The loan pays interest monthly at a fixed rate of 10.0%, with quarterly principal payments of $500,000. During 2011, the Company paid $2.0 million in principal towards this loan. As of September 30, 2012, the outstanding principal balance was $5.3 million.

See Note 17 of “Notes to Condensed Consolidated Financial Statements” and Management’s Discussion and Analysis—Subsequent Events” for a description of the Company’s recent debt refinancing activities, which include payment in full of the amounts outstanding under the two construction notes described above.

In September 2012, the Company entered into two additional construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $8.8 million under this facility. The loan will be repaid with proceeds from home closings of the project. The second construction notes payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $6.2 million under this facility. The loan will be repaid with proceeds from home closings of the project.

Land Acquisition Note Payable

In October 2011, the Company secured an acquisition note payable in conjunction with the acquisition of a parcel of land in Northern California. The acquisition price of the land was $56.0 million, and the loan was for $55.0 million. The note was scheduled to mature in October 2012, and carried an interest rate of 1.5% per month, which was paid monthly on the loan. As part of the Company’s adoption of ASC 852, Reorganizations, the loan was valued at $56.3 million as of February 24, 2012, the confirmation date of the plan. In May 2012, the Company sold the parcel of land and repaid the note in full recognizing a gain on extinguishment of debt of $1.0 million, net of amortization expense of $0.3 million. The gain on extinguishment of debt is included in other income, net in the condensed consolidated statements of operations for the period from February 25, 2012, through September 30, 2012.

Seller Financing

At December 31, 2011, the Company had $3.0 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bore interest at 7% and matured in March 2012. In March 2012, the seller note was paid in full.

Land Banking Arrangements

As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers its right in such purchase agreements to entities owned by third parties, or land banking arrangements. These entities use equity contributions and/or incur debt to finance the acquisition and development of the land being purchased. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit remaining deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings. The use of these land banking arrangements is dependent on, among other things, the availability of capital to the option provider, general housing market conditions and geographic preferences.

The Company participates in one land banking arrangement that is not a variable interest entity in accordance with FASB ASC Topic 810, Consolidation, or ASC 810, but is consolidated in accordance with FASB ASC Topic 470, Debt, or ASC 470. Under the provisions of ASC 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangements. Therefore, the Company has recorded the remaining purchase price of the land of $47.4 million as of December 31, 2011, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying balance sheet.

Summary information with respect to the Company’s land banking arrangements is as follows as of the periods presented (thousands of dollars):

	September 30, 2012	December 31, 2011
Total number of land banking projects	1	1

Total number of lots	625	625

Total purchase price	$161,465	$161,465

Balance of lots still under option and not purchased:
Number of lots	225	225

Purchase price	$44,908	$47,408

Forfeited deposits if lots are not purchased	$27,734	$25,234

Joint Venture Financing

The Company and certain of its subsidiaries are general partners or members in joint ventures involved in the development and sale of residential projects. As described more fully in Critical Accounting Policies—Variable Interest Entities, certain joint ventures have been determined to be variable interest entities in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of these joint ventures have been consolidated with the Company’s financial statements for the periods presented. Because the Company did not consolidate or de-consolidate any variable interest entities as a result of adoption, the adoption of ASC 810 did not affect the Company’s consolidated net income. The financial statements of joint ventures in which the Company is not considered the primary beneficiary are not consolidated with the Company’s financial statements. The Company’s investments in unconsolidated joint ventures are accounted for using the equity method because the Company has a 50% or less voting or economic interest (and thus such joint ventures are not controlled by the Company). Based upon current estimates, substantially all future development and construction costs incurred by the joint ventures will be funded by the venture partners or from the proceeds of construction financing obtained by the joint ventures.

As of September 30, 2012 and December 31, 2011, the Company’s had no investment in and advances to unconsolidated joint ventures. As of December 31, 2011, these joint ventures had repaid all financing from construction lenders.

Assessment District Bonds

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements and fees. Such financing has been an important part of financing master-planned communities due to the long-term nature of the financing, favorable interest rates when compared to the Company’s other sources of funds and the fact that the bonds are sold, administered and collected by the relevant government entity. As a landowner benefited by the improvements, the Company is responsible for the assessments on its land. When the Company’s homes or other properties are sold, the assessments are either prepaid or the buyers assume the responsibility for the related assessments. See Note 12 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2011.

Cash Flows — Comparison of Nine Months Ended September 30, 2012 to Nine Months Ended September 30, 2011

For the comparison of the Successor entity from February 25, 2012 through September 30, 2012 and the Predecessor entity for the nine months ended September 30, 2011, the comparison of cash flows is as follows:

•

Net cash (used in) provided by operating activities increased to a source of $56.0 million in the 2012 period from a use of $39.0 million in the 2011 period. The change was primarily a result of (i) a net decrease in real estate inventories-owned of $49.8 million in the 2012 period compared to a net decrease of $4.6 million in the 2011 period, primarily driven by the increase in homes closed in the 2012 period as compared to the 2011 period, (ii) a decrease in equity in income of unconsolidated joint ventures of $3.6 million in the 2011 period due to the final cash distribution and related allocation of income from the unconsolidated joint venture with no comparable amount in the 2012 period, (iii) a decrease in accounts payable of $1.5 million in the 2012 period compared to a decrease of $2.8 million in the 2011 period attributed to the timing of payments to subcontractors, (iv) a decrease in accrued expenses of $6.5 million in the 2012 period compared to an increase of $2.1 million in the 2011 period primarily attributed to a decrease in accrued interest related to a decrease in the Company’s outstanding debt in the 2012 period compared to the 2011 period, (v) an increase in receivables of $1.5 million in the 2012 period compared to a minimal change in the 2011 period primarily attributable to the timing of proceeds received from escrow for home closings, (vi) a decrease in other assets of $0.6 million in the 2012 period compared to an increase of $3.9 million in the 2011 attributable to insurance premiums payments and the related amortization expense and (vii) consolidated net loss of $62.0 million in the 2011 period compared to consolidated net loss of $5.6 million in the 2012 period, offset by (viii) impairment loss on real estate assets of $24.9 million in the 2011 period with no comparable amount in the 2012 period.

•

Net cash (used in) provided by investing activities decreased to a use of $0.05 million in the 2012 period from a source of $1.4 million in the 2011 period. The change was primarily a result of distributions of income from unconsolidated joint ventures of $1.4 million in the 2011 period with no distributions of income from unconsolidated joint ventures in the 2012 period.

•

Net cash (used in) provided by financing activities increased to a use of $62.0 million in the 2012 period from a use of $8.8 million in the 2011 period. The change was primarily as a result of (i) an increase in principal payments on notes payable to $62.5 million in the 2012 period from $10.1 million in the 2011 period.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the nine months ended September 30, 2011, the comparison of cash flows is as follows:

•

Net cash (used in) provided by operating activities decreased to a use of $17.3 million in the 2012 period from a use of $39.0 million in the 2011 period. The change was primarily a result of (i) an increase in real estate inventories-owned of $7.0 million in the 2012 period compared to an a decrease of $4.6 million in the 2011 period, primarily driven by fewer homes closed in the 2012 period as compared to the 2011 period, (ii) a decrease in equity in income of unconsolidated joint ventures of $3.6 million in the 2011 period due to the final cash distribution and related allocation of income from unconsolidated joint ventures with no comparable amount in the 2012 period, (iii) a decrease in accounts payable of $4.6 million in the 2012 period compared to a decrease of $2.8 million in the 2011 period attributed to the timing of payments to subcontractors, (iv) an increase in accrued expenses of $3.9 million in the 2012 period relating to consulting costs incurred related to the restructure that were accrued at the end of 2011, compared to an increase of $2.1 million in the 2011, (v) a decrease in receivables of $0.9 million in the 2012 period compared to a minimal change in the 2011 period primarily attributable to the timing of proceeds received from escrow for home closings, (vi) a decrease in other assets of $0.2 million in the 2012 period compared to an increase of $3.9 million in the 2011 attributable to insurance premiums paid and the related amortization expense and (vii) consolidated net income of $228.5 million in the 2012 period compared to consolidated net loss of $62.0 million in the 2011 period, offset by (viii) net reorganization items of $241.3 million in the 2012 period with no comparable amount in the 2011 period and (ix) impairment loss on real estate assets of $24.9 million in the 2011 period with no comparable amount in the 2012 period.

•

Net cash (used in) provided by investing activities decreased to zero in the 2012 period from a source of $1.4 million in the 2011 period. The change was primarily a result of distributions of income from unconsolidated joint ventures of $1.4 million in the 2011 period with no distributions of income from unconsolidated joint ventures in the 2012 period.

•

Net cash (used in) provided by financing activities increased to a source of $77.8 million in the 2012 period from a use of $8.8 million in the 2011 period. The change was primarily as a result of (i) proceeds from preferred stock of $50.0 million in the 2012 period with no comparable amount in the 2011 period, (ii) proceeds from reorganization of $31.0 million in the 2012 period with no comparable amount in the 2011 period and (iii) a decrease in principal payments on notes payable to $0.6 million in the 2012 period from $10.1 million in the 2011 period.

Based on the aforementioned, the Company believes they have sufficient cash and sources of financing for at least twelve months.

Cash Flows—Comparison of Years Ended December 31, 2011 and 2010

Net cash (used in) provided by operating activities decreased to a use of $38.7 million in the 2011 period from a source of $24.1 million in the 2010 period. The change was primarily a result of (i) a decrease in income tax refunds receivable of $107.4 million in the 2010 period relating to refunds received for the 2009 loss carry back, with no comparable amount in the 2011 period, (ii) a decrease in real estate inventories-owned of $18.2 million in the 2011 period compared to an increase of $66.3 million in the 2010 period, primarily driven by fewer homes under construction relative to the number of homes closings in the 2011 period as compared to the 2010 period, (iii) a decrease in accounts payable of $1.5 million in the 2011 period compared to a decrease of $4.1 million in the 2010 period due to the timing of payments to subcontractors, (iv) an increase in accrued expenses of $7.8 million in the 2011 period compared to a decrease of $3.6 million in the 2010 period primarily related to an increase in accrued interest due to the non-payment of interest in conjunction with the pre-packaged joint plan of reorganization as described elsewhere herein, (v) a decrease in receivables of $4.8 million in the 2011 period compared to an increase of $2.2 million in the 2010 period primarily related to the timing of proceeds received from escrow for homes closed and the receipt of property tax refunds, and (vi) consolidated net loss of $192.9 million in the 2011 period compared to consolidated net loss of $135.5 million in the 2010 period, offset by (vii) impairment loss on real estate assets of $128.3 million in the 2011 period compared to $111.9 million in the 2010 period.

Net cash provided by investing activities decreased to a source of $1.3 million in the 2011 period from a source of $3.9 million in the 2010 period. The change was primarily a result of a decrease in distributions of capital from unconsolidated joint ventures to $1.4 million in the 2011 period from $4.2 million in the 2010 period.

Net cash used in financing activities decreased to a use of $13.9 million in the 2011 period from a use of $74.3 million in the 2010 period, primarily as a result of the decrease in net proceeds received from borrowings on notes payable of $7.1 million in the 2010 period with no comparable amount in the 2011 period, a decrease in the net cash paid for the redemption of Old Senior Notes of $31.3 million in the 2010 period, with no comparable amount in the 2011 period and a decrease in the net cash paid for principal payments on notes payable of $11.5 million in the 2011 period, compared to $52.8 million in the 2010 period.

Cash Flows—Comparison of Years Ended December 31, 2010 and 2009

Net cash (used in) provided by operating activities increased to a source of $24.1 million in the 2010 period from a source of $12.9 million in the 2009 period. The change was primarily a result of (i) a decrease in income tax refunds receivable of $107.4 million in the 2010 period compared to a decrease of $41.6 million in the 2009 period relating to refunds received for the 2009 loss carry back, (ii) an increase in real estate inventories-owned of $66.3 million in the 2010 period compared to decrease of $130.4 million in the 2009 period, primarily driven by the decrease in the number of homes closed in the 2010 period as compared to the 2009 period, (iii) a decrease in accounts payable of $4.1 million in the 2010 period compared to a decrease of $5.3 million in the 2009 period due to the timing of payments to subcontractors, (iv) a decrease in accrued expenses of $3.6 million in the 2010 period compared to a decrease of $17.7 million in the 2009 period primarily related to the payment of profit participation to land sellers of approximately $3.0 million in the 2010 period, (v) an increase in receivables of $2.2 million in the 2010 period compared to a decrease of $19.9 million in the 2009 period primarily related to the timing of proceeds received from escrow for homes closed, (vi) a decrease in gain on retirement of debt of $5.6 million in the 2010 period from a gain of $78.1 million in the 2009 period, and (vii) consolidated net loss of $135.5 million in the 2010 period compared to consolidated net loss of $21.0 million in the 2009 period, offset by (viii) impairment loss on real estate assets of $111.9 million in the 2010 period compared to $45.3 million in the 2009 period.

The increase in impairment loss on real estate assets is described in “Results of Operations” above. The gain on retirement of debt is attributable to the Old Senior Notes redemption transactions that occurred during 2010 and 2009. The details of the transactions are more fully detailed above.

Net cash provided by investing activities increased to a source of $3.9 million in the 2010 period from a source of $2.7 million in the 2009 period. The change was primarily a result of an increase in distributions of capital from unconsolidated joint ventures of $4.2 million in the 2010 period compared to $0.1 million in the 2009 period, offset by a decrease of $2.1 million in proceeds from the sale of Company assets in the 2009 period.

Net cash provided by (used in) financing activities increased to a use of $(74.3) million in the 2010 period from a source of $35.0 million in the 2009 period, primarily as a result of the decrease in net proceeds received from the issuance of the Old Term Loan of $193.9 million in the 2009 period with no comparable amount in the 2010 period and the decrease in net proceeds from borrowings on notes payable of $113.5 million in the 2009 period with no comparable amount in the 2010 period, offset by a decrease in the net cash paid for the redemption of Old Senior Notes of $31.3 million in the 2010 period, compared to $77.0 million in the 2009 period and a decrease in the net cash paid for principal payments on notes payable of $52.8 million in the 2010 period, compared to $187.7 million in the 2009 period.

Contractual Obligations and Off-Balance Sheet Arrangements

The Company enters into certain off-balance sheet arrangements including joint venture financing, option agreements, land banking arrangements and variable interests in consolidated and unconsolidated entities. These arrangements are more fully described above and in Notes 6 and 7 of “Notes to Consolidated Financial Statements.” In addition, the Company is party to certain contractual obligations, including land purchases and project commitments, which are detailed in Note 6 of “Notes to Consolidated Financial Statements.”

The Company’s contractual obligations consisted of the following at September 30, 2012 (in thousands):

		Payments due by period
	Total(1)	Less than 1 year (2012)	1-3 years (2013-2014)	3-5 years (2015-2016)	More than 5 years
Other notes payable	$11,681	$715	$10,967	$—	$—
Term Loan	291,204	6,022	48,175	237,007	—
Senior Subordinated Notes	122,466	3,037	12,766	13,819	92,844
Operating leases	6,893	343	2,023	1,293	3,234
Surety Bonds	61,130	16,474	44,591	65	—
Purchase obligations
Land purchases and option commitments(2)	143,971	94,887	40,984	8,100	—
Project commitments(3)	60,215	13,514	46,701	—	—

Total	$697,560	$134,991	$206,207	$260,283	$96,078

(1)	The summary of contractual obligations above includes interest on all interest-bearing obligations. Interest on all fixed rate interest-bearing obligations is based on the stated rate and is calculated to the stated maturity date. Interest on all variable rate interest bearing obligations is based on the rates effective as of September 30, 2012 and is calculated to the stated maturity date.
(2)	Represents the Company’s obligations in land purchases, lot option agreements and land banking arrangements. If the Company does not purchase the land under contract, it will forfeit its non-refundable deposit related to the land.
(3)	Represents the Company’s homebuilding project purchase commitments for developing and building homes in the ordinary course of business.

Inflation

The Company’s revenues and profitability may be affected by increased inflation rates and other general economic conditions. In periods of high inflation, demand for the Company’s homes may be reduced by increases in mortgage interest rates. Further, the Company’s profits will be affected by its ability to recover through higher sales prices, increases in the costs of land, construction, labor and administrative expenses. The Company’s ability to raise prices at such times will depend upon demand and other competitive factors.

Critical Accounting Policies

The Company’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those which impact its most critical accounting policies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes that the following accounting policies are among the most important to a portrayal of the Company’s financial condition and results of operations and require among the most difficult, subjective or complex judgments:

Consequences of Chapter 11 Cases—Debtor in Possession Accounting

Accounting Standards Codification Topic 852-10-45, Reorganizations-Other Presentation Matters, which is applicable to companies in Chapter 11 proceedings, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for the periods subsequent to the filing of the Chapter 11 Cases distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Amounts that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations for the year ended December 31, 2011 and all subsequent periods. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided or used by reorganization items must be disclosed separately in the statement of cash flows. The Company applied ASC 852-10-45 effective on December 19, 2011 and segregated those items as outlined above for the reporting periods subsequent to such date through February 24, 2012.

Fresh Start Accounting

As required by U.S. GAAP, in connection with our emergence from the Chapter 11 Cases, we adopted the fresh start accounting provisions of ASC 852, reorganizations, effective February 24, 2012. Under ASC 852, reorganizations, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after restructuring. The reorganization value is allocated to the respective fair value of assets. The excess reorganization value over the fair value of the identified tangible and intangible assets is recorded as goodwill. Liabilities, other than deferred taxes, are stated at present values of amounts expected to be paid. Fair values of assets and liabilities represent our best estimates based on our appraisals and valuations. Where the foregoing were not available, industry data and trends or references to relevant market rates and transactions were used. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Moreover, the market value of our capital stock may differ materially from the fresh start equity valuation.

Real Estate Inventories and Cost of Sales

Real estate inventories are carried at cost net of impairment losses, if any. Real estate inventories consist primarily of deposits to purchase land, raw land, lots under development, homes under construction, completed homes and model homes of real estate projects. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The estimation process involved in determining relative fair values and sales values is inherently uncertain because it involves estimates of current market values for land parcels before construction as well as future sales values of individual homes within a phase. The Company’s estimate of future sales values is supported by the Company’s budgeting process. The estimate of future sales values is inherently uncertain because it requires estimates of current market conditions as well as future market events and conditions. Additionally, in determining the allocation of costs to a particular land parcel or individual home, the Company relies on project budgets that are based on a variety of assumptions, including assumptions about construction schedules and future costs to be incurred. It is possible that actual results could differ from budgeted amounts for various reasons, including construction delays, increases in costs which have not yet been committed, or unforeseen issues encountered during construction that fall outside the scope of contracts obtained. While the actual results for a particular construction project are accurately reported over time, a variance between the budget and actual costs could result in the understatement or overstatement of costs and a related impact on gross margins in a specific reporting period. To reduce the potential for such distortion, the Company has set forth procedures which have been applied by the Company on a consistent basis, including assessing and revising project budgets on a monthly basis, obtaining commitments from subcontractors and vendors for future costs to be incurred, reviewing the adequacy of warranty accruals and historical warranty claims experience, and utilizing the most recent information available to estimate costs. The variances between budget and actual amounts identified by the Company have historically not had a material impact on its consolidated results of operations. Management believes that the Company’s policies provide for reasonably dependable estimates to be used in the calculation and reporting of costs. The Company relieves its accumulated real estate inventories through cost of sales by the budgeted amount of cost of homes sold, as described more fully below in the section entitled “Sales and Profit Recognition.”

Impairment of Real Estate Inventories

The Company accounts for its real estate inventories in accordance with FASB ASC Topic 360, Property, Plant & Equipment. ASC Topic 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures which reduce the average sales price of homes, which includes sales incentives for homebuyers, slowing sales absorption rates, a decrease in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

For land and land under development, homes completed and under construction and model homes, the Company estimates expected cash flows at the project level by maintaining current budgets using recent historical information and current market assumptions. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties (i.e., other than a forced or liquidation sale). Management determines the estimated fair value of each project by determining the present value of estimated future cash flows at discount rates that are commensurate with the risk of each project. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of future revenues and costs, current market yields as well as future events and conditions. As described more fully above in the section entitled “Real Estate Inventories and Cost of Sales,” estimates of revenues and costs are supported by the Company’s budgeting process.

Under FASB ASC Topic 360, the Company is required to make certain assumptions to estimate undiscounted future cash flows of a project, which include: (i) estimated sales prices, including sales incentives, (ii) anticipated sales absorption rates and sales volume, (iii) project costs incurred to date and the estimated future costs of the project based on the project budget, (iv) the carrying costs related to the time a project is actively selling until it closes the final unit in the project, and (v) alternative strategies including selling the land to a third-party or temporarily suspending development on the project. Each project has different assumptions and is based on management’s assessment of the current market conditions that exist in each project location. Interest incurred allocated to each project is included in future cash flows at effective borrowing rates of 11% for the reporting periods ended March 31, June 30, September 30 and December 31, 2011, which would yield discount rates of 21% to 29% for the 2011 period. Interest incurred allocated to each project is included in future cash flows at effective borrowing rates of 11% for the reporting periods ended March 31, June 30, September 30 and December 31, 2010, which would yield discount rates of 21% to 29% for the 2010 period. Interest allocated to each project for cash flows in 2012 and beyond is 11% based on the Company’s current capital structure.

The assumptions and judgments used by the Company in the estimation process to determine the future undiscounted cash flows of a project and its fair value are inherently uncertain and require a substantial degree of judgment. The realization of the Company’s real estate inventories is dependent upon future uncertain events and market conditions. Due to the subjective nature of the estimates and assumptions used in determining the future cash flows of a project, the continued decline in the current housing market, the uncertainty in the banking and credit markets, actual results could differ materially from current estimates.

These estimates are dependent on specific market or sub-market conditions for each subdivision. While the Company considers available information to determine what it believes to be its best estimates as of the end of a reporting period, these estimates are subject to change in future reporting periods as facts and circumstances change. Local market-specific conditions that may impact these estimates for a subdivision include:

•	historical subdivision results, and actual operating profit, base selling prices and home sales incentives;

•	forecasted operating profit for homes in backlog;

•	the intensity of competition within a market or sub-market, including publicly available home sales prices and home sales incentives offered by our competitors;

•	increased levels of home foreclosures;

•	the current sales pace for active subdivisions;

•	subdivision specific attributes, such as location, availability of lots in the sub-market, desirability and uniqueness of subdivision location and the size and style of homes currently being offered;

•	changes by management in the sales strategy of a given subdivision; and

•	current local market economic and demographic conditions and related trends and forecasts.

These and other local market-specific conditions that may be present are considered by personnel in the Company’s homebuilding divisions as they prepare or update the forecasted assumptions for each subdivision. Quantitative and qualitative factors other than home sales prices could significantly impact the potential for future impairments. The sales objectives can differ among subdivisions, even within a given sub-market. For example, facts and circumstances in a given subdivision may lead the Company to price its homes with the objective of yielding a higher sales absorption pace, while facts and circumstances in another subdivision may lead the Company to price its homes to minimize deterioration in home gross margins, even though this could result in a slower sales absorption pace. Furthermore, the key assumptions included in estimated future undiscounted cash flows may be interrelated. For example, a decrease in estimated base sales price or an increase in home sales incentives may result in a corresponding increase in sales absorption pace. Additionally, a decrease in the average sales price of homes to be sold and closed in future reporting periods for one subdivision that has not been generating what management believes to be an adequate sales absorption pace may impact the estimated cash flow assumptions of a nearby subdivision. Changes in key assumptions, including estimated construction and land development costs, absorption pace, selling strategies or discount rates could materially impact future cash flow and fair value estimates. Due to the number of possible scenarios that would result from various changes in these factors, the Company does not believe it is possible to develop a sensitivity analysis with a level of precision that would be meaningful to an investor.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers the terms of the land option contract in question, the availability and best use of capital, and other factors. If land values are determined to be less than the contract price, the future project will not be purchased. The Company records abandoned land deposits and related pre-acquisition costs to cost of sales-land in the consolidated statement of operations in the period that it is abandoned.

The following table summarizes inventory impairment charges recorded during the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Inventory impairments related to:
Land under development and homes completed and under construction	$34,835	$80,197	$31,916
Land held for future development or sold	93,479	31,663	13,353

Total inventory impairments	$128,314	$111,860	$45,269

Number of projects impaired during the year	16	14	13

Number of projects assessed for impairment during the year	42	73	67

During the year ended December 31, 2011, the Company recorded impairment loss on real estate assets of $128.3 million, compared to $111.9 million during the year ended December 31, 2010.

During the year ended December 31, 2011, impairment loss related to land under development and homes completed and under construction resulted from projected cash flows with the strategy of selling the lots on a finished or unfinished basis, or building out the project. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22%, which were also validated by the third party valuation firm, discussed below.

The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities in connection with its reorganization. Since the valuation was completed near December 31, 2011, management used such valuation to evaluate the book value as of December 31, 2011.

These charges were included in impairment loss on real estate assets in the accompanying consolidated statements of operations (See Note 4 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 for a detail of impairment by segment). The impairment charges recorded during the periods noted above stemmed from lower home prices which were driven by increased incentives and discounts resulting from weakened demand experienced during 2007 through 2011. The Company may incur further impairment on real estate inventories in the future, if the homebuilding industry continues to experience the deteriorating market conditions identified above. In addition, the Company may incur impairments in the future if it is unable to hold its temporarily suspended projects until market conditions improve.

Sales and Profit Recognition

A sale is recorded and profit recognized when a sale is consummated, the buyer’s initial and continuing investments are adequate, any receivables are not subject to future subordination, and the usual risks and rewards of ownership have been transferred to the buyer in accordance with the provisions of FASB ASC Topic 976-605-25, Real Estate. When it is determined that the earnings process is not complete, profit is deferred for recognition in future periods. The profit recorded by the Company is based on the calculation of cost of sales which is dependent on the Company’s allocation of costs which is described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Variable Interest Entities

Certain land purchase contracts and lot option contracts are accounted for in accordance with FASB ASC Topic 810, Consolidation, or ASC 810. In addition, all joint ventures are reviewed and analyzed under this guidance to determine whether or not these arrangements are accounted for under the principles of ASC 810 or other accounting rules. Under ASC 810, a variable interest entity, or VIE is created when (i) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) the entity’s equity holders as a group either (a) lack direct or indirect ability to make decisions about the entity through voting or similar rights, (b) are not obligated to absorb expected losses of the entity if they occur or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity is deemed to be a VIE pursuant to this guidance, the enterprise that absorbs a majority of the expected losses, receives a majority of the entity’s expected residual returns, or both, is considered the primary beneficiary and must consolidate the VIE. Expected losses and residual returns for VIEs are calculated based on the probability of estimated future cash flows as defined in ASC 810. Based on the provisions of ASC 810, whenever the Company enters into a land purchase contract or an option contract for land or lots with an entity and makes a non-refundable deposit, or enters into a joint venture, a VIE may be created and the arrangement is evaluated under this guidance. In order to (i) evaluate whether the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, (ii) calculate expected losses, expected residual returns and the probability of estimated future cash flows, and (iii) determine whether the Company is the primary beneficiary, the Company must exercise significant judgment regarding the interpretation of the terms of the underlying agreements in light of ASC 810 and make assumptions regarding future events that may or may not occur. The terms of these agreements are subject to various interpretations and the assumptions used by the Company are inherently uncertain. The use by the Company of different interpretations and/or assumptions could affect the Company’s evaluation as to whether or not land purchase contracts, lot option contracts or joint ventures are VIEs and whether or not the Company is the primary beneficiary of the VIE.

The Company’s accounting policies are more fully described in Note 1 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2011.

Related Party Transactions

See “Certain Relationships and Related Party Transactions” and Note 11 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 for a description of the Company’s transactions with related parties.

Subsequent Events

Paulson Transaction

On October 12, 2012, the Company entered into a Subscription Agreement, or the Subscription Agreement, between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock, for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14,000,000 in cash, for an aggregate purchase price of $30,000,000, or the Paulson Transaction. In connection with the Paulson Transaction, the Company also amended (i) its Class A Common Stock Registration Rights Agreement and Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto, and (ii) its Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws to (a) increase the size of the Company’s board of directors (the “Board”) from seven to eight members, up to and until the Conversion Date (as defined in “Description of Capital Stock”), (b) provide the holders of Class A Common Stock the right to elect the director to fill the newly created Board seat, (c) revise the definition of “Convertible Preferred Original Issue Price” to equal the price per share at which shares of Convertible Preferred Stock are issued and (d) incorporate various clarifying and conforming changes.

Senior Notes Offering and Debt Refinancing

On November 8, 2012, California Lyon completed its offering of 8.5% Senior Notes due 2020 in an aggregate principal amount of $325 million, or the New Notes. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, or the Old Notes, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon. The issuance of the New Notes will reduce the amount of interest incurred by the Company by approximately $6.4 million annually.

Village Homes Acquisition

On December 7, 2012, the Company acquired various entities which operate under the Village Homes name in the Denver metro area, Fort Collins, and Granby, Colorado markets. Village Homes immediately began operating as a division of the Company, as its Colorado segment. The Village Homes brand was established in 1984 and has been a leading developer and builder of move-up homes, selling more than 10,000 homes in the Denver area over the past 25 years. At the time of acquisition, Village Homes had five actively selling communities and owned and controlled over 700 residential lots. At the time of acquisition, Village Homes’ backlog of homes sold, but not yet closed, was approximately $34 million. Its average home selling price for 2012 year-to-date was approximately $380,000.

Recently Issued Accounting Standards

See Note 1 of “Notes to Consolidated Financial Statements” for a description of the recently issued accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

The Company’s exposure to market risk for changes in interest rates relates to the Company’s floating rate debt with a total outstanding balance at December 31, 2011 of $9.0 million where the interest rate is variable based upon certain bank reference or prime rates. The average prime rate during the year ended December 31, 2011 was 3.25%. If variable interest rates were to increase by 10%, there would be no impact on the Company’s consolidated financial statements because the outstanding debt has an interest rate floor of 6.5%.

The Company does not utilize swaps, forward or option contracts on interest rates, foreign currencies or commodities, or other types of derivative financial instruments as of or during the year ended December 31, 2011. The Company does not enter into or hold derivatives for trading or speculative purposes.

MANAGEMENT AND DIRECTORS

Executive Officers and Directors

The following table sets forth certain information concerning the directors and executive officers of William Lyon Homes, or the Company, as of February 6, 2013. Each director holds office until the Company’s next Annual Meeting and until his successor is duly elected and qualified. The executive officers of the Company are chosen annually by the board of directors and each holds office until his or her successor is chosen and qualified or until his or her death, resignation or removal. Officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. There are no family relationships between any director or executive officer and any other director or executive officer of the Company, except for General William Lyon and William H. Lyon, who are father and son.

Name	Age	Position
General William Lyon	89	Chairman of the Board of Directors and Chief Executive Officer
William H. Lyon	39	Director, President and Chief Operating Officer
Matthew R. Zaist	38	Executive Vice President
Colin T. Severn	41	Vice President, Chief Financial Officer and Corporate Secretary
Richard S. Robinson	65	Senior Vice President of Finance
Mary J. Connelly	61	Senior Vice President and Nevada Division President
W. Thomas Hickcox	60	Senior Vice President and Arizona Division President
Brian W. Doyle	49	Senior Vice President and California Region President
Maureen L. Singer	49	Vice President of Human Resources
Douglas K. Ammerman (a, b, c)	61	Director
Michael Barr (b, c)	42	Director
Gary H. Hunt (a, b, c)	64	Director
Matthew R. Niemann (a, b, c)	48	Director
Nathaniel Redleaf (c)	28	Director
Lynn Carlson Schell (a, b, c)	52	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Nominating and Corporate Governance Committee

The following is a biographical summary of the experience of our directors and executive officers:

General William Lyon was elected director and Chairman of the Board of The Presley Companies, the predecessor of the Company, in 1987 and has served in that capacity since November 1999. General Lyon is the Company’s Chief Executive Officer. General Lyon also served as the Chairman of the Board, President and Chief Executive Officer of the former William Lyon Homes, which sold substantially all of its assets to the Company in 1999 and subsequently changed its name to Corporate Enterprises, Inc. In recognition of his distinguished career in real estate development, General Lyon was elected to the California Building Industry Foundation Hall of Fame in 1985. General Lyon is a retired USAF Major General and was Chief of the Air Force Reserve from 1975 to 1979. General Lyon is a director of Fidelity National Financial, Inc. and Woodside Credit LLC, and is Chairman of the Board of Directors of Commercial Bank of California. Since 2005, General Lyon has served on the Board of Leaders of USC’s Marshall School of Business. General Lyon has received countless awards and honors for his tremendous and sustained success in the building industry and his extensive public service record.

General Lyon provides our board of directors with extensive senior leadership and industry and operational experience and therefore is well-suited to serve as our Chairman of the Board. Through his experience, his knowledge of our operations and the markets in which we compete, and his professional relationships within our industry, General Lyon is exceptionally qualified to identify important matters for board review and deliberation and is instrumental in assisting the board of directors in determining our corporate strategy. In addition, by serving as both our Chairman of the Board and Chief Executive Officer, General Lyon serves as an invaluable bridge between management and the board of directors and ensures that they act with a common purpose.

William H. Lyon, President and Chief Operating Officer, son of General William Lyon, worked full time with the former William Lyon Homes from November 1997 through November 1999 as an assistant project manager, has been employed by the Company since November 1999 and has been a member of the board of directors since January 25, 2000. Since joining the Company, Mr. Lyon has been employed as an assistant project manager and project manager and has participated in a training program designed to expose him to the many facets of real estate development. From February 2003 until February 2005, he served as the Company’s Director of Corporate Affairs. In February 2005, he was appointed Vice President and Chief Administrative Officer of the Company. Effective on March 1, 2007, Mr. Lyon was appointed as Executive Vice President and Chief Administrative Officer. Effective on March 18, 2009, Mr. Lyon was appointed as President and Chief Operating Officer of the Company. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California, Pretend City Children’s Museum in Irvine, CA and The Bowers Museum in Santa Ana, CA. Mr. Lyon received a dual B.S. in Industrial Engineering and Product Design from Stanford University in 1997.

With over 15 years of service with our Company, Mr. Lyon brings to our board of directors significant executive and real estate development and homebuilding industry experience, as well as an in-depth understanding of the Company’s business model and operations.

Matthew R. Zaist, Executive Vice President, joined William Lyon Homes in 2000 as the Company’s CIO. Since joining the Company, Mr. Zaist has served in a number of operational roles including Corporate Vice President—Business Development & Operations. Prior to that Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his current role, Mr. Zaist oversees the overall management of the operations of the Company, is responsible for all new real estate acquisitions, while also serving as a member of the Company’s Land Committee. Mr. Zaist was appointed Executive Vice President in January 2010. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining William Lyon Homes, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute.

Colin T. Severn, Vice President, Chief Financial Officer and Corporate Secretary, joined the Company in December 2003, and served in the role of Financial Controller until April 3, 2009. Since April 3, 2009, Mr. Severn served as Vice President, Corporate Controller and Corporate Secretary until his promotion to Chief Financial Officer by approval of the board of directors of the Company on August 11, 2009. Mr. Severn oversees the Company’s accounting and finance, treasury, and investor relations functions. Mr. Severn is a member of the Company’s Land Committee. Mr. Severn is a CPA (inactive) and has more than 16 years of experience in real estate accounting and finance, including positions with an international accounting firm, and other real estate and homebuilding companies. Mr. Severn holds a B.A. in Business Administration with concentrations in Accounting and Finance from California State University, Fullerton.

Richard S. Robinson, Senior Vice President of Finance, has held this title and served in this capacity since joining the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Robinson had served since May 1997 as Senior Vice President, and as Vice President—Treasurer and other administrative positions at The William Lyon Company or one of its subsidiaries or affiliates since his hire in June 1979. His experience in residential real estate development and homebuilding finance totals more than 30 years.

Mary J. Connelly, Senior Vice President and Nevada Division President, has held this title and served in this capacity since joining The Presley Companies in May 1995, after eight years’ association with Gateway Development, six of which were served as Managing Partner in Nevada. Ms. Connelly was Vice President of

Finance for the Company’s San Diego Division from 1985 to 1987, and she has more than 25 years of experience in the real estate development and homebuilding industry. She received her bachelor’s degree in Arts Business Administration with a concentration in accounting from the University of California, Los Angeles and Cal State University, Fullerton and her Masters of Science in Business Administration from the University of California, Irvine.

W. Thomas Hickcox, Senior Vice President and Arizona Division President, has held this title and served in this capacity since joining the Company in May 2000. Mr. Hickcox was previously President of Continental Homes in Phoenix, Arizona, with 16 years of service at that company. Mr. Hickcox has more than 25 years of experience in the real estate development and homebuilding industry. He received his bachelor’s degree in finance from Indiana University.

Brian W. Doyle, Senior Vice President and California Region President, joined the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Doyle had served as Director of Sales and Marketing for the Southern California Division after his hire in November 1997. In January 2006, Mr. Doyle became Vice President and Division Manager for the San Diego Division. In January 2008, Mr. Doyle became Division President for the San Diego/Inland Division. In February 2009, Mr. Doyle became the Southern California Division President and in 2010, was promoted to California Region President. Mr. Doyle has more than 23 years of experience in the real estate development and homebuilding industry.

Maureen L. Singer, Vice President of Human Resources, joined the Company in 2003 as Director of Human Resources, and was promoted to Vice President in 2007. Ms. Singer is responsible for all aspects of human resources including employee relations, compensation, benefits, compliance and staffing. Prior to joining the Company, she worked for Automatic Data Processing for over 16 years. Ms. Singer has more than 20 years of experience and holds a B.A. in Business Administration from California State University, Fullerton.

Douglas K. Ammerman was appointed to the board of directors on February 27, 2007. Mr. Ammerman’s business career includes almost three decades of service with KPMG, independent public accountants, until his retirement in 2002. He was the Managing Partner of the Orange County office and was a National Partner in Charge—Tax. He is a certified public accountant (inactive). Since 2005, Mr. Ammerman has served as a member of the Board of Directors of Fidelity National Financial (a company listed on the New York Stock Exchange), where he also serves as Chairman of the Audit Committee. He also is a member of the Board of Directors of El Pollo Loco, where he also serves as Chairman of the Audit Committee. From 2005 through March of this year, Mr. Ammerman served as a member of the Board of Directors of Quiksilver (a company listed on the New York Stock Exchange), where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman has served as a director of The Pacific Club for twelve years and is a past president. He also has served as a director of the UCI Foundation for fourteen years. Mr. Ammerman is a member of the Audit Committee of Stantec and a member of the Audit Committee of William Lyon Homes. Mr. Ammerman holds a B.A. in Accounting from California State University, Fullerton, and a master’s degree in Business Taxation from University of Southern California. Mr. Ammerman recently received the Distinguished Alumni Award from the University of Southern California (2010) and the Director of the Year Award from the Forum for Corporate Directors (2011).

With nearly three decades of accounting experience, as well as significant executive and board experience, Mr. Ammerman provides our board of directors with operational, financial and strategic planning insights. Mr. Ammerman developed his finance and accounting expertise while holding positions such as Managing Partner and National Partner at KPMG. With this experience, Mr. Ammerman possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Michael Barr was appointed to the board of directors on November 7, 2012 to fill a new Board seat created in connection with the Company’s execution of a Subscription Agreement with affiliates of Paulson & Co. Inc., or Paulson, pursuant to which the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A

Common Stock for $16,000,000 and 12,173,193 shares of the Company’s Convertible Preferred Stock for $14,000,000 in cash, for an aggregate purchase price of $30,000,000. Mr. Barr currently serves as the Portfolio Manager for the Paulson Real Estate Funds where he is responsible for all aspects of the real estate private equity business. He is also a partner in Paulson & Co. Inc., which he joined in 2008.

From 2001 through 2008, Mr. Barr worked within the Lehman Brothers Real Estate Private Equity Group, serving most recently as a Managing Director of the firm and a principal of Lehman Brothers Real Estate Partners. In this capacity, he was responsible for identifying, evaluating and executing transactions throughout the United States and across all asset classes. While at Lehman Brothers, Mr. Barr led the acquisition of over $8 billion in assets. Prior to joining Lehman Brothers, Mr. Barr served as a principal and a member of the Investment Committee of Westbrook Partners, a real estate merchant banking firm founded by Tiger Management Corporation. During his tenure at Westbrook, which spanned three real estate investment funds, Mr. Barr originated and executed a wide range of real estate transactions. He began his career in the Real Estate Investment Banking group at Merrill Lynch & Co., where he participated in numerous financing and advisory assignments for both public and private real estate companies. Mr. Barr holds a B.B.A. from the University of Wisconsin. He currently serves on the board of Extended Stay Hotels and previously was a board member of Gables Residential Trust and Tishman Hotel & Realty.

With his extensive experience managing a wide variety of real estate transactions, Mr. Barr brings to our board of directors a deep understanding of and valuable expertise in real estate investment and finance.

Gary H. Hunt joined the board of directors on October 17, 2005 with over 30 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities.

As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to the largest master-planned community and real estate developers in the Western United States, including Tejon Ranch, DMB Pacific Ventures, Five Point Communities, Lennar, Kennecott Land Company, Lewis Group of Companies, Newhall Land, Strategic Hotels and Resorts REIT, Inland American Trust REIT, to name a few. Mr. Hunt also works or has worked with major national financial institutions, including Morgan Stanley, Alvarez & Marsal Capital Group, LLC, and regional banks, to manage projects through the current real estate macro-economic restructuring and re-entitlement period.

Mr. Hunt currently serves on the boards of Glenair Corporation, University of California, Irvine Foundation and is Vice Chairman of CT Realty. He formally was a member and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO.

Matthew R. Niemann was appointed to the board of directors on February 25, 2012. Mr. Niemann is a Managing Director and Head of Houlihan Lokey Capital’s Real Estate Strategic Advisory Group. He is a senior member of Houlihan Lokey’s Financial Restructuring business, and first joined the firm in 1999. Before rejoining Houlihan Lokey in 2008, Mr. Niemann spent three years with Cerberus Capital and served as senior managing director and chief strategic officer of GMAC ResCap (a Cerberus portfolio company) in charge of strategy for its $5.0 billion portfolio of builder and developer real estate investments. Mr. Niemann has been involved as a principal or advisor in a wide range of M&A, financing, restructuring and real estate transactions throughout his career, and is a frequent speaker and regularly testifies as an expert in these areas. Earlier in his career, Mr. Niemann was with KPMG and PricewaterhouseCoopers and practiced law for several years in the Corporate, Banking & Real Estate practice of Bryan Cave in St. Louis. Mr. Niemann holds a law and finance degree from St. Louis University, where he served on the Law Review. He was a guest lecturer at the Kellogg Graduate School of Management at Northwestern University in Chicago; a member of the Ph.D. Dissertation Committee at Webster University; and has also served on the Board of Directors and Executive Committee (Treasurer) of the Ronald McDonald Houses of Greater St. Louis.

With extensive experience as an attorney, financial advisor and investment principal, Mr. Niemann brings to the board of directors demonstrated leadership skills and expertise in capital markets, real estate investment and finance.

Nathaniel Redleaf was appointed to the board of directors on February 25, 2012. Since 2006, he has served in an analyst capacity at Luxor Capital Group, a diversified investment fund with several billion dollars under management. Mr. Redleaf’s investment practice focuses primarily on the homebuilding, commercial real estate, finance and gaming sectors. Mr. Redleaf currently serves as a member of the board of directors of Innovate Managed Holdings LLC and Eastland Tire Australia Pty. He holds a degree in Political Economy of Industrial Societies from UC Berkeley.

With his investment practice focusing primarily on the homebuilding and other-related sectors, Mr. Redleaf brings to our board of directors valuable experience in real estate investment and finance.

Lynn Carlson Schell was appointed to the board of directors on February 25, 2012. Ms. Carlson Schell currently serves as the Managing Principal and Chief Executive Officer of Shelter Corporation and The Waters Senior Living, directing the firm’s strategic planning and long-term growth. Since founding Shelter Corporation in 1993, Ms. Carlson Schell has developed or acquired multi-family and senior housing consisting of over 15,000 units and comprising $800 million of real estate. Ms. Carlson Schell’s core accomplishments include her leadership role in driving Shelter Corporation’s development of affordable housing and spearheading its successful diversification into senior living communities with the 1998 formation of The Waters Senior Living. In 2009, Ms. Carlson Schell was honored as an Industry Leader by the Minneapolis/St. Paul Business Journal. Prior to founding Shelter Corporation, Ms. Carlson Schell spent nine years working as an associate and senior developer with Can-American Corporation. She was responsible for residential, condominium and apartment developments in the Midwest and Florida. Ms. Carlson Schell currently serves as Treasurer of the Twin Cities Chapter of the Young Presidents’ Organization as well as the chair of the board of directors at the Friends of the Hennepin County Library Foundation. She also serves on the board of directors of the Walker Art Center.

With over thirty years of real estate and executive experience, as well as significant board experience, Ms. Carlson Schell provides our board of directors with operational, financial and strategic planning insights.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan. At that time, the officers listed above served as executive officers of the Company in their respective capacities. Post-emergence from bankruptcy on February 25, 2012, such officers continued to serve as executive officers of the Company.

Board of Directors

Our board of directors currently consists of eight directors, seven of whom were appointed pursuant to the Plan. In accordance with the Plan, the initial directors were appointed as follows: (i) Mr. Niemann was appointed by the holders of at least 66 2/3% of the Class A Common Stock, (ii) General William Lyon and William H. Lyon were appointed by the holders of at least a majority of the Class B Common Stock, (iii) Ms. Schell and Mr. Redleaf were appointed by the holders of at least a majority of the Class C Common Stock and Convertible Preferred Stock, voting as a single class, and (iv) Douglas K. Ammerman and Gary H. Hunt were appointed by the holders of (a) 66 2/3% of the Class A Common Stock, (b) a majority of the Class B Common Stock and (c) a majority of the Convertible Preferred Stock and the Class C Common Stock voting as a class. Our eighth director, Mr. Barr, was appointed by our board of directors on November 7, 2012, to fill a new board seat created in connection with the Company’s execution of a Subscription Agreement with affiliates of Paulson & Co., Inc., or Paulson, pursuant to which the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock for $16,000,000 and 12,173,193 shares of the Company’s Convertible Preferred Stock for $14,000,000 in cash, for an aggregate purchase price of $30,000,000. The current directors will hold office until the annual meeting of stockholders to be held in 2013 and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Other than as provided for in the Paulson Subscription Agreement, we are not aware of any understandings between the directors or any other persons pursuant to which such individuals were elected as directors or are to be selected as a director or nominee in the future; however, pursuant to our Second Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, and as described below, certain classes of stockholders have the right to elect certain of our directors.

Our Second Amended and Restated Bylaws, or Bylaws, provide that, prior to the later of the Conversion Date (as defined in “Description of Capital Stock”) and the date on which all of the shares of our Class B Common Stock have been converted into shares of our Class A Common Stock, or the Specified Date, our board of directors shall consist of eight members and shall be elected by the stockholders of record entitled to vote for such directors as set forth in the Certificate of Incorporation. Directors are elected by the holders of record of a plurality of the votes entitled to vote for such directors, and each director shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Our Certificate of Incorporation provides that prior to the earlier to occur of (i) the Conversion Date and (ii) the conversion in full of all shares of Class B Common Stock into Class A Common Stock, the board of directors will consist of the following eight members: (i) two Class A Directors; (ii) two Class B/D Directors; (iii) two Class C Directors; (iv) one Class C Independent Director; and (v) one Class A/B/C Independent Director. Luxor Capital Group or Luxor, currently holds 30.6% of the Class A Common Stock, 95.9% of the Class C Common Stock and 79.9% of the Convertible Preferred Stock through its affiliated entities. William H. Lyon holds 100% of the Class B Common Stock through Lyon Shareholder 2012, LLC. Colony Capital Group LP currently holds 14.3% of the Class A Common Stock through its affiliated entities. Paulson currently holds 21.8% of the Class A Common Stock and 15.8% of the Convertible Preferred Stock. Certain officers and directors of the Company hold an aggregate of 2,261,197 shares of Class D Common Stock, which constitutes 90.5% of the outstanding Class D shares, and options to purchase an additional 4,757,303 Class D shares. See “Security Ownership of Certain Beneficial Owners and Management” below.

Such directors will be elected, appointed and removed in the following manner:

•	the Class A Directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock, voting together as a class;

•	the Class B/D Directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class B Common Stock and Class D Common Stock, voting together as a class;

•

the Class C Directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class;

•

the Class C Independent Director will be elected (and may be removed with or without cause, at any time) by the holders of a majority of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class; and

•

the Class A/B/C Independent Director will be elected (and may be removed with or without cause, at any time) by the holders of (i) 66 2/3% of the Class A Common Stock, voting separately as a class, (ii) the majority of the Class B Common Stock, voting separately as a class, and (iii) the majority of the Class C Common Stock and Convertible Preferred Stock, voting together as a separate class.

From and after the date of the first annual meeting, no individual may be nominated or appointed as a Class C Independent Director or Class A/B/C Independent Director, nor may any individual serve as a Class C Independent Director or Class A/B/C Independent Director, unless such individual is independent at the time of nomination and appointment and continues to be independent throughout such individual’s period of service.

On or following the Conversion Date while any shares of Class B Common Stock remain outstanding, the board of directors will consist of seven members, and such directors will be elected, appointed and removed in the following manner:

•	three directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock, voting together as a class;

•	two directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class B Common Stock, voting together as a class;

•

one director will be elected (and may be removed with or without cause, at any time), by the holders of the Class A Common Stock, voting together as a class; provided, however, that no individual may be nominated or appointed as such director, nor may any individual serve as such director, unless such individual is independent at the time of nomination and appointment and continues to be independent throughout such individual’s period of service; and

•

one director will be elected (and may be removed with or without cause, at any time), by the holders of (i) the majority of the Class A Common Stock, voting separately as a class, and (ii) the majority of the Class B Common Stock, voting separately as a class; provided, however, that no individual may be nominated or appointed as such director, nor may any individual serve as such director, unless such individual is independent at the time of nomination and appointment and continues to be independent throughout such individual’s period of service.

Following the conversion in full of all shares of Class B Common Stock and prior to the Conversion Date, the number of members of the board of directors will be fixed at eight, and such directors will be elected, appointed and removed in the following manner:

•	four directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock and the Class D Common Stock, voting together as a separate class;

•	two directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class;

•

one director will be elected (and may be removed with or without cause, at any time), by the holders of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class; provided, however, that no individual may be nominated or appointed as such director pursuant to, nor may any individual serve as such director, unless such individual is independent at the time of nomination and appointment and continues to be independent throughout such individual’s period of service; and

•

one director will be elected (and may be removed with or without cause, at any time), by the holders of (i) the majority of the Class A Common Stock, voting together as a separate class, and (ii) the majority of the Class C Common Stock and the Convertible Preferred Stock, voting together separately as a class; provided, however, that no individual may be nominated or appointed as such director, nor may any individual serve as such director, unless such individual is independent at the time of nomination and appointment and continues to be independent throughout such individual’s period of service.

From and after the Specified Date, the board of directors will consist of one or more members. The number of directors will be fixed and may be changed from time to time by resolution duly adopted by the board of directors or the stockholders, and all of the directors will be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock. Except as provided in the Certificate of Incorporation, directors will be elected by the holders of record of a plurality of the votes cast at annual meetings of stockholders, and each director so elected will hold office until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. For additional information regarding voting rights of our stockholders, see “Description of Capital Stock.”

As the Company intends for its securities to be quoted on the Over-the-Counter Bulletin Board and not one of the national securities exchanges, it is not subject to any director independence requirements. However, based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board of directors has determined that all but two of our directors, General William Lyon and William H. Lyon, are independent directors under standards established by the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE.

Prior to the Specified Date, vacancies may be filled by the vote of the stockholders entitled to appoint such directors. From and after the Specified Date, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any annual or special meeting held in accordance with the Certificate of Incorporation, and the directors so chosen will hold office until the next annual or special meeting called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

The board of directors seeks to ensure that the board of directors is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the board of directors to satisfy its oversight responsibilities effectively. New directors are approved by the board of directors after recommendation by the Nominating and Corporate Governance Committee. In the case of a vacancy on the board of directors, the board of directors approves a Director to fill the vacancy following the recommendation of a candidate by the Chairman of the Board. In identifying candidates for director, the Nominating and Corporate Governance Committee and the board of directors take into account (1) the comments and recommendations of board members regarding the qualifications and effectiveness of the existing board of directors or additional qualifications that may be required when selecting new board members that may be made in connection with annual assessments prepared by each director of the effectiveness of the board of directors and of each committee of the board of directors on which he or she serves, (2) the requisite expertise and sufficiently diverse backgrounds of the board of directors’ overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the board of directors and (4) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the board of directors focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and the board of directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

Board Meetings

Our board of directors held twenty-one meetings during fiscal year 2011. During fiscal year 2011, all incumbent directors attended at least 75% of the combined total of (i) all board of directors meetings and (ii) all meetings of committees of the board of directors of which the incumbent director was a member. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. All directors attended the 2011 annual meeting.

Committees of the Board of Directors

We currently have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The charters of all three of our standing board committees are available on our website, www.lyonhomes.com, under the Company—Governance section. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Audit Committee

The Company has a standing Audit Committee, which is chaired by Douglas Ammerman and consists of Messrs. Ammerman, Hunt and Niemann and Ms. Schell. The board of directors has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, the board of directors has determined that Mr. Ammerman is an “audit committee financial expert” as defined by the SEC. The Audit Committee met three times in 2011.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•

approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•

annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•

review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

The Company has a standing Compensation Committee, which is chaired by Matthew R. Niemann and consists of Messrs. Hunt, Ammerman, Barr, and Niemann and Ms. Schell. Our board of directors has determined that each of these directors is independent under NYSE rules and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee met once in 2011.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the board of directors new compensation programs or arrangements if deemed appropriate;

•	recommend to the board of directors compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

Nominating and Corporate Governance Committee

The Company has a standing Nominating and Corporate Governance Committee, which is chaired by Gary H. Hunt and consists of Messrs. Hunt, Ammerman, Barr, Niemann and Redleaf and Ms. Schell. Our board of directors has determined that each of these directors is independent under NYSE rules. The Nominating and Corporate Governance Committee did not meet in 2011.

Pursuant to its charter, the primary responsibilities and functions of our Nominating and Corporate Governance Committee are, among other things, as follows:

•	establish standards for service on our board of directors and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our board of directors and to fill vacancies or newly created board positions;

•	assist the board of directors in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics;

•

monitor our corporate governance principles and practices and make recommendations to our board of directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Board Leadership Structure

Our board of directors has carefully considered our board leadership structure and determined that it is in the best interests of the Company and our stockholders to have our Chief Executive Officer lead our board as Chairman, together with Mr. Hunt serving as lead independent director. Our board believes our leadership structure, with its emphasis on board independence together with strong board and committee involvement, provides sound and robust oversight of management.

Given General Lyon’s long standing association with the Company and his extensive knowledge of and experience with the home building industry, the board of directors believes that General Lyon’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. General Lyon possesses detailed and in-depth knowledge of the home building industry and the issues facing the Company and is thus best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders and employees.

Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the Company has not established this approach as a policy.

Furthermore, Mr. Hunt serves as our lead independent director, and has served in such role since May 2012. As the board’s lead independent director, Mr. Hunt holds a critical role in assuring effective corporate governance and in managing the affairs of our board of directors. Among other responsibilities, Mr. Hunt:

•	presides over executive sessions of the board of directors and over board meetings when the Chairman of the Board is not in attendance;

•

consults with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our board of directors;

•	administers the annual board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

Board Risk Oversight

The board of directors is actively involved in oversight of risks that could affect the Company. The board of directors satisfies this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the board of directors. In carrying out its responsibilities, the Audit Committee works closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full board of directors.

In addition to the Audit Committee, the other committees of the board of directors consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics and Business Conduct

The board of directors has adopted a Code of Business Conduct and Ethics, or the Code of Ethics, that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company’s directors and executive officers, on the Company’s website at www.lyonhomes.com.

The Code of Ethics is available on the Company’s website at www.lyonhomes.com. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, William Lyon Homes, 4490 Von Karman Avenue, Newport Beach, California 92660.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Douglas K. Ammerman, Michael Barr, Gary H. Hunt, Matthew R. Niemann and Lynn Carlson Schell. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s named executive officers has ever served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Stockholder Communications with the Board of Directors

Stockholders may send communications to our board of directors by writing to the Company, c/o William Lyon Homes, 4490 Von Karman Avenue, Newport Beach, California 92660, Attention: Board of Directors.

Director Compensation

Our non-employee directors receive an annual retainer of $50,000 per year, payable in equal quarterly installments in advance. Our non-employee directors also receive a $1,500 fee for each board meeting attended in person and $1,000 for each meeting attended via teleconference. In addition, the chairperson of the Audit Committee of the board of directors receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Compensation Committee of the board of directors receives a fee of $15,000 per year, payable $3,750 per calendar quarter, to serve in such capacity, the chairperson of the Nominating and Corporate Governance Committee of the board of directors receives a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, and other committee members receive a fee of $5,000 per year, payable $1,250 per calendar quarter, per committee for service on committees of the board of directors.

On October 1, 2012, the Company granted 57,000 shares of restricted stock to each of its non-employee directors, which were fully vested on the date of grant and subject to certain restrictions. On the same date, the Company granted Mr. Hunt, the lead non-employee director, an additional grant of 28,500 shares of restricted stock, which were also fully vested on the date of grant. On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 shares of restricted stock and in lieu thereof granted him a cash award with the equivalent value of $59,850 in respect of Mr. Redleaf’s services as a non-employee director.

The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Douglas K. Ammerman	165,500	59,850	—	—	—	—	225,350
Michael Barr(1)	—	—	—	—	—	—	—
Harold H. Greene(2)	18,500	—	—	—	—	—	18,500
Gary H. Hunt	199,250	89,775	—	—	—	—	289,025
Alex Meruelo(2)	17,875	—	—	—	—	—	17,875
Matthew R. Niemann(2)	96,125	59,850	—	—	—	—	155,975
Nathaniel Redleaf(2)(3)	134,350	—	—	—	—	—	134,350
Lynn Carlson Schell(2)	85,750	59,850	—	—	—	—	145,600

(1)	Mr. Barr was appointed to the Company’s board of directors on November 7, 2012 and waived director compensation for the 2012 calendar year.
(2)	On February 25, 2012, in connection with the confirmation of the Company’s plan of reorganization, Messrs. Greene and Meruelo resigned from the Company’s board of directors and Messrs. Niemann and Redleaf and Ms. Carlson Schell were appointed to the Company’s board of directors.
(3)	Mr. Redleaf’s fees are paid to an affiliate of Luxor Capital Group.

Under the Company’s Non-Qualified Retirement Plan for Outside Directors (the Non-Qualified Retirement Plan), each non-employee director is eligible to receive $2,000 per month beginning on the first day of the month following death, disability or retirement at age 72; or, in the case of a non-employee director who ceases participation in the plan prior to death, disability or retirement at age 72 but has completed at least ten years of service as a director, eligibility for benefit payments pursuant to the plan begins on the first day of the month following the latter of (a) the day on which such person attains the age of 65, or (b) the day on which such person’s service terminates after completing at least ten years of service as a director. The monthly payments will continue for a number of months equal to the number of months the non-employee director served as a director and are payable to the director’s beneficiary in the event of the director’s death. If a retired non-employee director receiving payments under the plan resumes his status as a director or becomes an employee, the payments under the plan are suspended during the period of such service. The Non-Qualified Retirement Plan was terminated in May 2012 as to future deferrals. Each non-employee director eligible to receive benefits under the plan when terminated was “grandfathered” into the plan and such directors will continue to accrue and receive benefits in accordance with the provisions of the plan in effect at the time of its termination. Among our outside directors listed in the table above, only Mr. Greene is eligible to receive distributions under the Non-Qualified Retirement Plan.

EXECUTIVE COMPENSATION

Executive Summary

Key Compensation Decisions and Actions in 2012:

•	The Compensation Committee retained an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

•	Base salaries remained the same for named executive officers in 2012.

•	The Company adopted an equity incentive plan and introduced long-term equity compensation as an element of its pay practices.

•	The Company entered into new employment agreements to retain key talent among its named executive officer group.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for the Company’s named executive officers, or NEOs, during 2012. For the fiscal year ended December 31, 2012, the Company had five NEOs, as follows:

•	General William Lyon, Chairman of the Board and Chief Executive Officer;

•	William H. Lyon, President and Chief Operating Officer;

•	Matthew R. Zaist, Executive Vice President;

•	Colin T. Severn, Vice President, Chief Financial Officer and Corporate Secretary; and

•	Brian W. Doyle, Senior Vice President and California Region President.

Compensation Philosophy and Objectives

The goals of the Company’s compensation program are to provide significant rewards for successful performance and to encourage retention of top executives who may have attractive opportunities at other companies, given the highly competitive homebuilding industry. At the same time, the Company tries to keep its selling, general and administrative, or SG&A, costs at competitive levels when compared with other major homebuilders.

Role of the Compensation Committee and Compensation Consultants

The Company’s executive compensation decisions are made by the Compensation Committee, which is composed entirely of independent non-employee members of the Company’s board of directors. The Compensation Committee receives recommendations from the Company’s senior executive management team regarding the compensation of the Company’s executives. The Compensation Committee also consults with outside independent compensation consultants as it deems appropriate. In March 2012, the Compensation Committee retained Christenson Advisors as its independent compensation consultant to advise the Compensation Committee with respect to various elements of our executive compensation pay structure for 2012 and going forward. In 2012, Mr. William H. Lyon and Mr. Zaist were involved in the compensation process by making recommendations to the Compensation Committee regarding compensation for the NEOs and other senior executives and by working with Christenson Advisors to give them the information necessary to enable them to complete their reports.

In general, the Compensation Committee strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its compensation objectives. The objective of the Company’s non-cash and long-term incentive-based programs is to align the compensation of the NEOs with the interests of the Company’s stockholders. However, the Compensation Committee does not have rigid apportionment goals or policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. The Company’s mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The differences in NEO compensation levels reflect to a significant degree the varying roles and responsibilities of each NEO.

During 2012, the Compensation Committee reviewed the Company’s compensation programs and practices in light of certain comparative data on long-term equity compensation, base salaries and bonuses compiled by its independent compensation consultant, Christenson Advisors, at the request of the Compensation Committee. Given the Company’s requirement under the plan of reorganization to become publicly traded, Christenson Advisors compiled information on the compensation practices of two separate peer groups—a public homebuilder peer group and a private homebuilder peer group. The public homebuilder peer group included the following companies: Beazer Homes, DR Horton, Hovnanian Enterprises, KB Home, Lennar, MDC Holdings, Meritage Homes, Pulte Group, Ryland Group, Standard Pacific and Toll Brothers. The private homebuilder peer group included the following companies: Ashton Woods, David Weekly Homes, Drees Homes, Highland Homes, Pardee Homes, Perry Homes, Shapell Homes, Shea Homes, SunCal, Taylor Morrison and Woodside Homes. In selecting the homebuilders most comparable to the Company to be included in these two peer groups, Christenson Advisors focused on companies’ size, location and development projects, as well as the background and experience of management.

In setting the compensation levels of the Company’s executive officers for 2012, the Compensation Committee reviewed the peer group data compiled by Christenson Advisors to obtain a general understanding of current compensation practices among similarly situated companies and gauge whether compensation was competitive and fair, especially in light of the Company’s requirement to become publicly traded. Based on this “market check,” the Compensation Committee determined that the Company’s 2012 executive compensation practices were consistent with current compensation practices and within a competitive range in the homebuilding industry. However, in performing this “market check,” the Compensation Committee did not rely on the peer group data as a justification for its determinations of salary, bonus and long-term incentive levels for 2012. Instead, the Compensation Committee based its determinations for 2012 compensation levels on each individual NEO’s leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee also took into account the Company’s emergence from Chapter 11 restructuring in early 2012 and the requirements of the plan of reorganization relating to long-term equity incentive compensation, as discussed below.

Elements of Compensation

Base Salary

The Company’s Compensation Committee generally reviews the base salary of the Company’s NEOs annually. Salary is the principal component of the compensation of General Lyon and Mr. Lyon, who together hold a significant equity stake in the Company and as a result have incentives generally aligned with the Company’s other stockholders. With respect to Messrs. Severn, Zaist and Doyle, the Company does not regard salary as the principal component of compensation, and also uses short-term annual bonuses and long-term equity incentives to reward performance and loyalty while keeping SG&A costs competitive. In 2012, the Compensation Committee balanced the goals of maintaining competitive salaries while also being mindful of the Company’s financial position, determining that each NEO’s base salary as of the end of 2011 would continue unchanged throughout 2012. The table below shows the annual base salary for each NEO as of December 31, 2012.

Name	Annual Base Salary ($)
General William Lyon	1,000,000
Colin T. Severn	200,000
William H. Lyon	500,000
Matthew R. Zaist	350,000
Brian W. Doyle	275,000

2012 Annual Bonuses

The Compensation Committee, in its sole discretion, will determine awards of annual bonuses for fiscal year 2012 based on a number of subjective Company and individual performance factors, including but not limited to, the Company’s profitability and growth emerging from Chapter 11 restructuring and each NEO’s contribution to the Company and leadership and initiative in helping the Company emerge from the restructuring. Because 2012 served as a transitional year for the Company as it emerged from restructuring, the Compensation Committee determined it would be more appropriate to award 2012 annual bonuses on a number of subjective factors, rather than objective performance criteria. No one subjective factor is determinative or given any specific weight in the Compensation Committee’s decisions, and the Compensation Committee may consider one or more factors, in its discretion, with respect to each NEO’s 2012 annual bonus award.

An NEO’s right to receive a bonus is conditioned on his being actively employed by the Company on the date of payment, except in the case of a termination of employment without cause or for good reason. Bonuses for a particular year will be paid out over two years, with 75% paid following the determination of the bonus, and 25% paid one year later, conditioned on continued employment to the date of payment, except in the case of a termination of employment without cause or for good reason. These provisions help ensure the loyalty and continued service of the Company’s NEOs.

In 2012, each NEO was eligible to receive a bonus pursuant to his individual employment agreement, in an amount to be determined at the discretion of the Compensation Committee. The target bonus for each eligible NEO, as set forth in his employment agreement, is shown in the table below.

PARTICIPANT	TARGET BONUS ($)(1)
General William Lyon	500,000
Colin T. Severn	120,000
William H. Lyon	250,000
Matthew R. Zaist	437,500
Brian W. Doyle	206,250

(1)	As of the date of this filing, the Compensation Committee has not yet made any determination with respect to payment of 2012 annual bonus awards, and thus, each NEO’s target bonus is set forth herein. For General William Lyon and William H. Lyon, the target bonus is also the maximum bonus that may be earned.

Long-Term Equity-Based Compensation

Pursuant to the Chapter 11 joint plan of reorganization, the Company was required to adopt the 2012 Equity Incentive Plan and grant up to 8% of the capital stock of the Company in the form of equity awards to eligible participants. The plan of reorganization required that the Company issue up to 4% of the capital stock of the Company to certain key executives, with 50% of such equity awards to be in the form of Class D service-based restricted shares and 50% in the form of service-based stock options to acquire Class D common shares, to be issued or awarded upon or as soon as practicable following the effective date of the plan of reorganization, which was February 25, 2012. The Compensation Committee, in consultation with Christenson Advisors, determined the number of shares to be reserved for issuance under the 2012 Equity Incentive Plan as required in the plan of reorganization and also determined the allocation of the 4% of the Company’s capital stock among the NEOs including the number of restricted shares and stock options to be granted to each NEO, based on the officer’s position with the Company and the fair market value of our stock at the time of grant.

On October 1, 2012, the Company granted each of Messrs. Zaist, Severn and Doyle the following equity incentive awards under the 2012 Plan, pursuant to the plan of reorganization and in connection with the adoption of their new employment agreements, described in further detail below.

	Restricted Stock	5-Year Options	10-Year Options
Matthew R. Zaist	1,200,000	489,360	1,400,000
Colin Severn	200,000	73,360	234,000
Brian Doyle	550,000	201,740	642,000

The ten-year options have a term of ten years. The five-year options have a term of five years are subject to mandatory exercise upon the earlier of an initial public offering of the Company or the expiration of the five-year term, provided, that if the initial public offering occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be treated as incentive stock options to the maximum extent permitted by law.

Each of the restricted stock and option awards vests as follows: 50% of the restricted shares and 50% of the options vested on the date of grant (October 1, 2012), with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement.

The awards were partially vested on the date of grant to be consistent with the requirements of the plan of reorganization, which required the issuance of the equity awards to certain of the Company’s key executives upon or as soon as practicable following the effective date of the plan of reorganization, as well as to compensate the loyalty and hard work of the NEOs and management through the Company’s restructuring. The Compensation Committee also provided for additional vesting dates through 2014 to retain and incentivize the key executives of the Company and tie their interests to the long-term interests and goals of the Company and its stockholders.

Automobile Allowance

Each NEO is entitled to an annual automobile allowance of $4,800 ($400 per month), payable in accordance with the Company’s regular payroll schedule. In addition, each of Messrs. Zaist, Severn and Doyle is entitled to Company-paid gasoline for use of his personal vehicle.

Retirement Savings

The Company has established a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2012, the prescribed annual limit was $17,000, plus up to an additional $5,500 “catch-up” contribution available for eligible participants over age 50. The Company believes that providing a vehicle for tax-preferred retirement savings through the 401(k) plan adds to the overall desirability of its executive compensation package and further incents the Company’s employees, including the NEOs, in accordance with the Company’s compensation policies.

Employment Agreements and Severance Benefits

General William Lyon and William H. Lyon

Effective February 25, 2012, the Company and California Lyon entered into employment agreements with General William Lyon and William H. Lyon, pursuant to which General Lyon will continue to serve as the Chairman of the Board of Directors and Chief Executive Officer of the Company and California Lyon, and William H. Lyon will continue to serve as President and Chief Operating Officer of the Company and California Lyon.

The term of each employment agreement expires on December 31, 2014, subject to earlier termination as provided in the employment agreement. Under the employment agreements, General Lyon and William H. Lyon are entitled to annual salaries of $1 million and $500,000 per year, respectively.

Under these employment agreements, each executive has the right to earn a bonus of up to 50% of base salary during the 2012 fiscal year, as determined by the Compensation Committee. After 2012, bonuses will be payable under a senior executive bonus program to be established by the Company’s Compensation Committee. The payment of a portion of the bonuses will be deferred as provided in the employment agreements.

In the event of the termination of the executive’s employment by California Lyon without “cause” as defined in each employment agreement or the termination by the executive of his employment for “good reason” as defined in each employment agreement, the executive is entitled to receive (i) a payment equal to the greater of 18 months of salary or the amount of salary otherwise payable for the remainder of the scheduled term of employment; (ii) any deferred and unpaid bonuses; and (iii) the amount of bonus that the executive would have earned in the year of termination. In addition, the executive is entitled to receive reimbursement for certain health benefits coverage through the earlier of the end of the originally scheduled term of employment (but not less than 6 months after the date of termination) and the date when the executive becomes covered under another group health or disability plan.

Under the employment agreements, “good reason” will be deemed to have occurred, among other things, (i) if California Lyon breaches the employment agreement (including a material reduction in compensation, title, positions, responsibilities, authority or duties), (ii) if the Company or California Lyon ceases to acquire or develop land or materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business outside of Orange County, California; or (iv) upon the occurrence of a change of control, as defined in the employment agreement.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive (i) a payment equal to the amount of salary otherwise payable for the remainder of the scheduled term of employment; (ii) any deferred and unpaid bonuses; and (iii) continued health insurance coverage for a specified period of time following termination.

Matthew Zaist, Colin Severn and Brian Doyle

Effective July 1, 2011, California Lyon entered into executive employment agreements with Messrs. Zaist, Severn and Doyle (the “Old Employment Agreements”). The Old Employment Agreements were replaced by executive employment agreements entered into effective as of September 1, 2012, between California Lyon and each of Messrs. Zaist, Severn and Doyle (the “New Employment Agreements” and, together with the Old Employment Agreements, the “Employment Agreements”).

The term of Mr. Zaist’s New Employment Agreement will expire on August 31, 2015, subject to earlier termination as provided in the agreement. The term of each of Mr. Severn’s and Mr. Doyle’s New Employment Agreements will be for an initial period expiring March 31, 2013, with automatic one-year renewal periods annually thereafter unless either California Lyon or the executive provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term. Pursuant to the New Employment Agreements, Messrs. Zaist, Severn and Doyle will continue to serve as the (1) Executive Vice President, (2) Vice President, Chief Financial Officer and Corporate Secretary, and (3) Senior Vice President and California Region President, respectively, of the Company and California Lyon. The description below summarizes the Employment Agreements, noting where the New Employment Agreements differ materially from the Old Employment Agreements.

Under the Employment Agreements, Messrs. Zaist, Severn and Doyle are entitled to annual base salaries of $350,000, $200,000 and $275,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee.

Messrs. Zaist, Severn and Doyle each have the right to earn a cash bonus during the 2012 fiscal year with a target amount equal to 125%, 60% and 75% of base salary, respectively. Under his Old Employment Agreement, Mr. Zaist’s target bonus was equal to 70% of his base salary, but the Compensation Committee determined to increase his target bonus percentage to reflect his growing leadership role with the Company. After 2012, target bonus levels will be established by the Compensation Committee in its sole discretion, provided that for Mr. Zaist, the target cash bonus will not be less than 125% of his annual base salary. If awarded, the bonus would be paid in part in 2013 and in part in 2014, as provided for in the employment agreements.

In the event of a termination of the executive’s employment due to death or disability, by California Lyon for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the New Employment Agreements, in the event of the termination of the executive’s employment by California Lyon without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.5, in the case of Mr. Zaist, and 1.0, in the case of Messrs. Severn and Doyle, multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Mr. Zaist, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of each of Messrs. Severn and Doyle, if such termination occurs on or within 12 months following a change in control as defined in the employment agreement (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted at the time of execution of such executive’s employment agreement; (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period (twelve-month period in the case of Mr. Zaist) beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan; and (v) in the case of Mr. Zaist, a release of claims from California Lyon, the Company and their affiliates.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of California Lyon and his compliance with certain noncompetition and nonsolicitation obligations. The Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by California Lyon (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or California Lyon’s principal place of business outside a specified area, or (iii) the occurrence of a “change in control”, as defined in the employment agreement. In addition, under Mr. Zaist’s New Employment Agreement, “good reason” also includes certain changes with respect to Mr. Zaist’s reporting relationship within the Company or in the senior management structure of the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. Because the Company is not currently required to register its securities under Section 12 of the Exchange Act, the Company is not currently subject to Section 162(m), and therefore, it currently is not a factor in the Company’s compensation decisions.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are those amounts of compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for the NEOs in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the 2012, 2011 and 2010 fiscal years earned by, awarded to or paid to the NEOs.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
General William Lyon	2012	1,000,000		500,000	—	—	—	—	—		1,500,000
Chairman of the Board	2011	1,000,000		—	—	—	—	—	—		1,000,000
and Chief Executive Officer (Principal Executive Officer)	2010	1,000,000		—	—	—	—	—	—		1,000,000

Colin T. Severn	2012	200,000		120,000	210,000	196,014	—	—	—		726,014
Vice President, Chief	2011	200,000		—	—	—	165,497	—	—		365,497
Financial Officer and Corporate Secretary (Principal Financial Officer)	2010	200,000		—	—	—	137,330	—	—		337,330

William H. Lyon	2012	453,847	(4)	250,000	—	—	—	—	—		703,847
Director, President and Chief Operating Officer	2011	490,385		—	—	—	—	—	—		490,385
	2010	486,538		—	—	—	—	—	—		486,538

Matthew R. Zaist	2012	350,000		437,500	1,260,000	1,192,966	—	—	—		3,240,466
Executive Vice President	2011	330,769		—	—	—	324,620	—	—		655,389
	2010	225,000		—	—	—	187,328	—	—		412,328

Brian W. Doyle	2012	275,000		206,250	577,500	537,971	—	—	11,767	(5)	1,608,488
Senior Vice President	2011	267,308		—	—	—	318,743	—	—		586,051
and California Region President	2010	221,154		—	—	—	204,665	—	—		425,819

(1)	The annual base salary for each of our NEOs is disclosed in “—Elements of Compensation—Base Salary” above.
(2)	The Compensation Committee has not yet determined the actual payout of the 2012 annual bonuses. Each NEO has a target bonus established in his individual employment agreement, which is disclosed herein. The actual bonus will be determined at the discretion of the Compensation Committee.

(3)	The amounts shown represent the grant date fair value of restricted stock and option grants computed in accordance with FASB ASC Topic 718. Each restricted stock and option award granted in 2012 vests as follows: 50% of the shares and options vested on the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014.
(4)	Reflects Mr. Lyon’s annual base salary of $500,000 with $46,153 in forgone salary in 2012 resulting from unpaid vacation.
(5)	Reflects Mr. Doyle’s annual automobile allowance of $4,800 and $6,967 of gasoline paid by the Company for Mr. Doyle’s personal vehicle.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2012:

		All other stock awards: Number of shares of stock (#)(1)	All other option awards: Number of securities underlying options (#)(1)	Exercise or base price of option awards ($/Sh) (2)	Grant date fair value of stock and option awards ($)(3)
Name	Grant Date

Colin T. Severn	10/01/2012	200,000			210,000
	10/01/2012		307,360	1.05	196,014

Matthew R. Zaist	10/01/2012	1,200,000			1,260,000
	10/01/2012		1,889,360	1.05	1,192,966

Brian W. Doyle	10/01/2012	550,000			577,500
	10/01/2012		843,740	1.05	537,971

(1)	Each of the restricted stock and option awards granted on October 1, 2012, vests as follows: 50% of the shares and options vested on the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement.
(2)	The Company’s board of directors determined the fair market value of the Class D common stock on the date of grant to be $1.05.
(3)	The value of the restricted stock and option awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the fair market value of the Class D common stock on the date of grant, which was determined by the Company’s board of directors to be $1.05. The restricted shares have a grant date fair value of $1.05 per share. The five-year options have a grant date fair value of $0.401 per share subject to the option. The ten-year options have a grant date fair value of $0.712 per share subject to the option.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2012:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($)(2)
Colin T. Severn	48,906	24,454	1.05	10/01/2017	66,667	70,000
	156,000	78,000	1.05	10/01/2022
Matthew R. Zaist	326,240	163,120	1.05	10/01/2017	400,000	420,000
	933,333	466,667	1.05	10/01/2022
Brian W. Doyle	134,493	67,247	1.05	10/01/2017	183,334	192,501
	428,000	214,000	1.05	10/01/2022

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the restricted stock and option awards that are represented in the above table.

Name	Grant Date	Award Type	Vesting Schedule
Colin T. Severn	10/01/2012	Restricted Stock	33,333 shares vest on 12/31/2013 and 33,334 shares vest on 12/31/2014
	10/01/2012	5-year Options	12,227 options vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	10-year Options	39,000 options vest on each of 12/31/2013 and 12/31/2014
Matthew R. Zaist	10/01/2012	Restricted Stock	200,000 shares vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	5-year Options	81,560 options vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	10-year Options	233,333 options vest on 12/31/2013 and 233,334 options vest on 12/31/2014
Brian W. Doyle	10/01/2012	Restricted Stock	91,667 shares vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	5-year Options	33,623 options vest on 12/31/2013 and 33,624 options vest on 12/31/2014
	10/01/2012	10-year Options	107,000 options vest on each of 12/31/2013 and 12/31/2014

(2)	Represents the fair market value of the Company’s Class D common stock on December 31, 2012, of $1.05 per share, multiplied by the number of shares that have not vested.

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of restricted stock awards for each of our NEOs for the year ended December 31, 2012. The vesting of stock awards does not indicate the sale of stock by an NEO.

	Option Awards		Stock Awards
Name	Number of securities acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Colin T. Severn	—	—	133,333	140,000
Matthew R. Zaist	—	—	800,000	840,000
Brian W. Doyle	—	—	366,666	384,999

(1)	Represents the fair market value of the Company’s Class D common stock on the date of vesting, which was $1.05 for awards vesting on both October 1, 2012, and on December 31, 2012, multiplied by the number of shares that vested on such date.

Pension Benefits

The NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company during the fiscal year ended December 31, 2012.

Nonqualified Deferred Compensation

The NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company during the fiscal year ended December 31, 2012.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our NEOs upon a “qualifying termination” of employment (a termination by us without cause or the executive’s resignation for good reason) or upon the executive’s termination of employment as a result of death or disability. As described above in “—Employment Agreements and Severance Benefits,” a resignation by the executive in connection with a “change of control” would be deemed a resignation for good reason. None of the NEOs is entitled to payments or benefits solely upon a change in control of the Company, without an accompanying termination of employment. In the event an NEO is terminated for cause, by the NEO for any reason other than good reason, or, in the case of Messrs. Severn, Zaist and Doyle, due to death or disability, such NEO is not entitled to any severance payments or benefits. The amounts shown assume that such termination was effective as of December 31, 2012, the last business day of fiscal year 2012, and are only estimates of the amounts that would be paid to such NEOs. The actual amounts to be paid can be determined only at the time of such termination of employment.

Name, Type of Termination	Cash Severance ($)(1)	Unpaid Bonuses ($)(2)	Equity Acceleration ($)(3)	Benefits Continuation ($)(4)	Total ($)
General William Lyon
Qualifying Termination (no CIC)	2,500,000	—	—	53,589	2,553,589
Qualifying Termination + CIC	2,500,000	—	—	53,589	2,553,589
Death or Disability	2,000,000	—	—	53,589	2,053,589
Colin T. Severn
Qualifying Termination (no CIC)	320,000	30,000	—	13,397	363,397
Qualifying Termination + CIC	320,000	30,000	70,000	13,397	433,397
Death or Disability	—	—	—	—	—
William H. Lyon
Qualifying Termination (no CIC)	1,250,000	—	—	36,259	1,286,259
Qualifying Termination + CIC	1,250,000	—	—	36,259	1,286,259
Death or Disability	1,000,000	—	—	36,259	1,036,259
Matthew R. Zaist
Qualifying Termination (no CIC)	1,181,250	61,250	420,000	18,898	1,681,398
Qualifying Termination + CIC	1,181,250	61,250	420,000	18,898	1,681,398
Death or Disability	—	—	—	—	—
Brian W. Doyle
Qualifying Termination (no CIC)	481,250	51,250	—	13,397	545,897
Qualifying Termination + CIC	481,250	51,250	192,501	13,397	738,398
Death or Disability	—	—	—	—	—

(1)	In the event of a “qualifying termination” of employment, represents an amount equal to: for each of General Lyon and Mr. Lyon, his base salary for twenty-four months, through the remainder of his scheduled term of employment, plus the bonus that would have been earned in 2012, which is reflected here as the target bonus for 2012; for Mr. Zaist, 1.5 times the sum of his annual salary plus target cash bonus for 2012; for each of Messrs. Severn and Doyle, the sum of his annual salary plus target cash bonus for 2012. In the event of a termination of General Lyon’s or Mr. Lyon’s employment due to death or disability, represents an amount equal to his base salary for twenty-four months, through the remainder of his scheduled term of employment.
(2)	Represents bonus amounts earned by the NEO that had not been paid prior to the date of termination.
(3)

Represents the intrinsic value of the accelerated vesting of all unvested stock options and restricted stock awards granted on October 1, 2012, based on the fair market value of the Company’s Class D common stock on December 31, 2012, of $1.05 per share. Upon a termination of Mr. Zaist’s employment by the Company without cause or by him for good reason, whether or not following a change in control of the Company, Mr. Zaist is entitled to accelerated vesting in full of all outstanding restricted stock and stock option awards. Upon a termination of Mr. Severn’s or Mr. Doyle’s employment by the Company without cause or by him for good reason, in either case on or within twelve months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted on October 1, 2012.
(4)	Represents the value of the continuation of health benefits for the following number of months: twenty-four months for Messrs. Lyon and Lyon, twelve months for Mr. Zaist, and six months for Messrs. Severn and Doyle.

2012 Equity Incentive Plan

The purpose of the 2012 Equity Incentive Plan (the “2012 Plan”) is to provide an increased incentive for eligible employees, consultants and directors to assert their best efforts by conferring benefits based on the achievement of certain performance goals, to better align the interests of eligible participants with the interests of stockholders by providing an opportunity for increased stock ownership by such participants, and to encourage such participants to remain in the service of the Company. The 2012 Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Share Reserve

Under the 2012 Plan, 13,699,565 shares of our Class D common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, stock payment awards and performance awards and other stock-based awards. Upon the “conversion date,” which is defined in our amended and restated certificate of incorporation, all shares of Class D common stock will convert into shares of Class A common stock and references to Class D common stock in the Plan and award agreements will automatically be updated to refer to Class A common stock.

The following counting provisions will be in effect for the share reserve under the 2012 Plan: (i) to the extent that an award forfeits, expires, settles in cash or becomes unexercisable without having been exercised in full, the shares that were not purchased or received or that were cancelled will become available for future grants under the 2012 Plan; (ii) if we repurchase shares that were issued pursuant to the exercise or settlement of an award, the reacquired shares will not be available for future grants under the 2012 Plan; and (iii) to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2012 Plan, such tendered or withheld shares will be available for future grants under the 2012 Plan.

Administration

The Compensation Committee of our board of directors will administer the 2012 Plan unless our board of directors assumes authority for administration. The Compensation Committee must consist of one or more members of our board of directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code (to the extent applicable), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of any securities market on which shares of our common stock are traded. The 2012 Plan provides that the board or Compensation Committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, to the extent permitted by applicable law.

Subject to the terms and conditions of the 2012 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2012 Plan.

Eligibility

Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2012 Plan may be granted to employees who are part of our senior management, senior project managers, key employees, consultants, non-employee directors or individuals who hold such positions with certain of our subsidiaries. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards

The 2012 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, or RSUs, deferred stock, deferred stock units, dividend equivalents, performance awards, stock payments and other stock-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, conditions and limitations of the award.

•

Nonqualified stock options, or NQSOs, will provide for the right to purchase shares of our Class D common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQSOs may be granted for any term specified by the administrator that does not exceed ten years.

•

Incentive stock options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class D common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2012 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class D common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•

Restricted stock units, or RSUs, may be awarded to any eligible individual subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

Deferred stock awards and deferred stock unit awards represent the right to receive shares of our Class D common stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

•

Stock appreciation rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class D common stock over a set exercise price. The exercise price of any SAR granted under the 2012 Plan must be at least 100% of the fair market value of a share of our Class D common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2012 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in individual SAR agreements. SARs under the 2012 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

•

Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or board of directors, as applicable. No dividend equivalents will be payable with respect to stock options or SARs.

•

Performance awards may be granted by the administrator on an individual or group basis. Generally, these awards, which may include performance stock units, will be based upon specific performance targets and may be paid in cash or in Class D common stock or in a combination of both. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

•

Stock payments may be authorized by the administrator in the form of Class D common stock or an option or other right to purchase Class D common stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control; Adjustments of Awards

For any award granted under the 2012 Plan, the terms of the applicable award agreement may provide that in the event of a “change in control” of the Company (as defined in the 2012 Plan), the award will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of such transaction. The administrator may also make appropriate adjustments to awards under the 2012 Plan in the event of a change in control or certain other unusual or nonrecurring events or transactions.

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction affecting the number of outstanding shares of our common stock or the share price of our common stock, the administrator, in its sole discretion, will make appropriate, proportionate adjustments and substitutions to the 2012 Plan and award agreements, including adjustments to: (i) the aggregate number, class and kind of securities that may be delivered under the 2012 Plan; (ii) in the aggregate or to any one participant, the number, class and kind of securities subject to outstanding awards granted under the 2012 Plan; and/or (iii) the grant or exercise price per share of any outstanding awards under the 2012 Plan.

Amendment and Termination

The administrator of the 2012 Plan may alter, amend, suspend or terminate the 2012 Plan at any time and from time to time. However, we must obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Expiration Date

No award may be granted pursuant to the 2012 Plan after September 30, 2022. Any award that is outstanding on the expiration date of the 2012 Plan will remain in force according to the terms of the 2012 Plan and the applicable award agreement.

Effective Date

The 2012 Plan became effective on October 1, 2012, when it was approved and adopted by our board of directors. The 2012 Plan was subsequently approved by our stockholders on October 10, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our capital stock beneficially owned as of February 6, 2013, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our capital stock, (ii) each of our named executive officers and directors and (iii) all officers and directors as a group. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4490 Von Karman Avenue, Newport Beach, California 92660.

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)			CLASS C COMMON STOCK(1)		CLASS D COMMON STOCK(1)			CONVERTIBLE PREFERRED STOCK(1)		PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class	Number		Percent of Class	Number	Percent of Class	Number		Percent of Class	Number	Percent of Class

Named Executive Officers and Directors:

General William Lyon	Director, Chairman of Board & Chief Executive Officer	—		—	—		—	—	—	—		—	—	—	—

Colin T. Severn	Vice President, Chief Financial Officer and Corporate Secretary	—		—	—		—	—	—	331,546	(5)	12.3%	—	—	*

William H. Lyon	Director, President & Chief Operating Officer	24,199	(6)	*	47,201,842	(4)	100%	—	—	—		—	—	—	36.3%

Matthew R. Zaist	Executive Vice President	—		—	—		—	—	—	1,970,213	(7)	52.4%	—	—	*

Brian W. Doyle	Vice President and Southern California Region President	—		—	—		—	—	—	910,753	(8)	29.8%	—	—	*

Douglas K. Ammerman	Director	—		—	—		—	—	—	57,000	(9)	2.3%	—	—	*

Michael Barr	Director	—		—	—		—	—	—	—		—	—	—	*

Gary H. Hunt	Director	—		—	—		—	—	—	85,500	(9)	3.4%	—	—	*

Matthew R. Niemann	Director	—		—	—		—	—	—	57,000	(9)	2.3%	—	—	*

Nathaniel Redleaf	Director	—		—	—		—	—	—	—	(10)	—	—	—	*

Lynn Carlson Schell	Director	—		—	—		—	—	—	57,000	(9)	2.3%	—	—	*

All executive officers and directors as a group (16 individuals)		24,199		—	47,201,842	(4)	100%	—	—	5,480,346	(11)	95.8%	—	—	38.4%

5% Stockholders (not listed above):

Luxor Capital Group LP(12)		20,727,135		29.6%	—		—	15,445,838	95.9%	—		—	61,509,204	79.9%	37.6%

		CLASS A COMMON STOCK(1)		CLASS B COMMON STOCK(1)		CLASS C COMMON STOCK(1)		CLASS D COMMON STOCK(1)		CONVERTIBLE PREFERRED STOCK(1)		PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number	Percent of Class	Number	Percent of Class	Number	Percent of Class	Number	Percent of Class	Number	Percent of Class

Colony Capital, LLC(13)		10,000,000	14.3%	—	—	—	—	—	—	—	—	3.9%

Paulson & Co. Inc.(14)		15,238,095	21.8%	—	—	—	—	—	—	12,173,913	15.8%	10.5%

*	Denotes less than 1.0% of beneficial ownership.
(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Each share of Class A Common Stock, Class C Common Stock and Class D Common Stock are entitled to one vote per share. Each share of Class B Common Stock is entitled to two votes per share. Each share of Convertible Preferred Stock has the right to one vote for each share of Class C Common Stock into which such share could be converted. The current conversion ratio for Convertible Preferred Stock into Class C Common Stock is one to one.
(3)	Calculation of total voting power includes the following (which represent the total number of shares of each class that are outstanding): (a) 70,031,350 shares of Class A Common Stock, (b) 31,464,548 shares of Class B Common Stock, (c) 16,110,366 shares of Class C Common Stock, (d) 2,499,292 shares of Class D Common Stock, (e) 77,005,744 shares of Convertible Preferred Stock and (f) 15,737,294 shares of Class B Common Stock issuable upon the exercise of a warrant held by Lyon Shareholder 2012, LLC, or Lyon LLC, or the Class B Warrant. The Class B Warrant is exercisable at any time prior to February 24, 2017.
(4)	Represents 31,464,548 shares of Class B Common Stock and the Class B Warrant held by Lyon Shareholder 2012, LLC, or Lyon LLC. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST established July 28, 2000, the Trustee of each of which is William Harwell Lyon (our President, Chief Operating Officer and Director). The manager of Lyon LLC is William Harwell Lyon. William Harwell Lyon may be deemed to have voting and investment power of the securities held by Lyon LLC. William Harwell Lyon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of Lyon LLC is 4490 Von Karman Avenue, Newport Beach, California 92660.
(5)	Represents (i) 204,906 shares of Class D Common Stock subject to options exercisable within 60 days of February 6, 2013 and (ii) 126,640 restricted shares of Class D Common Stock.
(6)	Represents 24,199 shares of Class A Common Stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000. William Harwell Lyon (our President, Chief Operating Officer and Director) is Trustee of the trust and holds voting and dispositive power over these shares. William Harwell Lyon disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858.
(7)	Represents (i) 1,259,573 shares of Class D Common Stock subject to options exercisable within 60 days of February 6, 2013 and (ii) 710,640 restricted shares of Class D Common Stock.
(8)	Represents (i) 562,493 shares of Class D Common Stock subject to options exercisable within 60 days of February 6, 2013 and (ii) 348,260 restricted shares of Class D Common Stock.
(9)	Represents restricted shares of Class D Common Stock.
(10)	On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 restricted shares of Class D Common Stock, and Mr. Redleaf no longer holds this Restricted Stock grant.
(11)	Represents (i) 2,499,292 shares of Class D Common Stock and (ii) 2,981,054 shares of Class D Common Stock subject to options exercisable within 60 days of February 6, 2013.
(12)	Luxor Capital Group, LP acts as the investment manager of proprietary private investment funds and separately managed accounts that own the shares, collectively referred to as the “Luxor Investors.” Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036.
(13)	Represents shares held by ColFin WLH Land Acquisitions, LLC, a Delaware limited liability company, or “ColFin.” ColFin is indirectly managed and controlled by Colony Capital, LLC, a registered investment advisor. Thomas J. Barrack, Jr. is Chief Executive Officer and the sole managing member of Colony Capital, LLC, with sole voting and dispositive power over the securities held by ColFin. As a result, Mr. Barrack may be deemed to have indirect beneficial ownership of the shares held by ColFin through ultimate control over the entities that own or control ColFin, but the foregoing disclosure shall not be construed as an admission of such. The address of Colony Capital, LLC is 2450 Broadway, 6th Floor, Santa Monica, CA 90404.
(14)	Paulson & Co. Inc. is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice to and manages various onshore and offshore investment funds and separately managed accounts, or, collectively, the “Funds”. In its role as investment advisor and manager of the Funds, Paulson & Co. Inc. possesses voting and/or investment power over the ordinary shares owned by the Funds. As the President and sole Director of Paulson & Co. Inc., John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

No Public Market for Capital Stock

At present, there is no established public trading market for any of our capital stock. We intend to have a registered broker-dealer apply to have our capital stock quoted on the Over-the-Counter Bulletin Board. However, we cannot offer any assurance about the development or an active trading market or as to whether the market price of our capital stock will equal or exceed the price paid for them.

Historical Trading of our Common Stock on the New York Stock Exchange and the OTC Bulletin Board

The Company’s predecessor, The Presley Companies, or Presley, was formed in 1956. In 1987, General William Lyon, our Chairman of the Board and Chief Executive Officer, purchased 100% of the stock of Presley, which subsequently went public in 1991 and was listed on the New York Stock Exchange, or the NYSE, under the symbol “PDC.” In 1999, Presley acquired William Lyon Homes, Inc. and changed its name to William Lyon Homes and its ticker symbol to “WLS.” Our common stock was traded on the NYSE until June 13, 2006. We were taken private by way of a tender offer by General William Lyon. Over-the-counter trading of the Company’s common stock (OTC Pink sheets: WLSM.PK) was also discontinued and the Company continued as a privately held company.

Holders

As of February 6, 2013, there are 1,687 holders of record for our Class A Common Stock, one holder of record for our Class B Common Stock and related warrant, twelve holders of record for our Class C Common Stock, seventeen holders of our Class D Common Stock and thirteen holders of record for our Convertible Preferred Stock.

Convertible Common Equity and Warrants

The issued and outstanding 31,464,548 shares of Class B Common Stock, 16,110,366 shares of Class C Common Stock, 2,499,292 shares of Class D Common Stock and 77,005,744 shares of Convertible Preferred Stock are convertible into Class A Common Stock. The issued and outstanding shares of Convertible Preferred Stock are also convertible into Class C Common Stock. See “Description of Capital Stock” below.

Additionally, the holders of Class B Common Stock hold a warrant to purchase 15,737,294 shares of Class B Common Stock at an exercise price of $2.07 per share. The expiration date of the Class B Warrant is February 24, 2017. As of February 6, 2013, we also have outstanding stock options to purchase 4,757,303 shares of the Company’s Class D common stock at an exercise price of $1.05 per share. To the extent these options are exercised, there will be further dilution.

Dividends

Holders of our Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum consisting of (i) cash dividends at the rate of 4% paid quarterly in arrears, and (ii) accreting dividends accruing at the rate of 2% per annum. Such dividend rights are described more fully in “Description of Capital Stock” below. With the exception of the dividends to be paid out to holders of our Convertible Preferred Stock, the Company does not intend to declare or pay cash dividends in the foreseeable future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. The payment of cash dividends is restricted under the terms of the indenture governing California Lyon’s 8.5% Senior Notes due 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our board of directors plans to adopt a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For purposes of this policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our voting securities.

Our related person transactions policy will require:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person transaction,” and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the audit committee; and

•

that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of Sarbanes-Oxley.

In addition, the related person transaction policy will provide that the audit committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code of 1986, as amended.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see “Compensation Discussion and Analysis—Employment Agreements and Severance Benefits.”

Indemnification Agreements and Liability Insurance Policy

The company has entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Certain Relationships and Transactions

We describe below transactions and series of similar transactions that have occurred this year or during our last three fiscal years to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

The following persons and entities that participated in the transactions listed in this section were related persons at or immediately following the time of the transaction.

General William Lyon. General Lyon is our Chief Executive Officer and Chairman of our board of directors.

William H. Lyon. Mr. Lyon is our President and Chief Operating Officer and a member of our board of directors.

Matthew R. Niemann. Mr. Niemann is a member of our board of directors.

Luxor Capital Group LP. Entities affiliated with Luxor Capital Group LP hold over 5% of our outstanding capital stock.

Colony Capital, LLC. Entities affiliated with Colony Capital, LLC hold over 5% of our outstanding Class A Common Stock.

Paulson & Co. Inc. An entity affiliated with Paulson & Co. Inc. holds over 5% of our outstanding Class A Common Stock and 5% of our Convertible Preferred Stock.

Payments Made to an Entity Where a Company Director is an Officer and Shareholder

Matthew R. Niemann, a member of our board of directors, serves as Managing Director and Head of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.’s, or Houlihan, Real Estate Advisory Group and owns shares of Houlihan. Houlihan received payments from the Company in 2011 and 2012 for services performed on behalf of creditors during the recent Chapter 11 restructuring. The Company paid $1.2 million to Houlihan.

Transactions with Certain Beneficial Owners

On February 25, 2012, in connection with the consummation of the principal transactions contemplated by the Company’s Prepackaged Joint Plan of Reorganization, or the Plan, entities affiliated with Luxor Capital Group LP, or Luxor, acquired (i) 21,427,135 shares of Parent’s Class A Common Stock, in exchange for the old senior notes held, (ii) 15,445,838 shares of Parent’s Class C Common Stock for approximately $9.5 million in cash consideration and (iii) 61,509,204 shares of Parent’s Convertible Preferred Stock for approximately $47.4 million in cash. As of February 6, 2013, Luxor holds approximately 37.6% of the total voting power of Parent’s outstanding capital stock. See Note 2 of “Notes to Consolidated Financial Statements” for additional information. Nathaniel Redleaf, one of Parent’s directors, has served in an analyst capacity at Luxor Capital Group LP since 2006.

On June 28, 2012, California Lyon consummated the purchase of certain real property (comprising approximately 165 acres) in San Diego County, California; San Bernardino County, California; Maricopa County, Arizona; and Clark County, Nevada, representing seven separate residential for sale developments, comprising over 1,000 lots. The aggregate purchase price of the property was $21,500,000. The Company paid $11,000,000 cash, and issued 10,000,000 shares of Class A Common Stock of Parent, or approximately 18.3% of Parent’s then outstanding Class A Common Stock, to investment vehicles managed by affiliates of Colony Capital, LLC, or Colony, for consideration of the property. As of February 6, 2013, Colony holds approximately 3.9% of the total voting power of Parent’s outstanding capital stock.

California Lyon was a party to that certain Amended and Restated Senior Secured Term Loan Agreement, or the Amended Term Loan Agreement, dated February 25, 2012, with ColFin WLH Funding, LLC, as Administrative Agent and as a lender. ColFin WLH Funding, LLC is an affiliate of Colony. At September 30, 2012, the outstanding principal amount of the Amended Term Loan was $235.0 million. The Amended Term Loan bore interest at a rate of 10.25% per annum. Based on the outstanding balance of the Amended Term Loan as of September 30, 2012, interest payments were $24.1 million annually. As discussed in the section entitled “Description of Certain Indebtedness,” California Lyon used a portion of the proceeds from the sale of its 8.5% Senior Notes due 2020 to pay in full the amounts outstanding under the Amended Term Loan Agreement.

On October 12, 2012, the Company entered into a Subscription Agreement, or the Subscription Agreement, between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock for $14,000,000 in cash, for an aggregate purchase price of $30,000,000. As of February 6, 2013, Paulson currently holds approximately 10.5% of the total voting power of Parent’s outstanding capital stock. Michael Barr, who was appointed as a member of our board of directors on November 7, 2012, to fill a newly created board seat in connection with the Subscription Agreement, is currently a partner of Paulson, which he joined in 2008.

Sale of Real Estate Project to Affiliate of General William Lyon and William H. Lyon

In October 2008, the Company was contracted by and for Frank T. Suryan, Jr. (see Note 11 of “Notes to Consolidated Financial Statements” for further description of the relationship between General William Lyon, William H. Lyon and Frank T. Suryan) to build apartment units for a contract price of $13.5 million, which includes the Company’s contractor fee of $0.5 million. The Company accounts for this transaction based on the percentage of completion method, and recorded construction services revenue of $12.6 million and construction services costs of $11.6 million during the year ended December 31, 2009. No construction service revenue or costs relating to this transaction were recorded for the years ended December 31, 2011 and 2010.

Agreements with Entities Controlled by General William Lyon and William H. Lyon

For the years ended December 31, 2011, 2010 and 2009, the Company incurred reimbursable on-site labor costs of $318,000, $217,000 and $197,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon, of which $24,000 and $38,000 was due to the Company at December 31, 2011 and 2010, respectively. The Company earned fees of $130,000, $24,000 and $36,000, respectively, for tax and accounting services performed for entities controlled by General William Lyon and William H. Lyon during the years ended December 31, 2011, 2010 and 2009.

The Company earned fees of $362,000, $426,000 and $123,000 during the years ended December 31, 2011, 2010 and 2009, respectively, related to a Human Resources and Payroll Services contract between William Lyon Homes, Inc, and an entity controlled by General William Lyon and William H. Lyon. Effective April 1, 2011, the Company and this entity amended the Human Resources and Payroll Services contract to provide that the affiliate will now pay to the Company a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which will initially result in a variable monthly fee of approximately $8,000). The amended contract also provides that the Company will be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation being paid to it for the services provided to the affiliate is at a market rate of compensation, and that as a result of the fees that are paid to the Company under this contract, the overall cost to the Company of its Human Resources department will be reduced.

Rent Paid to a Trust of which William H. Lyon is the Sole Beneficiary

In each of the three years ended December 31, 2011, 2010 and 2009, the Company incurred charges of $0.8 million related to rent on the Company’s corporate office, from a trust of which William H. Lyon is the sole beneficiary. As of September 30, 2012, the Company has made rental payments totaling $590,000. The trust holds a 99% interest in the office property, with the remaining 1% held by William H. Lyon. The current lease expires in March 2013 and the Company has decided to relocate its corporate office upon expiration of the lease. The Company has entered into a lease for the new location with an unrelated third party.

Charges Incurred Related to the Charter, Use and Sale of Aircraft

Effective September 1, 2004, the Company entered into an aircraft consulting and management agreement with an affiliate, or the Affiliate, of General William Lyon to operate and manage the Company’s aircraft. The terms of the agreement provide that the Affiliate shall consult and render its advice and management services to the Company with respect to all functions necessary to the operation, maintenance and administration of the aircraft. The Company’s business plan for the aircraft includes (i) use by Company executives for traveling on Company business to the Company’s divisional offices and other destinations, (ii) charter service to outside third parties and (iii) charter service to General William Lyon personally. Charter services for outside third parties are contracted for at market rates. As compensation to the Affiliate for its management and consulting services under the agreement, the Company pays the Affiliate a fee equal to (i) the amount equal to 107% of compensation paid by the Affiliate for the pilots supplied pursuant to the agreement, (ii) $50 per operating hour for the aircraft and (iii) $9,000 per month for hangar rent. In addition, all maintenance work, inspections and repairs performed by the Affiliate on the aircraft are charged to the Company at the Affiliate’s published rates for maintenance, inspection and repairs in effect at the time such work is completed. The total expenses incurred by the Company and paid to the Affiliate under the agreement amounted to $0.8 million during the year ended December 31, 2009, with no related fees earned during the years ended December 31, 2011 and 2010.

Effective July 1, 2006, General William Lyon entered into a time sharing agreement, or the Agreement, with the Company pertaining to his personal use of the aircraft. The agreement calls for General William Lyon to reimburse the company for all costs incurred by the Company during his personal flights plus a surcharge on fuel consumption of two times the cost. Pursuant to the Agreement, the Company had earned revenue of $53,000 for charter services provided to General William Lyon personally, for the year ended December 31, 2009, with no related revenue earned during the years ended December 31, 2011 and 2010.

Presley CMR, Inc., a California corporation, or Presley CMR, and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement, or PSA, with an affiliate of General William Lyon to sell the aircraft described above. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million which was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million, which is included in receivables in the accompanying consolidated balance sheet. The closing of this sale occurred on September 9, 2009. The note is secured by the aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016. The Company recorded a loss on the sale of the aircraft totaling $3.0 million, which is included in other loss in the accompanying statement of operations for the year ending December 31, 2009.

Certain Family Relationships

William H. Lyon, one of the Company’s directors and the President and Chief Operating Officer of the Company, is the son of General William Lyon. General William Lyon is the Company’s Chairman of the board of directors and the Chief Executive Officer. Mr. Lyon’s compensation is disclosed in the Summary Compensation Table above.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of registrable stock owned by each selling stockholder that may be offered pursuant to this prospectus. The selling stockholders acquired the registrable stock offered hereby in connection with one of the following transactions, as described more fully elsewhere in the prospectus: (i) the consummation of the Company’s Joint Plan of Reorganization on February 25, 2012, (ii) a real estate purchase transaction that took place on June 28, 2012, with the affiliate of Colony Capital, LLC that is listed below, (iii) a privately negotiated stock issuance that took place on October 12, 2012, with the affiliate of Paulson & Co., Inc. that is listed below or (iv) transfers or other dispositions of the registrable stock that occurred after the Company’s original issuance of such securities in one of the corporate transactions described in (i), (ii) and (iii) immediately above.

The information in the following table is based on information provided by or on behalf of the selling stockholders on or before January 1, 2013. The selling stockholders may offer all, some or none of the registrable stock. Because the selling stockholders may offer all or some portion of the registrable stock, we cannot estimate the amount of the registrable stock that will be held by the selling stockholders upon completion of this offering. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their registrable stock since the date on which they provided the information regarding their registrable stock. Information concerning other selling stockholders will be set forth in prospectus supplements or post-effective amendments from time to time, if required.

The number of shares of registrable stock shown below in the columns representing the Class A Common Stock, Class C Common Stock and Convertible Preferred Stock registered hereby assume, where applicable: (i) the conversion of all outstanding shares of our Convertible Preferred Stock offered hereby into an aggregate of 77,005,744 shares of our Class C Common Stock, (ii) the conversion of all outstanding shares of our Class C Common Stock offered hereby (including such number of shares convertible from our Convertible Preferred Stock) into an aggregate of 93,026,082 shares of our Class A Common Stock and (iii) the conversion of all outstanding shares of our Class B Common Stock into an aggregate of 31,464,548 shares of our Class A Common Stock.

As indicated in the footnotes to the table below, certain selling stockholders have advised us that they are (i) broker-dealers registered pursuant to Section 15 of the Exchange Act or (ii) affiliates of broker-dealers. Each holder that is an affiliate of a broker-dealer has advised us that it acquired the securities being registered hereunder in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. Each holder that is a broker-dealer is deemed to be an underwriter with respect to any registrable stock sold by it pursuant to this prospectus.

Certain information regarding relationships between certain of the selling stockholders and the Company is set forth in the footnotes below.

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)
453, LLC(5)	6,453	*	6,453	0.0%	—	—	—	—	—	—	—	—

Barbara Alagna	2,734	*	2,734	0.0%	—	—	—	—	—	—	—	—

Charles B. Albright	7,527	*	7,527	0.0%	—	—	—	—	—	—	—	—

Dorothy Jean Allen Living Trust(6)	460	*	460	0.0%	—	—	—	—	—	—	—	—

George D. Allen and Tatiana Allen	967	*	967	0.0%	—	—	—	—	—	—	—	—

Norman L. Altman	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

John Walter Armagost	6,139	*	6,139	0.0%	—	—	—	—	—	—	—	—

Armory Master Fund Ltd.(7)	635,548	*	635,548	0.0%	—	—	—	—	—	—	—	—

Eleanor Baer(8)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Estate of Maurice W. Baehr, Sr.(9)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

John Bejerand	2,176	*	2,176	0.0%	—	—	—	—	—	—	—	—

Kavita V. Borsum	1,554	*	1,554	0.0%	—	—	—	—	—	—	—	—

Bruce Bortniker	767	*	767	0.0%	—	—	—	—	—	—	—	—

Ronald M. Bringewatt	50,000	*	50,000	0.0%	—	—	—	—	—	—	—	—

Bobby Lynn Bundy	1,710	*	1,710	0.0%	—	—	—	—	—	—	—	—

The Bureau Family Revocable Trust U/A DTD 11/10/2004(10)	806	*	806	0.0%	—	—	—	—	—	—	—	—

Dalton L. Caley Trust(11)	613	*	613	0.0%	—	—	—	—	—	—	—	—

Bernard J. & Lillian T. Call Revocable Trust U/A DTD 10/26/2000(12)	3,226	*	3,226	0.0%	—	—	—	—	—	—	—	—

Viola J. Christof	10,000	*	10,000	0.0%	—	—	—	—	—	—	—	—

ColFin WLH Land Acquisitions, LLC(13)	10,000,000	14.3%	10,000,000	0.0%	—	—	—	—	—	—	—	—

The Cook Family Trust U/A DTD 12/04/2004(14)	7,674	*	7,674	0.0%	—	—	—	—	—	—	—	—

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

Curtiswood Capital, LLC(15)(4)	15,861	*	534,516	0.0%	86,443	*	518,655	0.0%	432,212	*	432,212	0.0%

Douglas C. Cranmer	767	*	767	0.0%	—	—	—	—	—	—	—	—

Steven D. Cranmer	306	*	306	0.0%	—	—	—	—	—	—	—	—

Jesse Cranmer Trust U/A DTD 12/28/1998(16)	306	*	306	0.0%	—	—	—	—	—	—	—	—

Michael J. Cunningham	3,376	*	3,376	0.0%	—	—	—	—	—	—	—	—

Frank DiMucci	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

Alan L. Doyon	6,445	*	6,445	0.0%	—	—	—	—	—	—	—	—

Dunavant Enterprises, Inc.(17)	48,399	*	48,399	0.0%	—	—	—	—	—	—	—	—

The Jean M. Durbin Family Trust U/A DTD 07/08/1991(18)	3,069	*	3,069	0.0%	—	—	—	—	—	—	—	—

Mark Eberle(3)	286,296	*	286,296	0.0%	—	—	—	—	—	—	—	—

Steven Epperson	3,837	*	3,837	0.0%	—	—	—	—	—	—	—	—

Ron Farino	1,554	*	1,554	0.0%	—	—	—	—	—	—	—	—

Thomas Ferrara and Antonina Ferrara	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Anthony R. Fischer	80,655	*	113,071	0.0%	5,403	*	32,416	0.0%	27,013	*	27,013	0.0%

Lewis C. Foster(19)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Michael A. Foster	806	*	806	0.0%	—	—	—	—	—	—	—	—

Steven Frei	2,302	*	2,302	0.0%	—	—	—	—	—	—	—	—

GAM Equity Six Inc.(20)	209,554	*	3,448,199	0.0%	737,146	4.6%	3,238,645	0.0%	2,501,499	3.2%	2,501,499	0.0%

Allison J. Gardner	1,380	*	1,380	0.0%	—	—	—	—	—	—	—	—

Frances V. Garland	1,554	*	1,554	0.0%	—	—	—	—	—	—	—	—

Ray L. Garland and Jane M. Garland	1,554	*	1,554	0.0%	—	—	—	—	—	—	—	—

Kelley Hearne Gill(21)	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

Glendale Partners GP(22)(4)	161	*	518,816	0.0%	86,443	*	518,655	0.0%	432,212	*	432,212	0.0%

Wynona W. Gordon Revocable Trust U/A DTD 05/30/1986(23)	4,604	*	4,604	0.0%	—	—	—	—	—	—	—	—

Louise J. Gribben	306	*	306	0.0%	—	—	—	—	—	—	—	—

Daniel L. Grieshaber	767	*	767	0.0%	—	—	—	—	—	—	—	—

Dr. R. Bryan Griffith, Jr., M.D.(24)	9,195	*	9,195	0.0%	—	—	—	—	—	—	—	—

M. Lorraine Hall Living Trust U/A DTD 04/24/2003(25)	10,486	*	10,486	0.0%	—	—	—	—	—	—	—	—

Farron R. Harrison	4,478	*	4,478	0.0%	—	—	—	—	—	—	—	—

Patricia A. Hart	10,486	*	10,486	0.0%	—	—	—	—	—	—	—	—

Haslam Blind Trust U/A DTD 01/14/11(26)	161,330	*	161,330	0.0%	—	—	—	—	—	—	—	—

George Huffman	920	*	920	0.0%	—	—	—	—	—	—	—	—

Indemnity National Insurance Company(27)	72,598	*	72,598	0.0%	—	—	—	—	—	—	—	—

Janis L. Jansen	766	*	766	0.0%	—	—	—	—	—	—	—	—

Michael Jilka	306	*	306	0.0%	—	—	—	—	—	—	—	—

JLP Credit Opportunity Master Fund Ltd.(28)	2,620,840	3.7%	2,620,840	0.0%	—	—	—	—	—	—	—	—

JLP Partners Master Fund LP(29)	100,000	*	100,000	0.0%	—	—	—	—	—	—	—	—

JLP Stressed Credit Fund LP(30)	132,259	*	132,259	0.0%	—	—	—	—	—	—	—	—

J.P. Morgan Securities LLC(31)(4)	164,493	*	488,649	0.0%	54,026	*	324,156	0.0%	270,130	*	270,130	0.0%

Darwin L. Johnson and Marjorie N. Johnson	310	*	310	0.0%	—	—	—	—	—	—	—	—

Rosemarie Johnson	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

Margaret Johnston Trust U/A DTD 09/23/2004(32)	3,070	*	3,070	0.0%	—	—	—	—	—	—	—	—

Marvin Kaphan	3,069	*	3,069	0.0%	—	—	—	—	—	—	—	—

Patrick M. Kerney(33)	40,332	*	40,332	0.0%	—	—	—	—	—	—	—	—

KJ Partners(34)	16,133	*	16,133	0.0%	—	—	—	—	—	—	—	—

Knox Holdings, Inc.(35)	24,199	*	24,199	0.0%	—	—	—	—	—	—	—	—

Joseph H. Koch, Sr. Revocable Trust U/A DTD 05/11/1998(36)	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Pete M. Koury	7,870	*	7,870	0.0%	—	—	—	—	—	—	—	—

Kylher Investments 11, LLC(37)	36,299	*	36,299	0.0%	—	—	—	—	—	—	—	—

The Learch Trust U/A DTD 04/28/1999(38)	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

Edmun L. Leckert, III	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Judy H. Lieberman	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

Ernest H. Little	2,302	*	2,302	0.0%	—	—	—	—	—	—	—	—

Donald A. Lockwood Revocable Trust U/A DTD 04/22/2002(39)	3,226	*	3,226	0.0%	—	—	—	—	—	—	—	—

The Lokovsek Family Trust U/A DTD 06/25/93(40)	3,109	*	3,109	0.0%	—	—	—	—	—	—	—	—

Barbara Jane Louie	1,381	*	1,381	0.0%	—	—	—	—	—	—	—	—

Barbara Lowe	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

Allison T. Luter & Warren E. Luter Children’s Trust U/A DTD 12/24/02(41)	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Luxor Capital II Company(42)	—	—	25,463,768	0.0%	4,243,970	26.3%	25,463,768	0.0%	21,219,798	27.6%	21,219,798	0.0%

Luxor Capital Partners LP(43)	7,761,913	11.1%	41,247,277	0.0%	7,694,008	47.8%	33,485,364	0.0%	25,791,356	33.5%	25,791,356	0.0%

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

Luxor Capital Partners Offshore Master Fund LP(44)	7,984,457	11.4%	7,984,457	0.0%	—	—	—	—	—	—	—	—

Luxor Spectrum Offshore Master Fund LP(45)	1,453,799	2.1%	7,344,098	0.0%	981,718	6.1%	5,890,299	0.0%	4,908,581	6.4%	4,908,581	0.0%

Luxor Wavefront LP(46)	2,581,222	3.7%	7,832,601	0.0%	875,232	5.4%	5,251,379	0.0%	4,376,147	5.7%	4,376,147	0.0%

Lyon Shareholder 2012, LLC(47)	0	—	31,464,548	0.0%	—	—	—	—	—	—	—	—

The William Harwell Lyon Separate Property Trust (48)	24,199	*	24,199	0.0%	—	—	—	—	—	—	—	—

Katherine Magerovsky	2,419	*	2,419	0.0%	—	—	—	—	—	—	—	—

Ashley T. Manning(49)	2,903	*	2,903	0.0%	—	—	—	—	—	—	—	—

Karen Mansfield	1,554	*	1,554	0.0%	—	—	—	—	—	—	—	—

John M. McCarty	5,372	*	5,372	0.0%	—	—	—	—	—	—	—	—

Mary Kim McMillan(50)	6,452	*	6,452	0.0%	—	—	—	—	—	—	—	—

Micaro Reinsurance Company, LTD(51)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Bessie Meisler	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

Kenneth D. Miller(52)	16,133	*	16,133	0.0%	—	—	—	—	—	—	—	—

Daniel R. Moore and Susan S. Moore	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Fred Morrison and Barbara Morrison	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Yong L. Nee	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

Edward F. Nenon(53)	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

NFC Partners, LLC(54)	261,354	*	261,354	0.0%	—	—	—	—	—	—	—	—

Scott Nieboer(3)	390,000	*	390,000	0.0%	—	—	—	—	—	—	—	—

Francis P. O’Brien and Elvira M. O’Brien	2,332	*	2,332	0.0%	—	—	—	—	—	—	—	—

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

OC 19 Master Fund LP-LCG(55)	826,218	1.2%	4,361,777	0.0%	823,736	5.1%	3,535,559	0.0%	2,711,823	3.5%	2,711,823	0.0%

Robert Dudley Park(56)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Robert Dudley Park, Jr. Trust U/A DTD 12/29/89(57)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Michael Erb Park Trust U/A DTD 12/29/89(58)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Mavis A. Winter Pasternack Trust U/A DTD 08/16/1999(59)	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

WLH Recovery Acquisition LLC(60)(3)	15,238,095	21.8%	27,412,008	0.0%	—	—	12,173,913	0.0%	12,173,913	15.8%	12,173,913	0.0%

James D. Pirkle	4,605	*	4,605	0.0%	—	—	—	—	—	—	—	—

Gordon P. Pratt	3,069	*	3,069	0.0%	—	—	—	—	—	—	—	—

Jack & Lenore Press Family Revocable Trust U/A DTD 03/03/1998(61)	3,069	*	3,069	0.0%	—	—	—	—	—	—	—	—

Meredith Pritchartt(62)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Shirley S. Preston	2,609	*	2,609	0.0%	—	—	—	—	—	—	—	—

Josephine G. Reader and Malcolm C. Reader	9,679	*	9,679	0.0%	—	—	—	—	—	—	—	—

Dwight Reed	460	*	460	0.0%	—	—	—	—	—	—	—	—

Glen Bret Rosenberg	1,613	*	1,613	0.0%	—	—	—	—	—	—	—	—

John B. Rosenman and Jane P. Rosenman)	2,581	*	2,581	0.0%	—	—	—	—	—	—	—	—

Ross Foundation(63)	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

Michael J. Roth and Donna M. Roth	23,024	*	23,024	0.0%	—	—	—	—	—	—	—	—

Edward R. Rubenstein	1,688	*	1,688	0.0%	—	—	—	—	—	—	—	—

Charles G. Saliba	3,837	*	3,837	0.0%	—	—	—	—	—	—	—	—

Jose A. Samartin	2,302	*	2,302	0.0%	—	—	—	—	—	—	—	—

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

Lee E. Sauer	777	*	777	0.0%	—	—	—	—	—	—	—	—

Hermann Schamoni	3,837	*	3,837	0.0%	—	—	—	—	—	—	—	—

Roberta L. Schwinn	2,419	*	2,419	0.0%	—	—	—	—	—	—	—	—

Sea Port Group Securities, LLC(4)	120,000	*	120,000	0.0%	—	—	—	—	—	—	—	—

John L. Seymour	40,332	*	40,332	0.0%	—	—	—	—	—	—	—	—

William S. Solmson(64)	16,133	*	16,133	0.0%	—	—	—	—	—	—	—	—

Constance F. Solmson Conservatorship (65)	12,099	*	12,099	0.0%	—	—	—	—	—	—	—	—

The Jacilyn Susan Solmson Revocable Trust U/A DTD 01/28/04(66)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

John C. Sosnowski and Annabella C. Pitkin	30,000	*	30,000	0.0%	—	—	—	—	—	—	—	—

Laura M. Starnes(67)	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

Morris A. Michael Steiner and Randy A. Steiner	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

Estella Terwes	306	*	306	0.0%	—	—	—	—	—	—	—	—

Betty L. Taylor and James Taylor	767	*	767	0.0%	—	—	—	—	—	—	—	—

United Equities Commodities Company(68)	1,075,910	1.5%	3,669,183	0.0%	432,213	2.7%	2,593,273	0.0%	2,161,060	2.8%	2,161,060	0.0%

Marsha G. Thompson Children’s Insurance Trust U/A DTD 06/22/88(69)	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

Tri-State Consumer Insurance Company(70)	258,128	*	258,128	0.0%	—	—	—	—	—	—	—	—

U/W/O David Waldman Trust U/A DTD 06/16/1995(71)	5,646	*	5,646	0.0%	—	—	—	—	—	—	—	—

Billy M. Watkins	460	*	460	0.0%	—	—	—	—	—	—	—	—

Name	Class A Common Stock Beneficially Owned Prior to Offering	Percentage of Class A Common Stock Ownership Before Offering	Class A Common Stock Offered Hereby(1)	Percentage of Class A Common Stock Beneficially Owned After the Offering(2)	Class C Common Stock Beneficially Owned Prior to Offering	Percentage of Class C Common Stock Ownership Before Offering	Class C Common Stock Offered Hereby(1)	Percentage of Class C Common Stock Beneficially Owned After the Offering(2)	Convertible Preferred Stock Beneficially Owned Prior to Offering	Percentage of Convertible Preferred Stock Ownership Before Offering	Convertible Preferred Stock Offered Hereby	Percentage of Convertible Preferred Stock Beneficially Owned After the Offering(2)

Herbert Wegener and Marion Wegener	3,837	*	3,837	0.0%	—	—	—	—	—	—	—	—

The Estate of Emily V. Weinberg(72)	8,066	*	8,066	0.0%	—	—	—	—	—	—	—	—

Etheline W. Westbrook	3,227	*	3,227	0.0%	—	—	—	—	—	—	—	—

Don Wilhelm and Mary Wilhelm	613	*	613	0.0%	—	—	—	—	—	—	—	—

Patricia S. Wilson(73)	4,033	*	4,033	0.0%	—	—	—	—	—	—	—	—

Paul Gene Wingo	1,534	*	1,534	0.0%	—	—	—	—	—	—	—	—

Joan T. Woods-Smith	767	*	767	0.0%	—	—	—	—	—	—	—	—

Wucetich Revocable Family Trust U/DEC. DTD 09/02/2000(74)	767	*	767	0.0%	—	—	—	—	—	—	—	—

WT Holdings, Inc.(75)	48,399	*	48,399	0.0%	—	—	—	—	—	—	—	—

Erna Mae Yeagley and Janet Bryant	306	*	306	0.0%	—	—	—	—	—	—	—	—

*	Denotes less than 1.0% of beneficial ownership.

(1)	Assumes the sale of all shares offered.

(2)	Assumes, where applicable, (i) the conversion of all outstanding shares of our Convertible Preferred Stock offered hereby into an aggregate of 77,005,744 shares of our Class C Common Stock, (ii) the conversion of all outstanding shares of our Class C Common Stock offered hereby (including such number of shares convertible from our Convertible Preferred Stock) into an aggregate of 93,026,082 shares of our Class A Common Stock and (iii) the conversion of all outstanding shares of our Class B Common Stock into an aggregate of 31,464,548 shares of our Class A Common Stock.

(3)	Holder has advised us that he/she/it is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. Holder has advised us that he/she/it acquired the securities being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(4)	Holder has advised us that it is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

(5)	Represents shares held by 453, LLC, a Virginia limited liability company. Mark Merriner and Rebecca E. McCoy are the general managers of LLC and they each hold voting and dispositive power over these shares. The address of 453, LLC is P.O. Box 485, 401 Main Street, Matthews, Virginia 23109.

(6)	Dorothy J. Allen is the trustee of the Dorothy Jean Allen Living Trust and holds voting and dispositive power over these shares.

(7)	Armory Partners LLC is the sole general partner of Armory Master Fund Ltd. Michael Meagher and Stephen Smith are the sole members of Armory Partners LLC and may be deemed to have shared voting and dispositive power over these shares. The address of Armory Master Fund Ltd. is 360 Madison Ave., 22nd Floor, New York, New York 10017.

(8)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(9)	Maurice W. Baehr, Jr. and Maureen B. Baehr are co-executors of the estate of Maurice W. Baehr, Sr. and each hold voting and dispositive power over these shares.

(10)	Edward D. Bureau is the trustee of The Bureau Family Revocable Trust U/A DTD 11/10/2004 and holds voting and dispositive power over these shares.

(11)	Dalton L. Caley is the trustee of the Dalton L. Caley Trust and holds voting and dispositive power over these shares.

(12)	Bernard J. Call and Lillian T. Call are co-trustees of the Bernard J. & Lillian T. Call Revocable Trust U/A DTD 10/26/2000 and each holds voting and dispositive power over these shares.

(13)	ColFin WLH Land Acquisitions, LLC, a Delaware limited liability company, or ColFin, acquired these shares in connection with a real estate transaction with the Company that took place on June 28, 2012. ColFin is indirectly managed and controlled by Colony Capital, LLC, a registered investment advisor. Thomas J. Barrack, Jr. is Chief Executive Officer and the sole managing member of Colony Capital, LLC, with sole voting and dispositive power over the securities held by ColFin. As a result, Mr. Barrack may be deemed to have indirect beneficial ownership of the shares held by ColFin through ultimate control over the entities that own or control ColFin, but the foregoing disclosure shall not be construed as an admission of such. The address of Colony Capital, LLC is 2450 Broadway, 6th Floor, Santa Monica, CA 90404.

(14)	Jimmy G. Cook and Diana J. Cook are co-trustees of The Cook Family Trust U/A DTD 12/4/2004 and each holds voting and dispositive power over these shares.

(15)	Scott Neiboer is the Chief Manager and Mark Eberle is the Managing Director of Curtiswood Capital, LLC and each holds voting and dispositive power over these shares. Scott Nieboer and Mark Eberle disclaim beneficial ownership over these shares except to the extent of their pecuniary interest therein. The address of Curtiswood Capital, LLC is 104 Woodmont Boulevard, Suite 200, Nashville, Tennessee 37205.

(16)	Douglas E. Cranmer and Russell B. Cranmer are co-trustees of the Jesse Cranmer Trust U/A DTD 12/28/1998 and each holds voting and dispositive power over these shares.

(17)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(18)	John F. Durbin is the trustee of the Jean M. Durbin Family Trust U/A DTD 07/08/1991 and holds voting and dispositive power over these shares.

(19)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(20)	Luxor Capital Group, LP acts as the investment manager of GAM Equity Six Inc. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(21)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(22)	Scott Neiboer and Mark Eberle collectively own 100% of the outstanding equity interests of Glendale Partners, GP and may be deemed to hold shared voting and dispositive power over these shares. Scott Nieboer and Mark Eberle disclaim beneficial ownership over these shares except to the extent of their pecuniary interest therein. The address of Glendale Partners, GP is 104 Woodmont Boulevard, Suite 200, Nashville, Tennessee 37205.

(23)	Wynona W. Gordon and Thomas J. Gordon are co-trustees of the Wynona W. Gordon Revocable Trust U/A DTD 05/30/1986 and each holds voting and dispositive power over these shares.

(24)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(25)	Evan Eastman Hall and Allen Carleton Hall are co-trustees of the M. Lorraine Hall Living Trust U/A 04/24/2006 and each holds voting and dispositive power over these shares.

(26)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(27)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(28)	Phoenix Investment Adviser LLC is the investment manager of JLP Credit Opportunity Master Fund Ltd. Jeffrey Peskind is the managing member of Phoenix Investment Adviser LLC and holds voting and dispositive power over these shares. The address of JLP Stressed Credit Fund LP is 420 Lexington Avenue, Suite 2040, New York, New York 10170.

(29)	Phoenix Investment Adviser LLC is the investment manager of JLP Partners Master Fund Ltd. Jeffrey Peskind is the managing member of Phoenix Investment Adviser LLC and holds voting and dispositive power over these shares. The address of JLP Stressed Credit Fund LP is 420 Lexington Avenue, Suite 2040, New York, New York 10170.

(30)	Phoenix Investment Adviser LLC is the investment manager of JLP Stressed Credit Fund LP. Jeffrey Peskind is the managing member of Phoenix Investment Adviser LLC and holds voting and dispositive power over these shares. The address of JLP Stressed Credit Fund LP is 420 Lexington Avenue, Suite 2040, New York, New York 10170.

(31)	The controlling entity for J.P. Morgan Securities LLC is J.P. Morgan Broker-Dealer Holdings, Inc., which in turn is a wholly owned subsidiary of JP Morgan Chase & Co., a public holding company. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179.

(32)	Margaret Johnston is the trustee of the Margaret Johnston Trust U/A DTD 09/23/2004 and holds voting and dispositive power over these shares.

(33)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(34)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(35)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(36)	Joseph H. Koch, Sr. is the trustee of the Joseph H. Koch, Sr. Revocable Trust U/A DTD 05/11/1998 and holds voting and dispositive power over these shares.

(37)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(38)	John M. Learch and Odelia A. Learch are co-trustees of The Learch Trust U/A DTD 04/28/1999 and each holds voting and dispositive power over these shares.

(39)	Donald A. Lockwood is the trustee of the Donald A. Lockwood Revocable Trust U/A DTD 04/22/2002 and holds voting and dispositive power over these shares.

(40)	Harold A. Lokovsek and Barbara Jill Lokovsek are co-trustees of The Lokovsek Family Trust U/A DTD 06/25/93 and each holds voting and dispositive power over these shares.

(41)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(42)	Luxor Capital Group, LP acts as the investment manager of Luxor Capital II Company. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(43)	Luxor Capital Group, LP acts as the investment manager of Luxor Capital Partners LP. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(44)	Luxor Capital Group, LP acts as the investment manager of Luxor Capital Partners Offshore Master Fund LP. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(45)	Luxor Capital Group, LP acts as the investment manager of Luxor Spectrum Offshore Master Fund LP. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(46)	Luxor Capital Group, LP acts as the investment manager of Luxor Wavefront LP. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(47)	The Class A Common Stock offered by Lyon Shareholder 2012, LLC, or Lyon LLC, represents the Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by Lyon LLC, which is 31,464,548 shares of Class A Common Stock. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST established July 28, 2000, the Trustee of each of which is William Harwell Lyon (our President, Chief Operating Officer and Director). The manager of Lyon LLC is William Harwell Lyon. William Harwell Lyon may be deemed to have voting and investment power of the securities held by Lyon LLC. William Harwell Lyon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of Lyon LLC is 4490 Von Karman Avenue, Newport Beach, California 92660.

(48)	Represents 24,199 shares of Class A Common Stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000. William Harwell Lyon (our President, Chief Operating Officer and Director) is Trustee of the trust and holds voting and dispositive power over these shares. William Harwell Lyon disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(49)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(50)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(51)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(52)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(53)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(54)	Charles K. Slatery is the manager of NFC Investments, LLC and holds shared voting and dispositive power over these shares with each holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(55)	Luxor Capital Group, LP acts as the investment manager of OC 19 Master Fund LP-LCG. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Christian Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Since 2006, Nathaniel Redleaf, one of our current directors, has served in an analyst capacity at Luxor Capital Group LP.

(56)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(57)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(58)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(59)	Mavis A. Winter Pasternack is the trustee of the Mavis A. Winter Pasternack Trust U/A DTD 08/16/1999 and holds voting and dispositive power over these shares.

(60)

WLH Recovery Acquisition LLC, a Delaware limited liability company, acquired these shares in connection with a privately negotiated stock issuance that took place on October 12, 2012. Paulson & Co. Inc. is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice to and manages various onshore and offshore investment funds and separately managed accounts, or, collectively, the “Funds.” WLH Recovery Acquisition LLC is one of the Funds. In its role as investment advisor and manager of the Funds, Paulson & Co. Inc. possesses voting and/or investment power over the ordinary shares owned by the Funds. As the President and sole Director of Paulson & Co. Inc., John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020.

(61)	Jack M. Press and Lenore Press are co-trustees of the Jack & Lenore Press Family Revocable Trust U/A DTD 03/03/1998 and each holds voting and dispositive power over these shares.

(62)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(63)	Hal Ross is trustee of the Ross Foundation and holds voting and dispositive power over these shares. The address of the Ross Foundation is 100 N. Broadway St., Wichita, Kansas 67202.

(64)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to share voting and dispositive power over these shares with William S. Solmson and Ron G. Nance, as co-conservators. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(65)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(66)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(67)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(68)	United Equities Commodities Company is a New York general partnership. Moses Marx is the controlling partner of United Equities Commodities Company and holds voting and dispositive power over these shares. The address of United Equities Commodities Company is 160 Broadway, First Floor, New York, New York 10038.

(69)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to share voting and dispositive power over these shares with Marvin Palmer, as Trustee. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(70)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(71)	Fay Waldman, Hannah Waldman and Fred Waldman are co-trustees of the U/W/O David Waldman Trust U/A DTD 06/16/1995. So long as Fay Waldman is a trustee, she has sole voting and dispositive power over these shares.

(72)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(73)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

(74)	Robert Daniel Wucetich and Betty Anne Wucetich are co-trustees of the Wucetich Revocable Family Trust U/DEC. DTD 09/02/2000 and each holds voting and dispositive power over these shares.

(75)	These shares are held in an investment account managed by NFC Investments, LLC. Charles K. Slatery is the manager of NFC Investments, LLC and may be deemed to hold shared voting and dispositive power over these shares with the named holder. Charles K. Slatery disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 540,000,000 shares of common stock, $0.01 par value per share, and 80,000,000 shares of preferred stock. Our common stock is comprised of four classes, 340,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, 120,000,000 shares of Class C Common Stock and 30,000,000 shares of Class D Common Stock. The following summary of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the capital stock. This description is subject to and qualified in its entirety by provisions, of our Second Amended and Restated Certificate of Incorporation, or the Charter, and our Second Amended and Restated Bylaws or the Bylaws. References to the “Company” herein solely refer to William Lyon Homes.

Common Stock

As of February 6, 2013, we had 119,924,461 shares of common stock outstanding and held of record, including: (i) 70,031,350 shares of Class A Common Stock, (ii) 31,464,548 of Class B Common Stock, (iii) 16,110,366 of Class C Common Stock and (iv) 2,499,292 shares of Class D Common Stock outstanding. All of our outstanding shares of common stock have been validly issued and fully paid and are nonassessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Mandatory Conversion of Class C Common Stock and Class D Common Stock. Upon the occurrence of the Conversion Date (as defined below), each share of Class C Common Stock and Class D Common Stock will automatically convert into one share of Class A Common Stock.

Mandatory Conversion of Class B Common Stock. On or after the Conversion Date (as defined below), each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then outstanding vote in favor of such conversion. If, at any time (whether before, on or after the Conversion Date), any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants, any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

Optional Conversion of Class C Common Stock and Class B Common Stock. Holders of Class B Common Stock and Class C Common Stock may elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock, as applicable.

Conversion Date. The “Conversion Date” shall occur upon the earlier of (i) the date on which (a) the holders of a majority of the shares of Class A Common Stock then outstanding, voting separately as a class, and (b) the holders of a majority of the shares of Class C Common Stock and Convertible Preferred Stock then outstanding, voting separately as a class, vote in favor of such conversion; and (ii) upon the occurrence of (a) the Company closing a sale of its Class A Common Stock in a firmly underwritten public offering pursuant to an effective registration statement filed under the Securities Act, where the gross proceeds to the Company are not less than $25,000,000 and the offering price per share to the public equals or exceeds 130% of the then-prevailing Convertible Preferred Conversion Price (as defined in the Charter); or (b) if the Class A Common Stock is listed on a national securities exchange, then the date on which the thirty-day volume weighted average trading price equals or exceeds 130% of the then-prevailing Convertible Preferred Conversion Price and the average daily trading volume equals or exceeds $4,000,000. The number of shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock and Class C Common Stock is subject to customary adjustments for stock splits, stock dividends and transactions with similar effect.

Status of Converted Stock. In the event any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock are converted into shares of Class A Common Stock, the shares of Class B Common Stock, Class C Common Stock or Class D Common Stock so converted will be cancelled and will no longer be issuable by the Company. In addition, following the conversion of all of the outstanding shares of our Class B Common Stock, Class C Common Stock or Class D Common Stock, respectively, into shares of Class A Common Stock, the Company will no longer issue any further shares of Class B Common Stock, Class C Common Stock or Class D Common Stock, respectively, and will no longer have any authorized Class B Common Stock, Class C Common Stock or Class D Common Stock, as applicable.

Voting. On all matters on which the holders of our common stock are entitled to vote, prior to the occurrence of both the Conversion Date and the conversion of all Class B Common Stock, each share of common stock is entitled to one vote per share, with the exception of our Class B Common Stock, which is entitled to two votes per share. Following both the Conversion Date and the conversion of all Class B Common Stock, each share of Class A Common Stock is entitled to one vote per share. See “Risk Factors–Risks Related to Ownership of Our Capital Stock and this Offering–Concentration of ownership of the voting power of our capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.” Holders of our capital stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to prevent other stockholders from influencing corporate decisions. Prior to the Conversion Date, stockholders may take action at annual or special meetings or by means of written consent. From and after the Conversion Date, all actions of stockholders must be taken at a special or annual meeting.

Any amendment to our certificate of incorporation (whether by merger, consolidation or otherwise) or any share exchange of all of the outstanding stock of the Company for securities of another entity, or consolidation or merger involving the Company, or to which the Company is otherwise a party, with or into any other corporation or other entity or person, the sale or disposition of substantially all of the assets of the Company, the conversion of the Company into another form or entity or for any dissolution or liquidation of the Company, requires the vote or consent of (i) 66 2/3% of our Class A Common Stock, voting separately as a class, (ii) the majority of voting power of our Class B Common Stock and Class D Common Stock, voting together as a separate class, except that if all authorized and issued shares of Class B Common Stock are converted or if no shares of Class B Common Stock are authorized or outstanding, in which case an amendment to our certificate of incorporation will require the vote or consent of 66 2/3% of the voting power of our Class A Common Stock and our Class D Common Stock, voting together as a separate class, and, in either case, (iii) the majority of our Class C Common Stock and Convertible Preferred Stock, voting together as a separate class.

National Securities Exchange or Initial Public Offering. On or prior to the third anniversary of the date of first issuance of our Class A Common Stock, we are required to use best efforts to cause our Class A Common Stock to become listed on a national securities exchange, and subject to certain exceptions, to complete a qualifying initial public offering.

Dividend Rights. Subject to applicable law, any contractual restrictions, and the rights of the holders of any outstanding series of preferred stock, if any, holders of our common stock are entitled to receive such dividends and other distributions that the board of directors may declare from time to time in its sole discretion. Any dividends declared by the board of directors on a share of our common stock will be declared in equal amounts with respect to each share of every class of common stock. If dividends are declared on our common stock that are payable in shares of common stock, or securities convertible into, or exercisable or exchangeable for our common stock, the dividends payable to the holders of each class of our common stock will be paid only in kind for the same class of common stock (or in securities convertible into, or exercisable or exchangeable for in kind shares) and such dividends will be paid in the same number of shares (or fraction thereof) of common stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on an in kind per share basis.

Liquidation Rights. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, subject to the rights of the holders of any outstanding series of preferred stock, if any, and after payment on the debts and other liabilities of the Company, holders of our common stock are entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares of Class A Common Stock that such holders would have held if all shares of Class B Common Stock, Class C Common Stock and Class D Common Stock were converted into Class A Common Stock prior to any such dissolution, liquidation or winding up of the Company.

Warrants

On February 25, 2012, in connection with the issuance of Class B Common Stock and subject to the terms of the Class B Common Stock and Warrant Purchase Agreement, we issued to the holders of Class B Common Stock a warrant to purchase 15,737,294 shares of Class B Common Stock, or the Class B Warrant, at an exercise price of $2.07 per share. The expiration date of the Class B Warrant is February 24, 2017.

Preferred Stock

As of February 6, 2013, there were 77,005,744 shares of Convertible Preferred Stock, $0.01 par value per share, or the Convertible Preferred Stock, outstanding. Our Second Amended and Restated Certificate of Incorporation, or the Charter, authorizes the issuance of up to 80,000,000 shares of preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our board of directors may determine without further action by the holders of common stock. Any such issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Class A Common Stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. See “Risk Factors—Risks Related to Ownership of Our Capital Stock and this Offering—Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.”

Dividend Rights. Holders of Convertible Preferred Stock, in preference to the holders of our common stock, are entitled to receive cumulative dividends at a rate of 6% per annum paid consisting of (i) cash dividends at the rate of 4% of the Base Amount per share and (ii) accreting dividends accruing at a rate of 2% of the then applicable base amount per share; or, together, the Convertible Preferred Dividends. The base amount is calculated as the sum of the Convertible Preferred Original Issue Price and the amount of any and all accrued but unpaid Convertible Preferred Dividends on such shares. In the event that the Company declares or pays any dividends upon any common stock (whether payable in cash, securities, other property or otherwise), the Company will also declare and pay to the holders of the Convertible Preferred Stock at the same time that it declares and pays such dividends to the holders of such common stock the dividends declared and paid with respect to such common stock as if all of the outstanding Convertible Preferred Stock had been converted into such common stock immediately prior to the record date for such dividend. Any such dividends will be in addition to the Convertible Preferred Dividends.

Mandatory Conversion. Upon the occurrence of the Conversion Date, each share of Convertible Preferred Stock will automatically convert into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Convertible Preferred Original Issue Price (as defined in the Charter) by the then applicable Convertible Preferred Conversion Price (as defined in the Charter). At February 6, 2013, the then applicable Convertible Preferred Conversion Price was equal to the Convertible Preferred Original Issue Price. In connection with any such conversion, the Company will also pay (i) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, any accreting dividends not previously paid), which amounts will be paid in cash out of funds legally available therefor if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Company and its subsidiaries, or, to the extent not so permitted or so available, in shares of Class A Common Stock, based on the fair market value of such common stock at such time, and (ii) in cash, the value of any fractional share of Class A Common Stock otherwise issuable to any such Convertible Preferred Stockholder.

Optional Conversion. Holders of Convertible Preferred Stock may elect to convert any and all of their Convertible Preferred shares into such number of fully paid and non-assessable shares of Class C Common Stock as is determined by dividing the Convertible Preferred Original Issue Price by the Convertible Preferred Conversion Price applicable to Class C Common Stock. In connection with any such conversion, the Company must pay to electing holder(s) (i) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, any accreting dividends not previously paid), which amounts will be paid in cash out of funds legally available therefor if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Company, or, to the extent not so permitted or not available, in shares of Class C Common Stock, based on the fair market value of such common stock at such time, and (ii) in cash, the value of any fractional share of Class C Common Stock otherwise issuable to such holder(s) of our Convertible Preferred Stock.

Status of Converted Stock. In the event any shares of Convertible Preferred Stock are converted, such shares will be cancelled and will no longer be issuable by the Company. In addition, following the conversion of all of the outstanding shares of Convertible Preferred Stock into shares of Class A Common Stock or Class C Common Stock, as applicable, the Company will no longer issue any further shares of Convertible Preferred Stock and will no longer have any authorized Convertible Preferred Stock.

Conversion Price Adjustments of Convertible Preferred Stock for Certain Splits and Combinations. In the event the Company subdivides or effects a stock split of its Class A Common Stock or Class C Common Stock or makes a distribution of common stock on any such shares of common stock, the Convertible Preferred Conversion Price with respect to a conversion of Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, respectively, in effect immediately prior to such subdivision, stock split or such distribution will be proportionately decreased and, in case the Company will at any time combine the outstanding shares of, or effect a reverse stock split on its Class A Common Stock or Class C Common Stock, the Convertible Preferred Conversion Price with respect to a conversion of Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, respectively, in effect immediately prior to such combination or reverse stock split will be proportionately increased.

Voting. Each share of Convertible Preferred Stock has the right to one vote for each share of Class C Common Stock into which such share could be converted, and to participate in the election and removal of directors in accordance with the guidelines contained in our certificate of incorporation. See “Management and Directors—Board of Directors” for a discussion of voting rights with respect to the election of directors. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock is required for the Company to take action with respect to certain matters, including the authorization and/or issuance of senior classes of preferred stock and the amendment of our certificate of incorporation or bylaws so as to adversely affect the rights of such holders.

Liquidation Rights. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after payment on the debts and other liabilities of the Company but prior and in preference to any distributions or payments to holders of common stock or junior preferred stock, holders of our Convertible Preferred Stock are entitled to be paid out of the assets of the Company an amount per share equal to the greater of (i) all accrued but unpaid Convertible Preferred Dividends per share of Convertible Preferred Stock, plus an amount equal to the Convertible Preferred Original Issue Price per share and (ii) the per share amount of all cash, securities and other property to be distributed in respect of the common stock such holder would have been entitled to receive had it converted its convertible preferred stock immediately prior to any such dissolution, liquidation or winding up of the Company.

Redemption Rights. To the extent not previously converted to common stock, the Company will redeem all then outstanding shares of Convertible Preferred Stock on the fifteenth anniversary of the date of first issuance at a price per share payable in cash and equal to the Convertible Preferred Original Issue Price plus accrued and unpaid Convertible Preferred Dividends in respect thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Delaware Anti-Takeover Law

Delaware Anti-Takeover Statute. We are not currently subject to Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, an anti-takeover law. However, this may soon change if, following this registration process, our common stock and/or preferred stock shares are listed on a securities exchange or traded over-the-counter. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

(1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

(3) on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the Delaware General Corporation Law, or the DGCL, defines an “interested stockholder” as:

(1) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

(2) any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

(3) the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on the Company, among others:

(1) delaying, deferring or preventing a change in control;

(2) delaying, deferring or preventing the removal of existing management;

(3) deterring potential acquirers from making an offer to the stockholders of the Company; and

(4) limiting any opportunity of stockholders of the Company to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of the Company’s stockholders might benefit from a change of control or offer.

Special Meetings of Stockholders. Prior to the Conversion Date, special meetings of the stockholders may be called by the board of directors, the Chairman of the Board, the President, or by holders of more than 50% of the shares of any class of the Company’s common stock or preferred stock (excluding Class D Common Stock). On and after the Conversion Date, special meetings of the stockholders may be called by the board of directors, the Chairman of the Board or the President.

No Action by Written Consent. Prior to the Conversion Date, any action which may be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. On and after the Conversion Date, stockholders will no longer be entitled to take action by written consent, and all actions of stockholders must be taken at a special or annual meeting.

Registration Rights Agreements

On the effective date of the Prepackaged Joint Plan of Reorganization, or the Plan, we entered into registration rights agreements with each of the holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, or the Registration Rights Agreements. Pursuant to the Registration Rights Agreements, we have prepared and filed, at our expense, this registration statement covering the resale of the shares of our capital stock issued in connection with the Plan. Under the Registration Rights Agreement, we are further required to use commercially reasonable efforts to cause the shares to be listed or quoted on a securities exchange or automated interdealer quotation system.

On June 28, 2012, in connection with the purchase of certain real property, or the Colony Transaction, the Company issued 10,000,000 shares of Class A Common Stock as consideration for the property to investment vehicles managed by affiliates of Colony Capital, LLC, or Colony. In connection with the Colony Transaction, the Company amended its Class A Common Stock Registration Rights Agreement to include in such agreement the shares issued to Colony so that Colony may become a party to such agreement with equal rights, benefits and obligations as the other stockholders who are party thereto.

On October 12, 2012, the Company issued to an investment vehicle managed by affiliates of Paulson & Co. Inc., or Paulson, (i) 15,238,095 shares of the Company’s Class A Common Stock, for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14,000,000 in cash, for an aggregate purchase price of $30,000,000, or the Paulson Transaction. In connection with the Paulson Transaction, the Company further amended its Class A Common Stock Registration Rights Agreement and Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto.

The Registration Rights Agreements do not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by each of the agreements. The holders of the securities covered by the Registration Rights Agreements have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreements. The Company may be required to pay reasonable legal fees and expenses incurred in connection with such enforcement proceedings.

DESCRIPTION OF CERTAIN INDEBTEDNESS

8.5% Senior Notes Due 2020

On November 8, 2012, William Lyon Homes, Inc., or California Lyon, a wholly-owned subsidiary of William Lyon Homes, or Parent, issued $325 million aggregate principal amount of 8.5% Senior Notes due 2020, or the New Notes. Interest on the New Notes will be paid semi-annually on May 15 and November 15 of each year, commencing May 15, 2013.

The New Notes are California Lyon’s senior unsecured obligations and are unconditionally guaranteed on a senior unsecured basis by Parent and certain of Parent’s existing and future wholly-owned subsidiaries. The New Notes and the guarantees rank equally in right of payment with all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The New Notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt.

On or after November 15, 2016, California Lyon may redeem all or a portion of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Prior to November 15, 2016 the New Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, and accrued and unpaid interest to, the redemption date.

In addition, any time prior to November 15, 2015, California Lyon may, at its option on one or more occasions, redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the New Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.5%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more equity offerings.

If California Lyon experiences certain change of control events, it must offer to repurchase the New Notes at 101% of their principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

If California Lyon sells assets and does not use the proceeds for specified purposes, California Lyon must offer to repurchase the New Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The indenture governing the New Notes contains certain covenants limiting, among other things, the ability of Parent and its restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue certain equity interests;

•	pay dividends or distributions, repurchase equity or make payments in respect of subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	incur liens;

•	create certain restrictions on the ability of restricted subsidiaries to pay dividends or to transfer assets;

•	enter into transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of assets.

These covenants are subject to a number of exceptions and qualifications as set forth in the indenture governing the New Notes. The indenture governing the New Notes also contains events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such notes to be declared due and payable.

In connection with the issuance of the New Notes, California Lyon and the guarantors entered into a registration rights agreement, which requires California Lyon and the guarantors to use commercially reasonable efforts to file a registration statement with respect to an offer to exchange the New Notes for a new issue of substantially identical notes registered under the Securities Act, consummate the exchange offer within 240 days after closing of the offering of the New Notes, and file a shelf registration statement to cover resales of the New Notes if California Lyon and the guarantors cannot effect an exchange offer within such time periods and under certain other circumstances.

A portion of the net proceeds from the issuance of the New Notes was used to prepay all amounts outstanding under the California Lyon’s previously existing $235 million 10.25% Senior Secured Term Loan due 2015, and to pay in full the amounts outstanding under two construction notes payable that were outstanding as of September 30, 2012. In addition, California Lyon used a portion of the net proceeds from the issuance of the New Notes to purchase and redeem the remaining principal amount outstanding of the Old Notes, as defined and described below.

12% Senior Subordinated Secured Notes Due 2017

Pursuant to the terms of the Prepackaged Joint Plan of Reorganization, or the Plan, on February 25, 2012, California Lyon issued $75.0 million principal amount of 12% Senior Subordinated Secured Notes, or the Old Notes, due February 25, 2017, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon. California Lyon received no net proceeds from this issuance.

As described above, California Lyon used a portion of the proceeds from the sale of the New Notes to refinance the Old Notes. On November 8, 2012, California Lyon announced the early settlement of its cash tender offer and consent solicitation for any and all outstanding Old Notes, or the Tender Offer. The Old Notes that remained outstanding following the expiration of the Tender Offer on November 23, 2012 were redeemed on December 10, 2012.

Construction Notes Payable

The Company used a portion of the proceeds from the issuance of the New Notes to pay in full the amounts outstanding under two construction notes payable that were outstanding as of September 30, 2012. In September 2012, the Company entered into two additional construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $8.8 million under this facility. The loan will be repaid with proceeds from home closings of the project. The second construction notes payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $6.2 million under this facility. The loan will be repaid with proceeds from home closings of the project.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the capital stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The capital stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our capital stock or notes may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange

•	privately negotiated transactions;

•	sales pursuant to Rule 144 of the Securities Act of 1933, as amended, or the Securities Act;

•	with broker-dealers who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	in an underwritten offering;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In connection with the sale of the capital stock described in this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the capital stock short and deliver these securities to close out such short positions, or loan or pledge the capital stock or the notes to broker-dealers who in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the capital stock offered by them hereby will be the purchase price of the capital stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of capital stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

While there is currently no public trading market for the capital stock, we intend to apply for the listing of our securities on the Over-the-Counter Bulletin Board in the future. However, we cannot offer any assurance about the development of an active trading market or as to whether the market price of our securities will equal or exceed the price paid for them.

In order to comply with the securities laws of some states, if applicable, the capital stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be, and any broker-dealers or agents that participate in the sale of the capital stock will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the capital stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the capital stock by the selling stockholders.

A selling stockholder may decide not to sell the capital stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the capital stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the capital stock by other means not described in this prospectus.

With respect to a particular offering of the capital stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific capital stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

We entered into registration rights agreements for the benefit of holders of the capital stock to register their capital stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreements provide that the selling stockholders and the Company will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the capital stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the capital stock to the public, but each selling stockholder will be responsible for payment, if any, of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences to you of the acquisition, ownership and disposition of the Class A Common Stock, Class C Common Stock, and Convertible Preferred Stock offered pursuant to this prospectus and our Class A and Class C Common Stock into which certain of our capital stock may be converted. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of Convertible Preferred Stock or common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our Convertible Preferred Stock and common stock offered pursuant to this prospectus and who hold our Convertible Preferred Stock and common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our Convertible Preferred Stock or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding shares of our Convertible Preferred Stock or common stock and the partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CONVERTIBLE PREFERRED STOCK OR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our Convertible Preferred Stock or common stock who, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our Convertible Preferred Stock or common stock that is not a “U.S. holder.”

Taxation of U.S. Holders

Distributions on Our Convertible Preferred Stock and Common Stock. If we make cash or other property distributions on our Convertible Preferred Stock or common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. These distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2013 generally will qualify for taxation at special rates if such holders meet certain holding period and other applicable requirements. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the Convertible Preferred Stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the Convertible Preferred Stock or common stock and will be treated as described under “—Sale or Other Taxable Dispositions of Our Convertible Preferred Stock, or Common Stock” below. Although it is not entirely clear under applicable law, we intend to take the position that accrued and unpaid amounts, including the PIK dividends on the Convertible Preferred Stock that are not currently paid in cash, including any such accrued amounts that are received on liquidation or conversion of the shares, should not be treated as distributions for purposes of the rules described above. U.S. holders should consult their tax advisors regarding the specific tax treatment of such accrued amounts, including PIK dividends.

In addition, a corporate U.S. holder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Internal Revenue Code. U.S. holders should consult their tax advisors in determining the application of these rules in light of their particular circumstances.

Adjustments to Conversion Rate. The conversion rate of our Convertible Preferred Stock is subject to adjustment under specified circumstances. In certain circumstances, if we make adjustments to the conversion rate and pay distributions of cash or other property on other stock or securities which may be outstanding from time to time, U.S. holders of Convertible Preferred Stock may be deemed to have received a distribution which may be taxable as a dividend to the extent of our current and accumulated earnings and profits, even though such holder has not received any cash or property as a result of such adjustments. In addition, the failure to provide for such an adjustment in certain circumstances may also result in a deemed dividend distribution to U.S. holders who hold our Convertible Preferred Stock. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. The tax consequences of the receipt of a distribution from us are described above under “—Distributions on Our Convertible Preferred Stock and Common Stock.” Because constructive distributions deemed received by a U.S. holder would not be paid in cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against actual payments of cash or shares of common stock payable to such U.S. holder.

Sale or Other Taxable Dispositions of Our Convertible Preferred Stock or Common Stock. If a U.S. holder sells or disposes of shares of Convertible Preferred Stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the holder has held the Convertible Preferred Stock or common stock, as applicable, for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Convertible Preferred Stock and Class C Common Stock into Class A and Class C Common Stock. A U.S. holder generally will not recognize gain or loss upon the conversion of our Convertible Preferred Stock into our Class A or Class C Common Stock or upon the conversion of our Class C Common Stock into Class A Common Stock, as applicable, except that any cash received in lieu of fractional shares will be treated as described below. A U.S. holder’s basis and holding period in the common stock received upon conversion generally will be the same as those of the converted Convertible Preferred Stock or Class C Common Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash).

Cash received upon conversion of our Convertible Preferred Stock in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the Convertible Preferred Stock for more than one year at the time of conversion.

In the event a U.S. holder’s Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting. We report to U.S. holders of our Convertible Preferred Stock and common stock and the IRS the amount of dividends paid on the Convertible Preferred Stock and common stock, and the proceeds received upon the sale, redemption or other taxable disposition of such Convertible Preferred Stock or common stock during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a holder may be subject to backup withholding with respect to dividends paid on our Convertible Preferred Stock and common stock, and proceeds received from a disposition of such Convertible Preferred Stock and common stock. Backup withholding applies only if the U.S. holder is not otherwise exempt and:

•

such holder fails to furnish its taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number, in the manner required by the Internal Revenue Code and applicable Treasury Regulations;

•	we or our agent (or other payor) are notified by the IRS that the TIN such holder furnished is incorrect;

•	such holder has been notified by the IRS that it is subject to backup withholding because it did not report all of its reportable interest or dividends on its tax returns;

•	such holder has failed to certify under penalty of perjury that it has furnished a correct TIN and that it is not subject to backup withholding under the Internal Revenue Code; or

•	such holder otherwise fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s United States federal income tax liability, provided the required information is furnished to the IRS. Certain persons are exempt from backup withholding. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure to obtain such exemption.

Taxation of Non-U.S. Holders

Distributions on Our Convertible Preferred Stock and Common Stock. Distributions that are treated as dividends (see “—Taxation of U.S. Holders—Distributions on Our Convertible Preferred Stock and Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Convertible Preferred Stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Convertible Preferred Stock or common stock are effectively connected with such holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). Any dividends paid on our Convertible Preferred Stock or common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders that may result from adjustments to the conversion rate of the Convertible Preferred Stock. See “—Taxation of U.S. Holders—Adjustments to Conversion Rate.” We will satisfy any withholding obligation with respect to such deemed dividends by applying such withholding against actual payments of cash, shares of common stock, or sales proceeds otherwise paid to a non-U.S. holder.

Sale or Other Taxable Dispositions of Our Convertible Preferred Stock and Common Stock. Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the Convertible Preferred Stock or common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

such stock constitutes a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA, by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are and will remain a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, it is possible we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. If a class of securities is not regularly traded on an established securities market but is convertible into a class of stock (“convertible securities”), such convertible securities will be not treated as a USRPI if the class of stock into which it is convertible is “regularly traded” on an established securities market (“regularly traded class of stock”) and the applicable non-U.S. holder has not, at the time it acquired the convertible securities, and at certain other times described in the applicable Treasury Regulations, directly or indirectly held such convertible securities (and in certain cases other direct or indirect interests in our stock) that have a fair market value in excess of five percent of the fair market value of all of the outstanding shares of such regularly traded class of stock. As of the date of this prospectus, we are not able to determine whether our Convertible Preferred Stock or any class of our common stock is or will be regularly traded on an established securities market, and no assurance can be given that any class of our stock will become or remain regularly traded in the future.

If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA as a sale of USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of our stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies.

Conversion of Convertible Preferred Stock and Class C Common Stock into Class A and Class C Common Stock. Except as provided below, a non-U.S. holder generally will not recognize gain or loss upon the conversion of our Convertible Preferred Stock into our Class A or Class C Common Stock or upon the conversion of our Class C Common Stock into Class A Common Stock, as applicable, provided that such Convertible Preferred Stock or Class C Common Stock does not constitute a USRPI. Even if such Convertible Preferred Stock or Class C Common Stock does constitute a USRPI, provided our Class A or Class C Common Stock into which it is convertible also constitutes a USRPI, a non-U.S. holder generally will not recognize gain or loss upon such a conversion. A non-U.S. holder’s basis and holding period in the common stock received upon conversion of Convertible Preferred Stock or Class C Common Stock will generally be the same as the non-U.S. holder’s basis and holding period in the Convertible Preferred Stock or Class C Common Stock so converted (although a non-U.S. holder’s basis in Class A or Class C common stock received upon conversion of Convertible Preferred Stock will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock treated as exchanged for cash). Cash received upon conversion in lieu of a fractional Class A or Class C Common Stock share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Sale or Other Taxable Dispositions of Our Convertible Preferred Stock and Common Stock.” Non-U.S. holders should consult their tax advisors regarding the application of these rules in light of their particular circumstances.

Backup Withholding Tax and Information Reporting. We must report annually to each non-U.S. holder of our Convertible Preferred Stock and common stock and to the IRS the amount of payments on the Convertible Preferred Stock or common stock paid to such holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of the Convertible Preferred Stock or common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our Convertible Preferred Stock or common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, Proposed Treasury Regulations and subsequent IRS guidance provide that the withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017.

The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

LEGAL MATTERS

The validity of the capital stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The Company’s audited consolidated financial statements as of December 31, 2011 and 2010 and for the three years then ended, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Windes & McClaughry Accountancy Corporation, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Windes & McClaughry Accountancy Corporation, an independent registered public accounting firm, or Windes, audited our financial statements for the year ended December 31, 2009 through the year ended December 31, 2011. Windes’ reports for each of the years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2010 and December 31, 2011, and through the current date there were no disagreements between Windes and us on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Windes, would have caused Windes to make reference to such disagreements in the firm’s reports on our financial statements for such periods. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during our two most recent fiscal years or the interim period preceding Windes’ dismissal.

On April 24, 2012, the board of directors of the Company based on the recommendation of the Audit Committee, formally engaged KPMG LLP, or KPMG, as the Company’s independent registered public accounting firm. Upon its completion of its audit of the Company’s financial statements for the fiscal year ended December 31, 2011, Windes was dismissed as the Company’s independent registered public accounting firm.

During the Company’s fiscal years ended December 31, 2010 and December 31, 2011, and the subsequent interim period through April 24, 2012, neither the Company nor anyone operating on its behalf has consulted with KPMG regarding (i) either the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement of the type described in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” involving the Company, within the meaning of Item 304(a)(1)(v) of Regulation S-K. Furthermore, KPMG has not provided the Company a written report or oral advice that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

We have provided Windes with a copy of the foregoing disclosure and have requested that Windes furnish us with a letter addressed to the SEC stating whether or not Windes agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from Windes, in which Windes agrees with the above statements, is filed at exhibit 16.1 to the registration statement of which this prospectus is a part.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission under the Securities Act with respect to the capital stock described herein. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the capital stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We maintain a website at www.lyonhomes.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus.

FINANCIAL STATEMENTS

William Lyon Homes

Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

William Lyon Homes

We have audited the accompanying consolidated balance sheets of William Lyon Homes (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of William Lyon Homes as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 2, the Company filed for protection under Chapter 11 of the Bankruptcy Code on December 19, 2011 and emerged from bankruptcy on February 24, 2012. Accordingly, the accompanying consolidated financial statements as of December 31, 2011 and for the year then ended, which includes the impact of the period from December 19, through December 31, 2011, have been prepared in accordance with Accounting Standards Codification Topic 852, Reorganizations. The Company applied debtor in possession reporting for the period described above resulting in a lack of comparability with the prior financial statements.

/S/ WINDES & MCCLAUGHRY

Irvine, California

January 21, 2013

WILLIAM LYON HOMES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	December 31,
	2011	2010
ASSETS
Cash and cash equivalents—Note 1 and 8	$20,061	$71,286
Restricted cash—Note 1	852	641
Receivables—Note 5	13,732	18,499
Real estate inventories—Notes 3 and 6
Owned	398,534	488,906
Not owned	47,408	55,270
Deferred loan costs	8,810	12,404
Other assets—Note 1	7,554	1,998

Total Assets	$496,951	$649,004

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$1,436	$6,904
Accrued expenses	2,082	41,722
Liabilities from inventories not owned	47,408	55,270
Notes payable—Notes 7 and 8	74,009	30,541
Senior Secured Term Loan due October 20, 2014—Notes 7 and 8	206,000	206,000
7 5/8% Senior Notes due December 15, 2012—Notes 7 and 8	—	66,704
10 3/4% Senior Notes due April 1, 2013—Notes 7 and 8	—	138,619
7 1/2% Senior Notes due February 15, 2014—Notes 7 and 8	—	77,867

	330,935	623,627

Liabilities subject to compromise—Note 1
Accounts payable	3,946	—
Accrued expenses	48,457	—
7 5/8% Senior Notes due December 15, 2012—Notes 7 and 8	66,704	—
10 3/4% Senior Notes due April 1, 2013—Notes 7 and 8	138,912	—
7 1/2% Senior Notes due February 15, 2014—Notes 7 and 8	77,867	—

	335,886	—

Commitments and contingencies—Note 12
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)—Note 9
Common stock, par value $.01 per share; 3,000 shares authorized; 1,000 shares outstanding at December 31, 2011 and 2010	—	—
Additional paid-in capital	48,867	48,867
Accumulated deficit	(228,383)	(35,053)

Total William Lyon Homes stockholders’ equity (deficit)	(179,516)	13,814
Non-controlling interest—Note 3	9,646	11,563

Total equity (deficit)	(169,870)	25,377

Total liabilities and equity (deficit)	$496,951	$649,004

See accompanying notes to consolidated financial statements.

WILLIAM LYON HOMES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Operating revenue
Home sales	$207,055	$266,865	$253,874
Lots, land and other sales	—	17,204	21,220
Construction services—Note 1	19,768	10,629	34,149

	226,823	294,698	309,243

Operating costs
Cost of sales—homes	(184,489)	(225,751)	(219,486)
Cost of sales—lots, land and other	(4,234)	(20,426)	(131,640)
Impairment loss on real estate assets—Note 6	(128,314)	(111,860)	(45,269)
Construction services—Note 1	(18,164)	(7,805)	(28,486)
Sales and marketing	(16,848)	(19,746)	(17,636)
General and administrative	(22,411)	(25,129)	(21,027)
Other—Note 11	(3,983)	(2,740)	(6,580)

	(378,443)	(413,457)	(470,124)

Equity in income (loss) of unconsolidated joint ventures	3,605	916	(420)

Operating loss	(148,015)	(117,843)	(161,301)
Gain on retirement of debt—Note 7	—	5,572	78,144
Interest expense, net of amounts capitalized—Note 7	(24,529)	(23,653)	(35,902)
Other income (expense), net—Note 11	838	57	(3,802)

Loss before reorganization items	(171,706)	(135,867)	(122,861)

Reorganization items—Note 2	(21,182)	—	—

Loss before (provision) benefit for income taxes	(192,888)	(135,867)	(122,861)

(Provision) benefit for income taxes—Note 10	(10)	412	101,908

Net loss	(192,898)	(135,455)	(20,953)
Less: net (income) loss—non-controlling interest	(432)	(1,331)	428

Net loss attributable to William Lyon Homes	$(193,330)	$(136,786)	$(20,525)

See accompanying notes to consolidated financial statements.

WILLIAM LYON HOMES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands)

	William Lyon Homes Stockholders
	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Non- Controlling Interest	Total
	Shares	Amount
Balance—December 31, 2008	1	$—	$48,867	$122,258	$43,416	$214,541
Cancellation of consolidated land banking arrangement determined to be a variable interest entity	—	—	—	—	(27,684)	(27,684)
Cash distributions to members of consolidated entities, net	—	—	—	—	(7,705)	(7,705)
Net loss	—	—	—	(20,525)	(428)	(20,953)

Balance—December 31, 2009	1	$—	$48,867	$101,733	$7,599	$158,199
Cash contributions from members of consolidated entities, net	—	—	—	—	2,633	2,633
Net (loss) income	—	—	—	(136,786)	1,331	(135,455)

Balance—December 31, 2010	1	$—	$48,867	$(35,053)	$11,563	$25,377
Cash distributions to members of consolidated entities, net	—	—	—	—	(2,349)	(2,349)
Net (loss) income	—	—	—	(193,330)	432	(192,898)

Balance—December 31, 2011	1	$—	$48,867	$(228,383)	$9,646	$(169,870)

See accompanying notes to consolidated financial statements.

WILLIAM LYON HOMES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Operating activities
Consolidated net loss	$(192,898)	$(135,455)	$(20,953)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,875	3,718	3,213
Impairment loss on real estate assets	128,314	111,860	45,269
Equity in (income) loss of unconsolidated joint ventures	(3,605)	(916)	420
Gain on retirement of debt	—	(5,572)	(78,144)
Loss on sale of fixed asset	83	122	3,009
Provision (benefit) for income taxes	10	(412)	(101,908)
Net changes in operating assets and liabilities:
Restricted cash	(211)	3,711	727
Receivables	4,767	(2,205)	19,879
Income tax refunds receivable	—	107,401	41,615
Real estate inventories—owned	18,151	(66,317)	130,436
Other assets	(4,422)	15,898	(7,658)
Accounts payable	(1,522)	(4,142)	(5,285)
Accrued expenses	7,807	(3,572)	(17,693)
Reorganization items:
Accrued professional fees	1,000	—	—

Net cash (used in) provided by operating activities	(38,651)	24,119	12,927

Investing activities
Net proceeds from sale of fixed asset	—	—	2,063
Investment in and advances to unconsolidated joint ventures	—	(194)	(194)
Distributions from unconsolidated joint ventures	1,435	4,183	840
Purchases of property and equipment	(128)	(64)	(23)

Net cash provided by investing activities	1,307	3,925	2,686

Financing activities
Proceeds from borrowings on notes payable, net	—	7,087	113,467
Principal payments on notes payable, net	(11,532)	(52,797)	(187,718)
Net proceeds from Senior Secured Term Loan	—	—	193,904
Net cash paid for repurchase of Senior Notes	—	(31,268)	(76,991)
Noncontrolling interest (distributions) contributions, net	(2,349)	2,633	(7,705)

Net cash (used in) provided by financing activities	(13,881)	(74,345)	34,957

Net (decrease) increase in cash and cash equivalents	(51,225)	(46,301)	50,570
Cash and cash equivalents—beginning of year	71,286	117,587	67,017

Cash and cash equivalents—end of year	$20,061	$71,286	$117,587

See accompanying notes to consolidated financial statements.

WILLIAM LYON HOMES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Supplemental Disclosures:
Cash paid for professional fees relating to the reorganization	$20,182	—	—

Supplemental disclosures of non-cash investing and financing activities:
Net change in real estate inventories—not owned and liabilities from inventories not owned	$7,862	$10,652	$24,809

Distributions of real estate from unconsolidated joint ventures	$800	$—	$—

Note Payable issued in conjunction with land acquisition	$55,000	$—	$—

Decrease in real estate inventories owned and related notes payable in variable interest entity	$—	$—	$56,151

Issuance of note receivable related to sale of aircraft	$—	$—	$6,188

Net (decrease) increase in real estate inventories—not owned and non-controlling interest	$—	$—	$27,684

See accompanying notes to consolidated financial statements.

WILLIAM LYON HOMES

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Operations

William Lyon Homes, a Delaware corporation, and its subsidiaries (the “Company”) are primarily engaged in designing, constructing and selling single family detached and attached homes in California, Arizona and Nevada.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all majority-owned and controlled subsidiaries and joint ventures, and certain joint ventures and other entities which have been determined to be variable interest entities in which the Company is considered the primary beneficiary (see Note 3). Investments in joint ventures which have not been determined to be variable interest entities in which the Company is considered the primary beneficiary are accounted for using the equity method because the Company has a 50% or less voting or economic interest (and thus such joint ventures are not controlled by the Company). The accounting policies of the joint ventures are substantially the same as those of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consequences of Chapter 11 Cases—Debtor in Possession Accounting

ASC 852-10-45, Reorganizations-Other Presentation Matters, which is applicable to companies in Chapter 11 proceedings, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for the periods subsequent to the filing of the Chapter 11 Cases (defined below) distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Amounts that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided or used by reorganization items must be disclosed separately in the statement of cash flows. The Company applied ASC 852-10-45 effective on December 19, 2011 and segregated those items as outlined above for the reporting period ended December 31, 2011.

Real Estate Inventories and Related Indebtedness

Real estate inventories are carried at cost net of impairment losses, if any. Real estate inventories consist primarily of land deposits, raw land, lots under development, finished lots, homes under construction, completed homes and model homes of real estate projects. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The Company relieves its real estate inventories through cost of sales for the estimated cost of homes sold. Selling expenses and other marketing costs are expensed in the period incurred. A provision for warranty costs relating to the Company’s limited warranty plans is included in cost of sales and accrued expenses at the time the sale of a home is recorded. The Company generally reserves one percent of the sales price of its homes against the possibility of future charges relating to its one-year limited warranty and similar potential claims. Factors that affect the Company’s warranty liability include the number of homes under warranty, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. Substantially all of the Company’s warranty liability was subject to compromise at December 31, 2011. Changes in the Company’s warranty liability during the years ended December 31, 2009, 2010 and 2011 are as follows (in thousands):

	December 31,
	2011	2010	2009
Warranty liability, beginning of year	$16,341	$21,365	$26,394
Warranty provision during year	2,380	2,574	2,429
Warranty payments during year	(4,699)	(8,277)	(8,727)
Warranty charges related to pre-existing warranties during year	292	679	1,269

Warranty liability, end of year	$14,314	$16,341	$21,365

Interest incurred on the Company’s debt for the years ended December 31, 2011, 2010 and 2009 is capitalized to qualifying real estate projects under development. Any additional interest charges related to real estate projects not under development are expensed in the period incurred. During the years ended December 31, 2011 and 2010, the Company recorded $24.5 million and $23.7 million, respectively, of interest expense. Per ASC 852, during the Chapter 11 proceeding, interest is accrued only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed claim. Therefore, the Company did not accrue interest on the Senior Notes and therefore did not capitalize interest related to unsecured debt, which amounts were immaterial.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to fifteen years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the shorter of either their estimated useful lives or term of the lease. As of December 31, 2011 and 2010, the net book value of property, plant and equipment was $1.0 million and $1.2 million, respectively, with accumulated depreciation of $3.2 million and $4.8 million respectively, all of which is included in “Other assets” in the accompanying consolidated balance sheet.

Deferred Loan Costs

Deferred loan costs are amortized over the term of the applicable loans using a method which approximates the effective interest method.

Sales and Profit Recognition

A sale is recorded and profit recognized when a sale is consummated, the buyer’s initial and continuing investments are adequate, any receivables are not subject to future subordination, and the usual risks and rewards of ownership have been transferred to the buyer in accordance with the provisions of FASB ASC Topic 360-20, Property, Plant and Equipment, Real Estate Sales. When it is determined that the earnings process is not complete, profit is deferred for recognition in future periods.

Construction Services

The Company accounts for construction management agreements using the Percentage of Completion Method in accordance with FASB ASC Topic 605 Revenue Recognition. Under ASC 605, the Company records revenues and expenses as work on a contract progresses, and based on the percentage of costs incurred to date compared to the total estimated costs of the contract. Based on the provisions of ASC 605, the Company has recorded construction services revenues and expenses of $19.8 million and $18.2 million, respectively, for the year ended December 31, 2011, $10.6 million and $7.8 million, respectively, for the year ended December 31, 2010, and $34.1 million and $28.5 million, respectively, for the year ended December 31, 2009, in the accompanying consolidated statement of operations.

The Company entered into construction management agreements to build, sell and market homes. For such services, the Company will receive fees (generally 3 to 5 percent of the sales price, as defined) and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved.

Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash investments, receivables, and deposits. The Company typically places its cash investments in investment grade short-term instruments. Deposits, included in other assets, are due from municipalities or utility companies and are generally collected from such entities through fees assessed to other developers.

The Company is an issuer of, or subject to, financial instruments with off-balance sheet risk in the normal course of business which exposes it to credit risks. These financial instruments include letters of credit and obligations in connection with assessment district bonds. These off-balance sheet financial instruments are described in more detail in Note 12.

Cash and Cash Equivalents

Short-term investments with a maturity of three months or less when purchased are considered cash equivalents. The Company’s cash and cash equivalents balance exceeds federally insurable limits as of December 31, 2011. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

Restricted cash consists of deposits made by the Company to a bank account as collateral for the use of letters of credit to guarantee the Company’s financial obligations under certain land banking arrangements and other contractual arrangements in the normal course of business. Under the terms of the Term Loan disclosed in Note 7, all of the Company’s standby letters of credit are secured by cash.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of December 31, 2011 and 2010 and revenues and expenses for each of the three years in the period ended December 31, 2011. Accordingly, actual results could differ from those estimates. The significant accounting policies using estimates include real estate inventories and cost of sales, impairment of real estate inventories, warranty reserves, loss contingencies, sales and profit recognition, and accounting for variable interest entities. The current economic environment increases the uncertainty inherent in these estimates and assumptions.

Impact of New Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Our adoption of ASU 2011-04 is not expected to have a material effect on our consolidated financial statements.

In June 2011, the FASB issued an update to existing guidance on the presentation of comprehensive income. This update requires the presentation of the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. In addition, companies are also required to present reclassification adjustments for items that are reclassified from other comprehensive income to net income on the face of the financial statements. In December 2011, the FASB issued an accounting update to defer the effective date for presentation of reclassification of items out of accumulated other comprehensive income to net income. These updates are effective for fiscal years and interim periods beginning after December 15, 2011 with early adoption permitted. We do not anticipate the FASB update to have a material effect on our results of operations, financial position or cash flows.

Reclassifications

Certain balances have been reclassified in order to conform to current year presentation.

Note 2—Chapter 11 Proceedings and Plans of Management

On December 19, 2011, the Company and certain of its direct and indirect wholly-owned subsidiaries (collectively with the Company, the (“Debtors”) filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to seek approval of the Prepackaged Joint Plan of Reorganization (the “Plan”). The Chapter 11 Petitions are being jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019 (the “Chapter 11 Cases”). The Company operated as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company obtained the Bankruptcy Court’s approval to, among other things, continue to honor prepetition obligations to customers and to otherwise continue customer practices in the ordinary course of business, sell homes free and clear of all liens, use cash collateral, honor homeowner warranties, meet payroll obligations and provide employee benefits.

On February 24, 2012, the Company received the proceeds from the Plan as discussed elsewhere herein. The Company received $50.0 million in cash related to the issuance of its Convertible Preferred Stock, $10.0 million related to the issuance of its Class C Common Stock, $21.0 million in cash and $4.0 million of land option value related to the assignment of an option to purchase certain real estate, related to the issuance of its Class B Common Stock, offset by certain fees and payments related to the Plan, for a net of $67.7 million in cash. The Plan allowed the Company to restructure its debt from $563.5 million as of December 31, 2011, to $384.5 million principal outstanding as of February 24, 2012, which subsequently reduces the Company’s interest exposure. The Company provides for its ongoing cash requirements with the proceeds identified above, as well as from internally generated funds from the sales of homes and/or land sales. During the successor period from February 25, 2012 through September 30, 2012, the Company used cash flows for operations of $56.0 million. In addition, the Company has the option to use additional outside borrowings, form new joint ventures with venture partners that provide a substantial portion of the capital required for certain projects, buying land via lot options or land banking arrangements. The Company has financed, and may in the future finance, certain projects and land acquisitions with construction loans secured by real estate inventories, seller-provided financing and land banking transactions. The management of the Company continues to focus on generating positive cash flow, reducing overall debt levels and returning the Company to profitability by growing the Company through additional land acquisitions.

Loan Defaults Preceding Chapter 11 Cases

Not applicable.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations which may be impacted by the Chapter 11 Cases. These amounts represent the Company’s current estimate of known or potential pre-petition obligations to be resolved in connection with the Chapter 11 Cases.

Reorganization Costs

Reorganization costs include legal and professional fees incurred in connection with the Chapter 11 Cases. During the period ended December 31, 2011, cash paid for reorganization costs was approximately $20,182,000 and approximately $1,000,000 was accrued for as of December 31, 2011.

The Plan

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, the Company and certain of its subsidiaries consummated the principal transactions contemplated by the Plan, including:

•

the issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share, or Class A Common Stock, and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, in exchange for the outstanding principal due on the outstanding 7 5/8% Senior Notes due 2012, 10 1/4% Senior Notes due 2013 and 7 1/2% Senior Notes due 2014;

•

the amendment of the Secured Term Loan due 2014, to the Amended Term Loan Agreement, which resulted, among other things, in the increase in the principal amount outstanding under the prior loan agreement from $206.0 million to $235.0 million, the reduction in the interest rate from 14% to 10 1/4%, and the elimination of any prepayment penalty;

•

the issuance, in exchange for aggregate cash consideration of $25 million, of 31,464,548 shares of new Class B Common Stock, $0.01 par value per share, or Class B Common Stock, and a warrant to purchase 15,737,294 shares of Class B Common Stock;

•

the issuance of 64,831,831 shares of new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, and 12,966,366 shares of new Class C Common Stock, $0.01 par value per share, or Class C Common Stock, in exchange for aggregate cash consideration of $60 million; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock pursuant to an agreement with certain selling securityholders to backstop the offering of Class C shares and shares of Convertible Preferred Stock in connection with the Plan.

Fresh Start Accounting and Effects of the Plan

As required by U.S. GAAP, effective as of February 24, 2012, we adopted fresh start accounting following the guidance of FASB ASC 852. Fresh start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to February 25, 2012 are not comparable to consolidated financial statements presented on or after February 25, 2012. Fresh start accounting was required upon emergence from Chapter 11 because holders of voting shares immediately before confirmation of the Plan received less than 50% of the emerging entity and the reorganization value of our assets immediately before confirmation of our Plan was less than our post-petition liabilities and allowed claims. Fresh start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of our common stock may differ materially from the equity valuation for accounting purposes. In addition, the cancellation of debt income and the allocation of the attribute reduction for tax purposes is an estimate and will not be finalized until the 2012 tax return is filed. Any change resulting from this estimate could impact deferred taxes.

Under ASC 852, the Successor Company must determine a value to be assigned to the equity of the emerging company as of the date of adoption of fresh-start accounting, which for us is February 24, 2012, the date the Debtors emerged from Chapter 11. To facilitate the adoption of fresh start accounting, the Company engaged a third party valuation firm to assist with assessing enterprise value, and the allocation of value to the assets and liabilities of the Company. To calculate enterprise value, the Company used the discounted cash flow analysis, considering a weighted average cost of capital of 16.5%, and utilized a Gordon Growth model with a 3% growth rate to calculate terminal value. The analysis resulted in an enterprise value of $485.0 million, which was used as the enterprise value for fresh start accounting. The Company’s total debt was valued at $384.5 million, which consists of the following:

•

$6.3 million related to a construction note payable with an outstanding principal amount of $6.5 million, which reflects an adjustment of $(0.2) million. The Company discounted the contractual interest and principal payments using a risk adjusted rate of 12.5%.

•

$56.3 million related to a construction note payable with an outstanding principal amount of $55.0 million, which reflects an adjustment of $1.3 million. The Company discounted the contractual interest and principal payments using a risk adjusted rate of 12.5%.

•

$2.9 million related to a seller note arrangement that matured on March 1, 2012, 6 days after the plan of reorganization was approved. The payment was made in full, therefore the value of the note was the amount paid.

•

The remaining debt that was renegotiated as part of the Company’s plan of reorganization, consists of a construction note payable of $9.0 million, the $235.0 million Senior Secured Term Loan and the $75.0 million Senior Subordinated Secured Notes due 2017. In accordance with ASC 820, Fair Value Measurements and Disclosures, fair value is defined as, “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. As these debt amounts were negotiated as part of the reorganization by market participants, their carrying value at that date is representative of fair value.

The enterprise value of the Company was $485.0 million, which includes $384.5 million fair value of debt, as detailed above, and $100.5 million of equity value. The value of each type of equity security was determined using an option pricing model used in accordance with ASC 718, Valuation of Stock Compensation, and treating the redeemable convertible preferred stock, the common stock and the common stock warrants as separate securities. Based on the rights and preferences of each security, the Company valued each security based on a series of 5 events:

(i)	liquidation preference of the redeemable convertible preferred stock,

(ii)	timing of participation of Class A and B shares of common stock,

(iii)	timing of participation of Class C shares of common stock,

(iv)	conversion of preferred shares into common shares, and

(v)	exercise of warrants

The Company used an option pricing model and the relative rights of the securities to allocate the $100.5 million among the redeemable convertible preferred stock, the common stock and the warrants. Each security was valued based on the relative rights and preferences and a 3 year term to liquidity event, volatility of 59% based on public company comparables, a risk free rate of .43% based on a 3 year treasury rate. In addition, the redeemable convertible preferred stock has a dividend yield of 6% and the common stock and warrants have a discount for lack of marketability of 38%. Based on these inputs and the assumptions, the redeemable convertible preferred stock was valued at $56.4 million, the common stock was valued at $43.1 million and the warrants are valued at $1.0 million.

The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the Plan and related disclosure statement. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include the assumptions regarding the number of homes sold, average sales prices, operating expenses, the amount and timing of construction costs and the discount rate utilized.

Fresh-start accounting reflects the value of the Successor Company as determined in the confirmed Plan. Under fresh-start accounting, asset values are remeasured and allocated based on their respective fair values in conformity with the purchase method of accounting for business combinations in FASB ASC Topic 805, “Business Combinations” (“FASB ASC 805”). Liabilities existing as of February 24, 2012, the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable accounting standards. Predecessor accumulated depreciation, accumulated amortization and retained deficit were eliminated.

In conjunction with the adoption of fresh start accounting, certain intangible assets including, the value of the Company’s homes in backlog, construction services contracts and management fee contracts related to the joint venture projects were recorded at their estimated fair values as of February 24, 2012 in the amount of $9.5 million. The Company’s backlog was valued using the With/Without Method of the Income Approach to estimate the fair value of the backlog. This asset is amortized on a straight line basis, as homes in backlog as of February 24, 2012, are closed or the contract is cancelled.

The construction services contracts and management fees on the joint ventures were valued using the Multi-period Excess Earnings method of the Income Approach to estimate the fair value. Since these assets are valued based on expected cash flows related to home closings, the asset is amortized on a straight line basis, as homes under the contracts close.

The following pro forma fresh start condensed consolidated balance sheet presents the implementation of the Plan and the adoption of fresh start accounting as if the Company had emerged from Chapter 11 on December 31, 2011. Reorganization adjustments have been recorded within the condensed consolidated balance sheet to reflect the effects of the Plan, including discharge of liabilities subject to compromise and the adoption of fresh start accounting in accordance with FASB ASC 852.

WILLIAM LYON HOMES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

		Unaudited
	December 31, 2011	Plan of Reorganization Adjustments		Fresh Start Accounting Adjustments		Pro forma December 31, 2011
ASSETS
Cash and cash equivalents	$20,061	$72,946	(a)	$—		$93,007
Restricted cash	852	—		—		852
Receivables	13,732	—		(996	)(m)	12,736
Real estate inventories
Owned	398,534	4,029	(b)	(1,198	)(n)	401,365
Not owned	47,408	—		—		47,408
Property & equipment, net	994	—		(421	)(o)	573
Deferred loan costs	8,810	(6,319	)(c)	—		2,491
Goodwill	—	—		9,549	(p)	9,549
Intangibles	—	—		7,333	(q)	7,333
Other assets	6,560	47	(d)	—		6,607

Total assets	$496,951	$70,703		$14,267		$581,921

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$1,436	$3,946	(f)	$—		$5,382
Accrued expenses	2,082	33,160	(f)	221	(r)	35,463
Liabilities from inventories not owned	47,408	—		—		47,408
Notes payable	74,009	—		1,100	(s)	75,109
Senior Secured Term Loan due 2015	206,000	29,000	(g)	—		235,000
Senior Subordinated Secured Notes due 2017	—	75,000	(h)	—		75,000

	330,935	141,106		1,321		473,362

Liabilities subject to compromise
Accounts payable	$3,946	$(3,946	)(f)	$—		$—
Accrued expenses	48,457	(48,457	)(e)	—		—
7 5/8% Senior Notes due December 15, 2012	66,704	(66,704	)(e)	—		—
10 3/4% Senior Notes due April 1, 2013	138,912	(138,912	)(e)	—		—
7 1/2% Senior Notes due February 15, 2014	77,867	(77,867	)(e)	—		—

	$335,886	$(335,886)		$—		$—

Commitments and contingencies
Redeemable convertible preferred stock	—	56,386	(i)	—		56,386
Equity (deficit):
William Lyon Homes stockholders’ equity (deficit)
Common stock, Class A	—	448	(j)	—		448
Common stock, Class B	—	315	(j)	—		315
Common stock, Class C	—	161	(j)	—		161
Common stock, Class D	—	—		—		—
Additional paid-in capital	48,867	(21,177	)(k)	15,501	(t)	43,191
Accumulated deficit	(228,383)	229,350	(l)	(967	)(u)	—

Total William Lyon Homes stockholder’s equity (deficit)	(179,516)	209,097		14,534		44,115
Noncontrolling interest	9,646	—		(1,588	)(v)	8,058

Total equity (deficit)	(169,870)	209,097		12,946		52,173

Total liabilities and equity (deficit)	$496,951	$70,703		$14,267		$581,921

Notes to Plan of Reorganization and Fresh Start Accounting Adjustments:

a	Reflects net cash received of $81.0 million from the issuance of new equity, reduced by the payment of financing fees of $2.6 million and other reorganization related costs of $5.4 million.
b	Reflects contribution of land option deposit in lieu of cash for Class B Common Stock.

c	Reflects the write-off of the remaining deferred loan costs of the Old Notes net of capitalization of deferred loan costs related to the Amended Term Loan.
d	Reflects prepaid property taxes to obtain title insurance for the second lien notes. Deferred tax assets are not reflected on the balance sheet as they have been fully reserved.
e	Reflects the extinguishment of liabilities subject to compromise (“LSTC”) at emergence. LSTC was comprised of $283.5 million of Old Notes and $15.3 million of related accrued interest. The holders of the Old Notes received Class A common stock of the Successor entity.
f	Reflects reclassification of accounts payable of $3.9 million and accrued expenses of $33.2 million that were classified as LSTC for reporting purposes at December 31, 2011, but were not extinguished at emergence.
g	Reflects the additional principal added to the Amended Term Loan, in accordance with the Plan.
h	Reflects the issuance of Senior Subordinated Secured Notes of $75.0 million, in accordance with the Plan.
i	Reflects the fair value of the Convertible Preferred Stock issued pursuant to the Plan. The fair value of the total residual equity interest of $100.5 million was determined based on the enterprise value of $485.0 million determined as of the date of the plan, less the $384.5 million fair value of Long-Term debt. Cash received for the convertible preferred was $50.0 million, however as discussed previously, the Company valued the redeemable convertible preferred stock at $56.4 million.
j	Reflects the issuance of 92.4 million total shares in new common stock at $0.01 par value and the extinguishment of 1,000 shares ($0.01 par) of Old Common Stock, in accordance with the plan (see “The Plan” above for allocation of shares).
k	Reflects the elimination of $48.9 million of additional paid-in capital (“APIC”) relating to Old Common Stock, offset by $27.7 million of net cash received from the issuance of the Class B and Class C shares of common stock.
l	Reflects the elimination of $228.4 million of accumulated deficit of the Predecessor company in addition to the net impact of Plan adjustments to assets, liabilities, and stockholder’s equity.
m	Reflects adjustment of $1.0 million to notes receivable with a book value of $6.2 million to fair value of $5.2 million using the discounted cash flow approach. The Company discounted the future interest to be received at a discount rate of 10%, which is above the stated rate of the note.
n	Reflects adjustment of $1.2 million to real estate inventory using the discounted cash flow approach. The Company used project forecasts and an unleveled discount rate of 20% to arrive at fair value. Certain projects that are held for future development were valued on an “As-Is” Basis using market comparables.
o	Reflects adjustment of $0.4 million to property and equipment with a book value of $1.0 million to fair value of $ $0.6 million, based on the estimated sales value of the assets determined on an “As Is” Basis using market comparables.
p	Goodwill represents the excess of enterprise value upon emergence over fair value of net tangible and identifiable intangible assets acquired.
q	Reflects identifiable intangible assets comprised of $4.6 million relating to construction management contracts, $1.9 million relating to homes in backlog, and $0.8 million relating to joint venture management fees. The value of the construction management contracts and the joint venture management fees was estimated using the discounted cash flows of each related project at a discount rate ranging from 17% to 19%. The value of the backlog contracts was determined using the With/Without method of the income approach and the expected closing date of the home in backlog and the contracted sales price of the home.
r	Reflects adjustments to warranty and construction defect litigation liabilities which were valued based on the estimated costs of warranty spending on homes previously closed plus an estimated margin of 9.4%, plus a reasonable margin required to transfer the liability or to fulfill the obligation.
s	Reflects adjustment of one note payable of $(0.2) million, with a book value of $6.5 million to a fair value of $6.3 million. The Company used a discounted cash flow on contracted interest and principal to be received and a risk adjusted discount rate of 12.5%. Also reflects adjustment of one note payable of $1.3 million, with a book value of $55.0 million to a fair value of $56.3 million. The Company used a discounted cash flow on contracted interest and principal to be received and a risk adjusted discount rate of 12.5%.

t	Reflects the adjustment to a combined common stock and warrant value of $44.1 million for the calculation of fair value under the provisions of fresh start accounting, based on the remaining residual equity interest of $100.5 million, as discussed in note (i) above, less the allocation to convertible preferred of $56.4 million, as also discussed in note (i).
u	Reflects the elimination of a balance in accumulated deficit of $1.0 million to reduce any accumulated deficit or retained earnings in conjunction with fresh start accounting, which requires the successor entity to begin with a zero balance in retained earnings.
v	Reflects adjustment of $1.6 million to minority interest in a consolidated entity with a book value of $9.7 million to fair value of $8.1 million. The Company used a discounted cash flow approach to the project and the estimated cash to be distributed to the minority member of the entity, using a discount rate of 17.8%.

Reconciliation of enterprise value to the pro forma reorganized value of the Company’s assets and determination of goodwill (in thousands):

Total enterprise value	$485,000
Add: liabilities (excluding debt and equity)	88,863
Add: noncontrolling interest	8,058

Reorganization value of assets	581,921
Fair value of assets (excluding goodwill)	572,372

Reorganization value in excess of fair value (goodwill)	$9,549

Note 3—Variable Interest Entities and Non-controlling Interests

The FASB issued guidance now codified as ASC 810, Consolidation, which addresses the consolidation of variable interest entities (“VIEs”). Under this guidance, arrangements that are not controlled through voting or similar rights are accounted for as VIEs. An enterprise is required to consolidate a VIE if it is the primary beneficiary of the VIE. The primary beneficiary is an enterprise that has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE.

A VIE is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity through voting or similar rights, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur.

Based on the provisions of this guidance, the Company has concluded that under certain circumstances when the Company (i) enters into option agreements for the purchase of land or lots from an entity and pays a non-refundable deposit, (ii) enters into land banking arrangements or (iii) enters into arrangements with a financial partner for the formation of joint ventures which engage in homebuilding and land development activities, a VIE may be created under condition (ii) (b) or (c) of the previous paragraph. The Company may be deemed to have provided subordinated financial support, which refers to variable interests that will absorb some or all of an entity’s expected losses if they occur. For each VIE created, in order to determine if the Company is the primary beneficiary, the Company considers various factors including, but not limited to, voting rights, risks, involvement in the operations of the VIE, ability to make major decisions, contractual obligations including distributions of income and loss, and computations of expected losses and residual returns based on the probability of future cash flow. If the Company has been determined to be the primary beneficiary of the VIE, the assets, liabilities and operations of the VIE are consolidated with the Company’s financial statements.

Joint Ventures

Certain joint ventures have been determined to be VIEs under ASC 810 in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of these VIEs have been consolidated with the Company’s financial statements. The Company did not recognize any gain or loss on initial consolidation of the VIE since the joint ventures were previously accounted for on an unconsolidated basis using the equity method of accounting.

The joint ventures which have been determined to be VIEs are each engaged in homebuilding and land development activities. Certain of these joint ventures have not obtained construction financing from outside lenders, but are financing their activities through equity contributions from each of the joint venture partners. The Company has no rights, nor does the Company have any obligation with respect to the liabilities of the VIEs, and none of the Company’s assets serve as collateral for the creditors of these VIEs. The assets of the joint ventures are the sole collateral for the liabilities of the joint ventures and as such, the creditors and equity investors of these joint ventures have no recourse to assets of the Company held outside of these joint ventures. Creditors of these VIEs have no recourse against the general credit of the Company. The liabilities of each VIE are restricted to VIE assets. Additionally, the creditors of the Company have no access to the assets of the VIEs. Income allocations and cash distributions to the Company are based on predetermined formulas between the Company and their joint venture partners as specified in the applicable partnership or operating agreements. The Company generally receives, after partners’ priority returns and return of partners’ capital, approximately 50% of the profits and cash flows from the joint ventures.

At the time the Company assesses the VIE to determine if it is the primary beneficiary, the Company considers various factors that we believe indicate the Company has the power to direct the activities of the project and absorb a majority of the VIEs expected losses and/or receive a majority of expected returns. Some of these factors include voting rights, risks, involvement in the operations of the VIE, ability to make major decisions, contractual obligations including distributions of income and loss, and computations of expected losses and residual returns based on the probability of future cash flows in order to determine if the Company is the primary beneficiary. These factors indicate the Company is the primary beneficiary when; (i) the Company has significant involvement in the operations of the VIE such that it manages the day to day activities and makes major operational decisions and therefore has the power to direct the activities of the project, and (ii) the Company assumes the majority of the economic risks of the operations and is contractually obligated to absorb expected losses of the VIE or receive expected returns. As of December 31, 2011, the Company had one joint venture which was deemed to be a VIE. The Company manages the joint venture, by using its sales, development and operations teams and has significant control over the project, in addition to being obligated to absorb losses, and therefore the Company is deemed to be the primary beneficiary.

As of December 31, 2011, the assets of consolidated VIEs totaled $14.0 million, of which $2.1 million was cash and $8.7 was real estate inventories. The liabilities of the VIEs totaled $1.3 million, of which it was primarily accounts payable and accrued liabilities. In addition, the Company’s interest in the consolidated VIEs is $3.1 million and the partners interest is $9.6 million.

As of December 31, 2010, the assets of consolidated VIEs totaled $15.4 million, of which $1.3 million was cash and $10.9 was real estate inventories. The liabilities of the VIEs totaled $0.8 million, of which it was primarily accounts payable and accrued liabilities. In addition, the Company’s interest in the consolidated VIEs is $3.1 million and the partners interest is $11.6 million.

Land Banking Arrangements

The Company enters into purchase agreements with various land sellers. As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers the Company’s right in such purchase agreements to entities owned by third parties (“land banking arrangements”). These entities use equity contributions and/or incur debt to finance the acquisition and development of the previous land being purchased. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit remaining deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings. FASB ASC Topic 810, requires the consolidation of the assets, liabilities and operations of the Company’s land banking arrangements that are VIEs, of which none existed at December 31, 2011.

The Company participates in one land banking arrangement, which is not a VIE in accordance with FASB ASC Topic 810, but is consolidated in accordance with FASB ASC Topic 470, Debt. Under the provisions of FASB ASC Topic 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. The Company has recorded the remaining purchase price of the land of $47.4 million, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying consolidated balance sheet as of December 31, 2011.

Summary information with respect to the Company’s consolidated land banking arrangement is as follows as of December 31, 2011 (dollars in thousands):

Total number of land banking projects	1

Total number of lots	625

Total purchase price	$161,465

Balance of lots still under option and not purchased:
Number of lots	225

Purchase price	$47,408

Forfeited deposits if lots are not purchased	$25,234

During the year ended December 31, 2009, the Company abandoned its option deposit in three of its consolidated land banking arrangements in which land purchase commitments were required. Management of the Company determined that the remaining purchase prices of the lots in the arrangements were priced above market values at that time. In two of these arrangements, the Company reduced real estate inventories-not owned and the related non-controlling interest $27.7 million for the remaining purchase price of the lots. In the other arrangement, the Company reduced real estate inventories-not owned and liabilities from inventories-not owned $9.3 million for the remaining purchase price for the lots. However, during the year ended December 31, 2009 the Company evaluated the purchase price of the 51 lots under option, and after the write-off of the $9.3 million deposit, the residual value became economically viable and the Company purchased the lots.

Note 4—Segment Information

The Company operates one principal homebuilding business. In accordance with FASB ASC Topic 280, Segment Reporting, the Company has determined that each of its operating divisions is an operating segment.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer, chief operating officer and executive vice president have been identified as the chief operating decision makers. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

The Company’s homebuilding operations design, construct and sell a wide range of homes designed to meet the specific needs of each of it markets. In accordance with the aggregation criteria defined in ASC 280, the Company’s homebuilding operating segments have been grouped into four reportable segments: Southern

California, consisting of an operating division with operations in Orange, Los Angeles, San Bernardino and San Diego counties; Northern California, consisting of an operating division with operations in Contra Costa, Sacramento, San Joaquin, Santa Clara, Solano and Placer counties; Arizona, consisting of an operating division in the Phoenix metropolitan area; and Nevada consisting of an operations in the Las Vegas, metropolitan area.

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, risk management and litigation, and human resources.

Segment financial information relating to the Company’s homebuilding operations was as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Homebuilding revenues:
Southern California	$130,737	$206,241	$179,282
Northern California	54,141	56,095	43,211
Arizona	20,074	16,595	51,215
Nevada	21,871	15,767	35,535

Total homebuilding revenues	$226,823	$294,698	$309,243

	Year Ended December 31,
	2011	2010	2009
Homebuilding pretax (loss) income:
Southern California	$(26,406)	$(83,176)	$(57,716)
Northern California	(6,307)	(41)	(37,853)
Arizona	(95,184)	(26,887)	(21,451)
Nevada	(30,500)	(21,449)	(70,915)
Corporate	(34,491)	(4,314)	65,074

Total homebuilding pretax (loss) income	$(192,888)	$(135,867)	$(122,861)

Homebuilding pretax (loss) income includes the following pretax inventory and impairment charges recorded in the following segments (in thousands):

	Year Ended December 31, 2011
	Southern California	Northern California	Arizona	Nevada	Total
Inventory impairments	$17,962	$2,074	$87,607	$20,671	$128,314

	Year Ended December 31, 2010
	Southern California	Northern California	Arizona	Nevada	Total
Inventory impairments	$70,801	$3,103	$22,409	$15,547	$111,860

	Year Ended December 31, 2009
	Southern California	Northern California	Arizona	Nevada	Total
Inventory impairments	$19,518	$6,144	$—	$19,607	$45,269

Homebuilding pretax (loss) income includes the following pretax loss on sales of lots, land and other recorded in the following segments (in thousands):

	Year Ended December 31, 2011
	Southern California(1)	Northern California(1)	Arizona	Nevada(1)	Total
(Loss) gain on sales of lots, land and other
Operating revenue	$—	$—	$—	$—	$—
Operating costs	(1,912)	(2,297)	—	(25)	(4,234)

Loss on sales of lots, land and other	$(1,912)	$(2,297)	$—	$(25)	$(4,234)

	Year Ended December 31, 2010
	Southern California(1)	Northern California	Arizona	Nevada(1)	Total
(Loss) gain on sales of lots, land and other
Operating revenue	$—	$17,204	$—	$—	$17,204
Operating costs	(6,001)	(14,334)	—	(91)	(20,426)

Loss on sales of lots, land and other	$(6,001)	$2,870	$—	$(91)	$(3,222)

	Year Ended December 31, 2009
	Southern California	Northern California(1)	Arizona	Nevada	Total
Loss on sales of lots, land and other
Operating revenue	$3,250	$—	$11,595	$6,375	$21,220
Operating costs	(27,294)	(29,410)	(25,588)	(49,348)	(131,640)

Loss on sales of lots, land and other	$(24,044)	$(29,410)	$(13,993)	$(42,973)	$(110,420)

(1)	Consists of write-off of land option deposits and pre-acquisition costs.

	December 31,
	2011	2010
Homebuilding assets:
Southern California	$182,781	$239,510
Northern California	105,298	60,542
Arizona	129,920	194,635
Nevada	42,183	58,827
Corporate(1)	36,769	95,490

Total homebuilding assets	$496,951	$649,004

(1)	Comprised primarily of cash and receivables.

Note 5—Receivables

Receivables consist of the following (in thousands):

	December 31,
	2011	2010
Secured promissory note from affiliate, sale of aircraft	$6,188	$6,188
Development costs receivable from municipality	3,100	3,100
Construction management fee receivable	1,207	779
Escrow proceeds receivable	1,388	4,328
First trust deed mortgage notes receivable	310	316
Property tax refund receivable	—	1,173
Other receivables	1,539	2,615

	$13,732	$18,499

Note 6—Real Estate Inventories and Impairment Loss on Real Estate Assets

Real estate inventories consist of the following (in thousands):

	December 31,
	2011	2010
Inventories owned:(1)
Land deposits	$26,939	$27,939
Land and land under development	267,348	298,677
Homes completed and under construction	90,824	114,592
Model homes	13,423	47,698

Total	$398,534	$488,906

Inventories not owned:(2)
Other land options contracts	$47,408	$55,270

Total inventories not owned	$47,408	$55,270

(1)	The Company temporarily suspended all development, sales and marketing activities at certain of its projects which were in various stages of development. Management of the Company concluded that this strategy was necessary under the prevailing market conditions at that time and would allow the Company to market the properties at some future time when market conditions may have improved. Certain of these projects were restarted in 2010 and 2011; and, as markets continue to improve, management continues to evaluate and analyze the marketplace to potentially activate temporarily suspended projects in 2012 and beyond. The Company has incurred costs related to these certain projects of $16.1 million as of December 31, 2011, of which $14.8 million is included in Land and land under development, $0.2 million is included in Homes completed and under construction and $1.1 million is included in Model homes. The Company may bring more of these projects to market in 2012.
(2)	Includes the consolidation of certain land banking arrangements which do not obligate the Company to complete the lot purchases, however, based on certain factors, the Company has determined it is economically compelled to purchase the land in the land banking arrangement. Amounts are net of deposits.

The Company accounts for its real estate inventories (including land, construction in progress, completed inventory, including models, and inventories not owned) under FASB ASC 360.

FASB ASC 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures which reduce the average sales prices of homes including an increase in sales incentives and decreased base pricing offered to buyers, slowing sales absorption rates, decreases in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

For land, construction in progress, completed inventory, including model homes, and inventories not owned, the Company estimates expected cash flows at the project level by maintaining current budgets using recent historical information and current market assumptions. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value.

Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties (i.e., other than a forced or liquidation sale). Management determines the estimated fair value of each project by determining the present value of estimated future cash flows at discount rates that are commensurate with the risk of each project and each domain, market or sub-market or may use recent appraisals if they more accurately reflect fair value. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of future revenues and costs, as well as future events and conditions. Estimates of revenues and costs are supported by the Company’s budgeting process, and are based on recent sales in backlog, pricing required to get the desired pace of sales, pricing of competitive projects, incentives offered by competitors and current estimates of costs of development and construction or current appraisals.

The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities in connection with its reorganization. In conjunction with the valuation of all of the assets of the Company, the Company re-set value on certain land holdings in the early stages of development, based on: (i) “as-is” development stages of the property instead of a discounted cash flow approach, (ii) relative comparables on similar stage properties that had recently sold, on a per acre basis, and (iii) location of the property, among other factors. Since the valuation was completed near December 31, 2011, management used such valuation to evaluate the book value as of December 31, 2011.

Under the provisions of FASB ASC 360, the Company is required to make certain assumptions to estimate undiscounted future cash flows of a project, which include: (i) estimated sales prices, including sales incentives, (ii) anticipated sales absorption rates and sales volume, (iii) project costs incurred to date and the estimated future costs of the project based on the project budget, (iv) the carrying costs related to the time a project is actively selling until it closes the final unit in the project, and (v) alternative strategies including selling the land to a third-party or temporarily suspending development at the project. Each project has different assumptions and is based on management’s assessment of the current market conditions that exist in each project location. The Company’s assumptions include moderate absorption increases in certain projects beginning in 2013. In addition, the Company has assumed some moderate reduction in sales incentives in certain projects in certain markets beginning in 2013.

The assumptions and judgments used by the Company in the estimation process to determine the future undiscounted cash flows of a project and its fair value are inherently uncertain and require a substantial degree of judgment. The realization of the Company’s real estate inventories is dependent upon future uncertain events and market conditions. Due to the subjective nature of the estimates and assumptions used in determining the future cash flows of a project, actual results could differ materially from current estimates.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers the terms of the land option contracts in question, the availability and best use of capital, and other factors. The Company records abandoned land deposits and related preacquisition costs in cost of sales -lots, land and other in the consolidated statement of operations in the period that it is abandoned.

The following table summarizes inventory impairments recorded during the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Inventory impairments related to:
Land under development and homes completed and under construction	$34,835	$80,197	$31,916
Land held for future development or sold	93,479	31,663	13,353

Total inventory impairments	$128,314	$111,860	$45,269

Number of projects impaired during the year	16	14	13

Number of projects assessed for impairment during the year	42	73	67

The impairment loss related to land under development and homes completed and under construction incurred during the year ended December 31, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project.

The impairment loss related to land held for future development or sold incurred during the year ended December 31, 2011, resulted from the reduced value of the land in the project. The Company values land held for future development using, (i) projected cash flows with the strategy of selling the land, on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. For three of the Company’s projects which are entitled land categorized as “land held for future development” in the table above, the Company engaged a third-party valuation firm to value the land of each project, on an as-is basis, using several factors including the existing land sale market and market comparables as a barometer for each project.

The impairment loss related to land under development and homes completed and under construction incurred during the year ended December 31, 2010, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives, (ii) in certain projects, increased future costs for outside broker expense and sales and marketing expense, (iii) in certain projects, the decision by the Company to cancel certain land option agreements to purchase lots in projects where sales were deteriorating and the underlying value of the land to be purchased was less than the purchase price using a residual land value approach, (iv) in certain projects, the needs to preserve the liquidity of the Company and, therefore, canceling certain land option agreements, and (v) in certain other projects, the renegotiations of the land purchase schedule for land under option, to delay the required purchases, to allow markets to recover, and reduce the amount of lots to be purchased over time. The extended time of the project increased carry costs that lead to the future undiscounted cash flows of the project being less than the current book value of the land.

These charges were included in impairment loss on real estate assets in the accompanying consolidated statements of operations (See Note 4 of “Notes to Consolidated Financial Statement” for a detail of impairment by segment). The impairment charges recorded during the periods noted above stemmed from lower home prices which were driven by increased incentives and discounts resulting from weakened demand. The Company may incur impairment on real estate inventories in the future, if the markets in which the Company operates continue to experience the deteriorating market conditions.

On December 24, 2009, the Company consummated the sale of certain real property (comprising approximately 165 acres) in San Bernardino County, California; San Diego County, California; Clark County, Nevada; and Maricopa County, Arizona, for an aggregate sales price of $13.6 million. The approximate book value of these properties on the closing date as reflected on the consolidated balance sheet of the Company and its subsidiaries was approximately $84.2 million. During 2009, the Company entered into these transactions to generate cash flow, to reduce overall debt and to re-invest the cash by purchasing land in certain of its improving markets. The best economic value to the company of these lots was to sell them in their current condition as opposed to holding the lots and eventually building and selling homes. The Company continues to evaluate its options and the marketplace with respect to developing lots.

Note 7—Notes Payable and Senior Notes

Notes payable and Senior Notes consist of the following (in thousands):

	December 31,
	2011	2010
Notes payable:
Construction notes payable	$74,009	$30,541

Senior Notes:
Senior Secured Term Loan due October 20, 2014	206,000	206,000
7 5/8% Senior Notes due December 15, 2012(1)	66,704	66,704
10 3/4% Senior Notes due April 1, 2013(1)	138,912	138,619
7 1/2% Senior Notes due February 15, 2014(1)	77,867	77,867

Total Senior Notes	489,483	489,190

Total notes payable and Senior Notes	$563,492	$519,731

(1)	Classified as Liabilities subject to compromise on the accompanying balance sheet for the year ended December 31, 2011.

During the year ended December 31, 2011, the Company incurred interest related to the above debt of $61.4 million and capitalized $36.9 million, resulting in net interest expense of $24.5 million on the accompanying consolidated statement of operations. During the year ended December 31, 2010, the Company incurred interest related to the above debt of $62.8 million and capitalized $39.1 million, resulting in net interest expense of $23.7 million on the accompanying consolidated statement of operations. During the year ended December 31, 2009, the Company incurred interest related to the above debt of $48.8 million and capitalized $12.9 million, resulting in net interest expense of $35.9 million on the accompanying consolidated statement of operations.

Maturities of the notes payable and Senior Notes are as follows. The maturities in this table are based on the amended terms of the notes in accordance with the Company’s reorganization:

Year Ended December 31,	(in thousands)
2012	$60,695
2013	10,999
2014	2,000
2015	235,800
2016	—

Term Loan (Predecessor)

William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”) is a party to a Senior Secured Term Loan Agreement (the “Term Loan Agreement”), dated

October 20, 2009, with ColFin WLH Funding, LLC, as Administrative Agent (“Admin Agent”), ColFin WLH Funding, LLC, as Initial Lender and Lead Arranger (“ColFin”) and the other Lenders who may become assignees of ColFin (collectively, with ColFin, the “Lenders”). As of December 31, 2011, the Term Loan outstanding balance was $206.0 million.

The Term Loan Agreement provides for a first lien secured loan of $206.0 million, secured by substantially all of the assets of California Lyon, the Company (excluding stock in California Lyon) and certain wholly-owned subsidiaries. The Term Loan is guaranteed by the Company.

Under the Term Loan Agreement, California Lyon is restricted from future borrowings, and, if necessary, will be required to repay existing borrowings in order to maintain required loan-to-value ratios such that: (i) the aggregate amount of outstanding loans under the Term Loan Agreement may not exceed 60% of the aggregate value of the properties securing the facility, with valuation based on the lower of appraised value (if any) and discounted net present value of the cash flows, and (ii) the aggregate amount of secured debt may not exceed 60% of the aggregate value of the properties owned by California Lyon and its subsidiaries, with valuation based on the lower of appraised value (if any) and discounted net present value of the cash flows. California Lyon is currently in compliance with the above requirements.

The Term Loan had interest at a rate of 14.0% and was scheduled to mature on October 20, 2014. However, California Lyon has also agreed that, upon any repayment of any portion of the principal amount under the Term Loan (whether or not at maturity), California Lyon will also pay an exit fee equal to the difference (if positive) between (x) the interest that would have been accrued and been then payable on the repaid portion if the interest rate under the Term Loan Agreement were 15.625% and (y) the internal rate of return realized by the Lenders on such repaid portion, taking into account all cash amounts actually received by the Lenders with respect thereto, including the loan fee and interest payments, other than any make whole payments described below. Based on the current outstanding balance of the Term Loan, interest payments are $28.8 million annually.

Upon any prepayment of any portion of the Term Loan prior to its scheduled maturity (other than any prepayment required in connection with a payment of all or any portion of the outstanding principal balance of any of the Indentures), the Term Loan Agreement provides that California Lyon to make a “make whole payment” equal to an amount, if positive, of the present value of all future payments of interest which would become due with respect to such prepaid amount from the date of prepayment thereof through and including the maturity date, discounted at a rate of 14%.

The Term Loan Agreement requires that the Company’s Minimum Tangible Net Worth (as defined therein) not fall below $75.0 million at the end of any two consecutive fiscal quarters. The Term Loan Agreement also contains covenants that limit the ability of California Lyon and the Company to, without prior approval from Lenders, among other things: (i) incur liens; (ii) incur additional indebtedness; (iii) transfer or dispose of assets; (iv) merge, consolidate or alter their line of business; (v) guarantee obligations; (vi) engage in affiliated party transactions; (vii) declare or pay dividends or make other distributions or repurchase stock; (viii) make advances, loans or investments; (ix) repurchase debt (including under the indentures governing the Senior Notes); and (x) engage in change-of-control transactions.

The Term Loan Agreement contains customary events of default, including, without limitation, failure to pay when due amounts in respect of the loan or otherwise under the Term Loan Agreement; failure to comply with certain agreements or covenants contained in the Term Loan Agreement for a period of 10 days (or, in some cases, 30 days) after the administrative agent’s notice of such non-compliance; acceleration of more than $10.0 million of certain other indebtedness; and certain insolvency and bankruptcy events.

Under the Term Loan, the Company is required to comply with a number of covenants, the most restrictive of which require the Company to maintain:

•	A tangible net worth, as defined, of at least $75.0 million;

•

A minimum borrowing base such that the indebtedness under the Term Loan does not exceed 60% of the Borrowing Base, with the “Borrowing Base” being calculated as (1) the discounted cash flows of each project securing the loan (collateral value), plus (2) restricted cash and (3) escrow proceeds receivable, as defined;

•

Total secured indebtedness (including the indebtedness under the Term Loan and under all other Construction Notes payable) less than or equal to the Maximum Permitted Secured Indebtedness under the Term Loan Agreement.

•	Excluded Assets Test

As of December 31, 2010, the Company’s Tangible Net Worth was $13.0 million, after recording non-cash impairment charges of $111.9 million during the year ended December 31, 2010. In order to avoid breaching these covenants and obligations, and thereby causing defaults and cross-defaults, the Company completed a series of transactions to provide for financial covenant relief. The Company obtained Waiver No. 1 on April 20, 2011, from the lender of the Term Loan, which waived the Lender’s rights to enforce their remedies for breach of the tangible net worth covenant until July 19, 2011. On July 18, prior to Waiver No. 1 expiring, the Company then obtained a similar waiver by entering the Waiver No. 2, which terminated September 16, 2011. The Company then obtained a similar waiver, the Waiver No. 3 on September 15, 2011. Such waiver was extended pursuant to the Amendment to Waiver No. 3 on October 7, 2011 and finally terminated on October 27, 2011.

Based on the factors discussed above, the Company was in technical default of the term loan as of December 31, 2011, due to (a) expiration of the tangible net worth covenant waiver on October 27, 2011 and (b) a cross default under the senior notes indentures, as described below. However, in connection with the reorganization, the loan was amended as described below.

Amended Term Loan (Successor)

The Amended Term Loan will consist of a loan in the initial aggregate principal amount of $235.0 million. The terms of the Amended Term Loan will amend and restate the terms of the Term Loan Agreement to, among other things: (i) extend the maturity of the Term Loan Agreement to January 31, 2015, (ii) reduce the interest rate to 10 1/4% per annum, and (iii) eliminate or modify certain financial covenants, whereas only the Borrowing Base Covenant, described in the section above, remains, with an adjustment to the Borrowing Base rate that brings it to 67.5% in 2012, 65% in 2013 and 60% through maturity.

The obligations of Reorganized California Lyon under the Amended Term Loan will be guaranteed by Reorganized Parent and such other guarantors. The obligations of (a) California Lyon under the Amended Term Loan and (b) Parent and the other guarantors under the related guarantees will be secured by, among other things, a first priority lien on and security interest in substantially all of the properties and assets of California Lyon, Parent and the other guarantors, other than specified “Excluded Assets”. In conjunction with the renegotiated Amended Term Loan, the Company paid the lender and it’s agents a $2.35 million restructuring fee on February 24, 2012, and the Company has agreed to pay an administrative fee in connection with the Amended Term Loan Agreement, in an amount equal to 0.10% per annum of the principal amount of the Amended Term Loan, payable quarterly in advance until Maturity.

Senior Notes (Predecessor)

On December 31, 2011, the Senior Notes had the following principal amounts outstanding (in thousands):

December 31, 2011
7 5/8% Senior Notes due December 15, 2012	$66,704
10 3/4% Senior Notes due April 1, 2013	138,912
7 1/2% Senior Notes due February 15, 2014	77,867

$283,483

7 5/8% Senior Notes

On November 22, 2004, California Lyon issued $150.0 million principal amount of the 7 5/8% Senior Notes. Of the initial $150.0 million, $66.7 million in aggregate principal amount remained outstanding as of December 31, 2011, due to redemptions as described below.

Interest on the 7 5/8% Senior Notes is payable semi-annually on December 15 and June 15 of each year. Based on the current outstanding principal amount of the 7 5/8% Senior Notes, the Company’s semi-annual interest payments were $2.5 million.

10 3/4% Senior Notes

On March 17, 2003, California Lyon issued $250.0 million of the 10 3/4% Senior Notes at a price of 98.493% to the public, resulting in net proceeds to the Company of approximately $246.2 million. The redemption price reflected a discount to yield 11% under the effective interest method, and the notes have been reflected net of the unamortized discount in the consolidated balance sheet. Of the initial $250.0 million, $138.9 million aggregate principal amount remained outstanding as of December 31, 2011, due to redemptions as described below.

Interest on the 10 3/4% Senior Notes is payable on April 1 and October 1 of each year. Based on the current outstanding principal amount of the 10 3/4% Senior Notes, the Company’s semi-annual interest payments are $7.4 million.

10 3/4% Senior Notes Indenture Interest Payment Default

On October 31, 2011, California Lyon did not make the scheduled interest payment on the 10 3/4% Senior Notes within the 30-day grace period specified in the 10 3/4% Senior Notes Indenture, resulting in an event of default under the 10 3/4% Senior Notes Indenture, and a cross-default under the Term Loan Agreement. In the event that Holders of the 10 3/4% Senior Notes exercised their right to accelerate the 10 3/4% Senior Notes, a cross-default under the other Prepetition Indentures would have resulted. Since the Company was in negotiations with certain holders of the Senior Notes to reorganize and restructure the debt of the Company, the 10 3/4% Senior Notes were not accelerated.

7 1/2% Senior Notes

On February 6, 2004, California Lyon issued $150.0 million principal amount of the 7 1/2% Senior Notes, resulting in net proceeds to the Company of approximately $147.6 million. Of the initial $150.0 million, $77.9 million aggregate principal amount remained outstanding as of December 31, 2011, due to redemptions as described below.

Interest on the 7 1/2% Senior Notes is payable on February 15 and August 15 of each year. Based on the current outstanding principal amount of 7 1/2% Senior Notes, the Company’s semi-annual interest payments are $2.9 million.

General Terms of the Senior Notes

The Senior Notes were senior unsecured obligations of California Lyon and were unconditionally guaranteed on a senior unsecured basis by the Company, and by all of the Company’s existing and certain of its future restricted subsidiaries. The Senior Notes and the guarantees rank senior to all of the Company’s and the guarantors’ debt that is expressly subordinated to the Senior Notes and the guarantees, but are effectively subordinated to all of the Company’s and the guarantors’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness.

Upon a change of control as described in the respective indentures governing the Senior Notes (the “Senior Notes Indentures”), California Lyon would have been required to offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

Under the Senior Notes Indentures, if the Company’s consolidated tangible net worth fell below $75.0 million for any two consecutive fiscal quarters, California Lyon would have been required to make an offer to purchase up to 10% of each class of Senior Notes originally issued at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. Any such offer to purchase must be made within 65 days after the second quarter ended for which the Company’s tangible net worth is less than $75.0 million. However, California Lyon may reduce the principal amount of the notes to be purchased by the aggregate principal amount of all notes previously redeemed.

The Company had determined and calculated that California Lyon’s redemptions of Senior Notes during the period from 2008 to 2010 would reduce California Lyon’s repurchase obligations, as follows: California Lyon would not be obligated to repurchase any of the 7 5/8% Senior Notes, as a result of California Lyon’s previous redemption of $83.3 million in aggregate principal amount of the 7 5/8% Senior Notes; California Lyon would not be obligated to repurchase any of the 10 3/4% Senior Notes, as a result of California Lyon’s previous redemption of $110.7 million in aggregate principal amount of the 10 3/4% Senior Notes; and California Lyon would not be obligated to repurchase any of the 7 1/2% Senior Notes, until March 13, 2013, at which time the Company would be required to offer to purchase $2.9 million of principal outstanding, as a result of California Lyon’s previous redemption of $72.1 million in aggregate principal amount of the 7 1/2% Senior Notes.

California Lyon is 100% owned by the Company. Each subsidiary guarantor is 100% owned by California Lyon or the Company. All guarantees of the Senior Notes are full and unconditional and all guarantees are joint and several. There are no significant restrictions under the Senior Notes Indentures on the ability of the Company or any guarantor to obtain funds from subsidiaries by dividend or loan.

The Senior Notes Indentures contain covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries (other than California Lyon) to pay dividends; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Senior Notes Indentures.

Restructured Senior Notes (Successor)

In conjunction with the Plan, as discussed in Note 2, the Company and certain of its subsidiaries consummated the principal transactions contemplated by the Plan, including the issuance of 44,793,255 shares of new Class A Common Stock, $0.01 par value per share, or Class A Common Stock, and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, in exchange for the outstanding principal due on the outstanding 7 5/8% Senior Notes due 2012, 10 1/4% Senior Notes due 2013 and 7 1/2% Senior Notes due 2014.

12% Senior Subordinated Secured Notes due 2017

The outstanding principal amount of the notes is $75.0 million and mature in February 2017. The Notes are senior subordinated secured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ debt that is expressly subordinated to the Notes and the guarantees, but are subordinated to all of the Company’s and the guarantors’ indebtedness under the Amended Term Loan Agreement, and effectively subordinated to any future secured indebtedness of California Lyon and the guarantors that is secured on a first-lien basis, to the extent of the value of the assets securing that indebtedness.

Cash interest of 8% on the outstanding principal amount of the Notes, or $6 million per year, is due in semi-annual installments in arrears on June 15 and December 15 of each year. The remaining interest of 4% on the outstanding principal amount of the Notes is payable in kind semi-annually in arrears by increasing the principal amount of the Notes. The Notes are redeemable at the option of California Lyon at any time, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest, if any. All guarantees of the Notes are full and unconditional and all guarantees are joint and several. There are no significant restrictions under the indenture governing the Notes, on the ability of the Company or any guarantor to obtain funds from subsidiaries by dividend or loan.

The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries (other than California Lyon) to pay dividends; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. In addition, there is no prepayment penalty associated with the Notes.

GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following audited consolidating financial information includes:

(1) Consolidating balance sheets as of December 31, 2011 and 2010; consolidating statements of operations for the years ended December 31, 2011, 2010 and 2009; and consolidating statements of cash flows for the years ended December 31, 2011, 2010 and 2009, of (a) William Lyon Homes, as the parent, (b) William Lyon Homes, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) William Lyon Homes, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate William Lyon Homes, as the parent, with William Lyon Homes, Inc. and its guarantor and non-guarantor subsidiaries.

William Lyon Homes owns 100% of all of its guarantor subsidiaries and all guarantees are full and unconditional, joint and several. As a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of December 31, 2011.

CONSOLIDATING BALANCE SHEET

(DEBTOR-IN-POSSESSION)

December 31, 2011

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
ASSETS
Cash and cash equivalents	$—	$14,333	$47	$5,681	$—	$20,061
Restricted cash	—	852	—	—	—	852
Receivables	—	9,897	310	3,525	—	13,732
Real estate inventories
Owned	—	278,939	—	119,595	—	398,534
Not owned	—	47,408	—	—	—	47,408
Deferred loan costs	—	8,810	—	—	—	8,810
Other assets	—	6,671	159	724	—	7,554
Investments in subsidiaries	(179,516)	(85,714)	—	—	265,230	—
Intercompany receivables	—	—	203,517	12	(203,529)	—

Total assets	$(179,516)	$281,196	$204,033	$129,537	$61,701	$496,951

LIABILITIES AND (DEFICIT) EQUITY
Liabilities not subject to compromise
Accounts payable	$—	$1,436	$—	$—	$—	$1,436
Accrued expenses	—	2,082	—	—	—	2,082
Liabilities from inventories not owned	—	47,408	—	—	—	47,408
Notes payable	—	3,010	—	70,999	—	74,009
Senior Secured Term Loan	—	206,000	—	—	—	206,000
Intercompany payables	—	71,459	—	132,070	(203,529)	—

	—	331,395	—	203,069	(203,529)	330,935
Liabilities subject to compromise
Accounts payable	—	2,560	38	1,348	—	3,946
Accrued expenses	—	47,051	218	1,188	—	48,457
7 5/8% Senior Notes	—	66,704	—	—	—	66,704
10 3/4% Senior Notes	—	138,912	—	—	—	138,912
7 1/2% Senior Notes	—	77,867	—	—	—	77,867

	—	333,094	256	2,536	—	335,886

Total liabilities	—	664,489	256	205,605	(203,529)	666,821
(Deficit) equity
William Lyon Homes stockholders’ (deficit) equity	(179,516)	(383,293)	203,777	(85,714)	265,230	(179,516)
Noncontrolling interest	—	—	—	9,646	—	9,646

Total liabilities and (deficit) equity	$(179,516)	$281,196	$204,033	$129,537	$61,701	$496,951

CONSOLIDATING BALANCE SHEET

December 31, 2010

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
ASSETS
Cash and cash equivalents	$—	$69,499	$131	$1,656	$—	$71,286
Restricted cash	—	641	—	—	—	641
Receivables	—	15,034	316	3,149	—	18,499
Real estate inventories
Owned	—	478,010	—	10,896	—	488,906
Not owned	—	55,270	—	—	—	55,270
Deferred loan costs	—	12,404	—	—	—	12,404
Other assets	—	1,842	156	—	—	1,998
Investments in subsidiaries	13,814	3,286	—	—	(17,100)	—
Intercompany receivables	—	—	203,480	12	(203,492)	—

Total assets	$13,814	$635,986	$204,083	$15,713	$(220,592)	$649,004

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$—	$6,221	$27	$656	$—	$6,904
Accrued expenses	—	41,435	216	71	—	41,722
Liabilities from inventories not owned	—	55,270	—	—	—	55,270
Notes payable	—	30,541	—	—	—	30,541
Senior Secured Term Loan	—	206,000	—	—	—	206,000
7 5/8% Senior Notes	—	66,704	—	—	—	66,704
10 3/4% Senior Notes	—	138,619	—	—	—	138,619
7 1/2% Senior Notes	—	77,867	—	—	—	77,867
Intercompany payables	—	203,355	—	137	(203,492)	—

Total liabilities	—	826,012	243	864	(203,492)	623,627
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)	13,814	(190,026)	203,840	3,286	(17,100)	13,814
Noncontrolling interest	—	—	—	11,563	—	11,563

Total liabilities and equity (deficit)	$13,814	$635,986	$204,083	$15,713	$(220,592)	$649,004

CONSOLIDATING STATEMENT OF OPERATIONS

(DEBTOR-IN-POSSESSION)

Year Ended December 31, 2011

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$176,992	$19,954	$10,109	$—	$207,055
Construction services	—	19,768	—	—	—	19,768
Management fees	—	468	—	—	(468)	—

	—	197,228	19,954	10,109	(468)	226,823

Operating costs
Cost of sales	—	(162,148)	(18,225)	(8,818)	468	(188,723)
Impairment loss on real estate assets	—	(70,742)	—	(57,572)	—	(128,314)
Construction services	—	(18,164)	—	—	—	(18,164)
Sales and marketing	—	(14,528)	(1,318)	(1,002)	—	(16,848)
General and administrative	—	(22,070)	(340)	(1)	—	(22,411)
Other	—	(2,979)	—	(1,004)	—	(3,983)

	—	(290,631)	(19,883)	(68,397)	468	(378,443)

Equity in income of unconsolidated joint ventures	—	3,605	—	—	—	3,605
(Loss) income from subsidiaries	(193,330)	(59,588)	—	—	252,918	—

Operating (loss) income	(193,330)	(149,386)	71	(58,288)	252,918	(148,015)
Interest expense, net of amounts capitalized	—	(23,639)	—	(890)	—	(24,529)
Other income (expense), net	—	1,018	(131)	(49)	—	838

(Loss) income before reorganization items	(193,330)	(172,007)	(60)	(59,227)	252,918	(171,706)
Reorganization items	—	(21,182)	—	—	—	(21,182)

(Loss) income before provision for income taxes	(193,330)	(193,189)	(60)	(59,227)	252,918	(192,888)
Provision for income taxes	—	(10)	—	—	—	(10)

Net (loss) income	(193,330)	(193,199)	(60)	(59,227)	252,918	(192,898)
Less: Net income from noncontrolling interest	—	—	—	(432)	—	(432)

Net (loss) income attributable to William Lyon Homes	$(193,330)	$(193,199)	$(60)	$(59,659)	$252,918	$(193,330)

CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2010

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$263,864	$16,595	$3,610	$—	$284,069
Construction services	—	10,629	—	—	—	10,629
Management fees	—	165	—	—	(165)	—

	—	274,658	16,595	3,610	(165)	294,698

Operating costs
Cost of sales	—	(228,542)	(16,167)	(1,633)	165	(246,177)
Impairment loss on real estate assets	—	(111,860)	—	—	—	(111,860)
Construction services	—	(7,805)	—	—	—	(7,805)
Sales and marketing	—	(17,953)	(1,208)	(585)	—	(19,746)
General and administrative	—	(24,795)	(313)	(21)	—	(25,129)
Other	—	(2,740)	—	—	—	(2,740)

	—	(393,695)	(17,688)	(2,239)	165	(413,457)

Equity in income of unconsolidated joint ventures	—	916	—	—	—	916

(Loss) income from subsidiaries	(136,786)	(1,053)	12	—	137,827	—

Operating (loss) income	(136,786)	(119,174)	(1,081)	1,371	137,827	(117,843)
Gain on retirement of debt	—	5,572	—	—	—	5,572
Interest expense, net of amounts capitalized	—	(23,653)	—	—	—	(23,653)
Other income (expense), net	—	280	(235)	12	—	57

(Loss) income before benefit from income taxes	(136,786)	(136,975)	(1,316)	1,383	137,827	(135,867)
Benefit from income taxes	—	412	—	—	—	412

Net (loss) income	(136,786)	(136,563)	(1,316)	1,383	137,827	(135,455)
Less: net income from noncontrolling interest	—	—	—	(1,331)	—	(1,331)

Net (loss) income attributable to William Lyon Homes	$(136,786)	$(136,563)	$(1,316)	$52	$137,827	$(136,786)

CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2009

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$229,854	$39,619	$5,621	$—	$275,094
Construction services	—	34,149	—	—	—	34,149
Management fees	—	1,127	—	—	(1,127)	—

	—	265,130	39,619	5,621	(1,127)	309,243

Operating costs
Cost of sales	—	(308,639)	(38,142)	(5,472)	1,127	(351,126)
Impairment loss on real estate assets	—	(45,269)	—	—	—	(45,269)
Construction services	—	(28,486)	—	—	—	(28,486)
Sales and marketing	—	(14,820)	(2,308)	(508)	—	(17,636)
General and administrative	—	(20,733)	(276)	(18)	—	(21,027)
Other	—	(6,496)	(84)	—	—	(6,580)

	—	(424,443)	(40,810)	(5,998)	1,127	(470,124)

Equity in loss of unconsolidated joint ventures	—	(420)	—	—	—	(420)

(Loss) income from subsidiaries	(20,525)	(4,780)	(411)	—	25,716	—

Operating (loss) income	(20,525)	(164,513)	(1,602)	(377)	25,716	(161,301)
Gain on retirement of debt	—	78,144	—	—	—	78,144
Interest expense, net of amounts capitalized	—	(35,902)	—	—	—	(35,902)
Other income (expense), net	—	1,159	(4,990)	29	—	(3,802)

(Loss) income before benefit from income taxes	(20,525)	(121,112)	(6,592)	(348)	25,716	(122,861)
Benefit from income taxes	—	101,908	—	—	—	101,908

Net (loss) income	(20,525)	(19,204)	(6,592)	(348)	25,716	(20,953)
Less: net loss from noncontrolling interest	—	—	—	428	—	428

Net (loss) income attributable to William Lyon Homes	$(20,525)	$(19,204)	$(6,592)	$80	$25,716	$(20,525)

CONSOLIDATING STATEMENT OF CASH FLOWS

(DEBTOR-IN-POSSESSION)

Year Ended December 31, 2011

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net (loss) income	$(193,330)	$(193,199)	$(60)	$(59,227)	$252,918	$(192,898)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	3,827	48	—	—	3,875
Impairment loss on real estate assets	—	70,742	—	57,572	—	128,314
Equity in (income) loss of unconsolidated joint ventures	—	(3,605)	—	—	—	(3,605)
Loss on disposition of fixed asset	—	—	83	—	—	83
Equity in loss of subsidiaries	193,330	59,588	—	—	(252,918)	—
Provision for income taxes	—	10	—	—	—	10
Net changes in operating assets and liabilities:
Restricted cash	—	(211)	—	—	—	(211)
Receivables	—	5,137	6	(376)	—	4,767
Real estate inventories — owned	—	184,422	—	(166,271)	—	18,151
Other assets	—	(4,417)	(3)	(2)	—	(4,422)
Accounts payable	—	(2,225)	11	692	—	(1,522)
Accrued expenses	—	6,688	2	1,117	—	7,807
Reorganization items:
Accrued professional fees	—	1,000	—	—	—	1,000

Net cash provided by (used in) operating activities	—	127,757	87	(166,495)	—	(38,651)

Investing activities
Distributions from unconsolidated joint ventures	—	1,435	—	—	—	1,435
Purchases of property and equipment	—	725	(131)	(722)	—	(128)
Investments in subsidiaries	—	29,412	—	—	(29,412)	—

Net cash provided by (used in) investing activities	—	31,572	(131)	(722)	(29,412)	1,307

Financing activities
Principal payments on notes payable, net	—	(82,531)	—	70,999	—	(11,532)
Noncontrolling interest (distributions) contributions, net	—	—	—	(2,349)	—	(2,349)
Advances to affiliates	—	—	(3)	(29,341)	29,344	—
Intercompany receivables/payables	—	(131,964)	(37)	131,933	68	—

Net cash (used in) provided by financing activities	—	(214,495)	(40)	171,242	29,412	(13,881)

Net (decrease) increase in cash and cash equivalents	—	(55,166)	(84)	4,025	—	(51,225)
Cash and cash equivalents at beginning of period	—	69,499	131	1,656	—	71,286

Cash and cash equivalents at end of period	$—	$14,333	$47	$5,681	$—	$20,061

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2010

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net (loss) income	$(136,786)	$(136,563)	$(1,316)	$1,383	$137,827	$(135,455)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	3,626	92	—	—	3,718
Impairment loss on real estate assets	—	111,860	—	—	—	111,860
Equity in income of unconsolidated joint ventures	—	(916)	—	—	—	(916)
Equity in loss of subsidiaries	136,786	1,053	(12)	—	(137,827)	—
Gain on retirement of debt	—	(5,572)	—	—	—	(5,572)
Loss on sale of fixed asset	—	—	122	—	—	122
Benefit from income taxes	—	(412)	—	—	—	(412)
Net changes in operating assets and liabilities:
Restricted cash	—	3,711	—	—	—	3,711
Receivables	—	(2,435)	4	226	—	(2,205)
Income tax refund receivable	—	107,401	—	—	—	107,401
Real estate inventories-owned	—	(63,655)	—	(2,662)	—	(66,317)
Other assets	—	15,837	61	—	—	15,898
Accounts payable	—	(2,693)	(15)	(1,434)	—	(4,142)
Accrued expenses	—	(3,379)	(181)	(12)	—	(3,572)

Net cash provided by (used in) operating activities	—	27,863	(1,245)	(2,499)	—	24,119

Investing activities
Investments in and advances to unconsolidated joint ventures	—	(194)	—	—	—	(194)
Distributions from unconsolidated joint venture	—	4,183	—	—	—	4,183
Purchases of property and equipment	—	101	(165)	—	—	(64)
Investment in subsidiaries	—	(361)	12	—	349	—

Net cash provided by (used in) investing activities	—	3,729	(153)	—	349	3,925

Financing activities
Proceeds from borrowings on notes payable, net	—	7,087	—	—	—	7,087
Principal payments on notes payable, net	—	(52,797)	—	—	—	(52,797)
Net cash paid for repurchase of Senior Notes	—	(31,268)	—	—	—	(31,268)
Noncontrolling interest (distributions) contributions, net	—	—	—	2,633	—	2,633
Intercompany receivables/payables	—	(362)	1,437	37	(1,112)	—
Advances to affiliates	—	—	(19)	(744)	763	—

Net cash (used in) provided by financing activities	—	(77,340)	1,418	1,926	(349)	(74,345)

Net (decrease) increase in cash and cash equivalents	—	(45,748)	20	(573)	—	(46,301)
Cash and cash equivalents at beginning of year	—	115,247	111	2,229	—	117,587

Cash and cash equivalents at end of year	$—	$69,499	$131	$1,656	$—	$71,286

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2009

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net (loss) income	$(20,525)	$(19,204)	$(6,592)	$(348)	$25,716	$(20,953)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	2,266	947	—	—	3,213
Impairment loss on real estate assets	—	45,269	—	—	—	45,269
Equity in loss of unconsolidated joint ventures	—	420	—	—	—	420
Equity in loss of subsidiaries	20,525	4,780	411	—	(25,716)	—
Gain on retirement of debt	—	(78,144)	—	—	—	(78,144)
Loss on sale of fixed asset	—	—	3,009	—	—	3,009
Benefit from income taxes	—	(101,908)	—	—	—	(101,908)
Net changes in operating assets and liabilities:
Restricted cash	—	727	—	—	—	727
Receivables	—	482	13,483	5,914	—	19,879
Income tax refund receivable	—	41,615	—	—	—	41,615
Real estate inventories-owned	—	121,941	—	8,495	—	130,436
Other assets	—	(8,680)	1,022	—	—	(7,658)
Accounts payable	—	(164)	(252)	(4,869)	—	(5,285)
Accrued expenses	—	(16,811)	(863)	(19)	—	(17,693)

Net cash (used in) provided by operating activities	—	(7,411)	11,165	9,173	—	12,927

Investing activities
Investments in and advances to unconsolidated joint ventures	—	(194)	—	—	—	(194)
Distributions from unconsolidated joint venture	—	840	—	—	—	840
Net proceeds from sale of fixed asset	—	—	2,063	—	—	2,063
Purchases of property and equipment	—	94	(117)	—	—	(23)
Investment in subsidiaries	—	(1,081)	(411)	—	1,492	—

Net cash (used in) provided by investing activities	—	(341)	1,535	—	1,492	2,686

Financing activities
Proceeds from borrowings on notes payable, net	—	102,115	11,352	—	—	113,467
Principal payments on notes payable, net	—	(170,097)	(17,621)	—	—	(187,718)
Net cash paid for repurchase of Senior Notes	—	(76,991)	—	—	—	(76,991)
Proceeds from Senior Secured Term Loan	—	193,904	—	—	—	193,904
Noncontrolling interest (distributions) contributions, net	—	—	—	(7,705)	—	(7,705)
Intercompany receivables/payables	—	14,783	(9,116)	(294)	(5,373)	—
Advances to affiliates	—	—	(102)	(3,779)	3,881	—

Net cash provided by (used in) financing activities	—	63,714	(15,487)	(11,778)	(1,492)	34,957

Net increase (decrease) in cash and cash equivalents	—	55,962	(2,787)	(2,605)	—	50,570
Cash and cash equivalents at beginning of year	—	59,285	2,898	4,834	—	67,017

Cash and cash equivalents at end of year	$—	$115,247	$111	$2,229	$—	$117,587

DIP Credit Agreement

Effective as of December 19, 2011, California Lyon entered into that certain Debtor-In-Possession (DIP) Credit Agreement which provided the Company with a debtor-in-possession facility during the Chapter 11 cases. The DIP loan was for a maximum of $30.0 million, and had a stated interest rate of 10.25%. As of December 31, 2011, there were no outstanding amounts under the DIP agreement. In January 2012, the Company borrowed $5.0 million under the facility, which was repaid in full upon confirmation of the Plan.

Construction Notes Payable

As of December 31, 2011, the Company had three construction notes payable with outstanding principal totaling $71.0 million. The first note matured July 1, 2011 and bears interest at rates based on either LIBOR or prime with an interest rate floor of 6.5%. The outstanding principal balance of the note was $9.0 million as of December 31, 2011. Interest is calculated on the average daily balance and is paid following the end of each month. While the Company was previously required to maintain minimum tangible net worth of $90.0 million under this note, the Company and the lender have amended the note to eliminate the tangible net worth covenant in exchange for a principal payment of $2.0 million, which was made in April 2011. During the second quarter, the Company negotiated with the lender to extend the maturity of the loan to July 2012 in exchange for a principal payment of $2.0 million, which was paid on July 1, 2011. Additionally, the Company made a principal payment of $0.9 Million in September 2011, which decreased the interest rate floor to 6.0%. During the fourth quarter, the Company negotiated with the lender to extend the maturity of the loan to July 2013 and to decrease the interest rate floor to 5.5%.

The second construction note had a remaining balance at December 31, 2011 of $7.0 million, which will mature in May 2015. The loan bears interest payable monthly at a fixed rate of 12.5%, with quarterly principal payments of $500,000. The interest rate decreases to 10.0% when the principal balance is reduced to $7.5 million.

In October 2011, the Company secured an acquisition note payable in conjunction with the acquisition of a parcel of land in Northern California. The acquisition price of the land was $56.0 million, and the loan was for $55.0 million. The note was scheduled to mature in October 2012, and carried an interest rate of 1.5% per month, which was paid monthly on the loan. In May 2012, the Company sold the parcel of land and repaid the note in full.

Seller Financing

At December 31, 2011, the Company had $3.0 million of notes payable outstanding related to a land acquisition for which seller financing was provided, which is included in notes payable in the accompanying consolidated balance sheet. The seller financing note is due at various dates through 2012 and bears interest at 7.0%. Interest is calculated on the principal balance outstanding and is accrued and paid to the seller at the time each residential unit is closed. In addition, the Company makes an annual interest payment on the outstanding principal balance related to any remaining residential units.

Prime Interest Rates

The prime interest rates at December 31, 2011, 2010 and 2009 were 3.25%, 3.25% and 3.25%, respectively. The weighted-average prime interest rates for each of the three years ended December 31, 2011, 2010 and 2009 were 3.25%, 3.25% and 3.25%, respectively.

Note 8—Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820 Fair Value Measurements and Disclosure, the Company is required to disclose the estimated fair value of financial instruments. As of December 31, 2011, the Company used the following assumptions to estimate the fair value of each type of financial instrument for which it is practicable to estimate:

•	Cash and Cash Equivalents—The carrying amount is a reasonable estimate of fair value. The Company’s cash balances primarily consist of short-term liquid investments and demand deposits.

•

Construction Notes Payable—The carrying amount is a reasonable estimate of fair value of the notes payable either because the maturities occur within one year, or were recently negotiated prior to the joint plan of reorganization filed on December 19, 2011 and approximate current rates, or were estimated based on expected future cash flows using the contracted terms of the notes payable, discounted using market forward rates, and the results were not materially different from the carrying amount.

•	Seller Financing—The carrying amount is a reasonable estimate of fair value because the note has a short term maturity. The note was repaid in full in March 2012.

•

Senior Secured Term Loan—The face amount of the term loan as of December 31, 2011 is $206.0 million. However, the renegotiated principal amount of the loan in accordance with the joint plan of reorganization is $235.0 million. Since the joint plan of reorganization was filed on December 19, 2011, the renegotiated amount of the term loan is a reasonable fair value as of December 31, 2011.

•	Senior Notes Payable—The Senior Notes are traded over the counter and their fair values were based upon quotes from industry sources, as of December 31, 2011.

The estimated fair values of financial instruments are as follows (in thousands):

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$20,061	$20,061	$71,286	$71,286
Financial liabilities:
Construction notes payable	$70,999	$70,999	$22,899	$22,899
Seller financing	$3,010	$3,010	$7,642	$7,642
Senior Secured Term Loan due 2014	$206,000	$235,000	$206,000	$230,800
7 5/8% Senior Notes due 2012	$66,704	$20,469	$66,704	$56,785
10 3/4% Senior Notes due 2013	$138,912	$40,614	$138,619	$119,933
7 1/2% Senior Notes due 2014	$77,867	$21,742	$77,867	$56,049

Effective January 1, 2008, the Company implemented the requirements of FASB ASC Topic 820 for the Company’s financial assets and liabilities. FASB ASC Topic 820 establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 requires the Company to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. FASB ASC Topic 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1—quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Non-financial Instruments

The Company adopted FASB ASC Topic 820 in 2008, however, disclosure of certain non-financial portions of the statement were deferred until the 2009 reporting period. These non-financial homebuilding assets are those assets for which the Company recorded valuation adjustments during 2011 on a nonrecurring basis. See Note 6, “Real Estate Inventories” for further discussion of the valuation of real estate inventories.

The following table summarizes the fair-value measurements of its non-financial assets for the year ended December 31, 2011:

	Fair Value Hierarchy	Fair Value at Measurement Date(1)	Impairment Charges for the Year Ended December 31, 2011(1)
	(in thousands)
Land under development and homes completed and under construction(2)	Level 3	$94,751	$34,835
Inventory held for future development(3)	Level 3	$74,146	$93,479

(1)	Amounts represent the aggregate fair values for communities where the Company recognized noncash inventory impairment charges during the year ended December 31, 2011.
(2)	In accordance with FASB ASC 360-10-35, inventory under this caption with a carrying value of $129.6 million was written down to its fair value of $94.8 million, resulting in total impairments of $34.8 million for the year ended December 31, 2011.
(3)	In accordance with FASB ASC 360-10-35, inventory under this caption with a carrying value of $167.6 million was written down to its fair value of $74.1 million, resulting in total impairments of $93.5 million for the year ended December 31, 2011.

The following table summarizes the fair-value measurements of its non-financial assets for the year ended December 31, 2010:

	Fair Value Hierarchy	Fair Value at Measurement Date(1)	Impairment Charges for the Year Ended December 31, 2010(1)
	(in thousands)
Land under development and homes completed and under construction(2)	Level 3	$122,270	$80,197
Inventory held for future development (3)	Level 3	$48,445	$31,663

(1)	Amounts represent the aggregate fair values for communities where the Company recognized noncash inventory impairment charges during the year ended December 31, 2010.
(2)	In accordance with FASB ASC 360-10-35, inventory under this caption with a carrying value of $202.5 million was written down to its fair value of $122.3 million, resulting in total impairments of $80.2 million for the year ended December 31, 2010.
(3)	In accordance with FASB ASC 360-10-35, inventory under this caption with a carrying value of $80.1 million was written down to its fair value of $48.4 million, resulting in total impairments of $31.7 million for the year ended December 31, 2010.

Fair values determined to be Level 3 include the use of internal assumptions, estimates and financial forecasts. Valuations of these items are therefore sensitive to the assumptions used. Fair values represent the Company’s best estimates as of the measurement date, based on conditions existing and information available at the date of issuance of the consolidated financial statements. Subsequent changes in conditions or information available may change assumptions and estimates, as outlined in more detail within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Fair values determined using Level 3 inputs, were primarily based on the estimated future cash flows discounted for inherent risk associated with each asset. These discounted cash flows are impacted by: the risk-free rate of return; expected risk premium based on estimated land development; construction and delivery timelines; market risk from potential future price erosion; cost uncertainty due to development or construction cost increases; and other risks specific to the asset or conditions in the market in which the asset is located at the time the assessment is made.

In addition, for the year ended December 31, 2011, the Company engaged a third-party valuation advisor to assess values of market comparables on land held for future development. These factors are specific to each community and may vary among communities.

Note 9—Stockholders’ Equity

The Company’s equity consisted solely of 1,000 shares of common stock outstanding as of December 31, 2011. On May 18, 2006, General William Lyon purchased all of the outstanding shares of the common stock of the Company not already owned by him for $109.00 net per share in cash.

Upon confirmation of the Plan as described in Note 2, the Company issued the following shares, and cancelled the 1,000 shares outstanding prior to the confirmation:

•	44,793,255 shares of Class A Common Stock

•	31,464,548 shares of Class B Common Stock

•	16,110,366 shares of Class C Common Stock

•	64,831,831 shares of Convertible Preferred Stock

Incentive Compensation Plans

In 2009, the Compensation Committee did not establish a bonus plan at the beginning of the year, due to the state of the economy and the industry. Management believed it was in the best interests of the Company to wait until the end of 2009 to determine bonus awards based on the Company’s operating results and cash position, as well as individual employee performance. The Compensation Committee approved bonuses to employees and named executive officers on a subjective basis based on the recommendations of the CEO and COO.

In 2010, the Compensation Committee established a bonus plan at the recommendation of the CEO and COO to improve the likelihood of employee retention. The plan established a maximum bonus for the CEO and COO equal to the greater of 50% of salary or 3% of pre-tax, pre-bonus income, with a target bonus of 0% of salary. The plan established a maximum bonus for the EVP equal to 300% of salary, with a target bonus of 100% of salary, and for the VP—CFO, a maximum bonus equal to 250% of salary, with a target bonus of 85% of salary, and for the regional and divisional presidents a maximum bonus equal to 300% of salary, with a target bonus of 150% of salary. The intent of this plan was to allow annual adjustment of the target bonus within the parameters established by the plan based on the expected performance of the Company, changes in the homebuilding market and trends in industry compensation.

Also in 2010, the Compensation Committee approved a project completion bonus program, as discussed below, which replaced the Company’s policy of awarding bonuses based on divisional or Company-wide pre-tax, pre-bonus income, and awards bonuses based on the net profit of a project, from inception to the close out of the final unit. The CEO and COO are the only executive officers whose bonus is directly tied to the performance of the Company.

Project Completion Bonus Plan

Effective May 4, 2010, the Company adopted its Project Completion Bonus Plan (the “Plan”). Under the Plan, with respect to any project, subject to the terms of the Plan and subject to the participant remaining in continuous service with the Company throughout the applicable project, a participant will be entitled to receive a bonus (in addition to any other bonus which such participant may receive) equal to the applicable percentage of the net profits (as defined in the Plan) from the applicable project, generally as follows:

PARTICIPANT	APPLICABLE PERCENTAGE	APPLICABLE PROJECTS
Executive Vice President	0.875%	All Projects
Chief Financial Officer	0.5%	All Projects
Senior Vice President of Finance	0.5%	All Projects
Division/Region President	1.25%	Projects in President’s division
Division/Region President	0.25%	Projects in all other divisions
Senior Vice President of Operations	0.75%	Projects in Senior Vice President’s division
Senior Vice President of Operations	0.125%	Projects in all other divisions

The purpose of the Plan is to align the interests of key executives with the interests of the Company’s shareholders. The Company believes this can be accomplished by encouraging key executives of the Company to remain in the service of the Company while working diligently to complete the Company’s projects through the sale, to unrelated parties in the ordinary course of business, of all of the parcels of real property in such projects. Accordingly, under this Plan, each participant who remains in the service of the Company through the completion of certain projects, and who meets the requirements for payment, will receive a bonus measured by the net profits of the projects.

Provided that a participant remains in the continuous service of the Company from the date of the commencement of an applicable project through the date of the completion of the applicable project and thereafter until the date of payment, the participant shall receive a bonus equal to the applicable percentage of the net profits from the project. If the participant is not in continuous service from the commencement of the applicable project through the date of the completion of the applicable project, and until the date on which the bonus with respect to such applicable project is paid, the participant’s entitlement to receive the bonus shall be forfeited.

Note 10—Income Taxes

Income taxes are accounted for under the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which are now codified as FASB ASC Topic 740, Income Taxes. Income taxes are accounted for using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered “more-likely-than-not” to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. In addition, the Company has elected to recognize interest and penalties related to uncertain tax positions in the income tax provision.

Since inception, the Company has operated solely within the United States.

On December 19, 2011, the Parent and certain of its subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the U.S. Bankruptcy Court for the District of Delaware. On February 25, 2012, the group of companies emerged from the Chapter 11 bankruptcy proceedings.

The following summarizes the benefit (provision) for income taxes (in thousands):

	Year Ended December 31,
	2011	2010	2009
Current
Interest on uncertain tax positions	$—	$75	$108
Federal	—	347	101,810
State	(10)	(10)	(10)

	$(10)	$412	$101,908

Income taxes differ from the amounts computed by applying the applicable federal statutory rates due to the following (in thousands):

	Year Ended December 31,
	2011	2010	2009
Benefit for federal income taxes at the statutory rate	$67,662	$48,019	$42,852
Provision for state income taxes, net of federal income tax benefits	(6)	(6)	(6)
Valuation allowance	(66,265)	(47,949)	60,015
Nondeductible items-reorganization costs	(1,379)	—	—
Nondeductible items-other	(22)	—	—
Other	—	348	(953)

	$(10)	$412	$101,908

Temporary differences giving rise to deferred income taxes consist of the following (in thousands):

	December 31,
	2011	2010
Deferred tax assets
Reserves deducted for financial reporting purposes not allowable for tax purpose	$102,216	$52,539
Compensation deductible for tax purposes when paid	970	586
State income tax provisions deductible when paid for federal tax purposes	3	3
Effect of book/tax differences for joint ventures	1,563	2,046
Effect of book/tax differences for capped interest/G&A	891	—
Other	318	320
AMT credit carryover	2,698	2,698
Net operating loss	99,586	76,374
Valuation allowance	(202,322)	(125,773)

	5,923	8,793
Deferred tax liabilities
Effect of book/tax differences for joint ventures	(5,923)	(6,027)
Effect of book/tax differences for capped interest/G&A	—	(2,766)

	(5,923)	(8,793)

	$—	$—

At December 31, 2011, the Company had gross federal and state net operating loss carryforwards totaling approximately $177.3 million and $440.4 million, respectively. Federal net operating loss carryforwards begin to expire in 2028 and state net operating loss carryforwards begin to expire in 2013. In addition, as of December 31, 2010, the Company had unused built-in losses of $7.9 million which expired in 2011.

In connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings, the Company experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code, or the IRC, as of February 25, 2012. Section 382 of the IRC contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss carryforwards and certain built-in losses or deductions recognized during the five-year period after the ownership change. The Company is able to retain a portion of its U.S. federal and state net operating loss and tax credit carryforwards, or the Tax Attributes, in connection with the ownership change. However the IRC, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. In the Company’s situation, the limitation under the IRC will generally be based on the value of the equity (for purposes of the applicable tax rules) on or immediately following the time of emergence. As a result, the Company’s future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds the Company’s annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s ability to utilize Tax Attributes.

In assessing the benefits of the deferred tax assets, management considers whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carry back years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of December 31, 2011, due to uncertainties surrounding the realization of the cumulative federal and state deferred tax assets, the Company has a full valuation allowance against the deferred tax assets. The valuation allowances for the years ending December 31, 2011, 2010 and 2009 were $202.3 million, $125.8 million and $71.2 million, respectively.

On November 6, 2009, an expanded carry back election was signed into law as part of the Worker, Homeownership, and Business Assistance Act of 2009. As a result of this legislation, the Company elected to carry back for five years the taxable losses generated in 2009. As of December 31, 2009, the Company recorded an income tax refund receivable and the related income tax benefit of $101.8 million. The Company received the tax refund during the first quarter of 2010.

As of December 31, 2010, the Company received an additional refund related to the 2009 loss carry back of $347,000 and recorded the related income tax benefit as of December 31, 2010.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which is now codified as FASB ASC Topic 740, Income Taxes. FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered “more-likely-than-not” to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. The Company records interest and penalties related to uncertain tax positions as a component of the provision for income taxes. At January 1, 2008, and for the years ended December 31, 2008 through December 31, 2011, the Company has no unrecognized tax benefits.

In compliance with the Company’s election to recognize interest income (expense) and penalties related to uncertain tax positions in the income tax provision, $75,000 and $108,000 of interest income related to the income tax refund receivable, recorded under the provisions of FASB ASC 740, is included in the benefit from income taxes for the twelve months ended December 31, 2010 and December 31, 2009, respectively.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal income tax examination for calendar tax years ending 2008 through 2011. The Company is subject to various state income tax examinations for calendar tax years ending 2007 through 2011.

Note 11—Related Party Transactions

On December 27, 2007, the Company sold certain land in San Diego County, California for $12.0 million in cash to a limited liability company owned indirectly by Frank T. Suryan, Jr. as Trustee for the Suryan Family Trust. Mr. Suryan is Chairman and Chief Executive Officer of Lyon Capital Ventures, a company wholly owned by Frank T. Suryan, Jr., General William Lyon, Chairman and Chief Executive Officer of the Company, and a trust whose sole beneficiary is William H. Lyon, President and Chief Operating Officer of the Company. The Company received a report from a third-party valuation and financial advisory services firm as to the reasonableness of the sales price in the transaction. Further, the transaction was unanimously approved by all independent members of the Board of Directors. Prior to the sale, the net book value of this land (as reflected on the Company’s financial statements) was approximately $18.7 million resulting in a loss on the transaction of $6.7 million. In October 2008, in a separately negotiated transaction from the sale of the land to the Company owned indirectly by the Suryan Family Trust (the “Owner”), the Company was contracted by and for the Owner to build apartment units for a contract price of $13.5 million, which includes the Company’s contractor fee of $0.5 million. As described in Note 1—Construction Services, the company accounts for this transaction based on the percentage of completion method, and recorded construction services revenue of $12.6 million and construction services costs of $11.6 million during the year ended December 31, 2009.

For the years ended December 31, 2011, 2010 and 2009, the Company incurred reimbursable on-site labor costs of $318,000, $217,000 and $197,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon, of which $24,000 and $38,000 was due to the Company at December 31, 2011 and 2010, respectively. The Company earned fees of $130,000, $24,000 and $36,000, respectively, for tax and accounting services performed for entities controlled by General William Lyon and William H. Lyon during the years ended December 31, 2011, 2010 and 2009.

The Company earned fees of $362,000, $426,000 and $123,000 during the years ended December 31, 2011, 2010 and 2009, respectively, related to a Human Resources and Payroll Services contract between the Company and an entity controlled by General William Lyon and William H. Lyon. Effective April 1, 2011, the Company and this entity amended the Human Resources and Payroll Services contract to provide that the affiliate will now pay to the Company a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which will initially result in a variable monthly fee of approximately $8,000). The amended contract also provides that the Company will be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation being paid to it for the services provided to the affiliate is at a market rate of compensation, and that as a result of the fees that are paid to the Company under this contract, the overall cost to the Company of its Human Resources department will be reduced.

In each of the three years ended December 31, 2011, 2010 and 2009, the Company incurred charges of $0.8 million related to rent on the Company’s corporate office, from a trust of which William H. Lyon is the sole beneficiary.

Effective September 1, 2004, the Company entered into an aircraft consulting and management agreement with an affiliate (the “Affiliate”) of General William Lyon to operate and manage the Company’s aircraft. The terms of the agreement provide that the Affiliate shall consult and render its advice and management services to the Company with respect to all functions necessary to the operation, maintenance and administration of the aircraft. The Company’s business plan for the aircraft includes (i) use by Company executives for traveling on Company business to the Company’s divisional offices and other destinations, (ii) charter service to outside third parties and (iii) charter service to General William Lyon personally. Charter services for outside third parties are contracted for at market rates. As compensation to the Affiliate for its management and consulting services under the agreement, the Company pays the Affiliate a fee equal to (i) the amount equal to 107% of compensation paid by the Affiliate for the pilots supplied pursuant to the agreement, (ii) $50 per operating hour for the aircraft and (iii) $9,000 per month for hangar rent. In addition, all maintenance work, inspections and repairs performed by the Affiliate on the aircraft are charged to the Company at the Affiliate’s published rates for maintenance, inspection and repairs in effect at the time such work is completed. The total expenses incurred by the Company and paid to the Affiliate under the agreement amounted to $0.8 million during the year ended December 31, 2009.

Effective July 1, 2006, General William Lyon entered into a time sharing agreement (“the Agreement”) with the Company pertaining to his personal use of the aircraft. The agreement calls for General William Lyon to reimburse the company for all costs incurred by the Company during his personal flights plus a surcharge on fuel consumption of two times the cost. Pursuant to the Agreement, the Company earned revenue of $53,000 for charter services provided to General William Lyon personally, for the year ended December 31, 2009.

On September 3, 2009, Presley CMR, Inc., a California corporation (“Presley CMR”) and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement (“PSA”) with an affiliate of General William Lyon to sell the aircraft described above. The PSA provides for an aggregate sales price for the Aircraft of $8.3 million (which value was the appraised fair market value of the Aircraft), which consists of: (i) cash in the amount of $2.1 million which was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million, which is included in receivables in the accompanying consolidated balance sheet. The closing of this sale occurred on September 9, 2009. The Company recorded a loss on the sale of the Aircraft totaling $3.0 million, which is included in other loss in the accompanying statement of operations for the year ended December 31, 2009.

Note 12—Commitments and Contingencies

The Company’s commitments and contingent liabilities include the usual obligations incurred by real estate developers in the normal course of business. In the opinion of management, these matters will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company is a defendant in various lawsuits related to its normal business activities. In the opinion of management, disposition of the various lawsuits will have no material effect on the consolidated financial statements of the Company.

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements. As a land owner benefited by these improvements, the Company is responsible for the assessments on its land. When properties are sold, the assessments are either prepaid or the buyers assume the responsibility for the related assessments. Assessment district bonds issued after May 21, 1992 are accounted for under the provisions of FASB ASC Topic 970-470, Real Estate—Debt, and recorded as liabilities in the Company’s consolidated balance sheet, if the amounts are fixed and determinable.

The Company also had outstanding performance and surety bonds of $57.5 million at December 31, 2011 related principally to its obligations for site improvements at various projects. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial position, results of operations or cash flows. The surety bonds are collateralized with certificates of deposit, which are recorded as restricted cash on the accompanying balance sheet.

The Company has provided unsecured environmental indemnities to certain lenders, joint venture partners and land sellers. In each case, the Company has performed due diligence on the potential environmental risks including obtaining an independent environmental review from outside environmental consultants. These indemnities obligate the Company to reimburse the guaranteed parties for damages related to environmental matters. There is no term or damage limitation on these indemnities; however, if an environmental matter arises, the Company could have recourse against other previous owners.

See Note 7, “Notes Payable and Senior Notes” for additional information relating to the Company’s guarantee arrangements.

Note 13—Subsequent Events

As described in Note 2, the Company emerged from bankruptcy on February 24, 2012. The impact of the bankruptcy is outlined in that Note, which addresses, among other things, new equity, restricted debt, accounting policy for the reorganization period and the impact of the bankruptcy on the December 31, 2011 financial statements and the application of Fresh Start Accounting after year end. Additional information related to the Senior Secured Term Loan and the Senior Notes is outlined in Note 7.

The Company follows the guidance in ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Pursuant to ASC Topic 855, the Company’s management has evaluated subsequent events through the date that the consolidated financial statements were available to be issued on January 21, 2013, and noted no subsequent events other than as described below, that would require disclosure in or adjustment to the consolidated financial statements.

Subsequent to year end modifications to other debt instruments and equity were as follows:

Notes Payable and Senior Subordinated Notes

Amended Term Loan (Successor)

At September 30, 2012, the amount outstanding under the Company’s Amended Senior Secured Term Loan was $235 million (the “Amended Term Loan”). See below under the heading “Senior Notes Offering” for further discussion regarding the Company’s November 2012 debt refinancing activities, which include prepayment of all amounts due and outstanding under the Amended Term Loan.

Senior Subordinated Notes

At September 30, 2012, the outstanding principal amount of California Lyon’s 12% Senior Subordinated Secured Notes due 2017 (the “Notes”) was $75.9 million. See below under the heading “Senior Notes Offering” for further discussion regarding the Company’s November 2012 debt refinancing activities, which include a tender offer for, and the ultimate redemption of, any and all outstanding Notes by December 10, 2012.

Construction Notes Payable

At December 31, 2011, the Company had two construction notes payable totaling $16.0 million. One of the notes totaling $9.0 million matured in January 2012, with interest at rates based on either LIBOR or prime with an interest rate floor of 6.5%. However, in conjunction with the Plan, the construction note payable was renegotiated to mature January 2013 with an option to extend for one year to December 2013. Interest on the note is paid monthly at a rate based on LIBOR or prime, with a floor of 5.5%, and the principal is repaid ratably in quarterly installments, beginning March 31, 2012 and continuing through maturity. At September 30, 2012, the outstanding principal balance was $5.6 million.

The other construction note had a remaining balance at December 31, 2011 of $7.0 million, and was not renegotiated in conjunction with the Plan. The note will mature in May 2015. The loan pays interest monthly at a fixed rate of 10.0%, with quarterly principal payments of $500,000. During 2011, the Company paid $2.0 million in principal towards this loan. As part of the Company’s adoption of ASC 852, the loan was valued at $6.3 million as of February 24, 2012, the date of the confirmation of the Plan. At September 30, 2012, the outstanding principal balance was $5.3 million.

See below under the heading “Senior Notes Offering” for further discussion regarding the Company’s November 2012 debt refinancing activities, which include payment in full of the amounts outstanding under these two construction notes.

Land Acquisition Note Payable

In October 2011, the Company secured an acquisition note payable in conjunction with the acquisition of a parcel of land in Northern California. The acquisition price of the land was $56.0 million, and the loan was for $55.0 million. The note was scheduled to mature in October 2012, and carried an interest rate of 1.5% per month, which was paid monthly on the loan. As part of the Company’s adoption of ASC 852, Reorganizations, the loan was valued at $56.3 million as of February 24, 2012, the confirmation date of the plan. In May 2012, the Company sold the parcel of land and repaid the note in full.

Seller Financing

At December 31, 2011, the Company had $3.0 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bore interest at 7% and matured in March 2012. Interest is calculated on the principal balance outstanding and is accrued and paid to the seller at the time each residential unit is closed. In addition, the Company makes an annual interest payment on the outstanding principal balance related to any remaining residential units. In March 2012, the seller note was paid in full.

DIP Credit Agreement

Effective as of December 19, 2011, California Lyon entered into that certain Debtor-In-Possession (DIP) Credit Agreement which provided the Company with a debtor-in-possession facility during the Chapter 11 Cases. The DIP loan was for a maximum of $30.0 million, and had a stated interest rate of 10.25%. As of December 31, 2011, there were no outstanding amounts under the DIP agreement. In January 2012, the Company borrowed $5.0 million under the facility, which was repaid in full upon confirmation of the Plan on February 24, 2012.

Redeemable Convertible Preferred Stock

Preferred Stock

As of September 30, 2012, there were 64,831,831 shares of Convertible Preferred Stock, $0.01 par value per share, or the “Convertible Preferred Stock”, outstanding, which, in connection with the Plan, was issued in exchange for aggregate cash consideration of $50.0 million. In conjunction with the application of fresh start accounting, the value of the Convertible Preferred Stock is $56.4 million. Our Second Amended and Restated Certificate of Incorporation (the “Charter”) authorizes the issuance of up to 80,000,000 shares of preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our board of directors may determine without further action by the holders of common stock. See below under the heading “Paulson Transaction” for a discussion regarding the Company’s issuance of additional Convertible Preferred Stock on October 12, 2012.

Upon the occurrence of the Conversion Date, each share of Convertible Preferred Stock will automatically convert into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Convertible Preferred Original Issue Price (as defined in the Charter) by the then Convertible Preferred Conversion Price (as defined in the Charter). At September 30, 2012, the then applicable Convertible Preferred Conversion Price was equal to the Convertible Preferred Original Issue Price. In connection with any such conversion, the Company will also pay (i) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, any accreting dividends not previously paid), which amounts will be paid in cash out of funds legally available therefore if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Company and its subsidiaries, or, to the extent not so permitted or so available, in shares of Class A Common Stock, based on the fair market value of such common stock at such time, and (ii) in cash, the value of any fractional share of Class A Common Stock otherwise issuable to any such Convertible Preferred Stockholder.

Dividends

Holders of our Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum consisting of (i) cash dividends at the rate of 4% paid quarterly in arrears, and (ii) accreting dividends accruing at the rate of 2% per annum. With the exception of the dividends to be paid out to holders of our Convertible Preferred Stock, the Company does not intend to declare or pay cash dividends in the foreseeable future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. The payment of cash dividends is restricted under the terms of our Amended and Restated Senior Secured Term Loan Agreement and the indenture governing the Notes.

Common Stock

As of September 30, 2012, the Company had 102,368,169 shares of common stock outstanding.

Plan

In conjunction with the Plan as discussed in Notes 2, 3 and 4, the Company issued the following shares of common stock: (i) 44,793,255 shares of Class A Common Stock, $0.01 par value per share, in exchange for old senior notes claims, as described above, (ii) 31,464,548 shares of Class B, $0.01 par value per share, in exchange for aggregate consideration of $25 million, and a warrant to purchase 15,737,294 shares of Class B Common Stock, at $2.07 per share, (iii) 12,966,366 shares of Class C Common Stock, $0.01 par value per share, in exchange for cash consideration of $10.0 million, and (iv) the issuance of an additional 3,144,000 shares of Class C Common Stock pursuant to an agreement with certain selling stockholders to backstop the offering of shares of Class C Common Stock and shares of Convertible Preferred Stock in connection with the Plan.

Land Purchase

On June 28, 2012, the Company consummated the purchase of certain real property (comprising of approximately 165 acres) in San Diego County, California; San Bernardino County, California; Maricopa County, Arizona; and Clark County, Nevada, representing seven separate residential for sale developments, comprising of over 1,000 lots. The aggregate purchase price of the property was $21,500,000. The Company paid $11,000,000 cash, and issued 10,000,000 shares of Class A Common Stock, to investment vehicles managed by affiliates of Colony Capital, LLC as consideration for the property.

Conversion and Other Rights

Upon the occurrence of the Conversion Date, each share of Class C Common Stock will automatically convert into one share of Class A Common Stock, and each share of Class B Common Stock will automatically convert into one share of Class A Common Stock, if a majority of the shares of Class B Common Stock then outstanding vote in favor of such conversion. If, at any time (whether before, on or after the Conversion Date), any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their sibling, spouses and lineal descendants, any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

All of the Company’s outstanding shares of common stock have been validly issued and fully paid and are non-assessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of the Company’s common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of the Company’s securities. In conjunction with the adoption of fresh start accounting, the Company allocated the fair market value of the common stock of $44.1 million as of February 24, 2012.

Warrants

In conjunction with the Plan, the holders of Class B Common Stock also acquired a warrant to purchase 15,737,294 shares of Class B Common Stock at an exercise price of $2.07 per share. The expiration date of the Class B Warrant is February 24, 2017.

Paulson Transaction

On October 12, 2012, the Company entered into a Subscription Agreement (the “Subscription Agreement”) between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc. (“Paulson”), pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock for $14,000,000 in cash, for an aggregate purchase price of $30,000,000. As of January 21, 2013, Paulson currently holds approximately 10.5% of the total voting power of Parent’s outstanding capital stock.

Equity Grants Under the Company’s 2012 Equity Incentive Plan

On October 1, 2012, the Company approved the grant of an aggregate of 3,120,000 restricted shares of Class D common stock of the Company (the “Restricted Stock”), and an aggregate of 4,757,303 options to purchase shares of Class D common stock of the Company, of which 1,115,303 represent “five-year” options and 3,642,000 represent “ten-year” options (collectively, the “Options”) to certain officers of California Lyon. The five-year options are subject to mandatory exercise upon the earlier of an initial public offering of the Company (the “IPO”) or five years, provided, that if the IPO occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be incentive stock options to the maximum extent permitted by law. Each of the restricted stock and option awards vests as follows: 50% of the shares and options vested on October 1, 2012, the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement. Also on October 1, 2012, the Company granted 313,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant. The Restricted Stock and Option grants were subject to the approval by the Company’s stockholders of the Company’s 2012 Equity Incentive Plan, which approval was obtained on October 10, 2012. On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 shares of Restricted Stock and in lieu thereof granted him a cash award with the equivalent value of $59,850 in respect of Mr. Redleaf’s services as a non-employee director.

Other

Land Sale

On May 3, 2012, the Company consummated the sale of a 27-acre parcel in Palo Alto and Mountain View, California, known as the former Mayfield Mall for a sales price of $90.0 million.

Senior Notes Offering

On November 8, 2012, California Lyon issued $325 million principal amount of its 8.5% Senior Notes due 2020 (the “New Notes”). The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon. The issuance of the New Notes will reduce the amount of interest incurred by the Company by approximately $6.4 million annually.

Village Homes Acquisition

The Company acquired various entities which operate under the Village Homes name in the Denver metro area, Fort Collins, and Granby, Colorado markets on December 7, 2012. Village Homes immediately began operating as a division of the Company, as its Colorado segment. The Village Homes brand was established in 1984 and has been a leading developer and builder of move-up homes, selling more than 10,000 homes in the Denver area over the past 25 years. At the time of acquisition, Village Homes had five actively selling communities, and owned and controlled over 700 residential lots. At the time of acquisition Village Homes’ backlog of homes sold, but not yet closed, was approximately $34 million. Its average home selling price for 2012 year-to-date was approximately $380,000.

Note 14—Unaudited Summarized Quarterly Financial Information

Summarized unaudited quarterly financial information for the years ended December 31, 2011, 2010, and 2009 is as follows (in thousands except per common share amounts):

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Sales	$38,800	$63,121	$59,730	$65,172
Cost of sales	(31,885)	(51,121)	(46,635)	(54,849)

Gross (loss) profit	6,915	12,000	13,095	10,323
Other income, costs and expenses, net	(18,092)	(23,085)	(52,795)	(141,249)

(Loss) income before benefit from income taxes	(11,177)	(11,085)	(39,700)	(130,926)
Provision for income taxes	—	(10)	—	—

Consolidated net (loss) income	(11,177)	(11,095)	(39,700)	(130,926)
Less: net loss (income)—non-controlling interest	(48)	(76)	66	(374)

Net (loss) income	$(11,225)	$(11,171)	$(39,634)	$(131,300)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Sales	$43,163	$86,692	$75,253	$89,590
Cost of sales	(31,362)	(72,368)	(62,134)	(80,313)

Gross (loss) profit	11,801	14,324	13,119	9,277
Other income, costs and expenses, net	(20,320)	(18,983)	(21,161)	(123,924)

(Loss) income before benefit from income taxes	(8,519)	(4,659)	(8,042)	(114,647)
Benefit from income taxes	65	—	—	347

Consolidated net (loss) income	(8,454)	(4,659)	(8,042)	(114,300)
Less: net loss (income)—non-controlling interest	(30)	121	29	(1,451)

Net (loss) income	$(8,484)	$(4,538)	$(8,013)	$(115,751)

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Sales	$69,339	$77,407	$67,213	$95,284
Cost of sales	(95,124)	(60,501)	(49,025)	(146,476)

Gross profit	(25,785)	16,906	18,188	(51,192)
Other income, costs and expenses, net	(43,408)	22,770	(29,908)	(30,432)

Loss before benefit from income taxes	(69,193)	39,676	(11,720)	(81,624)
Benefit from income taxes	22	—	56	101,830

Consolidated net loss	(69,171)	39,676	(11,664)	20,206
Less: net loss (income)—non-controlling interest	170	(289)	27	520

Net loss	$(69,001)	$39,387	$(11,637)	$20,726

(Unaudited)

FINANCIAL STATEMENTS

William Lyon Homes

Index to Financial Statements

Contents

Page

Financial Statements (unaudited) as of September 30, 2012 and for the period from January 1, 2012 through February 24, 2012, the period from February 25, 2012 through September 30, 2012, the three months ended September 30, 2012, and for the three and nine months ended September 30, 2011

Condensed Consolidated Balance Sheets	F-55
Condensed Consolidated Statements of Operations	F-56
Condensed Consolidated Statements of Equity (Deficit)	F-57
Condensed Consolidated Statements of Cash Flows	F-58
Notes to Condensed Consolidated Financial Statements	F-59

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	Successor	Predecessor
	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Cash and cash equivalents—Notes 1 and 11	$74,445	$20,061
Restricted cash—Note 1	887	852
Receivables	13,309	13,732
Real estate inventories—Note 7
Owned	369,146	398,534
Not owned	44,908	47,408
Deferred loan costs, net	1,992	8,810
Goodwill—Note 8	14,209	—
Intangibles, net of accumulated amortization of $5,034 as of September 30, 2012—Note 9	4,436	—
Other assets, net	6,225	7,554

Total assets	$529,557	$496,951

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$11,487	$1,436
Accrued expenses	37,224	2,082
Liabilities from inventories not owned—Note 14	44,908	47,408
Notes payable—Note 10	10,961	74,009
Senior Secured Term Loan due January 31, 2015—Note 10	235,000	206,000
Senior Subordinated Secured Notes due February 25, 2017—Note 10	75,916	—

	415,496	330,935

Liabilities subject to compromise
Accounts payable	—	3,946
Accrued expenses	—	48,457
7 5/8% Senior Notes due December 15, 2012—Note 10	—	66,704
10 3/4% Senior Notes due April 1, 2013—Note 10	—	138,912
7 1/2% Senior Notes due February 15, 2014—Note 10	—	77,867

	—	335,886

Commitments and contingencies—Note 14
Redeemable Convertible Preferred Stock—Note 15:
Redeemable convertible preferred stock, par value $0.01 per share; 80,000,000 shares authorized; 64,831,831 shares issued and outstanding at September 30, 2012	57,069	—
Equity (deficit):
William Lyon Homes stockholders’ equity (deficit)—Note 16
Common stock (Predecessor), par value $0.01 per share; 3,000 shares authorized; 1,000 shares outstanding at December 31, 2011	—	—
Common stock, Class A, par value $0.01 per share; 340,000,000 shares authorized; 54,793,255 shares issued and outstanding at September 30, 2012	548	—
Common stock, Class B, par value $0.01 per share; 50,000,000 shares authorized; 31,464,548 shares issued and outstanding at September 30, 2012	315	—
Common stock, Class C, par value $0.01 per share; 120,000,000 shares authorized; 16,110,366 shares issued and outstanding at September 30, 2012	161	—
Common stock, Class D, par value $0.01 per share; 30,000,000 shares authorized; no shares outstanding at September 30, 2012	—	—
Additional paid-in capital	53,591	48,867
Accumulated deficit	(9,409)	(228,383)

Total William Lyon Homes stockholders’ equity (deficit)	45,206	(179,516)
Noncontrolling interest—Note 5	11,786	9,646

Total equity (deficit)	56,992	(169,870)

Total liabilities and equity (deficit)	$529,557	$496,951

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
Operating revenue
Home sales	$76,617	$53,703	$145,977	$16,687	$148,072
Lots, land and other sales	9,325	—	100,125	—	—
Construction services—Note 1	7,045	6,027	16,473	8,883	13,579

	92,987	59,730	262,575	25,570	161,651

Operating costs
Cost of sales—homes	(63,012)	(46,635)	(122,155)	(14,598)	(129,640)
Cost of sales—lots, land and other	(7,783)	(10)	(92,975)	—	(11)
Impairment loss on real estate assets—Note 7	—	(24,896)	—	—	(24,896)
Construction services—Note 1	(6,410)	(5,611)	(15,061)	(8,223)	(12,438)
Sales and marketing	(4,172)	(4,187)	(8,835)	(1,944)	(13,283)
General and administrative	(7,080)	(4,765)	(18,959)	(3,302)	(16,687)
Other	(945)	(865)	(2,402)	(187)	(2,066)

	(89,402)	(86,969)	(260,387)	(28,254)	(199,021)

Equity in (loss) income of unconsolidated joint ventures	—	(71)	—	—	3,605

Operating income (loss)	3,585	(27,310)	2,188	(2,684)	(33,765)
Interest expense, net of amounts capitalized—Note 1	(2,491)	(8,006)	(7,327)	(2,507)	(17,981)
Other income, net—Note 12	95	442	1,471	230	686

Income (loss) before reorganization items and provision for income taxes	1,189	(34,874)	(3,668)	(4,961)	(51,060)
Reorganization items, net—Note 4	(712)	(4,826)	(1,894)	233,458	(10,902)

Income (loss) before provision for income taxes	477	(39,700)	(5,562)	228,497	(61,962)
Provision for income taxes—Note 13	(11)	—	(11)	—	(10)

Net income (loss)	466	(39,700)	(5,573)	228,497	(61,972)
Less: Net (income) loss attributable to noncontrolling interest	(1,218)	66	(2,038)	(114)	(58)

Net (loss) income attributable to William Lyon Homes	(752)	(39,634)	(7,611)	228,383	(62,030)

Preferred stock dividends	(755)	—	(1,798)	—	—

Net (loss) income available to common stockholders	$(1,507)	$(39,634)	$(9,409)	$228,383	$(62,030)

(Loss) income per common share:
Basic	$(0.01)	$(39,634)	$(0.10)	$228,383	$(62,030)
Diluted	$(0.01)	$(39,634)	$(0.10)	$228,383	$(62,030)
Weighted average common shares outstanding:
Basic	102,368,169	1,000	96,706,069	1,000	1,000
Diluted	102,368,169	1,000	96,706,069	1,000	1,000
Weighted average additional common shares outstanding if preferred shares converted to common shares	64,831,831	—	64,831,831	—	—

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands)

(unaudited)

	William Lyon Homes Stockholders				Non- Controlling Interest	Total
	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)
	Shares	Amount
Balance—December 31, 2011 (Predecessor)	1	$—	$48,867	$(228,383)	$9,646	$(169,870)
Net (loss) income	—	—	—	(7,201)	114	(7,087)
Cash distributions to members of consolidated entities, net of distributions	—	—	—	—	(72)	(72)

Balance—February 24, 2012 (Predecessor)	1	—	48,867	(235,584)	9,688	(177,029)
Cancellation of predecessor common stock	(1)
Plan of reorganization and fresh start valuation adjustments	—	—	—	186,717	(1,588)	185,129
Elimination of predecessor accumulated deficit			(48,867)	48,867		—

Balance—February 24, 2012 (Predecessor)	—	—	—	—	8,100	8,100
Issuance of new common stock in connection with emergence from Chapter 11	92,368	924	43,191	—	—	44,115

Balance—February 24, 2012 (Successor)	92,368	924	43,191	—	8,100	52,215
Net (loss) income				(7,611)	2,038	(5,573)
Cash contributions from members of consolidated entities, net of distributions	—	—	—	—	1,648	1,648
Issuance of common stock	10,000	100	10,400	—	—	10,500
Preferred stock dividends	—	—	—	(1,798)	—	(1,798)

Balance—September 30, 2012 (Successor)	102,368	$1,024	$53,591	$(9,409)	$11,786	$56,992

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Successor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
Operating activities
Net (loss) income	$(5,573)	$228,497	$(61,972)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,640	586	216
Impairment loss on real estate assets	—	—	24,896
Equity in income of unconsolidated joint ventures	—	—	(3,605)
Reorganization items:
Cancellation of debt	—	(298,831)	—
Plan implementation and fresh start adjustments	—	49,302	—
Write off of deferred loan costs	—	8,258	—
Gain on extinguishment of debt	(975)	—	—
Net changes in operating assets and liabilities:
Restricted cash	(35)	—	139
Receivables	(1,514)	941	(53)
Real estate inventories—owned	49,817	(7,047)	4,582
Real estate inventories—not owned	1,250	1,250	—
Other assets	616	206	(3,922)
Accounts payable	1,487	4,618	2,808
Accrued expenses	6,526	(3,851)	(2,069)
Liability from real estate inventories not owned	(1,250)	(1,250)	—

Net cash provided by (used in) operating activities	55,989	(17,321)	(38,980)

Investing activities
Distributions from unconsolidated joint ventures	—	—	1,435
Purchases of property and equipment	(53)	—	(80)

Net cash (used in) provided by investing activities	(53)	—	1,355

Financing activities
Principal payments on notes payable	(62,557)	(616)	(10,105)
Proceeds from reorganization	—	30,971	—
Proceeds from issuance of preferred stock	—	50,000	—
Proceeds from debtor in possession financing	—	5,000	—
Principal payment of debtor in possession financing	—	(5,000)	—
Payment of deferred loan costs	—	(2,491)	2,689
Payment of preferred stock dividends	(1,114)	—	—
Noncontrolling interest contributions (distributions), net	1,648	(72)	(1,387)

Net cash (used in) provided by financing activities	(62,023)	77,792	(8,803)

Net (decrease) increase in cash and cash equivalents	(6,087)	60,471	(46,428)
Cash and cash equivalents—beginning of period	80,532	20,061	71,286

Cash and cash equivalents—end of period	$74,445	$80,532	$24,858

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock related to land acquisition	$10,500	$—	$—

Land contributed in lieu of cash for common stock	$—	$4,029	$—

Distributions of real estate from unconsolidated joint ventures	$—	$—	$800

Preferred stock dividends, accrued	$684	$—	$—

Accretion of payable in kind interest on Senior Subordinated Secured Notes	$916	$—	$—

Net change in real estate inventories—not owned and liabilities from inventories not owned	$—	$—	$7,862

Note payable issued in conjunction with land acquisition	$—	$—	$55,000

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Basis of Presentation and Significant Accounting Policies

Operations

William Lyon Homes, a Delaware corporation, and subsidiaries (the “Company”) are primarily engaged in designing, constructing and selling single family detached and attached homes in California, Arizona and Nevada.

Basis of Presentation

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. The consolidated financial statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. We applied the accounting under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852 (“ASC 852”), “Reorganizations,” as of February 24, 2012 (see Note 3). Therefore, our condensed consolidated balance sheet as of September 30, 2012, which is referred to as that of the “Successor”, includes adjustments resulting from the reorganization and application of ASC 852 and is not comparable to our balance sheet as of December 31, 2011, which is referred to as that of the “Predecessor”. References to the “Successor” in the unaudited condensed consolidated financial statements and the notes thereto refer to the Company after giving effect to the reorganization and application of ASC 852. References to the “Predecessor” refer to the Company prior to the reorganization and application of ASC 852.

The interim condensed consolidated financial statements have been prepared in accordance with the Company’s accounting practices. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for presentation in accordance with U.S. generally accepted accounting principles have been included. Operating results for the three months ended September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of September 30, 2012 and December 31, 2011 and revenues and expenses for the three months ended September 30, 2012 and 2011, period from January 1, 2012 through February 24, 2012, and period from February 25, 2012 through September 30, 2012. Accordingly, actual results could differ from those estimates. The significant accounting policies using estimates include real estate inventories and cost of sales, impairment of real estate inventories, warranty reserves, loss contingencies, sales and profit recognition, accounting for variable interest entities, and fresh start accounting. The current economic environment increases the uncertainty inherent in these estimates and assumptions.

The condensed consolidated financial statements include the accounts of the Company and all majority-owned and controlled subsidiaries and joint ventures, and certain joint ventures and other entities which have been determined to be variable interest entities in which the Company is considered the primary beneficiary (see Note 5). Investments in joint ventures which have not been determined to be variable interest entities in which the Company is considered the primary beneficiary are accounted for using the equity method because the Company has a 50% or less voting and economic interest (and thus such joint ventures are not controlled by the Company). The accounting policies of the joint ventures are substantially the same as those of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Real Estate Inventories

Real estate inventories are carried at cost net of impairment losses, if any. Real estate inventories consist primarily of land deposits, lots under development, finished lots, homes under construction, completed homes and model homes projects. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The Company relieves its accumulated real estate inventories through cost of sales for the estimated cost of homes sold. Selling expenses and other marketing costs are expensed in the period incurred. A provision for warranty costs relating to the Company’s limited warranty plans is included in cost of sales and accrued expenses at the time the sale of a home is recorded. The Company generally reserves approximately one to one and one quarter percent of the sales price of its homes against the possibility of future charges relating to its one-year limited warranty and similar potential claims. Factors that affect the Company’s warranty liability include the number of homes under warranty, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. Changes in the Company’s warranty liability for the period from February 25, 2012 through September 30, 2012, January 1, 2012 through February 24, 2012, and the nine months ended September 30, 2011 are as follows (in thousands):

	Successor	Predecessor
	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
Warranty liability, beginning of period	$14,000	$14,314	$16,341
Warranty provision during period	1,649	187	1,753
Warranty payments during period	(1,944)	(845)	(3,407)
Warranty charges related to pre-existing warranties during period	427	199	(79)
Fresh start adjustment	—	145	—

Warranty liability, end of period	$14,132	$14,000	$14,608

Interest incurred under the Term Loan, the Senior Subordinated Notes, and other notes payable, as more fully discussed in Note 10, is capitalized to qualifying real estate projects under development. Any additional interest charges related to real estate projects not under development are expensed in the period incurred. During the three months ended September 30, 2012, the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, the Company incurred interest of $8.7 million, $22.3 million, and $7.1 million, respectively. During the three months ended September 30, 2012, the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, the Company capitalized interest of $6.2 million, $15.0 million, and $4.6 million, respectively. During the three months ended September 30, 2012, the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, the Company recorded $2.5 million, $7.3 million, and $2.5 million, respectively, of interest expense. During the three and nine months ended September 30, 2011, the Company incurred $15.9 million and $45.8 million, capitalized $7.9 million and $27.8 million and recorded $8.0 million and $18.0 million of interest expense, respectively. During the three months ended September 30, 2012, the period from February 25, 2012 through September 30, 2012, and the period from January 1, 2012 through February 24, 2012, cash paid for interest was $6.3 million, $18.1 million, and $8.9 million, respectively. During the three and nine months ended September 30, 2011, cash paid for interest was $10.7 million and $39.5 million, respectively.

Construction Services

The Company accounts for construction management agreements using the Percentage of Completion Method in accordance with FASB ASC Topic 605 Revenue Recognition (“ASC 605”). Under ASC 605, the Company records revenues and expenses as a contracted project progresses, and based on the percentage of costs incurred to date compared to the total estimated costs of the contract.

The Company entered into construction management agreements to build, sell and market homes in certain communities. For such services, the Company will receive fees (generally 3 to 5 percent of the sales price, as defined) and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved.

Cash and Cash Equivalents

Short-term investments with a maturity of three months or less when purchased are considered cash equivalents. The Company’s cash and cash equivalents balance exceeds federally insurable limits as of September 30, 2012. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

Restricted cash consists of deposits made by the Company to a bank account as collateral for the use of letters of credit to guarantee the Company’s financial obligations under certain other contractual arrangements in the normal course of business. Under the terms of the Amended Term Loan disclosed in Note 10, all of the Company’s standby letters of credit are secured by cash and cash equivalents.

Income (loss) per share

The Company computes income (loss) per share in accordance with ASC Topic 260, Earnings per Share, which requires income (loss) per share for each class of stock to be calculated using the two-class method. The two-class method is an allocation of income (loss) between the holders of common stock and a company’s participating security holders.

Basic income (loss) per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock outstanding. For purposes of determining diluted income (loss) per common share, basic income (loss) per common share is further adjusted to include the effect of potential dilutive common shares outstanding.

All potentially dilutive shares related to the warrant to purchase 15,737,294 shares of Class B Common Stock were excluded from the diluted loss per share calculations for the three months ended September 30, 2012 and the period from February 25, 2012 through September 30, 2012 because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share.

Impact of New Accounting Pronouncements

In 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the Boards) on fair value measurement and results in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” Our adoption of these new provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our condensed consolidated financial statements.

Note 2—Emergence from Chapter 11

On December 19, 2011, William Lyon Homes (the “Company”) and certain of its direct and indirect wholly-owned subsidiaries filed voluntary petitions, under chapter 11 of Title 11 of the United States Code, as amended (the “Chapter 11 Petitions”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to seek approval of the Prepackaged Joint Plan of Reorganization (the “Plan”) of the Company and certain of its subsidiaries. The Chapter 11 Petitions were jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019 (the “Chapter 11 Cases”). The sole purpose of the Chapter 11 Cases was to restructure the Company’s debt obligations and strengthen its balance sheet.

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 24, 2012, the Company and its subsidiaries consummated the principal transactions contemplated by the Plan, including:

•

the issuance of 44,793,255 shares of the Company’s new Class A Common Stock, $0.01 par value per share (“Class A Common Stock”) and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017 (“Second Lien Notes”) issued by the Company’s wholly-owned subsidiary, William Lyon Homes, Inc. (“Borrower”) in exchange for the claims held by the holders of the formerly outstanding notes of Borrower;

•

the amendment of the Borrower’s loan agreement with ColFin WLH Funding, LLC and certain other lenders which resulted, among other things, in the increase in the principal amount outstanding under the loan agreement, the reduction in the interest rate payable under the loan agreement, and the elimination of any prepayment penalty under the loan agreement;

•

the issuance, in exchange for aggregate cash consideration of $25 million, of 31,464,548 shares of the Company’s new Class B Common Stock, $0.01 par value per share (“Class B Common Stock”) and warrants to purchase 15,737,294 shares of Class B Common Stock;

•

the issuance of 64,831,831 shares of Parent’s new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, for $50.0 million in cash, and 12,966,366 shares of Parents’s new Class C Common Stock, $0.01 par value per share or Class C Common Stock, for $10.0 million in cash. The aggregate cash consideration of $60 million was apportioned between Common and Preferred in accordance with the Plan; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock to Luxor Capital Group LP as a transaction fee in consideration for providing the backstop commitment of the offering of shares of Class C Common Stock and Convertible Preferred Stock in connection with the Plan.

Note 3—Fresh Start Accounting and Effects of the Plan

As required by U.S. GAAP, effective as of February 24, 2012, we adopted fresh start accounting following the guidance of FASB ASC 852. Fresh start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to February 25, 2012 are not comparable to consolidated financial statements presented on or after February 25, 2012. Fresh start accounting was required upon emergence from Chapter 11 because holders of voting shares immediately before confirmation of the Plan received less than 50% of the emerging entity and the reorganization value of our assets immediately before confirmation of our Plan was less than our post-petition liabilities and allowed claims. Fresh start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of our common stock may differ materially from the equity valuation for accounting purposes under ASC 852. In addition, the cancellation of debt income and the allocation of the attribute reduction for tax purposes is an estimate and will not be finalized until the 2012 tax return is filed. Any change resulting from this estimate could impact deferred taxes.

Under ASC 852, the Successor Company must determine a value to be assigned to the equity of the emerging company as of the date of adoption of fresh-start accounting, which was February 24, 2012 for the Company, the date the Debtors emerged from Chapter 11. To facilitate the adoption of fresh start accounting, the Company engaged a third-party valuation firm to assist with assessing enterprise value, and the allocation of value to the assets and liabilities of the Company. To calculate enterprise value, the Company used a discounted cash flow analysis, considering a weighted average cost of capital of 16.5%, and utilized a Gordon Growth model with a 3.0% growth rate to calculate terminal value. The analysis resulted in an enterprise value of $485.0 million, which was used as the enterprise value for fresh start accounting. The Company’s total debt was valued at $384.5 million, which consists of the following:

•

$6.3 million related to a construction note payable with an outstanding principal amount of $6.5 million, which reflects an adjustment of $(0.2) million. The Company discounted the contractual interest and principal payments using a risk adjusted rate of 12.5%.

•

$56.3 million related to a construction note payable with an outstanding principal amount of $55.0 million, which reflects an adjustment of $1.3 million. The Company discounted the contractual interest and principal payments using a risk adjusted rate of 12.5%.

•

$2.9 million related to a seller note arrangement that matured on March 1, 2012, 6 days after the plan of reorganization was approved. The payment was made in full, therefore the value of the note was the amount paid.

•

The remaining debt that was renegotiated as part of the Company’s plan of reorganization, consists of a construction note payable of $9.0 million, the $235.0 million Senior Secured Term Loan and the $75.0 million Senior Subordinated Secured Notes due 2017. In accordance with ASC 820, Fair Value Measurements and Disclosures, fair value is defined as, “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. As these debt amounts were negotiated as part of the reorganization by market participants, their carrying value at that date is representative of fair value.

The enterprise value of the Company was $485.0 million, which includes $384.5 million fair value of debt, as described above, and $100.5 million of equity value. The value of each type of equity security was determined using an option pricing model used in accordance with ASC 718, Valuation of Stock Compensation, and treating the redeemable convertible preferred stock, the common stock and the common stock warrants as separate securities. Based on the rights and preferences of each security, the Company valued each security based on a series of 5 events:

(i)	liquidation preference of the redeemable convertible preferred stock,

(ii)	timing of participation of Class A and B shares of common stock,

(iii)	timing of participation of Class C shares of common stock,

(iv)	conversion of preferred shares into common shares, and

(v)	exercise of warrants

The Company used an option pricing model and the relative rights of the securities to allocate the $100.5 million among the redeemable convertible preferred stock, the common stock and the warrants. Each security was valued based on the relative rights and preferences and a 3 year term to liquidity event, volatility of 59% based on public company comparables, a risk free rate of .43% based on a 3 year treasury rate. In addition, the redeemable convertible preferred stock has a dividend yield of 6% and the common stock and warrants have a discount for lack of marketability of 38%. Based on these inputs and the assumptions, the redeemable convertible preferred stock was valued at $56.4 million, the common stock was valued at $43.1 million and the warrants are valued at $1.0 million.

The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the disclosure statement to the Plan. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include the assumptions regarding the number of homes sold and homes closed, average sales prices, operating expenses, the amount and timing of construction costs and the discount rate utilized.

Fresh-start accounting reflects the value of the Successor as determined in the confirmed Plan. Under fresh-start accounting, asset values are remeasured and allocated based on their respective fair values in conformity with the purchase method of accounting for business combinations in FASB ASC Topic 805, “Business Combinations” (“FASB ASC 805”). Liabilities existing as of February 24, 2012, the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable accounting standards. Predecessor accumulated depreciation, accumulated amortization and retained deficit were eliminated.

In conjunction with the adoption of fresh start accounting, certain intangible assets including, the value of the Company’s homes in backlog, construction services contracts and management fee contracts related to the joint venture projects were recorded at their estimated fair values as of February 24, 2012 in the amount of $9.5 million. The Company’s backlog was valued using the With/Without Method of the Income Approach to estimate the fair value of the backlog. This asset is amortized on a straight line basis, as homes that were in backlog as of February 24, 2012, are closed or the contract is cancelled.

The construction services contracts and management fees on the joint ventures were valued using the Multi-period Excess Earnings method of the Income Approach to estimate the fair value. Since these assets are valued based on expected cash flows related to home closings, the asset is amortized on a straight line basis, as homes under the contracts close.

The following fresh start condensed consolidated balance sheet presents the implementation of the Plan and the adoption of fresh start accounting as of the Effective Date. Reorganization adjustments have been recorded within the condensed consolidated balance sheet to reflect the effects of the Plan, including discharge of liabilities subject to compromise and the adoption of fresh start accounting in accordance with FASB ASC 852.

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

(unaudited)

	February 24, 2012
	Predecessor	Plan of Reorganization Adjustments		Fresh Start Accounting Adjustments		Successor
ASSETS
Cash and cash equivalents	$12,787	$67,746	(a)	$—		$80,533
Restricted cash	852	—		—		852
Receivables	12,790	—		(996	)(m)	11,794
Real estate inventories
Owned	405,632	4,029	(b)	(1,198	)(n)	408,463
Not owned	46,158	—		—		46,158
Property & equipment, net	962	—		(421	)(o)	541
Deferred loan costs	8,258	(5,767	)(c)	—		2,491
Goodwill	—	—		14,209	(p)	14,209
Intangibles	—	—		9,470	(q)	9,470
Other assets	6,307	47	(d)	—		6,354

Total assets	$493,746	$66,055		$21,064		$580,865

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$10,000	$—		$—		$10,000
Accrued expenses	31,391	—		221	(r)	31,612
Liabilities from inventories not owned	46,158	—		—		46,158
Notes payable	78,394	(5,000	)(f)	1,100	(s)	74,494
Senior Secured Term Loan due January 31, 2015	206,000	29,000	(g)	—		235,000
Senior Subordinated Secured Notes due February 25, 2017	—	75,000	(h)	—		75,000

	371,943	99,000		1,321		472,264

Liabilities subject to compromise
Accrued expenses	15,297	(15,297	)(e)	—		—
7 5/8% Senior Notes due December 15, 2012	66,704	(66,704	)(e)	—		—
10 3/4% Senior Notes due April 1, 2013	138,964	(138,964	)(e)	—		—
7 1/2% Senior Notes due February 15, 2014	77,867	(77,867	)(e)	—		—

	$298,832	$(298,832)		$—		$—

Commitments and contingencies
Redeemable convertible preferred stock	—	56,386	(i)	—		56,386
Equity (deficit):
William Lyon Homes stockholders’ equity (deficit)
Common stock, Class A	—	448	(j)	—		448
Common stock, Class B	—	315	(j)	—		315
Common stock, Class C	—	161	(j)	—		161
Common stock, Class D	—	—		—		—
Additional paid-in capital	48,867	(21,177	)(k)	15,501	(t)	43,191
Accumulated deficit	(235,584)	229,754	(l)	5,830	(u)	—

Total William Lyon Homes stockholder’s equity (deficit)	(186,717)	209,501		21,331		44,115
Noncontrolling interest	9,688	—		(1,588	)(v)	8,100

Total equity (deficit)	(177,029)	209,501		19,743		52,215

Total liabilities and equity (deficit)	$493,746	$66,055		$21,064		$580,865

Notes to Plan of Reorganization and Fresh Start Accounting Adjustments:

a	Reflects net cash received of $81.0 million from the issuance of new equity, reduced by the repayment of DIP financing of $5.2 million, payment of financing fees of $2.6 million and other reorganization related costs of $5.4 million.
b	Reflects contribution of land option deposit in lieu of cash for Class B Common Stock.
c	Reflects the write-off of the remaining deferred loan costs of the Old Notes net of capitalization of deferred loan costs related to the Amended Term Loan.
d	Reflects prepaid property taxes to obtain title insurance for the second lien notes. Deferred tax assets are not reflected on the balance sheet as they have been fully reserved.
e	Reflects the extinguishment of liabilities subject to compromise (“LSTC”) at emergence. LSTC was comprised of $283.5 million of Old Notes and $15.3 million of related accrued interest. The holders of the Old Notes received Class A common stock of the Successor entity.
f	Reflects repayment of amounts outstanding under the DIP Credit Agreement pursuant to the Plan.
g	Reflects the additional principal added to the Amended Term Loan, in accordance with the Plan.
h	Reflects the issuance of Senior Subordinated Secured Notes of $75.0 million, in accordance with the Plan.
i	Reflects the fair value of the Convertible Preferred Stock issued pursuant to the Plan. The fair value of the total residual equity interest of $100.5 million was determined based on the enterprise value of $485.0 million determined as of the date of the plan, less the $384.5 million fair value of Long-Term debt. Cash received for the convertible preferred was $50.0 million, however as discussed previously, the Company valued the redeemable convertible preferred stock at $56.4 million.
j	Reflects the issuance of 92.4 million total shares in new common stock at $0.01 par value and the extinguishment of 1,000 shares ($0.01 par) of Old Common Stock, in accordance with the plan (see Note 2 for allocation of shares).
k	Reflects the elimination of $48.9 million of additional paid-in capital (“APIC”) relating to Old Common Stock, offset by $27.7 million of net cash received from the issuance of the Class B and Class C shares of common stock.
l	Reflects the elimination of $235.6 million of accumulated deficit of the Predecessor company in addition to the net impact of Plan adjustments to assets, liabilities and stockholder’s equity.
m	Reflects adjustment of $1.0 million to notes receivable with a book value of $6.2 million to fair value of $5.2 million using the discounted cash flow approach. The Company discounted the future interest to be received at a discount rate of 10%, which is above the stated rate of the note.
n	Reflects adjustment of $1.2 million to real estate inventory using the discounted cash flow approach. The Company used project forecasts and an unleveled discount rate of 20% to arrive at fair value. Certain projects that are held for future development were valued on an “As-Is” Basis using market comparables.
o	Reflects adjustment of $0.4 million to property and equipment with a book value of $1.0 million to fair value of $ $0.6 million, based on the estimated sales value of the assets determined on an “As Is” Basis using market comparables.
p	Goodwill represents the excess of enterprise value upon emergence over fair value of net tangible and identifiable intangible assets acquired.
q	Reflects identifiable intangible assets comprised of $4.6 million relating to construction management contracts, $4.0 million relating to homes in backlog, and $0.8 million relating to joint venture management fees. The value of the construction management contracts and the joint venture management fees was estimated using the discounted cash flows of each related project at a discount rate ranging from 17% to 19%. The value of the backlog contracts was determined using the With/Without method of the income approach and the expected closing date of the home in backlog and the contracted sales price of the home.
r	Reflects adjustments to warranty and construction defect litigation liabilities which were valued based on the estimated costs of warranty spending on homes previously closed plus an estimated margin of 9.4%, plus a reasonable margin required to transfer the liability or to fulfill the obligation.
s

Reflects adjustment of one note payable of $(0.2) million, with a book value of $6.5 million to a fair value of $6.3 million. The Company used a discounted cash flow on contracted interest and principal to be received and a risk adjusted discount rate of 12.5%. Also reflects adjustment of one note payable of $1.3 million, with a book value of $55.0 million to a fair value of $56.3 million. The Company used a discounted cash flow on contracted interest and principal to be received and a risk adjusted discount rate of 12.5%.
t	Reflects the adjustment to a combined common stock and warrants value of $44.1 million for the calculation of fair value under the provisions of fresh start accounting, based on the remaining residual equity interest of $100.5 million, as discussed in note (i) above, less the allocation to convertible preferred of $56.4 million, as also discussed in note (i).
u	Reflects the elimination of a balance in accumulated deficit of $5.8 million to reduce any accumulated deficit or retained earnings in conjunction with fresh start accounting, which requires the successor entity to begin with a zero balance in retained earnings.
v	Reflects adjustment of $1.6 million to minority interest in a consolidated entity with a book value of $9.7 million to fair value of $8.1 million. The Company used a discounted cash flow approach to the project and the estimated cash to be distributed to the minority member of the entity, using a discount rate of 17.8%.

Reconciliation of enterprise value to the reorganized value of the Company’s assets and determination of goodwill (in thousands):

Total enterprise value	$485,000
Add: liabilities (excluding debt and equity)	87,765
Add: noncontrolling interest	8,100

Reorganization value of assets	580,865
Fair value of assets (excluding goodwill)	566,656

Reorganization value in excess of fair value (goodwill)	$14,209

Note 4—Reorganization Items

In accordance with authoritative accounting guidance issued by the FASB, separate disclosure is required for reorganization items, such as certain expenses, provisions for losses and other charges directly associated with or resulting from the reorganization and restructuring of the business, which have been realized or incurred during the Chapter 11 Cases. Reorganization items were comprised of the following (in thousands):

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
Cancellation of debt	$—	$—	$—	$298,831	$—
Plan implementation and fresh start valuation adjustments	—	—	—	(49,302)	—
Professional fees	(712)	(4,826)	(1,894)	(7,813)	(10,902)
Write-off of Old Notes deferred loan costs	—	—	—	(8,258)	—

Total reorganization items, net	$(712)	$(4,826)	$(1,894)	$233,458	$(10,902)

Note 5—Variable Interest Entities and Noncontrolling Interests

The FASB issued guidance now codified as ASC 810, Consolidation, which addresses the consolidation of variable interest entities (“VIEs”). Under this guidance, arrangements that are not controlled through voting or similar rights are accounted for as VIEs. An enterprise is required to consolidate a VIE if it is the primary beneficiary of the VIE. The primary beneficiary is an enterprise that has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE.

A VIE is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity through voting or similar rights, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur.

Based on the provisions of this guidance, the Company has concluded that under certain circumstances when the Company (i) enters into option agreements for the purchase of land or lots from an entity and pays a non-refundable deposit, (ii) enters into land banking arrangements or (iii) enters into arrangements with a financial partner for the formation of joint ventures which engage in homebuilding and land development activities, a VIE may be created under condition (ii) (b) or (c) of the previous paragraph. The Company may be deemed to have provided subordinated financial support, which refers to variable interests that will absorb some or all of an entity’s expected losses if they occur. For each VIE created, in order to determine if the Company is the primary beneficiary, the Company considers various factors including, but not limited to, voting rights, risks, involvement in the operations of the VIE, ability to make major decisions, contractual obligations including distributions of income and loss, and computations of expected losses and residual returns based on the probability of future cash flow. If the Company has been determined to be the primary beneficiary of the VIE, the assets, liabilities and operations of the VIE are consolidated with the Company’s financial statements.

Joint Ventures

Certain joint ventures have been determined to be VIEs under ASC 810 in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of these VIEs have been consolidated with the Company’s financial statements.

The joint ventures which have been determined to be VIEs are each engaged in homebuilding and land development activities. Certain of these joint ventures have not obtained construction financing from outside lenders, but are financing their activities through equity contributions from each of the joint venture partners. The Company has no rights, nor does the Company have any obligation with respect to the liabilities of the VIEs, and none of the Company’s assets serve as collateral for the creditors of these VIEs. The assets of the joint ventures are the sole collateral for the liabilities of the joint ventures and as such, the creditors and equity investors of these joint ventures have no recourse to assets of the Company held outside of these joint ventures. Creditors of these VIEs have no recourse against the general credit of the Company. The liabilities of each VIE are restricted to the assets of each VIE. Additionally, the creditors of the Company have no access to the assets of the VIEs. Income allocations and cash distributions to the Company are based on predetermined formulas between the Company and their joint venture partners as specified in the applicable partnership or operating agreements. The Company generally receives, after partners’ priority returns and return of partners’ capital, approximately 50% of the profits and cash flows from the joint ventures.

At the time the Company assesses the VIE to determine if it is the primary beneficiary, the Company considers various factors that we believe indicate the Company has the power to direct the activities of the project and absorb a majority of the VIEs expected losses and/or receive a majority of expected returns. Some of these factors include voting rights, risks, involvement in the operations of the VIE, ability to make major decisions, contractual obligations including distributions of income and loss, and computations of expected losses and residual returns based on the probability of future cash flows in order to determine if the Company is the primary beneficiary. These factors indicate the Company is the primary beneficiary when; (i) the Company has significant involvement in the operations of the VIE such that it manages the day to day activities and makes major operational decisions and therefore has the power to direct the activities of the project, and (ii) the Company assumes the majority of the economic risks of the operations and is contractually obligated to absorb expected losses of the VIE or receive expected returns. As of September 30, 2012, the Company had two joint ventures which were deemed to be VIEs. The Company manages the joint ventures, by using its sales, development and operations teams and has significant control over the projects, in addition to being obligated to absorb losses, and therefore the Company is deemed to be the primary beneficiary.

During the nine months ended September 30, 2012, the Company formed a joint venture, Lyon Branches, LLC, for the purpose of land development and homebuilding activities. The Company, as the Managing Member, has the power to direct the activities of the VIE since it manages the daily operations and has exposure to the risks and rewards of the VIE, as based on the division of income and loss per the joint venture agreement. Therefore, the Company is the primary beneficiary of the joint venture, and the VIE was consolidated as of September 30, 2012.

As of September 30, 2012, the assets of consolidated VIEs totaled $22.9 million, of which $2.0 million was cash and $17.1 was real estate inventories. The liabilities of the VIEs totaled $1.2 million, primarily comprised of accounts payable and accrued liabilities. The Company recorded a $1.6 million valuation adjustment to the noncontrolling interest account on one VIE in accordance with the adoption of ASC 852.

As of December 31, 2011, the assets of consolidated VIEs totaled $14.0 million, of which $2.1 million was cash and $8.7 was real estate inventories. The liabilities of the VIEs totaled $1.3 million, primarily comprised of accounts payable and accrued liabilities.

Note 6—Segment Information

The Company operates one principal homebuilding business. In accordance with FASB ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that each of its operating divisions is an operating segment.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer and chief operating officer have been identified as the chief operating decision makers. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

The Company’s homebuilding operations design, construct and sell a wide range of homes designed to meet the specific needs in each of its markets. In accordance with the aggregation criteria defined by ASC 280, the Company’s homebuilding operating segments have been grouped into four reportable segments: Southern California, consisting of an operating division with operations in Orange, Los Angeles, San Bernardino and San Diego counties; Northern California, consisting of an operating division with operations in Contra Costa, Sacramento, San Joaquin, Santa Clara, Solano and Placer counties; Arizona, consisting of operations in the Phoenix, Arizona metropolitan area; and Nevada, consisting of operations in the Las Vegas, Nevada metropolitan area.

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, risk management and litigation and human resources.

Segment financial information relating to the Company’s homebuilding operations was as follows:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
			(in thousands)
Homebuilding revenue:
Southern California	$31,287	$28,554	$56,000	$5,640	$78,840
Northern California	21,146	15,873	33,861	4,250	40,777
Arizona	10,632	3,472	32,109	4,316	11,307
Nevada	13,552	5,804	24,007	2,481	17,148

Total homebuilding revenue	$76,617	$53,703	$145,977	$16,687	$148,072

	Successor	Predecessor
	September 30, 2012	December 31, 2011
	(in thousands)
Homebuilding assets:
Southern California	$188,787	$182,781
Northern California	31,714	105,298
Arizona	161,423	129,920
Nevada	45,870	42,183
Corporate(1)	101,763	36,769

Total homebuilding assets	$529,557	$496,951

(1)	Comprised primarily of cash and cash equivalents, restricted cash, receivables, deferred loan costs, unallocated goodwill and other assets.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Period from February 25 through September 30, 2012	Period from January 1 through February 24, 2012	Nine Months Ended September 30, 2011
			(in thousands)
(Loss) income before provision for income taxes:
Southern California	$889	$(2,903)	$(1,840)	$(19,131)	$(5,031)
Northern California	4,577	(1,426)	12,169	6,195	(3,248)
Arizona	353	(4,098)	64	9,928	(5,157)
Nevada	1	(24,091)	(1,637)	(1,738)	(28,979)
Corporate	(5,343)	(7,182)	(14,318)	233,243	(19,547)

(Loss) income before provision for income taxes	$477	$(39,700)	$(5,562)	$228,497	$(61,962)

Note 7—Real Estate Inventories

Real estate inventories consist of the following (in thousands):

	Successor	Predecessor
	September 30, 2012	December 31, 2011
Inventories owned:
Land deposits	$34,957	$26,939
Land and land under development	275,949	267,348
Homes completed and under construction	49,522	90,824
Model homes	8,718	13,423

Total	$369,146	$398,534

Inventories not owned:(1)
Other land options contracts—land banking arrangement	$44,908	$47,408

(1)	Represents the consolidation of a land banking arrangement which does not obligate the Company to purchase the lots, however, based on certain factors, the Company has determined it is economically compelled to purchase the lots in the land banking arrangement and has been consolidated. Amounts are net of deposits.

The Company accounts for its real estate inventories (including land, construction in progress, completed inventory, including models, and inventories not owned) under FASB ASC 360 Property, Plant, & Equipment (“ASC 360”).

ASC 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures which reduce the average sales prices of homes including an increase in sales incentives offered to buyers, slowing sales absorption rates, decreases in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers, the terms of the land option contracts in question, the availability and best use of capital, and other factors. The Company records abandoned land deposits and related pre-acquisition costs in cost of sales-lots, land and other sales in the consolidated statements of operations in the period that it is abandoned.

As of February 24, 2012, the Company made fair value adjustments to inventory in accordance with fresh start accounting. During the period from February 25, 2012 through September 30, 2012, the Company did not record any impairments.

During the nine months ended September 30, 2011, the Company recorded impairment loss on real estate assets of $24.9 million. The impairment loss related to land under development and homes completed and under construction recorded during the nine months ended September 30, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22%.

The impairment loss related to land held for future development or sold during the nine months ended September 30, 2011, resulted from the reduced value of the land in the project. The Company values land held for future development using, (i) projected cash flows with the strategy of selling the land, on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. In addition, the Company may use appraisals to best determine the as-is value. The Company continues to evaluate land values to determine whether to hold for development or to sell at current prices, which may lead to additional impairment on real estate assets.

Note 8—Goodwill

Goodwill represents the excess of our enterprise value upon emergence over the fair value of our net tangible and identifiable intangible assets. The Company recorded goodwill of $14.2 million as of February 24, 2012 in connection with fresh start accounting (refer to Notes 2, 3, and 4 for further details relating to fresh start accounting and valuation of goodwill). In accordance with the provisions of ASC 350, Intangibles, Goodwill and Other, goodwill amounts are not amortized, but rather are analyzed for impairment at the reporting segment level. Goodwill is analyzed on an annual basis, or when indicators of impairment exist. We have determined that we have four reporting segments, as discussed in Note 6, and we will perform an annual goodwill impairment analysis during the fourth quarter of each fiscal year, with the first annual testing to be carried out in the fourth quarter of fiscal year 2012.

Note 9—Intangibles

The carrying value and accumulated amortization of intangible assets at September 30, 2012, by major intangible asset category, is as follows (in thousands):

	Successor
	September 30, 2012
	Carrying Value	Accumulated Amortization	Net Carrying Amount
Construction management contracts	$4,640	$(800)	$3,840
Homes in backlog	4,030	(3,941)	89
Joint venture management fees	800	(293)	507

Total	$9,470	$(5,034)	$4,436

Amortization expense related to intangible assets for the period from February 25, 2012 through September 30, 2012 was $5.0 million. There was no amortization expense related to intangible assets for the period from January 1, 2012 through February 24, 2012 or prior, since the intangible assets were recorded in conjunction with ASC 852. Amortization expense is included in general and administrative expense in the accompanying condensed consolidated statements of operations.

Estimated future amortization expense related to intangible assets is as follows (in thousands):

Total Amortization
2012 (from October 1 to December 31)	$629
2013	912
2014	1,244
2015	1,651
2016	—

Total	$4,436

Note 10—Senior Subordinated Secured Notes and Secured Indebtedness

Notes payable consist of the following (in thousands):

	September 30, 2012	December 31, 2011
Notes payable:
Notes payable	$10,961	$74,009

Senior Notes:
Senior Secured Term Loan due January 31, 2015	235,000	206,000
Senior Subordinated Secured Notes due February 15, 2017	75,916	—
7 5/8% Senior Notes due December 15, 2012	—	66,704
10 3/4% Senior Notes due April 1, 2013	—	138,912
7 1/2% Senior Notes due February 15, 2014	—	77,867

Total Senior Notes	310,916	489,483

Total notes payable and Senior Notes	$321,877	$563,492

Amended Senior Secured Term Loan

As of September 30, 2012, California Lyon was a party to that certain Amended and Restated Senior Secured Term Loan Agreement (the “Amended Term Loan Agreement”), dated February 25, 2012, with ColFin WLH Funding, LLC, as administrative agent and as a lender, and the other lenders party thereto. The Senior Secured Term Loan was renegotiated into the terms below in conjunction with the Plan of Reorganization as discussed in Notes 2, 3, and 4. See Note 17, Subsequent Events, for further discussion regarding the Company’s November 2012 debt refinancing activities, which include prepayment of all amounts due and outstanding under the Amended Term Loan Agreement.

The Amended Term Loan Agreement provided for a first lien secured term loan of $235.0 million, secured by substantially all of the assets of California Lyon, Parent (excluding stock in California Lyon) and certain wholly-owned subsidiaries of Parent. The Amended Term Loan was guaranteed by Parent and certain wholly-owned subsidiaries of Parent.

The Amended Term Loan bore interest at a rate of 10.25% per annum. Based on the outstanding balance of the Amended Term Loan on September 30, 2012, interest payments were $ 24.1 million annually. The Amended Term Loan was scheduled to mature on January 31, 2015. In addition, there was no pre-payment penalty associated with the Amended Term Loan.

The Amended Term Loan Agreement restricted the ability of California Lyon to permit the indebtedness outstanding under the Amended Term Loan Agreement to exceed the borrowing base, with “borrowing base” being calculated as 67.5% (which percentage will be adjusted down to (x) 65% from the first year anniversary of the Amended Term Loan Agreement to the second anniversary of the Amended Term Loan Agreement and (y) 60% from and after the second year anniversary of the Amended Term Loan Agreement) of the sum of (i) unrestricted cash, (ii) escrow receivables and (iii) eligible real property collateral valuation, each as defined in the Amended Term Loan Agreement. The Amended Term Loan Agreement also contained covenants that, subject to certain exceptions, limited the ability of California Lyon, Parent and their respective subsidiaries to, among other things: (i) incur liens; (ii) incur additional indebtedness; (iii) transfer or dispose of assets; (iv) merge, consolidate or alter their line of business; (v) guarantee obligations; (vi) engage in affiliated party transactions; (vii) declare or pay dividends or make other distributions or repurchase stock; (viii) make advances, loans or investments; (ix) repay debt (including under the indenture governing the Notes); and (x) make expenditures outside of the Company’s primary business.

The Amended Term Loan Agreement contained customary events of default, including, without limitation, and subject to certain grace periods as set forth therein, failure to pay when due amounts under the Amended Term Loan Agreement; failure to comply with certain agreements or covenants contained in the Amended Term Loan Agreement or other loan documents related to the Amended Term Loan Agreement; default in respect of other indebtedness with an aggregate principal amount of more than $10.0 million; certain insolvency and bankruptcy events; and the occurrence of certain change of control transactions.

The Company’s covenant compliance for the Amended Term Loan at September 30, 2012 is detailed in the table set forth below:

	Actual at September 30, 2012	Covenant Requirement at September 30, 2012
Ratio of Term Loan to Borrowing Base	54.0%	≤ 67.5%

As of September 30, 2012, the Company was not in default with the covenants under the Amended Term Loan.

Senior Secured Term Loan

Prior to the Plan of Reorganization, as discussed in Notes 2, 3, and 4, William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”) was a party to a certain

Senior Secured Term Loan Agreement (the “Term Loan Agreement”), dated October 20, 2009, with ColFin WLH Funding, LLC, as Administrative Agent (“Admin Agent”), ColFin WLH Funding, LLC, as Initial Lender and Lead Arranger (“ColFin”) and the other Lenders who may become assignees of ColFin (collectively, with ColFin, the “Lenders”). As of December 31, 2011, the Term Loan outstanding balance was $206.0 million.

The Term Loan had interest at a rate of 14.0% and was scheduled to mature on October 20, 2014. However, California Lyon had also agreed that, upon any repayment of any portion of the principal amount under the Term Loan (whether or not at maturity), California Lyon would also pay an exit fee equal to the difference (if positive) between (x) the interest that would have been accrued and been then payable on the repaid portion if the interest rate under the Term Loan Agreement were 15.625% and (y) the internal rate of return realized by the Lenders on such repaid portion, taking into account all cash amounts actually received by the Lenders with respect thereto, including the loan fee and interest payments, other than any make whole payments described below.

Upon any prepayment of any portion of the Term Loan prior to its scheduled maturity (other than any prepayment required in connection with a payment of all or any portion of the outstanding principal balance of any of the Indentures), the Term Loan Agreement provided that California Lyon make a “make whole payment” equal to an amount, if positive, of the present value of all future payments of interest which would become due with respect to such prepaid amount from the date of prepayment thereof through and including the maturity date, discounted at a rate of 14%.

The Term Loan Agreement contained customary events of default, including, without limitation, failure to pay when due amounts in respect of the loan or otherwise under the Term Loan Agreement; failure to comply with certain agreements or covenants contained in the Term Loan Agreement for a period of 10 days (or, in some cases, 30 days) after the administrative agent’s notice of such non-compliance; acceleration of more than $10.0 million of certain other indebtedness; and certain insolvency and bankruptcy events.

Under the Term Loan, the Company was required to comply with a number of covenants, the most restrictive of which required the Company to maintain:

•	A tangible net worth, as defined, of at least $75.0 million;

•

A minimum borrowing base such that the indebtedness under the Term Loan does not exceed 60% of the Borrowing Base, with the “Borrowing Base” being calculated as (1) the discounted cash flows of each project securing the loan (collateral value), plus (2) restricted cash and (3) escrow proceeds receivable, as defined;

•

Total secured indebtedness (including the indebtedness under the Term Loan and under all other Construction Notes payable) less than or equal to the Maximum Permitted Secured Indebtedness under the Term Loan Agreement; and

•	An excluded asset test ratio.

As of December 31, 2010, the Company’s Tangible Net Worth was $13.0 million, after recording non-cash impairment charges of $111.9 million during the year ended December 31, 2010. In order to avoid breaching these covenants and obligations, and thereby causing defaults and cross-defaults, the Company completed a series of transactions to provide for financial covenant relief. The Company obtained Waiver No. 1 on April 20, 2011, from the lender of the Term Loan, which waived the Lender’s rights to enforce their remedies for breach of the tangible net worth covenant until July 19, 2011. On July 18, 2011, prior to Waiver No. 1 expiring, the Company then obtained a similar waiver by entering the Waiver No. 2, which terminated September 16, 2011. The Company then obtained a similar waiver, the Waiver No. 3 on September 15, 2011. Such waiver was extended pursuant to the Amendment to Waiver No. 3 on October 7, 2011 and finally terminated on October 27, 2011.

Based on the factors discussed above, the Company was in technical default of the term loan as of December 31, 2011, due to (a) expiration of the tangible net worth covenant waiver on October 27, 2011 and (b) a cross default under the senior notes indentures, as described below.

Senior Subordinated Secured Notes

The outstanding principal amount of the notes is $75.9 million as of September 30, 2012, and matures in February 2017. The Notes are senior subordinated secured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ debt that is expressly subordinated to the Notes and the guarantees, but are subordinated to all of the Company’s and the guarantors’ indebtedness under the Amended Term Loan Agreement, and effectively subordinated to any future secured indebtedness of California Lyon and the guarantors that is secured on a first-lien basis, to the extent of the value of the assets securing that indebtedness. See Note 17, Subsequent Events, for further discussion regarding the Company’s November 2012 debt refinancing activities, which include a tender offer for, and the ultimate redemption of, any and all outstanding Notes by December 10, 2012.

The Notes bear interest at an annual rate of 12%. Cash interest of 8% on the outstanding principal amount of the Notes, or $6 million per year, is due in semi-annual installments in arrears on June 15 and December 15 of each year. The remaining interest of 4% on the outstanding principal amount of the Notes is payable in kind semi-annually in arrears, which, at September 30, 2012, was $0.9 million and was added to the principal amount of the notes on the accompanying balance sheet for a total of $75.9 million. Additionally, as of September 30, 2012, $2.7 million of accrued interest is included in accrued liabilities on the accompanying balance sheet. The Notes are redeemable at the option of California Lyon at any time, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest, if any. All guarantees of the Notes are full and unconditional and all guarantees are joint and several. There are no significant restrictions under the indenture governing the Notes, on the ability of the Company or any guarantor to obtain funds from subsidiaries by dividend or loan.

The indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries (other than California Lyon) to pay dividends; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. In addition, there is no pre-payment penalty associated with the Notes.

Senior Notes

On December 31, 2011, the Senior Notes had the following principal amounts outstanding (in thousands):

December 31, 2011
7 5/8% Senior Notes due December 15, 2012	$66,704
10 3/4% Senior Notes due April 1, 2013	138,912
7 1/2% Senior Notes due February 15, 2014	77,867

$283,483

7 5/8% Senior Notes

On November 22, 2004, California Lyon issued $150.0 million principal amount of the 7  5/8% Senior Notes. Of the initial $150.0 million, $66.7 million in aggregate principal amount remained outstanding as of December 31, 2011.

10 3/4% Senior Notes

On March 17, 2003, California Lyon issued $250.0 million of the 10 3/4% Senior Notes at a price of 98.493% to the public, resulting in net proceeds to the Company of approximately $246.2 million. The redemption price reflected a discount to yield 11% under the effective interest method, and the notes have been reflected net of the unamortized discount in the consolidated balance sheet. Of the initial $250.0 million, $138.9 million aggregate principal amount remained outstanding as of December 31, 2011.

10 3/4% Senior Notes Indenture Interest Payment Default

On October 31, 2011, California Lyon did not make the scheduled interest payment on the 10 3/4% Senior Notes within the 30-day grace period specified in the 10  3/4% Senior Notes Indenture, resulting in an event of default under the 10 3/4% Senior Notes Indenture, and a cross-default under the Term Loan Agreement. In the event that Holders of the 10 3/4% Senior Notes exercised their right to accelerate the 10 3/4% Senior Notes, a cross-default under the other prepetition indentures would have resulted. Since the Company was in negotiations with certain holders of the Senior Notes to reorganize and restructure the debt of the Company, the holders did not exercise their right to accelerate the 10 3/4% Senior Notes.

7 1/2% Senior Notes

On February 6, 2004, California Lyon issued $150.0 million principal amount of the 7 1/2% Senior Notes, resulting in net proceeds to the Company of approximately $147.6 million. Of the initial $150.0 million, $77.9 million aggregate principal amount remained outstanding as of December 31, 2011.

General Terms of the Senior Notes

The Senior Notes were senior unsecured obligations of California Lyon and were unconditionally guaranteed on a senior unsecured basis by the Company, and by all of the Company’s existing and certain of its future restricted subsidiaries. The Senior Notes and the guarantees ranked senior to all of the Company’s and the guarantors’ debt that was expressly subordinated to the Senior Notes and the guarantees, but were effectively subordinated to all of the Company’s and the guarantors’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness.

The Senior Notes Indentures contained covenants that limited the ability of the Company and its restricted subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries (other than California Lyon) to pay dividends; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants were subject to a number of important exceptions and qualifications as described in the Senior Notes Indentures.

In conjunction with and upon consummation of the Plan, the Company issued 44,793,255 shares of the Company’s new Class A Common Stock, $0.01 par value per share, and California Lyon issued $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, in exchange for the outstanding principal due on the outstanding 7 5/8% Senior Notes due 2012, 10 1/4% Senior Notes due 2013 and 7 1/2% Senior Notes due 2014.

Notes Payable

Construction Notes Payable

At December 31, 2011, the Company had two construction notes payable totaling $16.0 million. One of the notes totaling $9.0 million matured in January 2012, with interest at rates based on either LIBOR or prime with an interest rate floor of 6.5%. However, in conjunction with the Plan, the construction note payable was renegotiated to mature January 2013 with an option to extend for one year to December 2013. Interest on the note is paid monthly at a rate based on LIBOR or prime, with a floor of 5.5%, and the principal is repaid ratably in quarterly installments, beginning March 31, 2012 and continuing through maturity. As of September 30, 2012, the outstanding principal balance was $5.6 million.

The other construction note had a remaining balance at December 31, 2011 of $7.0 million, and was not renegotiated in conjunction with the Plan. The note will mature in May 2015. The loan requires monthly interest payments at a fixed rate of 10.0%, with quarterly principal payments of $500,000. As of September 30, 2012, the outstanding principal balance was $5.3 million. See Note 17, Subsequent Events, for further discussion regarding the Company’s November 2012 debt refinancing activities, which include payment in full of the amounts outstanding under these two construction notes payable.

In September 2012, the Company entered into two additional construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the Prime Rate + 1.0%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $8.8 million under this facility. The loan will be repaid with proceeds from home closings of the project. The second agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects, which is consolidated in accordance with ASC 810 (See Note 5 for further discussion). The loan matures in March 2015 and bears interest at Prime + 1%, with a rate floor of 5.0%. At September 30, 2012, there were no outstanding borrowings under this facility and as of February 6, 2013, the Company had borrowed $6.2 million under this facility. The loan will be repaid with proceeds from home closings of the project.

Land Acquisition Note Payable

In October 2011, the Company secured an acquisition note payable in conjunction with the acquisition of a parcel of land in Northern California. The acquisition price of the land was $56.0 million, and the loan was for $55.0 million. The note was scheduled to mature in October 2012, and carried an interest rate of 1.5% per month, which was paid monthly on the loan. As part of the Company’s adoption of ASC 852, Reorganizations, the loan was valued at $56.3 million as of February 24, 2012, the confirmation date of the plan. In May 2012, the Company sold the parcel of land and repaid the note in full recognizing a gain on extinguishment of debt of $1.0 million, net of amortization expense of $0.3 million. The gain on extinguishment of debt is included in other income, net in the condensed consolidated statements of operations for the period from February 25, 2012 through September 30, 2012.

Seller Financing

At December 31, 2011, the Company had $3.0 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bore interest at 7% and matured in March 2012. In March 2012, the seller note was paid in full.

GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of September 30, 2012 and December 31, 2011; condensed consolidating statements of operations for the three months ended September 30, 2012 and 2011, the period from February 25, 2012 through September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the nine months ended September 30, 2011; and condensed consolidating statements of cash flows for the period from February 25, 2012 through September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the nine months ended September 30, 2011, of (a) William Lyon Homes, as the parent, or “Delaware Lyon”, (b) William Lyon Homes, Inc., as the subsidiary issuer, or “California Lyon”, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) William Lyon Homes, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate William Lyon Homes, as the parent, with William Lyon Homes, Inc. and its guarantor and non-guarantor subsidiaries.

William Lyon Homes owns 100% of all of its guarantor subsidiaries and all guarantees are full and unconditional, joint and several. As a result, in accordance with Rule 3-10 (d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of September 30, 2012.

CONDENSED CONSOLIDATING BALANCE SHEET

(Unaudited)

September 30, 2012 (Successor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
ASSETS
Cash and cash equivalents	$—	$71,619	$56	$2,770	$—	$74,445
Restricted cash	—	887	—	—	—	887
Receivables	—	9,155	298	3,856	—	13,309
Real estate inventories
Owned	—	298,128	—	71,018	—	369,146
Not owned	—	44,908	—	—	—	44,908
Deferred loan costs	—	1,992	—	—	—	1,992
Goodwill	—	14,209	—	—	—	14,209
Intangibles	—	4,436	—	—	—	4,436
Other assets	—	5,779	128	318	—	6,225
Investments in subsidiaries	45,206	(61,904)	—	—	16,698	—
Intercompany receivables	—	—	206,220	18,897	(225,117)	—

Total assets	$45,206	$389,209	$206,702	$96,859	$(208,419)	$529,557

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$—	$10,502	$89	$896	$—	$11,487
Accrued expenses	—	36,596	224	404	—	37,224
Liabilities from inventories not owned	—	44,908	—	—	—	44,908
Notes payable	—	(163)	—	11,124	—	10,961
Senior Secured Term Loan	—	235,000	—	—	—	235,000
Senior Subordinated Secured Notes	—	75,916	—	—	—	75,916
Intercompany payables	—	90,564	—	134,553	(225,117)	—

Total liabilities	—	493,323	313	146,977	(225,117)	415,496
Redeemable convertible preferred stock		57,069				57,069
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)	45,206	(161,183)	206,389	(61,904)	16,698	45,206
Noncontrolling interest	—	—	—	11,786	—	11,786

Total liabilities and equity (deficit)	$45,206	$389,209	$206,702	$96,859	$(208,419)	$529,557

CONDENSED CONSOLIDATING BALANCE SHEET

(DEBTOR-IN-POSSESSION)

December 31, 2011 (Predecessor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
ASSETS
Cash and cash equivalents	$—	$14,333	$47	$5,681	$—	$20,061
Restricted cash	—	852	—	—	—	852
Receivables	—	9,897	310	3,525	—	13,732
Real estate inventories
Owned	—	278,939	—	119,595	—	398,534
Not owned	—	47,408	—	—	—	47,408
Deferred loan costs	—	8,810	—	—	—	8,810
Other assets	—	6,671	159	724	—	7,554
Investments in subsidiaries	(179,516)	(85,714)	—	—	265,230	—
Intercompany receivables	—	—	203,517	12	(203,529)	—

Total assets	$(179,516)	$281,196	$204,033	$129,537	$61,701	$496,951

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$—	$1,436	$—	$—	$—	$1,436
Accrued expenses	—	2,082	—	—	—	2,082
Liabilities from inventories not owned	—	47,408	—	—	—	47,408
Notes payable	—	3,010	—	70,999	—	74,009
Senior Secured Term Loan	—	206,000	—	—	—	206,000
Intercompany payables	—	71,459	—	132,070	(203,529)	—

	—	331,395	—	203,069	(203,529)	330,935
Liabilities subject to compromise
Accounts payable	—	2,560	38	1,348	—	3,946
Accrued expenses	—	47,051	218	1,188	—	48,457
7 5/8% Senior Notes	—	66,704	—	—	—	66,704
10 3/4% Senior Notes	—	138,912	—	—	—	138,912
7 1/2% Senior Notes	—	77,867	—	—	—	77,867

	—	333,094	256	2,536	—	335,886

Total liabilities	—	664,489	256	205,605	(203,529)	666,821
(Deficit) equity
William Lyon Homes stockholders’ (deficit) equity	(179,516)	(383,293)	203,777	(85,714)	265,230	(179,516)
Noncontrolling interest	—	—	—	9,646	—	9,646

Total liabilities and (deficit) equity	$(179,516)	$281,196	$204,033	$129,537	$61,701	$496,951

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Three Months Ended September 30, 2012 (Successor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating revenue
Sales	$—	$68,008	$10,629	$7,305	$—	$85,942
Construction services	—	7,045	—	—	—	7,045
Management fees	—	278	—	—	(278)	—

	—	75,331	10,629	7,305	(278)	92,987

Operating costs
Cost of sales	—	(57,050)	(8,912)	(5,111)	278	(70,795)
Construction services	—	(6,410)	—	—	—	(6,410)
Sales and marketing	—	(3,219)	(643)	(310)	—	(4,172)
General and administrative	—	(7,008)	(70)	(2)	—	(7,080)
Other	—	(588)	—	(357)	—	(945)

	—	(74,275)	(9,625)	(5,780)	278	(89,402)

(Loss) income from subsidiaries	(752)	1,158	—	—	(406)	—

Operating (loss) income	(752)	2,214	1,004	1,525	(406)	3,585
Interest expense, net of amounts capitalized	—	(2,350)	—	(141)	—	(2,491)
Other income (expense), net	—	160	(53)	(12)	—	95

(Loss) income before reorganization items and provision for income taxes	(752)	24	951	1,372	(406)	1,189
Reorganization items	—	(712)	—	—	—	(712)

(Loss) income before provision for income taxes	(752)	(688)	951	1,372	(406)	477
Provision for income taxes	—	(11)	—	—	—	(11)

Net (loss) income	(752)	(699)	951	1,372	(406)	466
Less: Net income attributable to noncontrolling interest	—	—	—	(1,218)	—	(1,218)

Net (loss) income attributable to William Lyon Homes	(752)	(699)	951	154	(406)	(752)
Preferred stock dividends	(755)	—	—	—	—	(755)

Net (loss) income available to common stockholders	$(1,507)	$(699)	$951	$154	$(406)	$(1,507)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Three Months Ended September 30, 2011 (Predecessor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating revenue
Home sales	$—	$49,199	$3,472	$1,032	$—	$53,703
Construction services	—	6,027	—	—	—	6,027
Management fees	—	48	—	—	(48)	—

	—	55,274	3,472	1,032	(48)	59,730

Operating costs
Cost of sales—homes	—	(42,577)	(3,195)	(921)	48	(46,645)
Impairment loss of real estate assets		(24,896)				(24,896)
Construction services	—	(5,611)	—	—	—	(5,611)
Sales and marketing	—	(3,704)	(257)	(226)	—	(4,187)
General and administrative	—	(4,662)	(103)	—	—	(4,765)
Other	—	(499)	—	(366)	—	(865)

	—	(81,949)	(3,555)	(1,513)	48	(86,969)

Equity in income of unconsolidated joint ventures	—	(71)	—	—	—	(71)
(Loss) income from subsidiaries	(39,634)	(707)	—	—	40,341	—

Operating (loss) income	(39,634)	(27,453)	(83)	(481)	40,341	(27,310)
Interest expense, net of amounts capitalized	—	(7,814)	—	(192)	—	(8,006)
Other income (expense), net	—	494	(35)	(17)	—	442

(Loss) income before reorganization items and provision for income taxes	(39,634)	(34,773)	(118)	(690)	40,341	(34,874)
Reorganization items	—	(4,826)	—	—	—	(4,826)

(Loss) income before provision for income taxes	(39,634)	(39,599)	(118)	(690)	40,341	(39,700)
Provision for income taxes	—	—	—	—	—	—

Net (loss) income	(39,634)	(39,599)	(118)	(690)	40,341	(39,700)
Less: Net loss attributable to noncontrolling interest	—	—	—	66	—	66

Net (loss) income attributable to William Lyon Homes	$(39,634)	$(39,599)	$(118)	$(624)	$40,341	$(39,634)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Period from February 25, 2012 through

September 30, 2012 (Successor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating revenue
Sales	$—	$111,159	$32,105	$102,838	$—	$246,102
Construction services	—	16,473	—	—	—	16,473
Management fees	—	534	—	—	(534)	—

	—	128,166	32,105	102,838	(534)	262,575

Operating costs
Cost of sales	—	(94,003)	(27,737)	(93,924)	534	(215,130)
Construction services	—	(15,061)	—	—	—	(15,061)
Sales and marketing	—	(6,493)	(1,679)	(663)	—	(8,835)
General and administrative	—	(18,767)	(186)	(6)	—	(18,959)
Other	—	(1,713)	(2)	(687)	—	(2,402)

	—	(136,037)	(29,604)	(95,280)	534	(260,387)

(Loss) income from subsidiaries	(7,611)	8,620	—	—	(1,009)	—

Operating (loss) income	(7,611)	749	2,501	7,558	(1,009)	2,188
Interest expense, net of amounts capitalized	—	(6,970)	—	(357)	—	(7,327)
Other income, net	—	562	(45)	954	—	1,471

(Loss) income before reorganization items and provision for income taxes	(7,611)	(5,659)	2,456	8,155	(1,009)	(3,668)
Reorganization items	—	(1,895)	1	—	—	(1,894)

(Loss) income before provision for income taxes	(7,611)	(7,554)	2,457	8,155	(1,009)	(5,562)
Provision for income taxes	—	(11)	—	—	—	(11)

Net (loss) income	(7,611)	(7,565)	2,457	8,155	(1,009)	(5,573)
Less: Net income attributable to noncontrolling interest	—	—	—	(2,038)	—	(2,038)

Net (loss) income attributable to William Lyon Homes	(7,611)	(7,565)	2,457	6,117	(1,009)	(7,611)
Preferred stock dividends	(1,798)	—	—	—	—	(1,798)

Net (loss) income available to common stockholders	$(9,409)	$(7,565)	$2,457	$6,117	$(1,009)	$(9,409)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating revenue
Home sales	$—	$10,024	$4,316	$2,347	$—	$16,687
Construction services	—	8,883	—	—	—	8,883
Management fees	—	110	—	—	(110)	—

	—	19,017	4,316	2,347	(110)	25,570

Operating costs
Cost of sales—homes	—	(8,819)	(3,820)	(2,069)	110	(14,598)
Construction services	—	(8,223)	—	—	—	(8,223)
Sales and marketing	—	(1,496)	(260)	(188)	—	(1,944)
General and administrative	—	(3,246)	(56)	—	—	(3,302)
Other	—	(16)	—	(171)	—	(187)

	—	(21,800)	(4,136)	(2,428)	110	(28,254)

Income (loss) from subsidiaries	228,383	11,536	—	—	(239,919)	—

Operating income (loss)	228,383	8,753	180	(81)	(239,919)	(2,684)
Interest expense, net of amounts capitalized	—	(2,407)	—	(100)	—	(2,507)
Other income (expense), net	—	266	(25)	(11)	—	230

Income (loss) before reorganization items and provision for income taxes	228,383	6,612	155	(192)	(239,919)	(4,961)
Reorganization items	—	221,796	(1)	11,663	—	233,458

Income (loss) before provision for income taxes	228,383	228,408	154	11,471	(239,919)	228,497
Provision for income taxes	—	—	—	—	—	—

Net income (loss)	228,383	228,408	154	11,471	(239,919)	228,497
Less: Net income attributable to noncontrolling interest	—	—	—	(114)	—	(114)

Net income (loss) attributable to William Lyon Homes	$228,383	$228,408	$154	$11,357	$(239,919)	$228,383

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Nine Months Ended September 30, 2011 (Predecessor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating revenue
Home sales	$—	$132,111	$11,307	$4,654	$—	$148,072
Construction services	—	13,579	—	—	—	13,579
Management fees	—	213	—	—	(213)	—

	—	145,903	11,307	4,654	(213)	161,651

Operating costs
Cost of sales—homes	—	(115,403)	(10,452)	(4,009)	213	(129,651)
Impairment loss of real estate assets	—	(24,896)	—	—	—	(24,896)
Construction services	—	(12,438)	—	—	—	(12,438)
Sales and marketing	—	(11,701)	(867)	(715)	—	(13,283)
General and administrative	—	(16,431)	(255)	(1)	—	(16,687)
Other	—	(1,313)	—	(753)	—	(2,066)

	—	(182,182)	(11,574)	(5,478)	213	(199,021)

Equity in income of unconsolidated joint ventures	—	3,605	—	—	—	3,605
(Loss) income from subsidiaries	(62,030)	(1,900)	—	—	63,930	—

Operating (loss) income	(62,030)	(34,574)	(267)	(824)	63,930	(33,765)
Interest expense, net of amounts capitalized	—	(17,270)	—	(711)	—	(17,981)
Other income (expense), net	—	850	(124)	(40)	—	686

(Loss) income before reorganization items and provision for income taxes	(62,030)	(50,994)	(391)	(1,575)	63,930	(51,060)
Reorganization items	—	(10,902)	—	—	—	(10,902)

(Loss) income before provision for income taxes	(62,030)	(61,896)	(391)	(1,575)	63,930	(61,962)
Provision for income taxes	—	(10)	—	—	—	(10)

Net (loss) income	(62,030)	(61,906)	(391)	(1,575)	63,930	(61,972)
Less: Net income attributable to noncontrolling interest	—	—	—	(58)	—	(58)

Net (loss) income attributable to William Lyon Homes	$(62,030)	$(61,906)	$(391)	$(1,633)	$63,930	$(62,030)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Period from February 25, 2012 through

September 30, 2012 (Successor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating activities
Net (loss) income	$(7,611)	$(7,565)	$2,457	$8,155	$(1,009)	$(5,573)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	5,627	13	—	—	5,640
Gain on extinguishment of debt	—	—	—	(975)	—	(975)
Equity in loss of subsidiaries	7,611	(8,620)	—	—	1,009	—
Net changes in operating assets and liabilities:
Restricted cash	—	(35)	—	—	—	(35)
Receivables	—	(1,176)	4	(342)	—	(1,514)
Real estate inventories— owned	—	(12,546)	—	62,363	—	49,817
Real estate inventories—not owned	—	1,250	—	—	—	1,250
Other assets	—	588	28	—	—	616
Accounts payable	—	2,362	37	(912)	—	1,487
Accrued expenses	—	6,871	7	(352)	—	6,526
Liability from real estate inventories not owned	—	(1,250)	—	—	—	(1,250)

Net cash (used in) provided by operating activities	—	(14,494)	2,546	67,937	—	55,989

Investing activities
Purchases of property and equipment	—	(24)	(13)	(16)	—	(53)
Investments in subsidiaries	—	(3,837)	—	—	3,837	—

Net cash (used in) provided by investing activities	—	(3,861)	(13)	(16)	3,837	(53)

Financing activities
Principal payments on notes payable	—	(4,157)	—	(58,400)	—	(62,557)
Payment of preferred stock dividends	—	(1,114)	—	—	—	(1,114)
Noncontrolling interest contributions (distributions), net	—	—	—	1,648	—	1,648
Advances to affiliates	—	—	1	(3,306)	3,305	—
Intercompany receivables/payables	—	19,087	(2,530)	(9,415)	(7,142)	—

Net cash provided by (used in) financing activities	—	13,816	(2,529)	(69,473)	(3,837)	(62,023)

Net (decrease) increase in cash and cash equivalents	—	(4,539)	4	(1,552)	—	(6,087)
Cash and cash equivalents at beginning of period	—	76,158	52	4,322	—	80,532

Cash and cash equivalents at end of period	$—	$71,619	$56	$2,770	$—	$74,445

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating activities
Net income (loss)	$228,383	$228,408	$154	$11,471	$(239,919)	$228,497
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	—	583	3	—	—	586
Reorganization items:
Cancellation of debt	—	(298,831)	—	—	—	(298,831)
Plan implementation and fresh start adjustments	—	62,553	—	(13,251)	—	49,302
Writeoff of deferred loan costs	—	8,258	—	—	—	8,258
Equity in loss of subsidiaries	(228,383)	(11,536)	—	—	239,919	—
Net changes in operating assets and liabilities:
Receivables	—	922	8	11	—	941
Real estate inventories—owned	—	(4,924)	—	(2,123)	—	(7,047)
Real estate inventories—not owned	—	1,250	—	—	—	1,250
Other assets	—	203	3	—	—	206
Accounts payable	—	4,144	14	460	—	4,618
Accrued expenses	—	(3,418)	(1)	(432)	—	(3,851)
Liability from real estate inventories not owned	—	(1,250)	—	—	—	(1,250)

Net cash (used in) provided by operating activities	—	(13,638)	181	(3,864)	—	(17,321)

Investing activities
Purchases of property and equipment	—	(419)	(3)	422	—	—
Investments in subsidiaries	—	183	—	—	(183)	—

Net cash (used in) provided by investing activities	—	(236)	(3)	422	(183)	—

Financing activities
Principal payments on notes payable	—	(116)	—	(500)	—	(616)
Proceeds from reorganization	—	30,971	—	—	—	30,971
Proceeds from issuance of preferred stock	—	50,000	—	—	—	50,000
Proceeds from debtor in possession financing	—	5,000	—	—	—	5,000
Principal payment of debtor in possession financing	—	(5,000)	—	—	—	(5,000)
Payment for deferred loan costs	—	(2,491)	—	—	—	(2,491)
Noncontrolling interest (distributions) contributions, net	—	—	—	(72)	—	(72)
Advances to affiliates	—	—	—	(4)	4	—
Intercompany receivables/payables	—	(2,665)	(173)	2,659	179	—

Net cash provided by (used in) financing activities	—	75,699	(173)	2,083	183	77,792

Net increase (decrease) in cash and cash equivalents	—	61,825	5	(1,359)	—	60,471
Cash and cash equivalents at beginning of period	—	14,333	47	5,681	—	20,061

Cash and cash equivalents at end of period	$—	$76,158	$52	$4,322	$—	$80,532

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Nine Months Ended September 30, 2011 (Predecessor)

(in thousands)

	Unconsolidated				Eliminating Entries	Consolidated Company
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
Operating activities
Net (loss) income	$(62,030)	$(61,906)	$(391)	$(1,575)	$63,930	$(61,972)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	178	38	—	—	216
Impairment loss on real estate assets		24,896				24,896
Equity in income of unconsolidated joint ventures	—	(3,605)	—	—	—	(3,605)
Equity in loss of subsidiaries	62,030	1,900	—	—	(63,930)	—
Net changes in operating assets and liabilities:
Restricted cash	—	139	—	—	—	139
Receivables	—	355	5	(413)	—	(53)
Real estate inventories— owned	—	4,582	—	—	—	4,582
Other assets	—	(3,913)	(7)	(2)	—	(3,922)
Accounts payable	—	2,254	31	523	—	2,808
Accrued expenses	—	(2,371)	25	277	—	(2,069)

Net cash (used in) provided by operating activities	—	(37,491)	(299)	(1,190)	—	(38,980)

Investing activities
Investment in and advances to unconsolidated joint ventures	—	1,435	—	—	—	1,435
Purchases of property and equipment	—	627	(38)	(669)	—	(80)
Investments in subsidiaries	—	29,075	—	—	(29,075)	—

Net cash provided by (used in) investing activities	—	31,137	(38)	(669)	(29,075)	1,355

Financing activities
Principal payments on notes payable	—	(26,604)	—	16,499	—	(10,105)
Payment for deferred loan costs	—	2,689	—	—	—	2,689
Noncontrolling interest (distributions) contributions, net	—	—	—	(1,387)	—	(1,387)
Advances to affiliates	—	—	(3)	(40,905)	40,908	—
Intercompany receivables/payables	—	(15,984)	296	27,521	(11,833)	—

Net cash (used in) provided by financing activities	—	(39,899)	293	1,728	29,075	(8,803)

Net (decrease) increase in cash and cash equivalents	—	(46,253)	(44)	(131)	—	(46,428)
Cash and cash equivalents at beginning of period	—	69,499	131	1,656	—	71,286

Cash and cash equivalents at end of period	$—	$23,246	$87	$1,525	$—	$24,858

Note 11—Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820 Fair Value Measurements and Disclosure, the Company is required to disclose the estimated fair value of financial instruments. As of September 30, 2012 and December 31, 2011, the Company used the following assumptions to estimate the fair value of each type of financial instrument for which it is practicable to estimate:

•	Cash and Cash Equivalents—The carrying amount is a reasonable estimate of fair value. The Company’s cash balances primarily consist of short-term liquid investments and demand deposits;

•

Notes Payable—The fair values for these notes payable is based on expected future cash flows using the contracted terms of the notes payable, discounted using current market forward rates. Market rates are determined using comparable rates from similar lending institutions for similar note structures and collateral;

•

Senior Secured Term Loan—The fair values for the Senior Secured term loan is based on expected future cash flows using the contracted terms of the debt, discounted using current market forward rates. Market rates are determined using comparable rates from similar lending institutions for similar note structures, including collateral and first lien security position. As of December 31, 2011, these basic factors were supplemented by the renegotiation of the principal amount of the loan to determine fair value. Since the joint plan of reorganization was filed on December 19, 2011, the renegotiated amount of $235.0 million is a reasonable fair value as of December 31, 2011; and

•

Senior Subordinated Secured Note—The fair values for the Senior Subordinated Secured Note is based on expected future cash flows using the contracted terms of the debt, which includes an interest rate of 12% (8% in cash and 4% paid in kind), and a maturity of February 24, 2017. The cash flows were discounted using a current market rate of 9.125%, which was determined using comparable rates from recently issued notes with similar note structures, including collateral and second lien security position.

The estimated fair values of financial instruments are as follows (in thousands):

	September 30, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$74,445	$74,445	$20,061	$20,061
Financial liabilities:
Notes payable	$10,961	$13,129	$74,009	$74,009
Senior Secured Term Loan due 2015	$235,000	$243,600	$206,000	$235,000
Senior Subordinated Secured Note due 2017	$75,916	$98,200	$—	$—
7 5/8% Senior Notes due 2012	$—	$—	$66,704	$20,469
10 3/4% Senior Notes due 2013	$—	$—	$138,912	$40,614
7 1/2% Senior Notes due 2014	$—	$—	$77,867	$21,742
FASB ASC Topic 820 establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 requires the Company to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. The Company used Level 3 to measure the fair value of all of its financial liabilities listed above. FASB ASC Topic 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1—quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

(in thousands)	Notes Payable	Senior Secured Term Loan	Senior Subordinated Secured Note	7 5/8% Senior Notes (1)	10 3/4% Senior Notes (1)	7 1/2% Senior Notes (1)
Fair Value at December 31, 2011	$74,009	$235,000	$—	$20,469	$40,614	$21,742
Change in balance related to plan of reorganization	—	—	75,000	(20,469)	(40,614)	(21,742)
Repayments of principal (2)	(59,875)	—	—	—	—	—
Increase in value during the period	1,005	8,600	23,200	—	—	—

Fair Value at September 30, 2012	13,129	$243,600	$98,200	$—	$—	$—

(1) - Change is representative of payoff of the loan for the value reported at December 31, 2011, and not the face amount of the notes that were eliminated in accordance with the joint plan of reorganization.

(2) - Represents the actual amount of principal repaid on the notes payable.

Note 12—Related Party Transactions

For the three months ended September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through September 30, 2012, the Company incurred reimbursable on-site labor costs of $77,000, $27,000 and $254,000, respectively, and for the three and nine months ended September 30, 2011, the Company incurred reimbursable on-site labor costs of $174,000 and $265,000, respectively, for providing customer service to real estate projects developed by entities controlled by William Lyon and William H. Lyon. At September 30, 2012 and December 31, 2011, $62,000 and $30,000, respectively, was due to the Company for reimbursable on-site labor costs.

Effective April 1, 2011 upon approval by the Company’s board of directors at that time, the Company and an entity controlled by General William Lyon and William H. Lyon entered into a Human Resources and Payroll Services contract to provide that the affiliate will pay the Company a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which will initially result in a variable monthly fee of approximately $8,000). The amended contract also provides that the Company will be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation being paid to it for the services provided to the affiliate is at a market rate of compensation, and that as a result of the fees that are paid to the Company under this contract, the overall cost to the Company of its Human Resources department will be reduced. The Company earned fees of $59,000, $52,000 and $179,000, respectively, during the three months ended September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through September 30, 2012, respectively, and fees of $89,000 and $272,000, respectively, during the three and nine months ended September 30, 2011, related to this agreement. This contract expired on August 31, 2012 and was not renewed. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

On September 3, 2009, Presley CMR, Inc., a California corporation (“Presley CMR”) and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement (“PSA”) with an affiliate of General William Lyon to sell an aircraft. The PSA provided for an aggregate purchase price for the Aircraft of

$8.3 million, (which value was the appraised fair market value of the Aircraft), which consisted of: (i) cash in the amount of $2.1 million to be paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the Aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

For the three months ended September 30, 2012, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through September 30, 2012, the Company incurred charges of $197,000, $118,000 and $472,000, respectively, and for the three and nine months ended September 30, 2011, the Company incurred charges of $197,000 and $590,000, respectively, related to rent on its corporate office, from a trust of which William H. Lyon is the sole beneficiary. The current lease expires in March 2013 and the Company has decided to relocate its corporate office upon expiration of the lease. The Company has entered into a lease for the new location with an unrelated third party.

Note 13—Income Taxes

Income taxes are accounted for under the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which are now codified as FASB ASC Topic 740, Income Taxes. Income taxes are accounted for using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that it more likely than not to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered “more-likely-than-not” to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. In addition, the Company has elected to recognize interest and penalties related to uncertain tax positions in the income tax provision.

Since inception, the Company has operated solely within the United States.

On December 19, 2011, Parent and certain of its subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the United States Code, as amended, in the U.S. Bankruptcy Court for the District of Delaware to seek approval of the Prepackaged Joint Plan of Reorganization (the “Plan”). On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions contemplated by the Plan and emerged from the bankruptcy proceeding.

The plan resulted in the issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share and a $75 million principal amount 12% Senior Subordinated Secured Note due 2017, issued by California Lyon, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon. Pursuant to various provisions contained in IRC Section 108(e), these transactions resulted in Cancellation of Debt (COD) income for income tax purposes of approximately $200 million. IRC Section 108(a)(1)(A) provides that COD income is excluded from gross income when the discharge occurs in a Title 11 case under the jurisdiction of the bankruptcy court. However, pursuant to IRC Section 108(b)(1), if COD income is excluded due to the application of the bankruptcy exception, the amount of excluded COD income must generally be applied to reduce certain tax attributes of the debtor. In general, such attributes would normally be reduced in the following order: (1) net operating losses (current and carryforward); (2) general business tax credits; (3) minimum tax credits; (4) capital loss carryovers; (5) tax basis of the taxpayer’s assets; (6) passive activity losses & credit carryovers; and (7) foreign tax credit carryovers. Under IRC Section 108(b)(4)(a), the tax attribute reduction generally occurs after determining the taxpayer’s income tax liability for the year of the debt discharge. The Company believes that the consolidated NOLs of California Lyon will be the only tax attribute of the consolidated group which will be reduced in connection with the exclusion of the COD income. The Company also believes that the NOLs of California Lyon will fully absorb the COD income.

In connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings, it experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code as of February 25, 2012. Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss carryforwards and certain built-in losses or deductions recognized during the five-year period after the ownership change. The Company is able to retain a portion of its U.S. federal and state net operating loss and tax credit carryforwards, or the “Tax Attributes”, in connection with the ownership change. However, Internal Revenue Code, or the IRC, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. In the Company’s situation, the limitation under the IRC will generally be based on the value of its equity (for purposes of the applicable tax rules) on or immediately following the time of emergence. The Company’s annual Section 382 limitation is approximately $4.0 million. As a result, the Company’s future U.S. taxable income may not be fully offset by the tax attributes if such income exceeds its annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s ability to utilize Tax Attributes.

At September 30, 2012, the Company had federal and state net operating loss (NOL) carryforwards of approximately $203 million and approximately $466 million, respectively. Federal net operating loss carryforwards begin to expire in 2028; state net operating loss carry forwards begin to expire in 2013. These NOL carryforwards will be subject to reduction by the excluded COD income of approximately $200 million. As of September 30, 2012, the Company had unused recognized built-in losses (“RBIL) of approximately $20 million, subject to the annual Section 382 limitation amount of approximately $4 million and carryforward limitation rules similar to the Company’s NOL carryforwards. The Company’s remaining net unrealized built-in loss (“NUBIL”) totals approximately $227 million that, if recognized before February 24, 2017, would also be subject to the annual Section 382 limitation amount of approximately $4 million. The remaining NUBIL was computed by subtracting out the initial total NUBIL for the assets which were sold at a loss during the recognition period from the initial total cumulative NUBIL on the ownership change date. In addition, the Company has alternative minimum tax credit carryforwards of approximately $3 million which do not expire.

During the three and nine months ended September 30, 2012, the Company recorded no income tax expense, leading to an effective tax rate of 0% for each of those periods. The primary driver of the effective tax rate was the valuation allowance, discussed in detail below. Other tax related expenses of $11,000 for the three months ended September 30, 2012 relates to the minimum state tax in California and is recorded in provision for income taxes on the condensed consolidated statements of operations.

In assessing the benefits of the deferred tax assets, management considers whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carry back years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of September 30, 2012, due to uncertainties surrounding the realization of the cumulative federal and state deferred tax assets, the Company has a full valuation allowance against the deferred tax assets. The valuation allowance as of September 30, 2012 and December 31, 2011, is $222.4 million and $202.3 million, respectively.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which is now codified as FASB ASC Topic 740, Income Taxes. FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered “more-likely-than-not” to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. The Company records interest and penalties related to uncertain tax positions as a component of the provision for income taxes. At December 31, 2011 and September 30, 2012, the Company has no unrecognized tax benefits.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal income tax examination for calendar tax years ending 2008 through 2011. The Company is subject to various state income tax examinations for calendar tax years ending 2007 through 2011.

Note 14—Commitments and Contingencies

The Company’s commitments and contingent liabilities include the usual obligations incurred by real estate developers in the normal course of business. In the opinion of management, these matters will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company is a defendant in various lawsuits related to its normal business activities. In the opinion of management, disposition of the various lawsuits will have no material effect on the consolidated financial statements of the Company.

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements. As a land owner benefited by these improvements, the Company is responsible for the assessments on its land. When properties are sold, the assessments are either prepaid or the buyers assume the responsibility for the related assessments. Assessment district bonds issued after May 21, 1992 are accounted for under the provisions of 91-10, “Accounting for Special Assessment and Tax Increment Financing Entities” issued by the Emerging Issues Task Force of the Financial Accounting Standards Board on May 21, 1992, now codified as FASB ASC Topic 970-470, Real Estate—Debt, and recorded as liabilities in the Company’s consolidated balance sheet, if the amounts are fixed and determinable.

As of September 30, 2012, the Company had $0.9 million in deposits as collateral for outstanding irrevocable standby letters of credit to guarantee the Company’s financial obligations under certain contractual arrangements in the normal course of business. The standby letters of credit were secured by cash as reflected as restricted cash on the accompanying consolidated balance sheet. The beneficiary may draw upon these letters of credit in the event of a contractual default by the Company relating to each respective obligation. These letters of credit generally have a stated term of 12 months and have varying maturities throughout 2012, at which time the Company may be required to renew to coincide with the term of the respective arrangement.

The Company also had outstanding performance and surety bonds of $61.1 million at September 30, 2012 related principally to its obligations for site improvements at various projects. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial position, results of operations or cash flows. As of September 30, 2012, the Company had $60.2 million of project commitments relating to the construction of projects.

The Company has provided unsecured environmental indemnities to certain lenders, joint venture partners and land sellers. In each case, the Company has performed due diligence on the potential environmental risks including obtaining an independent environmental review from outside environmental consultants. These indemnities obligate the Company to reimburse the guaranteed parties for damages related to environmental matters. There is no term or damage limitation on these indemnities; however, if an environmental matter arises, the Company could have recourse against other previous owners.

See Note 10 for additional information relating to the Company’s guarantee arrangements.

In addition to the land bank agreements discussed below, the Company has entered into various purchase option agreements with third parties to acquire land. The Company has made non-refundable deposits of $7.2 million. The Company is under no obligation to purchase the land, but would forfeit remaining deposits if the land were not purchased. The total purchase price under the option agreements is $106.3 million.

Land Banking Arrangements

The Company enters into purchase agreements with various land sellers. As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers the Company’s right in such purchase agreements to entities owned by third parties (“land banking arrangements”). These entities use equity contributions and/or incur debt to finance the acquisition and development of the land. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit remaining deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings. FASB ASC Topic 810 requires the consolidation of the assets, liabilities and operations of the Company’s land banking arrangements that are VIEs, of which none existed at September 30, 2012.

The Company participates in one land banking arrangement, which is not a VIE in accordance with FASB ASC Topic 810, but which is consolidated in accordance with FASB ASC Topic 470, Debt. Under the provisions of FASB ASC Topic 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. The Company has recorded the remaining purchase price of the land of $44.9 million, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying consolidated balance sheet as of September 30, 2012, and represents the remaining net cash to be paid on the remaining land takedowns.

In 2012, the Company made additional deposits of $2.5 million. In conjunction with the deposits, the Company reduced real estate inventories not owned and liabilities from inventories not owned in the amount of $2.5 million.

Summary information with respect to the Company’s consolidated land banking arrangement is as follows as of September 30, 2012 (dollars in thousands):

Total number of land banking projects	1

Total number of lots	625

Total purchase price	$161,465

Balance of lots still under option and not purchased:
Number of lots	225

Purchase price	$44,908

Forfeited deposits if lots are not purchased	$27,734

Note 15—Redeemable Convertible Preferred Stock

As of September 30, 2012, there were 64,831,831 shares of Convertible Preferred Stock, $0.01 par value per share, or the Convertible Preferred Stock, outstanding, which was issued in exchange for aggregate cash consideration of $50.0 million. In conjunction with the application of fresh start accounting, the fair value of the Convertible Preferred Stock was $56.4 million upon emergence. See Note 17, Subsequent Events, for further discussion on additional Convertible Preferred Stock issued in October 2012.

Our Second Amended and Restated Certificate of Incorporation (the “Charter”) authorizes the issuance of up to 80,000,000 shares of preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our board of directors may determine without further action by the holders of common stock.

Holders of our Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum consisting of (i) cash dividends at the rate of 4% paid quarterly in arrears, and (ii) accreting dividends accruing at the rate of 2% per annum (the “Convertible Preferred Dividends”). For the three months ended September 30, 2012, and the period from February 24, 2012 through September 30, 2012, the company recorded preferred stock dividends of $0.8 million and $1.8 million. In the period from February 24, 2012 through September 30, 2012, $1.1 million was paid in cash and $0.7 million of accreting dividends are included in Convertible Preferred Stock as of September 30, 2012.

With the exception of the dividends to be paid out to holders of our Convertible Preferred Stock, the Company does not intend to declare or pay cash dividends in the foreseeable future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors. The payment of cash dividends is restricted under the terms of our Amended and Restated Senior Secured Term Loan Agreement and the indenture governing the Notes.

Upon the occurrence of the Conversion Date (as defined in the Charter), each share of Convertible Preferred Stock will automatically convert into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Convertible Preferred Original Issue Price (as defined in the Charter) by the then applicable Convertible Preferred Conversion Price (as defined in the Charter). In connection with any such conversion, the Company will also pay (i) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, any accreting dividends not previously paid), which amounts will be paid in cash out of funds legally available therefore if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Company and its subsidiaries, or, to the extent not so permitted or so available, in shares of Class A Common Stock, based on the fair market value of such common stock at such time, and (ii) in cash, the value of any fractional share of Class A Common Stock otherwise issuable to any such Convertible Preferred Stockholder.

To the extent not previously converted to common stock, the Company will redeem all the outstanding shares of Convertible Preferred Stock on the fifteenth anniversary of the date of first issuance at a price per share payable in cash and equal to the Convertible Preferred Original Issue Price plus accrued and unpaid Convertible Preferred Dividends in respect thereof. See Note 17, Subsequent Events, for further discussion on additional Convertible Preferred Stock issued in October 2012.

The Company initially recorded the redeemable convertible preferred stock at its fair value based on the option pricing model stated above. Since the initial measurement and recording of the redeemable convertible preferred stock is greater than its redemption value, the Company would assess the probability of redemption at each reporting date. As of September 30, 2012, the preferred stock is not currently redeemable and ultimate redemption is not currently probable, since the redemption would only occur if the preferred stock is still outstanding in 15 years. In addition, the preferred stock will likely convert to common shares prior to that date. At such time that redemption was deemed probable, the Company would adjust the carrying value to its redemption value with the offsetting adjustment to additional paid in capital. Further, upon a conversion of the preferred stock into common shares, the carrying value of the preferred stock would be reclassified to common stock and additional paid in capital on that date.

Note 16—Equity

Common Stock

As of September 30, 2012, we had 102,368,169 shares of common stock outstanding. In conjunction with the Plan as discussed in Notes 2, 3 and 4, the Company issued the following shares of common stock: (i) 44,793,255 shares of Class A, $0.01 par value per share, in exchange for old senior notes claims, as described above, (ii) 31,464,548 shares of Class B, $0.01 par value per share, in exchange for aggregate consideration of $25 million, and a warrant to purchase 15,737,294 shares of Class B Common Stock, at $2.07 per share, (iii) 12,966,366 shares of Class C, $0.01 par value per share, in exchange for cash consideration of $10.0 million, and (iv) the issuance of an additional 3,144,000 shares of Class C Common Stock to Luxor Capital Group LP as a transaction fee in consideration for providing the backstop commitment of the offering of Class C shares and shares of Convertible Preferred Stock in connection with the Plan.

On June 28, 2012, the Company consummated the purchase of certain real property (comprising of approximately 165 acres) in San Diego County, California; San Bernardino County, California; Maricopa County, Arizona; and Clark County, Nevada, representing seven separate residential for sale developments, comprising of over 1,000 lots. The aggregate purchase price of the property was $21,500,000. The Company paid $11,000,000 cash, and issued 10,000,000 shares of Class A Common Stock, to investment vehicles managed by affiliates of Colony Capital, LLC as consideration for the property.

Upon the occurrence of the Conversion Date, each share of Class C Common Stock will automatically convert into one share of Class A Common Stock, and each share of Class B Common Stock will automatically convert into one share of Class A Common Stock, if a majority of the shares of Class B Common Stock then outstanding vote in favor of such conversion. If, at any time (whether before, on or after the Conversion Date), any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their sibling, spouses and lineal descendants, any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

All of our outstanding shares of common stock have been validly issued and fully paid and are non-assessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.

In conjunction with the adoption of fresh start accounting, the Company allocated the fair market value of the common stock of $44.1 million as of February 24, 2012. See Note 17, Subsequent Events, for further discussion on additional Class A Common Stock issued in October 2012.

Warrants

The holders of Class B Common Stock hold warrants to purchase 15,737,294 shares of Class B Common Stock at an exercise price of $2.07 per share. The expiration date of the Class B Warrants is February 24, 2017. The Warrants were assigned a value of $1.0 million in conjunction with the adoption of fresh start accounting and are recorded in additional paid-in capital.

Note 17—Subsequent Events

The Company follows the guidance in ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Pursuant to ASC Topic 855, the Company’s management has evaluated subsequent events through the date that the condensed consolidated financial statements were available to be issued on February 7, 2013, and noted no subsequent events, other than as described below, that would require disclosure in or adjustment to the condensed consolidated financial statements.

Paulson Stock Issuance

On October 12, 2012, the Company entered into a Subscription Agreement (the “Subscription Agreement”) between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc. (“Paulson”), pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock, for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14,000,000 in cash, for an aggregate purchase price of $30,000,000 (the “Paulson Transaction”). The issuance of the $14,000,000 in convertible preferred stock will reduce net income available to common shareholders by the amount of the preferred dividend, which is 4% cash and 2% PIK, or approximately $840,000 per year.

In connection with the Paulson Transaction, the Company also amended (i) its Class A Common Stock Registration Rights Agreement and Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto, and (ii) its Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws to (a) increase the size of the Company’s board of directors (the “Board”) from seven to eight members, up to and until the Conversion Date (as defined in the Charter), (b) provide the holders of Class A Common Stock the right to elect the director to fill the newly created Board seat, (c) revise the definition of “Convertible Preferred Original Issue Price” to equal the price per share at which shares of Convertible Preferred Stock are issued and (d) incorporate various clarifying and conforming changes.

Equity Grants Under the Company’s 2012 Equity Incentive Plan

On October 1, 2012, the Company approved the grant of an aggregate of 3,120,000 restricted shares of Class D common stock of the Company (the “Restricted Stock”), and an aggregate of 4,757,303 options to purchase shares of Class D common stock of the Company, of which 1,115,303 represent “five-year” options and 3,642,000 represent “ten-year” options (collectively, the five-year and ten-year options are the “Options”) to certain officers of California Lyon. The five-year options are subject to mandatory exercise upon the earlier of an initial public offering of the Company (the “IPO”) or five years, provided, that if the IPO occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be incentive stock options to the maximum extent permitted by law. Each of the restricted stock and option awards vests as follows: 50% of the shares and options vested on October 1, 2012, the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement. Also on October 1, 2012, the Company granted 313,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant. The Restricted Stock and Option grants were subject to the approval by the Company’s stockholders of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), which approval was obtained on October 10, 2012. On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 shares of Restricted Stock and in lieu thereof granted him a cash award with the equivalent value of $59,850 in respect of Mr. Redleaf’s services as a non-employee director. In conjunction with the issuance of the equity grants in October 2012, the Company expects to record compensation expense of approximately $3.3 million to $3.7 million in the fourth quarter of 2012 and approximately $0.8 million to $1.0 million per year thereafter.

Awards under the 2012 Plan may be granted to the Company’s senior management employees, senior project managers, key employees, consultants, non-employee directors or individuals who hold such positions with certain of the Company’s subsidiaries. The 2012 Plan authorizes awards of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, stock payment awards and performance awards and other stock-based awards (collectively, the “Awards”). Subject to the adjustment provisions in the 2012 Plan, the maximum aggregate number of shares with respect to one or more Awards that may be granted to any one participant during any calendar year will be 5,000,000, and the maximum aggregate amount of cash that may be paid in cash to any one participant during any calendar year with respect to one or more Awards settled in cash will be $5,000,000. 13,699,565 shares of the Company’s Class D common stock have been reserved for issuance under the 2012 Plan. Upon the “Conversion Date,” as defined in the Company’s Amended and Restated Certificate of Incorporation, all shares of the Company’s Class D common stock will convert into shares of Class A common stock without any further action by the Company or the 2012 Plan participants.

Senior Notes Offering

On November 8, 2012 California Lyon issued $325 million principal amount of its 8.5% Senior Notes due 2020 (the “New Notes”). The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon. The issuance of the New Notes will reduce the amount of interest incurred by the Company by approximately $6.4 million annually.

Village Homes Acquisition

On December 7, 2012 the Company acquired various entities which operate under the Village Homes name in the Denver metro area, Fort Collins, and Granby, Colorado markets. Village Homes immediately began operating as a division of the Company, as its Colorado segment. The Village Homes brand was established in 1984 and has been a leading developer and builder of move-up homes, selling more than 10,000 homes in the Denver area over the past 25 years. At the time of acquisition, Village Homes had five actively selling communities and owned and controlled over 700 residential lots. At the time of acquisition, Village Homes’ backlog of homes sold, but not yet closed, was approximately $34 million. Its average home selling price for 2012 year-to-date was approximately $380,000.

William Lyon Homes

Shares of Class A Common Stock

Shares of Class C Common Stock

Convertible Preferred Stock